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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 2, 2018.

Registration No. 333-221708

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

INDUSTRIAL LOGISTICS PROPERTIES TRUST
(Exact name of registrant as specified in governing instruments)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 219-1460
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John C. Popeo
Industrial Logistics Properties Trust
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 219-1460
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Howard E. Berkenblit Benjamin J. Armour Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Bartholomew A. Sheehan III Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common shares of beneficial interest, $.01 par value per share	$713,000,000.00	$88,769.00(2)

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes common shares of beneficial interest, $.01 par value per share, that may be sold upon exercise of the underwriters' overallotment option.

(2)
$12,450.00 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated January 2, 2018

20,000,000 Shares

Industrial Logistics Properties Trust

Common shares of beneficial interest

Industrial Logistics Properties Trust was recently formed to focus on the ownership and leasing of industrial and logistics properties throughout the United States. We own 266 properties with approximately 28.5 million square feet. As of September 30, 2017, our properties were approximately 99.9% leased to 240 tenants with a weighted average remaining lease term of approximately 11.4 years.

This is the initial public offering, or this Offering, of our common shares of beneficial interest, $.01 par value per share, or our Shares. We are offering all of the 20,000,000 Shares to be sold in this Offering. It is currently expected that the initial public offering price of our Shares will be between $28.00 and $31.00 per Share. We expect initially to pay regular quarterly distributions of $0.33 per share, or $1.32 per year. See "Distribution policy." Prior to this Offering there has been no public market for our Shares. We have applied to list our Shares for trading on The Nasdaq Stock Market LLC, or Nasdaq, under the symbol "ILPT."

We are organized as a Maryland real estate investment trust and intend to elect and qualify for taxation as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ending December 31, 2018. Subject to certain exceptions, our declaration of trust will provide that no person may own more than 9.8% in value or number, whichever is more restrictive, of our Shares. See "Material provisions of Maryland law and of our declaration of trust and bylaws—Restrictions on ownership and transfer of shares."

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements. See "Prospectus summary—Emerging growth company status."

Investing in our Shares involves risks. See "Risk factors" beginning on page 19.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to Industrial Logistics Properties Trust	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

We have granted the underwriters an overallotment option to purchase up to 3,000,000 additional Shares from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our Shares to purchasers on January     , 2018.

UBS Investment Bank	Citigroup	RBC Capital Markets

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

B. Riley | FBR	BB&T Capital Markets	Janney Montgomery Scott

JMP Securities	Oppenheimer & Co.

The date of this prospectus is January     , 2018.

ILPT Owns Modern Industrial and Logistics Facilities

ILPT owns 3 built to suit logistics facilities (over 3 million sq. ft.) leased to Amazon.

510 John Dodd Road, Spartanburg, SC
1,016,000 sq. ft.

ILPT owns 13 logistics facilities (674,000 sq. ft.) leased to FedEx.

1095 South 4800 West, Salt Lake City, UT
150,000 sq. ft.

ILPT owns 5 logistics facilities (722,000 sq. ft.) leased to American Tire Distributors.

955 Aeroplaza Drive, Colorado Springs, CO
125,000 sq. ft.

ILPT owns a Restoration Hardware national distribution facility.

4000 Principio Parkway, North East, MD
1,195,000 sq. ft.

ILPT owns Net-A-Porter's U.S. distribution facility.

725 Darlington Ave, Mahwah, NJ
167,000 sq. ft.

ILPT owns a built to suit distribution facility leased to Shurtape Technologies.

32150 Just Imagine Drive, Avon, OH
645,000 sq. ft.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. No one is authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free writing prospectus prepared by us is accurate only as of the date of such document or such other dates which are specified therein. Our business, financial condition, results of operations, liquidity and prospects may have changed since those dates.

References in this prospectus to:

➤
"we," "us" or "our" mean Industrial Logistics Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context indicates otherwise;

➤
"annualized rental revenues" mean the annualized contractual rents, as of September 30, 2017, including straight line rent adjustments and excluding lease value amortization, adjusted for tenant concessions, including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants (annualized rental revenues may differ from actual historical rental revenues calculated pursuant to generally accepted accounting principles, or GAAP);

➤
our "credit facility" mean our $750 million revolving credit facility, which is secured by pledges of Select Income REIT's 100% ownership of us and our 100% ownership of all our subsidiaries that own unencumbered assets and which will become our unsecured revolving credit facility upon the completion of this Offering;

➤
"industrial properties" mean lands and buildings which are primarily used for manufacturing or logistics purposes. Substantially all of our properties (with the exception of an immaterial amount of our properties that have been converted or are used by our tenants for other purposes) are "industrial properties";

➤
"logistics properties" mean a subset of industrial properties which are primarily used for warehouse and distribution purposes. As of September 30, 2017, logistics properties comprised approximately 72.6% of our annualized rental revenues, approximately 63.3% of our properties' rentable area, approximately 66.5% of the total number of our properties, approximately 77.4% of the gross book value of our properties and approximately 76.9% of the net book value of our properties;

➤
"square foot" or "square feet" mean the space on our lands or in our buildings that may be rented to tenants; and

➤
"weighted average" mean a weighted average by annualized rental revenues unless otherwise stated.

Prospectus summary

This summary does not contain all of the information that you should consider before investing in our Shares. You should read this entire prospectus carefully before making an investment decision, especially the matters discussed under "Risk factors." Unless otherwise stated, the information in this prospectus assumes that 20,000,000 Shares are sold at an initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus, and that the overallotment option granted to the underwriters is not exercised.

Our company

Industrial Logistics Properties Trust was recently formed to own and lease industrial and logistics properties throughout the United States. We believe our current properties provide a stable base of increasing income. We intend to expand our business by focusing on properties that may benefit from the growth of e-commerce.

We own 266 properties with a total of approximately 28.5 million square feet. Our portfolio includes 16.8 million square feet of primarily industrial lands in Hawaii, or our Hawaii Properties, and approximately 11.7 million square feet of industrial and logistics properties in 24 other states, or our Mainland Properties. We refer to our Hawaii Properties and our Mainland Properties collectively as our Initial Properties. As of September 30, 2017, our Initial Properties were approximately 99.9% leased to 240 tenants with a weighted average remaining lease term of approximately 11.4 years. As of September 30, 2017, our Hawaii Properties provided 60.0% of our annualized rental revenues and our Mainland Properties provided 40.0% of our annualized rental revenues. Substantially all of our Initial Properties are industrial properties that are primarily used for manufacturing or logistics purposes, and approximately 72.6% of our annualized rental revenues as of September 30, 2017 were from logistics properties. We intend to expand our portfolio by acquiring additional industrial and logistics properties throughout the country.

Market opportunity

We believe the U.S. retail industry is experiencing a major shift away from stores and shopping centers to e-commerce sales platforms and that this change is causing increasing demand for industrial and logistics real estate. According to the U.S. Department of Commerce, domestic e-commerce retail sales increased from $198.6 billion in 2011 to $389.9 billion in 2016, an increase of 96.4%. At the same time, the U.S. Department of Commerce has estimated that e-commerce sales in 2016 represented only 8.0% of total retail sales. We believe e-commerce sales may require up to three times the amount of industrial and logistics space to support the same amount of retail sales from stores. Although not all retail sales in stores can be replaced by e-commerce, we believe the growth in e-commerce is not cyclical and that it will continue to create demand for industrial and logistics properties for several more years. We also believe that there are opportunities for e-commerce to expand into retail segments previously considered immune to e-commerce competition, such as grocery sales for delivery, which will expand the demand for industrial and logistics real estate.

According to Jones Lang LaSalle's, or JLL's, Q3 U.S. Industrial Outlook, as of September 30, 2017, the U.S. industrial real estate vacancy rate of only 5.2% remained steady from the second quarter and was at its lowest level in 15 years. Despite these favorable market conditions, we believe new development of industrial properties has been moderated by high building costs and limited construction financing. As a result of the combination of growing demand for industrial and logistics real estate, low vacancy rates in existing properties and limited new development, industrial space rental rates have continually increased for the past five years, according to JLL's Q3 U.S. Industrial Outlook, and we believe these trends may continue for several more years.

We believe our Mainland Properties represent the type of modern industrial and logistics properties which are currently in high demand. Our Mainland Properties are currently 100.0% leased for a weighted average remaining lease term of 8.3 years. We believe we are the largest owner of industrial lands on Oahu, where approximately 70% of the population of Hawaii live and the large majority of all business activities in that state occur. Since our parent and its predecessor began acquiring our Hawaii Properties in 2003, these properties have remained at least 98.0% leased and our rents have regularly increased. We believe our Mainland Properties, which are located across the country in 24 states, and our Hawaii Properties, which have a history of rent growth, provide us a solid base of increasing income on which we may expand our investments in industrial and logistics properties during the next several years; and we believe we have a management team with the depth and experience to successfully undertake that expansion.

Investment highlights

High Quality Properties Leased to Diversified Tenants.    We own 266 properties with a total of approximately 28.5 million square feet located in 24 states throughout the mainland United States and on the island of Oahu, Hawaii. We have a total of 240 tenants, with only one affiliated tenant group, subsidiaries of Amazon.com, Inc., contributing more than 3.8% of our annualized rental revenues as of September 30, 2017. Our leases with subsidiaries of, and that are guaranteed by, Amazon.com, Inc. represented approximately 10.3% of our annualized rental revenues as of September 30, 2017.

Many of our Mainland Properties were specifically constructed for the current tenants' needs, or "built to suit" properties, and, as of September 30, 2017, the average age of our Mainland Properties (weighted by square feet) was only 8.5 years. As of September 30, 2017, more than 80% of the annualized rental revenues from our Hawaii Properties was from properties located in areas between the Honolulu central business district and the Honolulu International Airport or the Honolulu seaport, which we believe are among the most desirable industrial property locations in that state.

Stable Cash Flows from Long Term Leases.    As of September 30, 2017, our Initial Properties were approximately 99.9% leased for a weighted average remaining lease term of approximately 11.4 years. We have limited near and intermediate term lease expirations, with leases representing less than 11.3% of our annualized rental revenues as of September 30, 2017 expiring by December 31, 2021. In addition, most of our Initial Properties are leased to tenants that are financially responsible to pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, including increases with respect thereto. We believe that this lease structure reduces our exposure to potential cost increases and contributes to the security of our cash flows.

As of September 30, 2017, tenants contributing 45.0% of our annualized rental revenues from our Mainland Properties were investment grade rated (or their payment obligations to us were guaranteed by an investment grade rated parent) and tenants contributing an additional 8.6% of our annualized rental revenues from our Mainland Properties were subsidiaries of an investment grade rated parent (although these parent entities are not liable for our rents). As of September 30, 2017, approximately 91.1% of our annualized rental revenues from our Hawaii Properties were from leased lands where many of our tenants have built and maintain the improvements on the leased lands and where some of our tenants have mortgaged their leasehold interests to obtain financing. In the event any of these Hawaii land tenants defaults under its land lease, we generally have the right to regain possession of our land and retain any improvements without additional cost, unless the defaulting tenant or the tenant's mortgage lender cures the lease default. We believe that the land lease structure at most of our Hawaii Properties enhances the security of our rents from those properties. In combination, our Mainland Properties with investment grade rated tenants, our Mainland Properties with tenants that are subsidiaries of investment grade rated parent entities and our Hawaii land leases contributed approximately 76.1% of our annualized rental revenues as of September 30, 2017.

Attractive Internal Growth Potential.    Most of our Hawaii Properties are industrial lands that have been long term leased for rents that periodically reset based on fair market values, generally every five or ten years during the lease terms or upon the lease expirations. We believe that our Hawaii Properties have the potential to continue their historical rent growth as a result of periodic rent resets and new leasing following current lease expirations. Since our parent company, Select Income REIT, or SIR, and its predecessor began acquiring our Hawaii Properties in December 2003, and, despite the cyclical general economic conditions since then, our Hawaii Properties have remained at least 98.0% leased, and the rents received from these properties have regularly increased. Since SIR and its predecessor began acquiring our Hawaii Properties in 2003, rent resets and new leases following lease expirations at our Hawaii Properties have resulted in an average rent increase of 32.7% above the rent for the same space prior to the rent reset or lease expiration (or a weighted average annual growth rate of 2.3%).

In addition to the internal rent growth which may result from our rent resets and lease expirations at our Hawaii Properties, a majority of the leases at our Mainland Properties and many leases at our Hawaii Properties include periodic set dollar amount or percentage increases that raise the cash rent payable to us. These contractual increases in the aggregate are expected to raise our annual cash rents during the five year period ending September 30, 2022 by approximately $8.6 million, or an average increase of approximately $1.7 million per year during this period.

Strong Industrial Market Fundamentals.    The rapid growth of e-commerce sales in the U.S. economy is creating strong demand for industrial and logistics properties. As significant portions of the retail industry shift away from stores and shopping centers to e-commerce sales platforms, demand for industrial distribution centers has increased, creating strong net absorption and positive rent growth for industrial properties. We believe e-commerce sales require as much as three times the square footage of industrial and logistics space compared to traditional warehouse space that supports stores. We also believe that these trends are not cyclical but reflect a major shifting of economic activity related to retail sales that may continue for several more years.

Balance Sheet Positioned for Growth.    Upon the completion of this Offering, we expect that our total debt outstanding will be approximately $262.5 million, or 12.0% of our total market capitalization of approximately $2.2 billion, assuming an initial offering price at the mid-point of the price range set forth on the cover page of this prospectus. Also, upon the completion of this Offering, we will have approximately $537.0 million available under our credit facility which we may use for general business purposes, including potential acquisitions.

Experienced Management Team with National Real Estate Platform.    We are managed by The RMR Group LLC, or RMR. As of September 30, 2017, RMR had approximately $28.5 billion of commercial real estate and related assets under management in 48 states. Our relationship with RMR provides us with access to more than 475 real estate professionals employed by RMR in its Newton, Massachusetts headquarters and in more than 35 regional offices located throughout the United States who are responsible for managing or supervising the day to day operations of more than 1,400 properties. We expect to use the extensive nationwide resources of RMR to manage our Initial Properties and to locate, diligence and selectively acquire additional industrial and logistics properties.

Our growth strategies

Our primary business objectives are to own and lease a diversified portfolio of industrial and logistics properties and to increase cash available for distribution, or CAD, to our shareholders.

Internal Growth through Rent Resets, Fixed Increases in Our Current Leases and Selective Development.    Many of the leases for our Hawaii Properties provide that the rents we receive are reset to fair market value periodically during the lease terms. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, our Hawaii Properties have remained over 98.0% leased, and the periodic rent resets and lease expirations at our Hawaii Properties have resulted in significant rent increases. Because of the limited availability of land suitable for industrial uses that might compete with our Hawaii Properties, we believe that our Hawaii Properties offer the potential for rent growth as a result of periodic rent resets and new leasing following current lease expirations.

In addition to the internal rent growth which may result from our rent resets and lease expirations at our Hawaii Properties, a majority of the leases at our Mainland Properties and many leases at our Hawaii Properties include periodic set dollar amount or percentage increases that raise the cash rent payable to us. These contractual increases in the aggregate are expected to raise our annual cash rents during the five year period ending September 30, 2022 by approximately $8.6 million, or an average increase of approximately $1.7 million per year during this period.

Since the leases at certain of our Hawaii Properties were originally entered, in some cases as long as 40 or 50 years ago, the characteristics of the neighborhoods in the vicinity of some of those properties have changed. In such circumstances, SIR and its predecessor have sometimes engaged in redevelopment activities to change the character of certain properties in order to increase rents (e.g., from industrial to retail use). Because our Hawaii Properties are currently experiencing strong demand from tenants for industrial and logistics uses, we do not currently expect redevelopment efforts in Hawaii to become a major activity of ours in the foreseeable future; however, we may undertake such activities on a selective basis. Also, SIR and its predecessor have sometimes built expansions for tenants at our Mainland Properties in return for lease extensions and rent increases, and we expect to continue such activities.

External Growth through Acquisitions.    Our external growth strategy is to acquire additional industrial and logistics properties that we believe will produce net operating income, or NOI, in excess of our cost of capital used to purchase the properties. We intend to grow our business by investing primarily in industrial and logistics properties that serve the growing needs of e-commerce. We believe that e-commerce sales will continue to grow, in both dollar value and as a percentage of total retail sales, and that this will create strong demand for industrial and logistics properties and rental growth for the next several years.

We are focused on acquiring industrial and logistics properties that are of strategic importance to our tenants' businesses, such as build to suit properties, strategic distribution hubs or other properties in which tenants have invested significant amounts of capital. We target occupied properties, where tenants are financially responsible for all, or substantially all, property level operating expenses, including increases with respect thereto. Because there are a limited number of industrial and logistics properties in Hawaii, we expect that most of our acquisitions will be in other states.

We believe we have two competitive advantages which may allow us to successfully implement our external growth strategy, as follows:

First, we have and expect to maintain a strong capitalization which may allow us to access reasonably priced capital throughout business cycles. Upon the completion of this Offering, we expect to have approximately $262.5 million of total debt and approximately $1.9 billion of market value of common equity, assuming an initial offering price at the mid-point of the price range set forth on the cover page of this prospectus. We also expect to have approximately $537.0 million of available borrowing capacity under our credit facility.

Second, we believe we have an experienced management team to implement our growth strategies. Our executive officers have extensive experience acquiring and operating real estate. We believe RMR can and will provide us with an extensive array of services to assist with our acquisitions. RMR is an alternative asset management company that has been managing commercial real estate companies and related businesses since 1986. Since its founding, RMR has acquired over $30 billion of real estate. Because of the experience and depth of our management, we believe we will be able to acquire industrial and logistics properties throughout the United States and successfully compete with many of our competitors.

Our Initial Properties

We own 266 properties with a total of approximately 28.5 million square feet, including: 226 buildings, leasable land parcels and easements with approximately 16.8 million square feet located on the island of Oahu, Hawaii; and 40 properties with approximately 11.7 million square feet located in 24 other states. As of September 30, 2017, our Initial Properties were approximately 99.9% leased to 240 tenants.

Initial Properties(1)
(square feet and dollars in thousands)

	Number of tenants	Square feet	Percent of total square feet	Percent leased	Annualized rental revenues	Percentage of annualized rental revenues	Weighted average remaining lease term

Hawaii Properties	220	16,834	59.0%	99.9%	$93,139	60.0%	13.4
Mainland Properties	20	11,706	41.0%	100.0%	62,202	40.0%	8.3

Totals/Average	240	28,540	100.0%	99.9%	$155,341	100.0%	11.4

(1)
As of September 30, 2017.

Our Initial Properties are located in 25 states. The following map shows the location of our Initial Properties:

Geographic Overview
Number of properties

Our Initial Properties are diversified by tenancies, with subsidiaries of Amazon.com, Inc., which collectively contributed 10.3% of our annualized rental revenues as of September 30, 2017, being the only affiliated tenant group contributing more than 3.8% of our annualized rental revenues as of such date. The following table sets forth the 15 largest tenants of our Initial Properties and certain information about the properties we lease to these tenants as of September 30, 2017 (square feet in thousands):

Tenant name		Property location	Square feet(1)	% of total square feet(1)	% of annualized rental revenues

1	Amazon.com.dedc, LLC / Amazon.com.kydc LLC	South Carolina, Tennessee, Virginia	3,048	10.7%	10.3%
2	Restoration Hardware, Inc.	Maryland	1,195	4.2%	3.8%
3	Federal Express Corporation / Fedex Ground Package System, Inc.	Arkansas, Colorado, Idaho, Illinois, Louisiana, Minnesota, Missouri, North Carolina, North Dakota, Ohio, Oklahoma, Utah	674	2.4%	3.7%
4	American Tire Distributors, Inc.	Colorado, Louisiana, Nebraska, New York, Ohio	722	2.5%	3.2%
5	Par Hawaii Refining, LLC	Hawaii	3,148	11.0%	2.8%
6	Servco Pacific Inc.	Hawaii	537	1.9%	2.3%
7	Shurtech Brands, LLC	Ohio	645	2.3%	2.2%
8	BJ's Wholesale Club, Inc.	New Jersey	634	2.2%	2.2%
9	Safeway Inc.	Hawaii	146	0.5%	2.1%
10	Exel Inc.	South Carolina	945	3.3%	2.0%
11	Trex Company, Inc.	Nevada, Virginia	646	2.3%	1.9%
12	Avnet, Inc.	Ohio	581	2.0%	1.9%
13	Manheim Remarketing, Inc.	Hawaii	338	1.2%	1.7%
14	Coca-Cola Bottling of Hawaii, LLC	Hawaii	351	1.2%	1.6%
15	A.L. Kilgo Company, Inc. / Tai Polythene of Hawaii, Inc.	Hawaii	310	1.1%	1.5%

Total			13,920	48.8%	43.2%

(1)
Square feet pursuant to existing leases as of September 30, 2017 and includes (i) space being fitted out for occupancy, if any, and (ii) space which is leased but is not occupied or is being offered for sublease by tenants, if any.

The following table sets forth the lease expiration schedule for our Initial Properties as of September 30, 2017 (square feet and dollars in thousands):

Year	Number of tenants	Rented square feet expiring	% of total rented square feet expiring	Annualized rental revenues expiring	% of annualized rental revenues expiring

2017	1	48	0.2%	$113	0.1%
2018	19	226	0.8%	1,497	1.0%
2019	17	1,748	6.1%	4,797	3.1%
2020	19	843	3.0%	4,231	2.7%
2021	16	1,157	4.1%	6,828	4.4%
2022	63	2,762	9.7%	20,837	13.4%
2023	15	1,425	5.0%	11,229	7.2%
2024	12	4,750	16.7%	15,668	10.1%
2025	10	623	2.2%	3,088	2.0%
2026	3	637	2.2%	3,502	2.3%
Thereafter	91	14,300	50.0%	83,551	53.7%

Total	266	28,519	100.0%	$155,341	100.0%

Our Mainland Properties.    We own 40 industrial and logistics properties with approximately 11.7 million square feet located in 24 states. As of September 30, 2017, our Mainland Properties were 100.0% leased to 20 different tenants for a weighted average remaining lease term of 8.3 years. These properties contributed 40.0% of our annualized rental revenues and, as of September 30, 2017, had a weighted average age of only 8.5 years. Approximately 90.8% of the annualized rental revenues from our Mainland Properties are from logistics properties. The average height (weighted by square feet) of warehouses at our Mainland Properties is more than 30 feet.

Many of our Mainland Properties were built to suit for the current tenants and are strategically important warehouse and distribution centers for the current tenants' businesses. As a result, we believe that there is a higher likelihood that these tenants will extend their leases when they expire than is the case with commercial real estate that is not customized for the tenants or of strategic importance to their businesses. The following table sets forth the tenants of our Mainland Properties that are responsible for more than 1.0% of our annualized rental revenues and certain information about our leases with these tenants, as of September 30, 2017 (square feet and dollars in thousands):

Tenants Of Our Mainland Properties Representing More Than 1% Of Annualized Rental Revenues

Tenant name	Leased square feet	Lease expirations	Annualized rental revenues	Percent of annualized rental revenues	Renewal options

Amazon.com.dedc, LLC / Amazon.com.kydc LLC (leases guaranteed by Amazon.com, Inc.)	3,048	September 30, 2027	$15,988	10.3%	Four 5 year options
Restoration Hardware, Inc.	1,195	February 29, 2028	5,862	3.8%	Three 5 year options
Federal Express Corporation / Fedex Ground Package System, Inc.	674	November 30, 2019 - August 31, 2027	5,704	3.7%	Two 5 year options
American Tire Distributors, Inc.	722	June 30, 2023 - December 31, 2024	5,002	3.2%	Two 5 year options
Shurtech Brands, LLC (lease guaranteed by STM Industries, Inc. and Shurtape Technologies, LLC)	645	May 28, 2024	3,479	2.2%	Two 10 year options
BJ's Wholesale Club, Inc.	634	July 31, 2033	3,387	2.2%	Four 5 year options
Exel Inc. (lease guaranteed by Deutsche Post AG)	945	June 25, 2024	3,041	2.0%	Two 5 year options
Trex Company, Inc.	646	December 31, 2021 - May 31, 2025	2,958	1.9%	Two 5 year options (for Fernley, Nevada property); One 5 year option (for Winchester, Virginia property)
Avnet, Inc.	581	September 30, 2026	2,905	1.9%	One 3 year and one 5 year option
The Net-A-Porter Group LLC (lease guaranteed by Net-A-Porter Ltd.)	167	April 30, 2023	2,301	1.5%	One 5 year option and one 4 years and 10 months option
General Mills Operations, LLC (lease guaranteed by General Mills, Inc.)	158	July 31, 2024	2,184	1.4%	Three 5 year options
The Toro Company	450	December 31, 2027	1,684	1.1%	Three 5 year options

Total	9,865		$54,495	35.2%

Our Hawaii Properties.    We believe we are the largest industrial land owner on the island of Oahu in the State of Hawaii. A large majority of Hawaii's population is located on, and a large majority of Hawaii's business activities take place on, Oahu. Because Oahu is a volcanic island with steep mountains and expensive oceanfront lands, and because a significant amount of its land is used by the federal government for military bases, we believe there is limited land available for industrial uses that might compete with our Hawaii Properties. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, the annual occupancy rate (based upon square feet) of our Hawaii Properties has been at least 98.0% despite the cyclical economic conditions experienced in Hawaii and the United States during this period.

As of September 30, 2017, our Hawaii Properties provided 60.0% of our annualized rental revenues. Our Hawaii Properties include 16.8 million square feet, which, as of September 30, 2017, were approximately 99.9% leased to 220 different tenants. No single tenant of our Hawaii Properties is responsible for more than 2.8% of our annualized rental revenues. The following table sets forth the tenants at our Hawaii Properties that are responsible for more than 1.0% of our annualized rental revenues and certain information about our leases to these tenants, as of September 30, 2017 (square feet and dollars in thousands):

Tenants Of Our Hawaii Properties Representing More Than 1% Of Annualized Rental Revenues

Tenant name	Leased square feet	Lease expirations	Annualized rental revenues	Percent of annualized rental revenues

Par Hawaii Refining, LLC	3,148	December 31, 2019 - March 31, 2024	$4,354	2.8%
Servco Pacific Inc.	537	January 31, 2064	3,523	2.3%
Safeway Inc.	146	October 31, 2043	3,309	2.1%
Manheim Remarketing, Inc. (lease guaranteed by Cox Enterprises, Inc.)	338	April 30, 2021	2,634	1.7%
Coca-Cola Bottling of Hawaii, LLC (full recourse to The Coca-Cola Company)	351	December 31, 2022 - July 31, 2039	2,448	1.6%
A.L. Kilgo Company, Inc. / Tai Polythene of Hawaii, Inc. (leases guaranteed by Allied Building Products Corp.)	310	December 31, 2028	2,360	1.5%
Honolulu Warehouse Co., Ltd.	298	January 31, 2044	2,119	1.4%
AES Hawaii, Inc.	1,242	March 31, 2040	1,809	1.2%
Bradley Shopping Center Company	334	April 22, 2033	1,722	1.1%
Warehouse Rentals Inc.	278	December 31, 2029	1,695	1.1%
Kaiser Foundation Health Plan, Inc.	217	April 30, 2026 - June 30, 2046	1,691	1.1%

Total	7,199		$27,664	17.9%

The weighted average remaining lease term for our leased Hawaii Properties, as of September 30, 2017, was 13.4 years. However, many of these leases provide that the rents are reset to fair market values periodically during the lease terms. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, the periodic rent resets and new leasing following lease expirations at our Hawaii Properties have resulted in significant rent increases, as set forth in the following table (dollars in thousands):

History Of Rent Increases At Our Hawaii Properties(1)

Period	Number of leases reset or expired	Annualized rent before reset/ expiration(2)	Annualized rent after reset/ expiration	Average percentage change in annualized rent(3)

December 5, 2003 - December 31, 2012	250	$39,187	$54,311	38.6%
2013	51	8,472	11,686	37.9%
2014	58	13,168	17,391	32.1%
2015	44	14,632	17,405	19.0%
2016 - September 30, 2017	56	10,575	13,365	26.4%

Total/Average	459	$86,034	$114,158	32.7	%(4)

(1)
Our ability to increase rents when rents reset or leases expire will depend upon then prevailing market conditions, which are beyond our control. While rent resets and new leases at our Hawaii Properties have, in the aggregate, resulted in rent increases during the period of SIR's and its predecessor's ownership, in some instances rents have decreased. Accordingly, the historical rent increases achieved at our Hawaii Properties may not be repeated in the future.

(2)
Represents rents charged for the affected space prior to the rent resets or lease expirations.

(3)
Percentage difference to prior rents charged for the affected space.

(4)
Reflects a weighted average annual growth rate of 2.3%.

Because of the historical rent increases and strong demand to lease our Hawaii Properties, we believe that the rents from our Hawaii Properties may increase in the future. The following table sets forth the number of our Hawaii Properties' leases that are scheduled to have rents reset or expire within the next five years or thereafter (dollars in thousands):

Scheduled Rent Resets And Lease Expirations At Our Hawaii Properties(1)

Period	Number of rent resets and lease expirations(2)	Annualized rental revenues(2)	Cumulative percentage of annualized rental revenues scheduled to reset or expire(2)

October 1, 2017 - December 31, 2017	3	$873	0.9%
2018	27	4,050	5.3%
2019	35	15,097	21.5%
2020	21	4,857	26.7%
2021	17	6,193	33.4%
2022	75	22,791	57.8%
Thereafter through 2064	55	39,278	100.0%

Total	233	$93,139

(1)
Our ability to increase rents when rents reset or leases expire will depend upon then prevailing market conditions, which are beyond our control. While rent resets and new leases at our Hawaii Properties have, in the aggregate, resulted in rent increases during the period of SIR's and its predecessor's ownership, in some instances rents have decreased. Accordingly, the historical rent increases achieved at our Hawaii Properties may not be repeated in the future.

(2)
Each lease related to our Hawaii Properties is presented once based on its next scheduled reset for a lease that is subject to multiple scheduled resets or, if there is no scheduled reset, its expiration date.

Our Tenant Review Process.    We expect that our manager, RMR, will employ a tenant review process substantially similar to the process it employs for our parent, SIR. RMR assesses tenants on an individual basis and does not employ a uniform set of credit criteria. In general, depending on facts and circumstances, RMR evaluates the creditworthiness of a tenant based on information concerning the tenant that is provided by the tenant and, in some cases, information that is publicly available or obtained from third party sources. RMR also often uses a third party service to monitor the credit ratings of debt securities of our existing tenants whose debt securities are rated by a nationally recognized credit rating agency.

Summary risk factors

You should carefully consider the matters discussed below in "Risk factors" prior to deciding whether to invest in our Shares. An investment in our Shares involves risks, including:

➤
if the demand for leased space in industrial and logistics properties declines or fails to keep pace with new development of such properties, the values of our properties and of our Shares may decline;

➤
increasing interest rates may raise our cost of financing and lower the value of dividend paying securities, including our Shares;

➤
when our leases expire we may be unable to relet our properties or our rental rates may decline;

➤
when we reset rents at our Hawaii Properties our rents may not increase or they may decrease;

➤
we may incur significant costs to renew our leases with current tenants or lease our properties to new tenants;

➤
a significant number of our Initial Properties are located on the island of Oahu, Hawaii, and we are exposed to risks as a result of this geographic concentration;

➤
upon the completion of this Offering, SIR will own approximately 69.2% of our outstanding Shares and will control the outcome of matters submitted to the vote of our shareholders; and, as long as SIR retains a significant ownership of our Shares, the ability of other shareholders to influence matters requiring shareholder approval or otherwise impact our business will be limited;

➤
SIR's future ability to sell the Shares that it owns and speculation about such possible sales may adversely affect the market price of our Shares;

➤
we may fail to make anticipated distributions to our shareholders or the amounts of our distributions may decline;

➤
we depend on RMR to manage our business, and we believe it would be difficult and expensive to duplicate RMR's management services if we lose access to these services;

➤
our relationships with SIR and RMR may create conflicts of interest or the appearance of conflicts of interest; and

➤
no public market for our Shares currently exists, an active trading market for our Shares may not develop and the market price of our Shares may decline substantially and quickly.

Distribution policy

We expect to pay regular quarterly distributions of $0.33 per Share, or $1.32 per year (a 4.5% yield based on the mid-point of the price range set forth on the cover page of this prospectus). We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this Offering and ending March 31, 2018. Our first regular distribution is expected to be for the period beginning on April 1, 2018 and ending on June 30, 2018. The timing and amount of any distributions will be determined at the discretion of our Board of Trustees and will depend on various factors that our Board of Trustees deems relevant. See "Distribution policy."

Structure and formation of our company

We are a wholly owned subsidiary of SIR. SIR owns office buildings throughout the United States in addition to the industrial and logistics properties it has transferred to us. SIR determined to concentrate its ownership of industrial and logistics properties in us and to conduct this Offering in order to create a separate REIT focused on owning, leasing and acquiring industrial and logistics properties throughout the United States. After the completion of this Offering, we expect that SIR intends to focus its direct investment activity on the ownership and acquisition of office properties and that SIR will continue to indirectly own industrial and logistics properties through its ownership of our Shares.

On September 29, 2017, SIR contributed our Initial Properties to us. In connection with our formation and this contribution, we issued to SIR 45,000,000 Shares and a non-interest bearing demand note for $750 million, or the SIR Note, and we assumed three mortgage notes totaling approximately $63.1 million, as of September 30, 2017, that were secured by three of our Initial Properties with total net book value of approximately $87.4 million. In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million.

On December 29, 2017, we obtained a $750 million secured credit facility, and we used the proceeds of an initial borrowing under this credit facility to pay the SIR Note in full. Upon the completion of this Offering, our secured credit facility will be converted into a four year unsecured revolving credit facility maturing on December 29, 2021. We expect to use the net proceeds from this Offering, after deducting the underwriting discounts and commissions, paying or reimbursing SIR for other expenses of this Offering, including costs incurred to establish our credit facility, or collectively, the Transaction Costs, and setting aside approximately $2 million for working capital, to reduce the amount outstanding under our credit facility. We estimate the aggregate amount of Transaction Costs to be approximately $51.0 million, of which $4.6 million had been incurred by SIR as of December 22, 2017.

Upon the completion of this Offering, our only debt will be the amount borrowed under our credit facility and the mortgage note that we have assumed on one of our Initial Properties. Immediately after the completion of this Offering, assuming an initial public offering price of $29.50 per Share (the mid-point of the price range set forth on the cover page of this prospectus) and the application of the net proceeds therefrom as described under "Use of proceeds," we expect to have a total debt and equity market capitalization of approximately $2.2 billion, total debt of approximately $262.5 million and approximately $537.0 million of available borrowing capacity under our credit facility for general business purposes, including potential acquisitions.

Prior to the completion of this Offering, we will enter into a transaction agreement with SIR, or the Transaction Agreement, to cover certain transitional matters, and a registration rights agreement with SIR, or the Registration Rights Agreement. The Registration Rights Agreement will grant SIR demand and piggyback registration rights, subject to certain limitations, with respect to its Shares, which SIR may exercise after the expiration of the 180-day lock up period beginning on the date of this prospectus. While SIR has stated to us that it has no present intention to sell any of its Shares, it may do so subject to the limitations described above.

Relationship with RMR

We are managed by RMR. RMR is the majority owned operating subsidiary of The RMR Group Inc. (Nasdaq: RMR). RMR is an alternative asset management company that has been managing commercial real estate companies and related businesses since 1986. As of September 30, 2017, RMR had more than 475 employees in its Newton, Massachusetts headquarters and more than 35 regional offices located throughout the United States. The real estate businesses managed by RMR include four publicly owned equity REITs that, as of September 30, 2017, collectively had a combined total market capitalization of approximately $25.4 billion, including: (1) SIR, our parent company, an equity REIT that owns office buildings throughout the United States in addition to the industrial and logistics properties it has transferred to us; (2) Hospitality Properties Trust (Nasdaq: HPT), or HPT, an equity REIT that owns hotels and travel centers; (3) Senior Housing Properties Trust (Nasdaq: SNH), or SNH, an equity REIT that owns senior living communities and medical office buildings; and (4) Government Properties Income Trust (Nasdaq: GOV), or GOV, an equity REIT that owns office buildings primarily leased to the federal government and several state governments. RMR also provides management services to other real estate businesses. We believe that being managed by RMR provides us with a depth and quality of management that would be difficult and prohibitively expensive for a company of our size to duplicate. For more information about RMR's current business activities, see "Our manager" in this prospectus.

The following is a graphic presentation of our ownership and management structure after the completion of this Offering (assuming no exercise of the underwriters' overallotment option):

ILPT's Ownership And Management Structure After The Completion Of This Offering

Management Agreements

SIR has no employees and we do not expect to have any employees. All the personnel and services required to operate our business are provided to us by RMR under a business management agreement, or our Business Management Agreement, and a property management agreement, or our Property Management Agreement, and together with our Business Management Agreement, our Management Agreements. Under our Business Management Agreement, RMR will present us with a real estate investment program consistent with our investment policies and objectives; and, under our Property Management Agreement, RMR will act as managing agent for our properties. Pursuant to these agreements, we will pay RMR a base management fee, and a property management fee and construction supervision fee. The fees payable by us to RMR under our Management Agreements may increase if and as we acquire properties in addition to our Initial Properties or, in the case of our Business Management Agreement, if our market capitalization increases. In addition, for the period beginning on the first day the Shares begin trading after this Offering and ending on December 31, 2018 and for annual periods thereafter, RMR will be eligible to receive an incentive fee. Our Management Agreements also will require that we reimburse RMR for certain expenses incurred on our behalf, including our pro rata share of certain costs incurred by RMR for goods and services provided to us and other companies to which RMR provides services.

See "Our manager—Our Management Agreements" for a more detailed description of our Management Agreements, including of the services that RMR will provide to us and the fees that we will pay to RMR. See also Note 7 to the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust and Note 9 to the Unaudited Condensed Consolidated Financial Statements

of Industrial Logistics Properties Trust included in this prospectus for certain historical information about the fees payable to RMR with respect to our Initial Properties.

The terms of our Management Agreements are substantially similar to the terms of the management agreements between SIR and RMR. Simultaneously with the completion of this Offering, SIR and RMR will enter amendments to SIR's management agreements to provide that RMR will not receive business management fees from SIR with respect to SIR's ownership of our Shares and will no longer receive business or property management fees from SIR calculated with respect to properties that we own.

Benefits to related parties

As a result of this Offering, SIR and RMR may realize certain benefits, including:

➤
SIR will be reimbursed for the Transaction Costs that SIR has paid. SIR will retain $750 million of cash it has received from us as repayment of the SIR Note. We will be liable for a mortgage note of $48.8 million that SIR previously owed. SIR will also retain 45,000,000 of our Shares and receive any distributions paid on those Shares. The value of our Shares which SIR owns and any distributions that SIR receives on those Shares may increase if we are successful in growing our business. SIR may be able to realize additional cash by selling the Shares it owns. As a result of the amendments to SIR's management agreements with RMR to be entered simultaneously with the completion of this Offering, SIR will no longer pay any fees to RMR with respect to any properties that we own.

➤
RMR will receive fees from us under our Management Agreements. Although the management fees that RMR receives from us are initially expected to equal approximately the reduction in management fees that SIR pays to RMR, RMR's total fees from us and SIR may be greater than the fees it would have received from SIR in the absence of this Offering if we are successful in growing our business, if SIR reinvests the cash proceeds it receives from us or from selling our Shares that SIR owns or if RMR earns incentive fees from us or from SIR. See "Our manager—Our Management Agreements."

Emerging growth company status

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We expect to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which our total annual gross revenues equal or exceed $1.07 billion (subject to adjustment for inflation), (2) the last day of the fiscal year following the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three year period, issued more than $1 billion in nonconvertible debt, or (4) the date on which we are deemed a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Restrictions on ownership and transfer of shares

Our declaration of trust will provide that no person, other than excepted holders, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, or the IRC, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares of beneficial interest, including our Shares. These restrictions are intended to facilitate our qualification for taxation as a REIT under the IRC and otherwise to promote our orderly governance. These restrictions do not apply to RMR, SIR, any other company to which RMR provides management services, The RMR Group Inc. or any of their affiliates, so long as such ownership does not adversely affect our qualification for taxation as a REIT under the IRC. See "Material provisions of Maryland law and of our declaration of trust and bylaws—Restrictions on ownership and transfer of shares" in this prospectus.

Our offices

Our headquarters is located at 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and our headquarters telephone number is (617) 219-1460.

The Offering

Shares offered by Industrial Logistics Properties Trust	20,000,000 Shares
Overallotment option
We have granted the underwriters an overallotment option to purchase up to 3,000,000 additional Shares from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover overallotments, if any.
Total Shares to be outstanding after the completion of this Offering	65,000,000 Shares (68,000,000 Shares if the underwriters exercise their overallotment option in full).(1)
Nasdaq symbol	"ILPT"
Use of proceeds
Assuming an initial public offering price of $29.50 per Share (the mid-point of the price range set forth on the cover page of this prospectus), we estimate that the net proceeds from this Offering will be approximately $539.0 million after deducting the Transaction Costs. We intend to set aside approximately $2 million of the net proceeds from this Offering for working capital and use the balance of such proceeds to reduce the amount outstanding under our credit facility.

Affiliates of certain of the underwriters are lenders under our credit facility and will receive a pro rata portion of the net proceeds from this Offering used to reduce the amount outstanding under our credit facility.
Risk factors
Investing in our Shares involves risks. You should carefully read and consider the information set forth under the heading "Risk factors" beginning on page 19 and other information included in this prospectus before making a decision to invest in our Shares.

(1)
Excludes 4,000,000 Shares available for issuance under our 2018 Equity Compensation Plan, or our Equity Compensation Plan.

Summary selected consolidated financial and pro forma financial information

You should read the following summary selected consolidated financial and pro forma financial information in conjunction with "Selected consolidated financial and pro forma financial information," "Management's discussion and analysis of financial condition and results of operations" and the historical and pro forma consolidated financial statements and related notes included elsewhere in this prospectus.

The summary selected historical consolidated financial information for the years ended December 31, 2015 and 2016 and the summary selected historical consolidated balance sheet information as of December 31, 2015 and 2016 have been derived from the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The summary selected historical condensed consolidated financial information for the nine months ended September 30, 2016 and 2017 and the summary selected historical condensed consolidated balance sheet information as of September 30, 2017 have been derived from the Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The summary selected pro forma financial information for the year ended December 31, 2016 and the nine months ended September 30, 2017 and the summary selected pro forma balance sheet information as of September 30, 2017 have been derived from the Unaudited Pro Forma Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The summary selected financial and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect (1) the repayment of the SIR Note with borrowings under our credit facility, (2) the sale of our Shares offered hereby and the receipt of the estimated net proceeds from such sale, after deducting the Transaction Costs, and assuming an initial public offering price of $29.50 per Share (the mid-point of the price range set forth on the cover page of this prospectus), (3) the prepayment by SIR of approximately $14.3 million of mortgage notes on our behalf, and (4) the application of substantially all of the estimated net proceeds from this Offering to reduce the amount outstanding under our credit facility, as described under "Use of proceeds," as if these transactions occurred on January 1, 2016.

The summary selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance. All amounts are in thousands, except number of properties data and per share amounts.

	Year ended December 31,			Nine months ended September 30,
	2015	2016	2016 pro forma	2016	2017	2017 pro forma

Operating Information:
REVENUES:
Rental income	$128,302	$132,518	$132,518	$99,449	$100,921	$100,921
Tenant reimbursements and other income	19,589	20,792	20,792	15,802	16,190	16,190

Total revenues	147,891	153,310	153,310	115,251	117,111	117,111

EXPENSES:
Real estate taxes	16,316	17,204	17,204	12,922	13,257	13,257
Other operating expenses	8,608	10,858	11,144	8,392	8,359	8,575
Depreciation and amortization	25,285	27,074	27,074	20,295	20,476	20,476
Acquisition and transaction related costs	15,291	35	35	35	925	925
General and administrative	8,615	8,935	9,366	6,885	7,547	7,864

Total expenses	74,115	64,106	64,823	48,529	50,564	51,097

Operating income	73,776	89,204	88,487	66,722	66,547	66,014
Interest expense	(2,092)	(2,262)	(11,071)	(1,694)	(1,680)	(8,290)

Income before income tax expense	71,684	86,942	77,416	65,028	64,867	57,724
Income tax expense	(44)	(44)	(44)	(33)	(33)	(33)

Net income	$71,640	$86,898	$77,372	$64,995	$64,834	$57,691

Weighted average common shares outstanding—basic and diluted	45,000	45,000	65,000	45,000	45,000	65,000

Net income per common share—basic and diluted	$1.59	$1.93	$1.19	$1.44	$1.44	$0.89

			As of September 30,
	As of December 31,
				2017 pro forma
	2015	2016	2017

Balance Sheet Information:
Total real estate investments (before depreciation)	$1,335,363	$1,336,728	$1,342,355	$1,342,355
Total assets	$1,443,217	$1,422,335	$1,417,238	$1,421,891
Total indebtedness, net	$64,577	$64,269	$814,019	$262,484
Total shareholders' equity	$1,334,170	$1,313,185	$554,043	$1,117,943

	Year ended December 31,		Nine months ended September 30,
	2015	2016	2016	2017

Cash Flow Information:
Net cash provided by operating activities	$87,476	$109,255	$80,817	$78,743
Net cash used in investing activities	$(604,963)	$(1,356)	$(1,032)	$(4,742)
Net cash provided by (used in) financing activities	$517,487	$(107,899)	$(79,785)	$(74,001)

	Year ended December 31,			Nine months ended September 30,
	2015	2016	2016 pro forma	2016	2017	2017 pro forma

Other Information:
Shares outstanding at end of period	45,000	45,000	65,000	45,000	45,000	65,000
Number of properties at end of period	266	266	266	266	266	266
Percent leased at end of period	99.4%	99.2%	99.2%	99.3%	99.9%	99.9%
NOI(1)	$122,967	$125,248	$124,962	$93,937	$95,495	$95,279
FFO(2)	$96,925	$113,972	$104,446	$85,290	$85,310	$78,167
Normalized FFO(3)	$112,216	$114,007	$104,481	$85,325	$86,235	$79,092

(1)
Represents NOI, defined as income from our rental of real estate less our property operating expenses. NOI is a supplemental, non-GAAP financial measure often utilized to evaluate the performance of real estate companies. See "Selected consolidated financial and pro forma financial information" in this prospectus for a more detailed explanation of NOI and a reconciliation of our net income to NOI.

(2)
Represents funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or Nareit. Nareit defines FFO as net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as certain other adjustments currently not applicable to us. FFO is a supplemental, non-GAAP financial measure often utilized to evaluate the performance of real estate companies. See "Selected consolidated financial and pro forma financial information" in this prospectus for a more detailed explanation of FFO and a reconciliation of our net income to FFO.

(3)
Represents normalized funds from operations, or Normalized FFO. Our calculation of Normalized FFO differs from Nareit's definition of FFO because we exclude acquisition and transaction related costs expensed under GAAP. Normalized FFO is a supplemental, non-GAAP financial measure often utilized to evaluate the performance of real estate companies. See "Selected consolidated financial and pro forma financial information" in this prospectus for a more detailed explanation of Normalized FFO and a reconciliation of our net income to Normalized FFO.

Risk factors

Our business is subject to a number of risks and uncertainties. The risks described below may not be the only risks we and investors in our Shares face but are risks we believe are material at this time. Additional risks that we do not yet know of, or that we currently think are immaterial, also may impair our business operations or financial results. If any of the events or circumstances described below occurs, our business, financial condition, results of operations, liquidity, prospects or ability to make or sustain distributions could be adversely affected, the trading price of our Shares might decline and you might lose part or all of your investment. You should carefully consider the risks described below before making a decision to buy our Shares. You also should consider the other information set forth in this prospectus, including the "Cautionary statement regarding forward looking statements" and the financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

Our investments are and will be concentrated in industrial and logistics properties.

Our Initial Properties are substantially all industrial and logistics properties and we intend to acquire similar additional properties. The market demand to lease industrial and logistics properties generally reflects conditions in the U.S. economy. If the general economy slows, the demand to lease industrial and logistics properties will be reduced and the value of our Shares may decline. Because we expect to be concentrated in industrial and logistics properties, the adverse impact of cyclical economic conditions affecting industrial and logistics properties may have a greater impact on the value of our Shares than if we were invested in several different types of properties, including residential, office or other properties, in addition to industrial and logistics properties.

The development of new industrial and logistics properties may exceed any increase in demand for such properties.

The current strong demand for industrial and logistics properties is encouraging new development of such properties. If the development of new industrial and logistics properties exceeds the increase in demand for such properties, our existing properties may be unable to successfully compete for tenants with newer developed buildings, our income may decline and the value of our Shares may decline.

Increasing interest rates may adversely affect us.

Since the most recent U.S. economic recession, the Board of Governors of the U.S. Federal Reserve System, or the U.S. Federal Reserve, has taken actions that have resulted in low interest rates for a long period of time. Since December 2016, the U.S. Federal Reserve has raised its benchmark interest rate by one percentage point, and there are some market expectations that market interest rates will rise further in the near to intermediate term. Market interest rates may continue to increase, and those increases may materially and negatively affect us in several ways, including:

➤
Investors may consider whether to buy or sell our Shares based upon the distribution rate on our Shares relative to the then prevailing market interest rates. If market interest rates go up, investors may expect a higher distribution rate than we are able to pay or may sell our Shares and seek alternative investments that offer higher distribution rates. Sales of our Shares may cause a decline in the market price of our Shares.

➤
Amounts outstanding under our credit facility require interest to be paid at variable interest rates. When interest rates increase, our interest costs will increase, which could adversely affect our cash

Risk factors

  flows, our ability to pay principal and interest on our debt, our cost of refinancing our fixed rate debts when they become due and our ability to make or sustain distributions to our shareholders.

➤
Property values are often determined, in part, based upon a capitalization of rental income formula. When market interest rates increase, property investors often demand higher capitalization rates and that causes property values to decline. Increases in interest rates could lower the value of our properties and cause the market price of our Shares to decline.

We may be unable to lease our properties when our leases expire.

Although we typically will seek to renew our leases with current tenants when they expire, we cannot be sure that we will be successful in doing so. If our tenants do not renew their leases, we may be unable to obtain new tenants to maintain or increase the historical occupancy rates of, or rents from, our properties.

We may experience declining rents or incur significant costs to renew our leases with current tenants or lease our properties to new tenants.

When rents are reset under the leases at our Hawaii Properties, the rents may decline. When we renew our leases with current tenants or lease to new tenants, we may experience rent decreases, and we may have to spend substantial amounts for leasing commissions, tenant improvements or other tenant inducements. Moreover, many of our Mainland Properties have been specially designed for the particular businesses of our tenants; if the current leases for such properties are terminated or are not renewed, we may be required to renovate such properties at substantial costs, decrease the rents we charge or provide other concessions in order to lease such properties to new tenants.

A significant number of our Initial Properties are located on the island of Oahu, Hawaii, and we are exposed to risks as a result of this geographic concentration.

A significant number of our Initial Properties are located on the island of Oahu, Hawaii. This geographic concentration creates risks. For example, Oahu's remote location on a volcanic island makes our properties there vulnerable to certain risks from natural disasters, such as tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, which could cause damage to our properties, affect our Hawaii tenants' ability to pay rent to us and cause the value of our properties and our Shares to decline.

Current government policies regarding interest rates and trade policies may cause a recession.

The U.S. Federal Reserve policy regarding the timing and amount of future increases in interest rates and changing U.S. and other countries' trade policies may hinder the growth of the U.S. economy. It is unclear whether the U.S. economy will be able to withstand these challenges and continue sustained growth. Economic weakness in the U.S. economy generally or a new U.S. recession would likely adversely affect our financial condition and that of our tenants, could adversely impact the ability of our tenants to renew our leases or pay rent to us, and may cause the values of our properties and our Shares to decline.

Our properties leased to single tenants may subject us to greater risks of loss than if each of our properties had multiple tenants.

Substantially all of our rental revenues from our Initial Properties are from properties leased to single tenants. The value of single tenant properties is materially dependent on the performance of those tenants under their respective leases. Many of our single tenant leases require that certain property

Risk factors

level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, including increases with respect thereto, be paid, or reimbursed to us, by our tenants. Accordingly, in addition to our not receiving rental income, a tenant default on such leases could make us responsible for paying these expenses. Because most of our properties are leased to single tenants, the adverse impact of individual tenant defaults or non-renewals is likely to be greater than would be the case if our properties were leased to multiple tenants.

Our business depends upon our tenants satisfying their lease obligations to us, which depends, to a large degree, on our tenants' ability to successfully operate their businesses.

The value of our business and the value of our Shares are dependent, in part, on our tenants' abilities to meet their lease obligations to us. The financial capacities of our tenants may be adversely affected by factors over which we have no control. In particular, two subsidiaries of Amazon.com, Inc. together contribute approximately 10.3% of our annualized rental revenues, under three separate leases, which are guaranteed by Amazon.com, Inc., as of September 30, 2017. The inability of our tenants and any applicable parent guarantor to satisfy their lease obligations to us, whether due to a downturn in their business or otherwise, could materially and adversely affect us.

Bankruptcy law may adversely impact us.

The occurrence of a tenant bankruptcy could reduce the rent we receive from that tenant's lease. If a tenant becomes bankrupt, federal law may prohibit us from evicting that tenant based solely upon its bankruptcy. In addition, a bankrupt tenant may be authorized to reject and terminate its lease with us. Any claims against a bankrupt tenant for unpaid future rent would be subject to statutory limitations that may be substantially less than the contractually specified rent we are owed under the lease, and any claim we have for unpaid past rent may not be paid in full.

Many of our tenants do not have credit ratings.

The majority of our tenants are not rated by any nationally recognized credit rating organization. It is more difficult to assess the ability of a tenant that is not rated to meet its obligations than that of a rated tenant. Moreover, tenants may be rated when we enter leases with them but their ratings may be later lowered or terminated during the term of the leases. Because we have many unrated tenants, we may have a higher percentage of tenant defaults than landlords who have a higher percentage of highly rated tenants.

Our ability to increase rents may be limited in the future by government action.

In 2009, the Hawaii state legislature enacted legislation that would have limited rent increases at certain of our Hawaii Properties. In May 2010, the U.S. District Court in Hawaii ruled that this legislation violated the U.S. Constitution and was unenforceable. In October 2010, SIR's predecessor entered a settlement agreement with Hawaii pursuant to which Hawaii's appeal of this decision was dismissed with prejudice in return for the agreement by SIR's predecessor not to pursue collection of its attorneys' fees from Hawaii. The Hawaii state legislature may in the future adopt laws to limit rent increases at our Hawaii Properties, and, even if we are successful in challenging such laws, the cost of doing so may be significant.

REIT distribution requirements may adversely impact our ability to carry out our business plans.

We intend to elect and qualify for taxation as a REIT under the IRC. As a REIT, we generally will be required to distribute annually at least 90% of our REIT taxable income, subject to specified

Risk factors

adjustments and excluding any net capital gain. Accordingly, we may not be able to retain sufficient cash to fund our operations, repay our debts, invest in our properties, fund acquisitions or undertake development or redevelopment projects. Our business strategies, therefore, depend, in part, upon our ability to raise additional capital at reasonable costs. The volatility in the availability of capital in debt and equity markets may limit our ability to raise reasonably priced capital. We also may be unable to raise reasonably priced capital because of reasons related to our business, market perceptions of our prospects, the terms of our indebtedness or for other reasons. Because the earnings we are permitted to retain are limited, if we are unable to raise reasonably priced capital, we may not be able to carry out our business plans.

We may be unable to grow our business by acquisitions of additional properties.

Our business plans involve the acquisition of additional properties. Our ability to make profitable acquisitions is subject to risks, including, but not limited to, risks associated with:

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competition from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies;

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contingencies in our acquisition agreements; and

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the availability and terms of financing.

We might encounter unanticipated difficulties and expenditures relating to any acquired properties. For example:

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we do not believe that it is possible to understand fully a property before it is owned and operated for a reasonable period of time, and, notwithstanding pre-acquisition due diligence, we could acquire a property that contains undisclosed defects in design or construction;

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the market in which an acquired property is located may experience unexpected changes that adversely affect the property's value;

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the occupancy of properties that we acquire may decline during our ownership;

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property operating costs for our acquired properties may be higher than anticipated, which may result in tenants that pay or reimburse us for those costs terminating their leases or our acquired properties not yielding expected returns;

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we may acquire properties subject to unknown liabilities and without any recourse, or with limited recourse, such as liability for the cleanup of undisclosed environmental contamination or for claims by tenants, vendors or other persons related to actions taken by former owners of the properties; and

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acquired properties might require significant management attention that would otherwise be devoted to our other business activities.

For these reasons, among others, we might not realize the anticipated benefits of our acquisitions, and our business plan to acquire additional properties may not succeed or may cause us to experience losses.

Future leases may expose us to additional risks.

While our Initial Properties are generally leased to tenants that are financially responsible to pay or reimburse us for all, or substantially all, increases in property level operating and maintenance expenses, many industrial and logistics properties do not utilize this lease structure. In the future, we

Risk factors

may enter into new leases or acquire properties subject to leases that make us responsible for increasing property level operating costs; and we may be adversely affected if such costs increase.

We face significant competition.

We face significant competition for acquisition opportunities from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Some of our competitors may have greater financial and other resources than us. Because of competition for acquisitions, we may be unable to acquire desirable properties or we may pay higher prices for, and realize lower net cash flows than we hope to achieve from, acquisitions.

We also face competition for tenants at our properties. Some competing properties may be newer, better located or more attractive to tenants. Competing properties may have lower rates of occupancy than our properties, which may result in competing owners offering available space at lower rents than we offer at our properties. Development activities may increase the supply of properties of the type we own in the leasing markets in which we own properties and increase the competition we face. Competition may make it difficult for us to attract and retain tenants and may reduce the rents we are able to charge.

Ownership of real estate is subject to environmental risks.

Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, including us, for environmental damages arising at, or migrating from, owned properties, and we may be liable for the costs of environmental investigation and clean up at, or near, our properties. As an owner or previous owner of properties, we also may be liable to pay damages to government agencies or third parties for costs and damages they incur arising from environmental hazards at, or migrating from, our properties. The costs and damages that may arise from environmental hazards are often difficult to project and may be substantial.

In addition, we believe some of our properties may contain asbestos. We believe any asbestos on our properties is contained in accordance with applicable laws and regulations, and we have no current plans to remove it. If we removed the asbestos or demolished the affected properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed, and we could incur substantial costs complying with such regulations.

Environmental liabilities could adversely affect our financial condition and result in losses.

Our leases generally require our tenants to operate in compliance with applicable law and to indemnify us against any environmental liabilities arising from their activities on our properties. However, applicable law may make us subject to strict liability by virtue of our ownership interests. Also, our tenants may be unwilling or have insufficient financial resources to satisfy their indemnification obligations under our leases. Furthermore, such liabilities or obligations may affect the ability of some tenants to pay their rents to us. Further, in our Transaction Agreement with SIR, we have agreed to indemnify SIR for any environmental conditions at our Initial Properties.

We do not have any insurance to limit losses that we may incur as a result of known or unknown environmental conditions. As of September 30, 2017, we had reserved approximately $7.2 million for potential environmental liabilities arising at our properties. However, environmental exposures are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, the location of the property which

Risk factors

subjects it to differing local laws and regulations and their interpretations, as well as the time it may take to remediate contamination.

Ownership of real estate is subject to climate change risks.

Some observers believe severe weather in different parts of the world over the last few years is evidence of global climate change. Severe weather may have an adverse effect on certain properties we own. Rising sea levels could cause flooding at some of our properties, including some of our Hawaii Properties, which may have an adverse effect on individual properties we own. Also, the political debate about climate change has resulted in various treaties, laws and regulations that are intended to limit carbon emissions. These or future laws may cause operating costs at our properties to increase. Laws enacted to mitigate climate change may make some of our buildings obsolete or require us to make material investments in our properties which could materially and adversely affect our financial condition and results of operations.

Real estate ownership creates risks and liabilities.

In addition to the risks discussed above, our business is subject to other risks associated with real estate ownership, including:

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the illiquid nature of real estate markets, which limits our ability to sell our assets rapidly to respond to changing market conditions;

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the subjectivity of real estate valuations and changes in such valuations over time;

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costs that may be incurred relating to property maintenance and repair, and the need to make expenditures due to changes in government regulations; and

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liabilities and litigations arising from injuries on our properties or otherwise incidental to the ownership of our properties.

We have debt, and we may incur additional debt.

We are subject to numerous risks associated with our debt, including the risk that our cash flows could be insufficient to meet required payments on our debt. There are no limits in our organizational documents on the amount of debt we may incur, and we may incur substantial debt. Our debt obligations could have important consequences to our shareholders. Our incurring debt may increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business, and place us at a disadvantage in relation to competitors that have lower debt levels. Excessive debt could limit our ability to obtain financing for working capital, capital expenditures, acquisitions, construction projects, refinancing, lease obligations or other purposes, prevent our achieving investment grade ratings from nationally recognized credit rating agencies and reduce our ability to pay distributions on our Shares.

Our credit facility contains terms that may prevent our making distributions to our shareholders.

Our credit facility includes various conditions, covenants and events of default. We may not be able to satisfy all of these conditions or may default on some of these covenants for various reasons, including for reasons beyond our control. For example, our credit facility requires us to maintain certain debt service ratios. Our ability to comply with that covenant will depend upon the net rental income we receive from our properties. If the occupancy at our properties declines or if our rents decline, we may be unable to borrow under our credit facility. Complying with these covenants may limit our ability to take actions that may be beneficial to us and our shareholders.

Risk factors

If we are unable to borrow under our credit facility, we may be unable to meet our obligations or grow our business by acquiring additional properties. If we default under our credit facility, our lenders may demand immediate payment and may elect not to fund future borrowings. During the continuance of any event of default under our credit facility, we may be limited or in some cases prohibited from making distributions to our shareholders. Any default under our credit facility that results in acceleration of our obligations to repay outstanding indebtedness or in our no longer being permitted to borrow under our credit facility would likely have serious adverse consequences to us and would likely cause the market price of our Shares to decline.

In the future, we may obtain additional debt financing, and the covenants and conditions which apply to any such additional debt may be more restrictive than the covenants and conditions that are contained in our credit facility.

Insurance on our properties may not adequately cover our losses.

The tenants at our Initial Properties are generally responsible for the costs of insurance, including for casualty, liability, fire, extended coverage and rental or business interruption loss insurance. In the future, we may acquire properties for which we are responsible for the costs of insurance. Losses of a catastrophic nature, such as those caused by tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, may be covered by insurance policies with limitations such as large deductibles or co-payments that we or a responsible tenant may not be able to pay. Insurance proceeds may not be adequate to restore an affected property to its condition prior to a loss or to compensate us for our losses, including the loss of future revenues from an affected property.

Real estate construction and redevelopment creates risks.

We may develop new properties or redevelop some of our existing properties as the existing leases expire, as our tenants' needs change or to pursue any other opportunities that we believe are desirable. The development and redevelopment of new and existing buildings involves significant risks in addition to those involved in the ownership and operation of leased properties, including the risks that construction may not be completed on schedule or within budget, resulting in increased construction costs and delays in leasing such properties and generating cash flows. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land use, building, occupancy, and other required government permits and authorizations. Once completed, any new properties may perform below anticipated financial results. The occurrence of one or more of these circumstances in connection with our development or redevelopment activities could have an adverse effect on our financial condition, results of operations and the value of our Shares.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act and certain similar state statutes, many commercial properties must meet specified requirements related to access and use by disabled persons. We may be required to make substantial capital expenditures at our properties to comply with these laws. In addition, non-compliance could result in the imposition of fines or an award of damages and costs to private litigants. These expenditures may have an adverse impact on our financial results and the market price of our Shares.

Risk factors

A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

RMR's information technology networks and related systems are essential to our ability to conduct our day to day operations. As a result, we face risks associated with security breaches, whether through cyberattacks or cyber intrusions over the internet, malware, computer viruses, attachments to emails, persons who access our systems from inside or outside RMR's organization and other significant disruptions of RMR's information technology networks and related systems. A security breach or other significant disruption involving RMR's information technology networks and related systems could: disrupt our operations; result in the unauthorized access to, and the destruction, loss, theft, misappropriation or release of, proprietary, personally identifiable, confidential, sensitive or otherwise valuable information, which others could use to compete against us or which could expose us to damage claims by third parties for disruptive, destructive or otherwise harmful outcomes; require significant management attention and resources to remedy any damages that result; subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or damage our business relationships or reputation generally. Any or all of the foregoing could materially and adversely affect our business and the value of our Shares.

Although RMR takes various actions to maintain the security and integrity of RMR's information technology networks and related systems and has implemented various measures to manage the risk of a security breach or disruption, we cannot be sure that RMR's security efforts and measures will be effective or that any attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches change and generally are not recognized until launched against a target, and in some cases such techniques are designed to not be detected and, in fact, may not be detected. Accordingly, RMR may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures. It is not possible for this risk to be entirely mitigated.

The reduced disclosure requirements applicable to us as an "emerging growth company" may make our Shares less attractive to investors.

We are an "emerging growth company" as defined in the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not "emerging growth companies," including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the completion of this Offering. If some investors find our Shares less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our Shares (assuming a market develops), and the trading price of our Shares may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions. We cannot predict if investors will find our Shares less attractive because we rely on the JOBS Act exemptions.

Changes in lease accounting standards may materially and adversely affect us.

The Financial Accounting Standards Board, or FASB, adopted new accounting rules to be effective for fiscal years ending after December 2018, which will require companies to capitalize substantially all leases on their balance sheets by recognizing a lessee's rights and obligations. When the final rules are

Risk factors

effective, many companies that account for certain leases on an "off balance sheet" basis will be required to account for such leases "on balance sheet." This change will remove many of the differences in the way companies account for owned property and leased property and could have a material effect on various aspects of our tenants' businesses, including the appearance of their credit quality and other factors they consider in deciding whether to own or lease properties. When the rules are effective, or as the effective date approaches, these rules could cause companies that lease properties to prefer shorter lease terms in an effort to reduce the leasing liability required to be recorded on their balance sheets or some companies may decide to prefer property ownership to leasing. Such decisions by our current or prospective tenants may adversely impact our business and the value of our Shares.

Our distributions to our shareholders may decline.

We intend to pay regular quarterly distributions to our shareholders. However:

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our ability to make or sustain the rate of distributions will be adversely affected if any of the risks described in this prospectus occur;

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our making of distributions will be subject to compliance with restrictions that are contained in our credit facility and may be subject to restrictions in future debt obligations we may incur; and

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the timing and amount of any distributions will be determined at the discretion of our Board of Trustees and will depend on various factors that our Board of Trustees deems relevant, including our financial condition, our results of operations, our liquidity, our capital requirements, our FFO, our Normalized FFO, our CAD, restrictive covenants in our financial or other contractual arrangements, general economic conditions in the U.S. or Hawaii economies, requirements in the IRC to qualify for taxation as a REIT, and restrictions under the laws of Maryland.

For these reasons, among others, our distribution rate may decline or we may cease making distributions.

RISKS RELATED TO OUR RELATIONSHIPS WITH SIR AND RMR

SIR's significant ownership of our Shares will limit the ability of other shareholders to influence matters requiring shareholder approval or otherwise impact our business.

After this Offering, SIR will own approximately 69.2% of our outstanding Shares (approximately 66.2% if the underwriters exercise their overallotment option in full). For as long as SIR retains a significant ownership of our Shares, SIR may be able to elect all of the members of our Board of Trustees, including our Independent Trustees, and may effectively control the outcome of all shareholder actions and, through our Board of Trustees, determinations with respect to our management, business plans and policies, including:

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our acquisition or disposition of assets;

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our financing activities;

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our investment and disposition policies;

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amendments to our governing documents;

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amendments to the Transaction Agreement;

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amendments to the Registration Rights Agreement;

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amendments to our Management Agreements;

Risk factors

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the amount of distributions on our Shares;

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determinations with respect to mergers and other business combinations; and

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the number of Shares available for issuance under our Equity Compensation Plan.

SIR's significant ownership of our Shares and resulting ability to effectively control us may discourage transactions involving a change of control of us, including transactions in which our shareholders might receive a premium for their Shares over the then current market price.

SIR's future ability to sell the Shares that it owns and speculation about such possible sales may adversely affect the market price of our Shares.

SIR has agreed with the underwriters to restrictions on any sale of Shares during the period ending 180 days after the date of this prospectus, subject to limited exceptions. See "Underwriting—No sales of similar securities" in this prospectus. Pursuant to the Registration Rights Agreement, SIR has certain demand and piggyback registration rights, subject to certain limitations, with respect to the Shares it owns. SIR has advised us that it does not have any current plans to sell or otherwise dispose of its Shares. Nonetheless, speculation by the press, stock analysts or others regarding SIR's intention to dispose of its Shares could adversely affect the market price of our Shares. As long as SIR continues to retain a significant ownership of our Shares, the market price of our Shares may be adversely impacted.

We will rely on RMR to manage our business and carry out our growth strategies.

We have no employees. Personnel and services that we require will be provided to us by RMR pursuant to our Management Agreements. Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, identify and complete acquisitions and dispositions and to implement our growth strategies. Accordingly, our business is dependent upon RMR's business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming internally managed or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we will pay RMR under our Management Agreements, and as a result our earnings and cash flows may decline.

Our relationship with RMR may create conflicts of interest or the appearance of conflicts of interest.

RMR will be authorized to follow broad operating and investment guidelines and, therefore, will have discretion in determining the properties that will be appropriate investments for us, as well as our individual operating and investment decisions. RMR does not currently manage any other program that directly competes with our general focus on industrial and logistics properties; however, it is possible that certain investment opportunities may be appropriate for us and for one or more of the other programs managed by RMR. For example, a warehouse leased to the U.S. Department of Veteran's Affairs and used to distribute pharmaceuticals might be considered an appropriate investment opportunity for either SNH or GOV, and also might be considered an appropriate investment opportunity for us. Under our Business Management Agreement, RMR is not required to present us with every investment opportunity that it considers which may be included within our investment focus, but RMR may exercise its discretion in presenting investment opportunities to us. Our Board of Trustees will periodically review our operating and investment guidelines and our operating activities

Risk factors

and investments, but it will not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our Board of Trustees will rely primarily on information provided to it by RMR. Our Managing Trustees control The RMR Group Inc., which is the managing member of and controls RMR.

RMR acts as the manager for SIR and three other Nasdaq listed equity REITs: GOV, which owns office properties primarily leased to the federal government and state governments; HPT, which owns hotels and travel centers; and SNH, which owns healthcare, senior living properties and medical office buildings. RMR also provides services to other publicly and privately owned companies, including: Five Star Senior Living Inc. (Nasdaq: FVE), or FVE, which operates senior living communities; TravelCenters of America LLC (Nasdaq: TA), or TA, which operates and franchises travel centers, convenience stores and restaurants; and Sonesta International Hotels Corporation, or Sonesta, which operates, manages and franchises hotels, resorts and cruise ships. Securities and Exchange Commission, or SEC, registered investment adviser subsidiaries of RMR also manage a closed end investment fund which invests in real estate securities (other than securities of companies managed by The RMR Group Inc. or its subsidiaries) and manages public and private portfolios of real estate debt and equity interests. Our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy, also serve as managing trustees or managing directors of these RMR managed companies and they have other business interests. Our President and Chief Operating Officer, John C. Popeo, also serves as the chief financial officer and treasurer of SIR, and our Chief Financial Officer and Treasurer, Richard W. Siedel, Jr., also serves as the chief financial officer and treasurer of SNH. In addition, we expect to participate with ABP Trust, the controlling shareholder of RMR, GOV, HPT, SIR, SNH, FVE and TA in a combined property insurance program through Affiliates Insurance Company, an Indiana insurance company, or AIC. AIC currently is owned equally by ABP Trust, GOV, HPT, SIR, SNH, FVE and TA, and all of our Trustees are or are expected to be directors of AIC.

The foregoing multiple responsibilities and relationships could create competition for the time and efforts of RMR, Barry M. Portnoy, Adam D. Portnoy, John C. Popeo and Richard W. Siedel, Jr. and may give rise to conflicts of interest, or the appearance of such conflicts of interest.

As a result of these relationships, our Management Agreements were not negotiated on an arm's length basis between unrelated parties, and, therefore, the terms, including the fees payable to RMR, may not be as favorable to us as they would have been if they were negotiated on an arm's length basis between unrelated parties. For example, the business management fees we will pay to RMR pursuant to our Business Management Agreement may be determined based upon the historical cost of our properties, which at any time may be more or less than their fair market values. This fee arrangement may cause RMR to encourage us to acquire properties or to do so at high prices or cause RMR to discourage us from selling our properties. The construction supervision fee we may pay to RMR pursuant to our Property Management Agreement may cause RMR to encourage us to undertake construction or to overpay for construction. If we do not effectively manage our investment, disposition, and capital transactions and our leasing, construction and other property management activities, we may pay increased management fees without receiving appropriate benefits. For more information about the fees which we may pay RMR, see "Our manager—Our Management Agreements" in this prospectus.

In our Management Agreements, we will acknowledge that RMR may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to our policies and objectives and we are not entitled to preferential treatment in receiving information, recommendations and other services from RMR. Accordingly, we may lose investment opportunities to, and may compete for tenants with, other businesses managed by RMR.

Risk factors

All of our property acquisitions and dispositions will be approved by our Independent Trustees who are not also employees of RMR. Our Management Agreements will be annually reviewed and approved by our Independent Trustees. Similarly, the appointment of, and the equity compensation paid by us to, our executive officers or other RMR employees will be subject to determination by our Independent Trustees. Nonetheless, despite such reviews and approvals, our agreements with SIR and RMR provide wide discretion for these parties to pursue their business activities separate from us, and these parties may pursue activities that conflict with our interests.

The termination of our Management Agreements with RMR may require us to pay a substantial termination fee.

The terms of our Management Agreements that we will enter into with RMR automatically extend on December 31 of each year so that such terms end on the 20th anniversary of the date of the extension. We have the right to terminate these agreements: (1) at any time on 60 days' written notice for convenience, (2) immediately upon written notice for cause, as defined in the agreements, (3) on written notice given within 60 days after the end of any applicable calendar year for a performance reason, as defined in the agreements, and (4) by written notice during the 12 months following a manager change of control, as defined in the agreements. However, if we terminate a Management Agreement for convenience, or if RMR terminates a Management Agreement with us for good reason, as defined in such agreement, we are obligated to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined in the agreement, payable to RMR for the then remaining term, which depending on the time of termination, would be between 19 and 20 years. Additionally, if we terminate a Management Agreement for a performance reason, as defined in such agreement, we are obligated to pay RMR the termination fee calculated as described above, but assuming a remaining term of 10 years.

These provisions substantially increase the cost to us of terminating our Management Agreements without cause, which may limit our ability to end our relationship with RMR as our manager. For the 12 months ended September 30, 2017, the estimated fee for termination for convenience under our Business Management Agreement and our Property Management Agreement would be approximately $89.4 million and $54.3 million, respectively, and the estimated fee for termination for a performance reason under our Business Management Agreement and our Property Management Agreement would be approximately $56.8 million and $34.5 million, respectively, assuming (1) in each case, the Management Agreements had been in effect for the full 12 months ended September 30, 2017, and (2) in the case of our Business Management Agreement, (i) the management fee, as defined, is calculated based on the historical cost of our properties, as defined, rather than our total market capitalization, and (ii) no incentive fee is earned. The payment of these termination fees could have a material adverse effect on our financial condition, including our ability to make distributions to our shareholders. The requirement to pay substantial termination fees could also discourage a change of control of us, including a change of control at a premium price to the market value of our Shares.

We may be at an increased risk for dissident shareholder activities due to perceived conflicts of interest arising from our management structure.

In the past, in particular following periods of volatility in the overall market or declines in the market price of public companies' securities, shareholder litigation, dissident shareholder trustee nominations and dissident shareholder proposals alleging conflicts of interest in business dealings with affiliated and related persons and entities often have been instituted against such companies. Our relationships with SIR, RMR and their affiliates, the other businesses and entities to which RMR provides management services, Messrs. Barry M. Portnoy and Adam D. Portnoy and other related persons of RMR may

Risk factors

precipitate such activities. These activities, if instituted against us, could result in substantial costs and diversion of management's attention and could have a material adverse impact on our financial results, reputation or business, even if such allegations are without merit.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Ownership limitations and certain provisions in our declaration of trust, bylaws and contracts, as well as certain provisions of Maryland law, may deter, delay or prevent a change in our control or acquisition proposals.

Our declaration of trust will prohibit any shareholder other than SIR and RMR and their affiliates from owning (directly and by attribution) more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our Shares. This provision of our declaration of trust is intended to assist with our REIT compliance under the IRC and otherwise to promote our orderly governance. However, this provision will also inhibit acquisitions of a significant stake in us and may prevent a change in our control. Additionally, many provisions contained in our governing documents, described under "Material provisions of Maryland law and of our declaration of trust and bylaws" in this prospectus, may further deter persons from attempting to acquire control of us and implement changes that may be beneficial to our shareholders, including, for example, provisions relating to:

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the division of our Trustees into three classes, with the term of one class expiring each year, which could delay a change in our control;

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shareholder voting rights and standards for the election of Trustees and approval of other business;

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required qualifications for an individual to serve as a Trustee and a requirement that certain of our Trustees be "Managing Trustees" and other Trustees be "Independent Trustees";

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limitations on the ability of, and various requirements that must be satisfied in order for, our shareholders to propose nominees for election to our Board of Trustee and propose other business to be considered at a meeting of our shareholders;

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the requirement that an individual Trustee may be removed by our shareholders, with cause, by the affirmative vote of holders of not less than 75% of our Shares entitled to vote in the election of Trustees or, with or without cause, by the affirmative vote of not less than 75% of the remaining Trustees; and

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the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Trustees.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland REITs, may have the effect of inhibiting a third party from acquiring us or of impeding a change of control of us under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then prevailing market price of such shares or otherwise be in the best interest of shareholders, including: "business combination" provisions and "control share" provisions described under "Material provisions of Maryland law and of our declaration of trust and bylaws" in this prospectus. Additionally, Title 3, Subtitle 8 of the MGCL permits our Board of Trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses.

These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then

Risk factors

current market price. Moreover, although our Board of Trustees has taken certain actions to opt out of some of these provisions of Maryland law, it is possible that our Board of Trustees may revise some or all of these determinations.

Our rights and the rights of our shareholders to take action against our Trustees and officers are limited.

Our declaration of trust will limit the liability of our Trustees and officers to us and our shareholders for money damages to the maximum extent permitted by Maryland law. Under current Maryland law, our Trustees and officers will not have any liability to us and our shareholders for money damages other than liability resulting from:

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actual receipt of an improper benefit or profit in money, property or services; or

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active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust and indemnification agreements will require us to indemnify any present or former Trustee or officer, to the maximum extent permitted by Maryland law, who is made or threatened to be made a party to a proceeding by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the expenses incurred by any present or former Trustee or officer without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our shareholders may have more limited rights against any present or former Trustee or officer than might otherwise exist absent the provisions in our declaration of trust and indemnification agreements or that might exist with other companies.

Our bylaws will designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by our shareholders.

Our bylaws will provide that, unless the dispute has been referred to binding arbitration, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim for breach of a duty owed by any Trustee, officer, manager, agent or employee of ours to us or our shareholders; (3) any action asserting a claim against us or any Trustee, officer, manager, agent or employee of ours arising pursuant to Maryland law, our declaration of trust or bylaws brought by or on behalf of a shareholder; or (4) any action asserting a claim against us or any Trustee, officer, manager, agent or employee of ours that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in our shares of beneficial interest shall be deemed to have notice of and to have consented to these provisions of our bylaws, as they may be amended from time to time. These choice of forum provisions may limit a shareholder's ability to bring a claim in a judicial forum that the shareholder believes is favorable for disputes with us or our Trustees, officers, manager, agents or employees, and may discourage lawsuits against us and our Trustees, officers, manager or agents.

We may change our operational, financing and investment policies without shareholder approval.

Our Board of Trustees determines our operational, financing and investment policies and may amend or revise our policies, including our policies with respect to our intention to qualify for taxation as a REIT, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or advance notice to, our shareholders. Shareholders may only be notified of any such changes in our periodic or current reports filed pursuant to the Exchange Act after such changes have occurred. These policy changes could

Risk factors

adversely affect the market value of our Shares and our ability to make distributions to you. For example, our organizational documents will not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur, and our Board of Trustees may alter or eliminate any current policy on borrowing at any time without shareholder approval. Accordingly, we could become highly leveraged, which could result in an increase in our debt service costs and increase our exposure to interest rate risks, real estate market fluctuations and liquidity risks.

RISKS RELATED TO THIS OFFERING

No public market for our Shares currently exists, an active trading market for our Shares may not develop and the market price of our Shares may decline substantially and quickly.

Prior to this Offering, there has been no public market for our Shares. Although we intend to list our Shares on the Nasdaq, we cannot predict the extent to which a trading market will develop or how liquid or volatile that market may become. The initial public offering price for our Shares was determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market value of our Shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our Shares following completion of this Offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions. For these reasons, among others, the market price of the Shares you purchase in this Offering may decline substantially and quickly.

Purchasers in this Offering will experience immediate dilution in net tangible book value, and there may be future dilution related to our Shares.

The initial public offering price of our Shares is higher than the net tangible book value per outstanding Share. Purchasers of our Shares in this Offering will incur immediate dilution of $13.43 per Share in the net tangible book value of our Shares from the assumed initial public offering price of $29.50 per Share. If the underwriters exercise their overallotment option in full, there will be immediate dilution of $12.92 per Share in the net tangible book value of our Shares. The market price of our Shares could decline as a result of issuances or sales of a large number of our Shares in the market after this Offering or the perception that such issuances or sales could occur. Future issuances or sales of a substantial number of our Shares may be at prices below the initial public offering price of our Shares offered by this prospectus and may result in further dilution in the net tangible book value of our Shares and/or materially and adversely impact the market price of our Shares.

Future sales of our securities may depress the market price of our Shares.

Subject to applicable law, our Board of Trustees has the authority, without further shareholder approval, to cause us to issue additional Shares and other equity and debt securities on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our Shares or other securities, or of the prospect of such issuances on the market price of our Shares. We also may issue from time to time additional securities in connection with property or business acquisitions and may grant registration rights in connection with such issuances. After the completion of this Offering, we will have 65,000,000 Shares outstanding (assuming no exercise of the underwriters' overallotment option), including 45,000,000 Shares owned by SIR. Additionally, up to 4,000,000 Shares may be issued under our Equity Compensation Plan to our Trustees, our executive officers and RMR employees. We, our Trustees, our executive officers and SIR have agreed, subject to various exceptions, not to sell or issue any Shares or any securities convertible into or exchangeable or

Risk factors

exercisable for Shares, or file any registration statement relating to our equity securities with the SEC for 180 days after the date of this prospectus without the prior written consent of UBS Securities LLC on behalf of the underwriters. UBS Securities LLC, at any time and without notice, may release all or any portion of our Shares subject to the foregoing agreements. Future sales or issuances of a substantial number of our Shares or of senior securities, or the perception that such sales or issuances might occur, could depress the market price of our Shares.

The Audited Consolidated and Unaudited Condensed Consolidated Financial Statements, and the Unaudited Pro Forma Condensed Consolidated Financial Statements, of Industrial Logistics Properties Trust may not be representative of our future results as an independent public company.

The Audited Consolidated and Unaudited Condensed Consolidated Financial Statements, and the Unaudited Pro Forma Condensed Consolidated Financial Statements, of Industrial Logistics Properties Trust that are included in this prospectus do not necessarily reflect what our financial position, results of operations, cash flows, expenses, FFO, Normalized FFO or CAD would have been had we been an independent entity during the periods presented. This financial information is not necessarily indicative of what our results of operations, financial position, cash flows, expenses, FFO, Normalized FFO or CAD will be in the future. It is impossible for us to accurately estimate all adjustments which may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of our creation, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. For additional information, see "Selected consolidated financial and pro forma financial information" in this prospectus and the Audited Consolidated and Unaudited Condensed Consolidated Financial Statements, and the Unaudited Pro Forma Condensed Consolidated Financial Statements, of Industrial Logistics Properties Trust appearing elsewhere in this prospectus.

In addition to the underwriting discounts and commissions, the underwriters may receive other benefits from this Offering.

In addition to the underwriting discounts and commissions to be received by the underwriters, affiliates of each of the underwriters may be lenders under our credit facility and/or lenders to SIR. We intend to use substantially all of the net proceeds from this Offering to reduce the amount outstanding under our credit facility. Affiliates of certain of our underwriters will receive a portion of such repayment. Also, SIR intends to use some of the cash proceeds it has received from us to reduce amounts due to its lenders, including affiliates of certain of the underwriters. These transactions create a potential conflict of interest because each of these entities may have an interest in the successful completion of this Offering beyond the underwriting discounts and commissions they will receive. Moreover, the underwriters and/or their affiliates may engage in commercial and investment banking transactions with us or our affiliates in the ordinary course of their business, and they expect to receive customary compensation and expense reimbursement for these commercial and investment banking transactions.

RISKS RELATED TO OUR TAXATION

Our failure to qualify or remain qualified for taxation as a REIT under the IRC could have significant adverse consequences.

We intend to elect and qualify for taxation as a REIT under the IRC commencing with our taxable year ending December 31, 2018 and to maintain that qualification thereafter. As a REIT, we generally will not pay U.S. federal or most state income taxes as long as we distribute all of our REIT taxable income and meet other qualifications set forth in the IRC. However, actual qualification for taxation

Risk factors

as a REIT under the IRC depends on our satisfying complex statutory requirements, for which there are only limited judicial and administrative interpretations. We expect that upon the completion of this Offering we will be organized, and that we will continue to be organized and will operate, in a manner that will allow us to qualify for taxation as a REIT under the IRC, pending our timely election with our first REIT income tax return. However, we cannot be sure that, upon review or audit, the Internal Revenue Service, or the IRS, will agree with this conclusion. Furthermore, we cannot be sure that the federal government, or any state or other taxation authority, will continue to afford favorable income tax treatment to REITs and their shareholders.

Maintaining our qualification for taxation as a REIT under the IRC will require us to continue to satisfy tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. If we fail to qualify or remain qualified for taxation as a REIT under the IRC, then our ability to raise capital might be adversely affected, we may be in breach under our credit facility, we may be subject to material amounts of federal and state income taxes, and the market price of our Shares could decline. In addition, if we lose or revoke our qualification for taxation as a REIT under the IRC for a taxable year, we will generally be prevented from requalifying for taxation as a REIT for the next four taxable years.

Even if we qualify and remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify and remain qualified for taxation as a REIT under the IRC, we may be subject to federal, state and local taxes on our income and assets, including taxes on any undistributed income, excise taxes, state or local income, property and transfer taxes, and other taxes. See "Material United States federal income tax considerations—Taxation as a REIT" in this prospectus. Also, some jurisdictions may in the future limit or eliminate favorable income tax deductions, including the dividends paid deduction, which could increase our income tax expense; in fact, the Hawaii State Legislature is currently considering legislation that would eliminate the dividends paid deduction afforded to REITs under the tax laws of Hawaii. In addition, in order to meet the requirements for qualification and taxation as a REIT under the IRC, prevent the recognition of particular types of non-cash income, or avert the imposition of a 100% tax that applies to specified gains derived by a REIT from dealer property or inventory, we may hold or dispose of some of our assets and conduct some of our operations through our taxable REIT subsidiaries (as defined in Section 856(l) of the IRC), or TRSs, or other subsidiary corporations that will be subject to corporate level income tax at regular rates. Any of these taxes would decrease CAD to our shareholders.

Distributions to shareholders generally will not qualify for reduced tax rates applicable to "qualified dividends."

Dividends payable by U.S. corporations to noncorporate shareholders, such as individuals, trusts and estates, are generally eligible for reduced federal income tax rates applicable to "qualified dividends." Distributions paid by REITs generally are not treated as "qualified dividends" under the IRC and the reduced rates applicable to such dividends do not generally apply. However, REIT dividends paid to noncorporate shareholders are generally taxed at an effective tax rate lower than applicable ordinary income tax rates due to the availability of a deduction under the IRC for specified forms of income from pass through entities. More favorable rates will nevertheless continue to apply to regular corporate "qualified dividends," which may cause some investors to perceive that an investment in a REIT is less attractive than an investment in a non-REIT entity that pays dividends, thereby reducing the demand for and market price of our Shares.

Risk factors

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify for taxation as a REIT, we must satisfy ongoing REIT qualification tests, as discussed above. As a result, we may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying for taxation as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and in some cases to maintain ownership of, otherwise attractive investments.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally will be required to distribute annually at least 90% of our REIT taxable income, subject to specified adjustments and excluding any net capital gain, in order to maintain our qualification for taxation as a REIT under the IRC. To the extent that we satisfy this distribution requirement, federal corporate income tax will not apply to the earnings that we distribute, but if we distribute less than 100% of our REIT taxable income, then we will be subject to federal corporate income tax on our undistributed taxable income. We intend to make distributions to our shareholders to comply with the REIT requirements of the IRC. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, among other things, we may borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our shareholders' equity. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could cause the market price of our Shares to decline.

Legislative or other actions affecting REITs could materially and adversely affect us and our shareholders.

The rules dealing with U.S. federal, state, and local taxation are constantly under review by persons involved in the legislative process and by the IRS, the U.S. Department of the Treasury, and other taxation authorities. Changes to the tax laws, with or without retroactive application, could materially and adversely affect us and our shareholders. We cannot predict how changes in the tax laws might affect us or our shareholders. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify for taxation as a REIT or the tax consequences of such qualification.

In addition, recently enacted legislation has made substantial changes to the IRC. Among those changes are a significant permanent reduction in the generally applicable corporate tax rate, changes in the taxation of individuals and other noncorporate taxpayers that generally reduce their taxes on a temporary basis subject to "sunset" provisions, the elimination or modification of various deductions (including substantial limitation of the deduction for personal state and local taxes imposed on individuals), and preferential taxation of income derived by individuals from pass through entities in comparison to earnings received directly by individuals. This legislation also imposes additional limitations on the deduction of net operating losses, which may in the future cause us to make distributions that will be taxable to our shareholders to the extent of our current or accumulated

Risk factors

earnings and profits in order to comply with the REIT distribution requirements. The effect of these and other changes made in this legislation is highly uncertain, both in terms of their direct effect on the taxation of an investment in our Shares and their indirect effect on the value of the industrial and logistics properties owned by us. Furthermore, many of the provisions of the new law will require guidance through the issuance of Treasury regulations in order to assess their effect. There may be a substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us or our shareholders. It is also possible that there will be technical corrections legislation proposed with respect to the new law, the effect of which cannot be predicted and may be adverse to us or our shareholders.

Cautionary statement regarding forward looking statements

This prospectus contains certain forward looking statements that are subject to various risks and uncertainties. Forward looking statements are generally identifiable by use of forward looking words such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict" or other similar words or expressions. Forward looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is uncertain. Although we believe that the expectations stated or implied in our forward looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in our forward looking statements. Factors that could impact our forward looking statements and our business, financial condition, results of operations, FFO, CAD, cash flows, liquidity and prospects include, but are not limited to:

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the factors referenced in this prospectus, including those set forth under "Risk factors" in this prospectus;

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changes in the debt or equity markets, the general economy or the real estate industry as a result of market events or otherwise;

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the ability of our tenants to pay rent;

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the likelihood that our tenants will be negatively affected by cyclical economic conditions;

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our ability to acquire additional industrial and logistics properties;

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our belief that e-commerce retail sales will continue to grow and increase the demand for industrial and logistics real estate;

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the impact of our acquisitions and sales of properties;

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the failure of our rents to increase when we renew or extend our leases, enter new leases or when rents are reset at our Hawaii Properties;

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our ability to pay distributions to our shareholders and to sustain the amount of such distributions;

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limitations on the future availability of borrowings under our credit facility;

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changes in our policies and plans regarding investments, financings and dispositions;

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limitations on our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties or fund acquisitions or development or redevelopment efforts;

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changes in the security of cash flows from our properties;

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changes in the degree and nature of our competition;

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actual and potential conflicts of interest with our Trustees and executive officers, SIR and RMR and their affiliates and other related persons;

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changes in governmental regulations, accounting rules, tax rates applicable to us, our properties or our shareholders;

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changes in real estate and zoning laws and regulations, and interpretations of those laws and regulations, applicable to our properties;

Cautionary statement regarding forward looking statements

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changes in the credit qualities of our tenants;

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changes in environmental laws or in their interpretation or enforcement as a result of climate change or otherwise;

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legislative and regulatory changes, including changes to the IRC and related rules, regulations and interpretations governing the taxation of REITs and their shareholders; and

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limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify for taxation as a REIT under the IRC.

When considering forward looking statements, you should consider the risk factors and other cautionary statements in this prospectus. The matters stated under "Risk factors" and elsewhere in this prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of our forward looking statements, which reflect our views as of the date of this prospectus. Except as may be required by applicable law, we do not intend to update any of our forward looking statements after the date of this prospectus to conform these statements to changed circumstances, actual results or performance.

Use of proceeds

We estimate that the net proceeds we will receive from this Offering will be approximately $539.0 million (or approximately $622.0 million if the underwriters fully exercise their overallotment option), in each case assuming an initial public offering price of $29.50 per Share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the Transaction Costs.

We intend to set aside approximately $2 million of the net proceeds from this Offering for working capital and use the balance of such proceeds to reduce the amount outstanding under our credit facility. Accordingly, we expect to reduce the amount outstanding under our credit facility by approximately $537.0 million. If the underwriters fully exercise their overallotment option, the reduction in the amount outstanding under our credit facility would be approximately $620.0 million. After applying the net proceeds from this Offering as described above, we expect that the aggregate principal amount outstanding under our credit facility will be approximately $213.0 million. Our credit facility allows for maximum aggregate borrowings of up to $750 million and, upon the completion of this Offering, will mature on December 29, 2021. Amounts outstanding under our credit facility bear interest at a variable annual rate equal to the London Interbank Offered Rate, or LIBOR, plus a premium, which will vary depending on the amount of our leverage. As of December 29, 2017, the annual interest rate on our credit facility was 2.89%.

Affiliates of certain of the underwriters are lenders under our credit facility and will receive a pro rata portion of the net proceeds from this Offering used to reduce the amount outstanding under our credit facility.

Although we anticipate that substantially all of the net proceeds from this Offering will be promptly applied to reduce the amount outstanding under our credit facility, pending such use of proceeds, we may invest the net proceeds from this Offering in a variety of capital preservation investments, including government securities and cash, that are consistent with our intention to qualify for taxation as a REIT.

Distribution policy

We intend to pay regular quarterly distributions to our shareholders. Our expected regular quarterly distribution rate is $0.33 per Share. On an annualized basis, we expect to distribute $1.32 per Share, which equals an annual yield of approximately 4.5% of the assumed initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this Offering and ending March 31, 2018. Our first regular distribution is expected to be for the period beginning on April 1, 2018 and ending on June 30, 2018. We intend to maintain this distribution rate for at least 12 months following the completion of this Offering unless our actual or anticipated results of operations, cash flows or financial position, economic or market conditions or other factors differ materially from the assumptions used in our estimate. However, the timing and amount of any distributions will be determined at the discretion of our Board of Trustees and will depend on various factors that our Board of Trustees deems relevant, including our financial condition, our results of operations, our liquidity, our capital requirements, our FFO, our Normalized FFO, our CAD, restrictive covenants in our financial or other contractual arrangements, economic conditions, requirements in the IRC to qualify for taxation as a REIT, and restrictions under Maryland law.

We have estimated CAD for the 12 months ending September 30, 2018 based on adjustments to our pro forma net income available to our shareholders for the 12 months ended September 30, 2017 (giving effect to this Offering, the repayment of the SIR Note with the borrowing of $750 million under our credit facility, the prepayment by SIR of approximately $14.3 million of mortgage notes on our behalf, and the repayment of approximately $537.0 million of the amount owed under our credit facility as described under "Use of proceeds" in this prospectus). In estimating our CAD, we have made certain assumptions as reflected in the table and notes below. For example, these estimates do not include the effect of any changes in our working capital. These estimates were based upon the historical operating results of our properties and do not take into account any capital investments or their associated cash flows as they cannot be estimated at this time. Similarly, these estimates do not take into account any financing activities, or their associated cash flows, other than the repayment of the SIR Note and the borrowing of $750 million under our credit facility, as they cannot be estimated at this time. These estimates also do not take into account other unanticipated expenditures we may make.

Following completion of this Offering, we may undertake other investing or financing activities that may have a material effect on our estimate of CAD. Because we have made the assumptions described herein in making these estimates, we do not intend these estimates to be a projection or forecast of our actual results of operations or our liquidity and have estimated these amounts for the sole purpose of illustrating the expected amount of our expected regular quarterly distributions. These estimates should not be considered an alternative to cash flow from operating activities or net income computed in accordance with GAAP or as an indicator of our liquidity or our ability to make distributions. In addition, the calculations set forth below may not be the basis upon which our Board of Trustees may determine any distributions. No assurance can be given that our estimates will prove accurate, and actual distributions may therefore be significantly different from the estimated distributions. We have set forth below the calculation of our estimated CAD and related distribution payout ratio, because we believe this metric may be useful to investors in evaluating our proposed distribution relative to operating performance metrics often used by investors when evaluating an equity REIT.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, subject to specified adjustments and excluding any net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, see "Material United States federal income

Distribution policy

tax considerations" in this prospectus. We anticipate that our distributions will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay additional distributions in order to meet these distribution requirements, and we may need to borrow funds to make those distributions.

We cannot be sure that our estimated distributions will be paid or sustained. Any distributions we pay in the future, as well as their timing and frequency, will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the rental income we receive, our operating expenses, interest expense, the ability of our tenants to meet their obligations and our unanticipated expenditures. For more information regarding risk factors that could materially and adversely affect our actual results of operations, see "Risk factors" in this prospectus. If our properties do not generate sufficient revenues to allow cash to be distributed by us, we may be required to fund distributions from working capital or borrowings under our credit facility or reduce our distributions. Our payment of distributions is subject to compliance with restrictions contained in our credit facility. In addition, our declaration of trust allows us to issue preferred shares that could have a preference on distributions. We currently have no intention to issue any preferred shares, but if we do, the distribution preference on the preferred shares could limit our ability to make distributions to holders of our Shares.

The following table sets forth calculations relating to our intended regular quarterly distribution rate based on the pro forma net income from our Initial Properties for the 12 months ended September 30, 2017 and the adjustments we have made in order to estimate CAD for the 12 months ending September 30, 2018. Amounts are in thousands, except per Share and per square foot data.

Calculation of estimated CAD for the 12 months ending September 30, 2018
Pro forma net income for the year ended December 31, 2016	$77,372
Less: pro forma net income for the nine months ended September 30, 2016	(57,847)
Add: pro forma net income for the nine months ended September 30, 2017	57,691

Pro forma net income for the 12 months ended September 30, 2017(1)	77,216
Add: historical depreciation and amortization	27,255
Add: amortization of debt issuance costs(2)	1,653
Add: acquisition and transaction related costs	925
Add: increase in rental revenue from lease renewals, new leases and rent resets(3)	1,630
Add: pro forma general and administrative costs	10,019
Less: estimated general and administrative costs(4)	(9,235)
Less: net effect of non-cash rental income(5)	(6,347)
Less: estimated capital expenditures(6)	(1,998)

Estimated CAD for the 12 months ending September 30, 2018	$101,118
Pro forma Shares outstanding	65,000
Estimated annual distribution per share	$1.32
Total annual estimated distribution	$85,800
Distribution payout ratio of estimated CAD	84.9%

(1)
Includes 12 months of interest expense on the estimated principal amount outstanding under our credit facility. Interest expense is based upon an estimated interest rate of the one month LIBOR rate plus 1.30%. In addition, based on our anticipated outstanding borrowings under our credit facility, we will pay an unused fee of 0.25% of the undrawn amount of our credit facility. Interest expense is calculated as follows:

Estimated principal amount outstanding under our credit facility	$213,000
Interest rate	2.86%

Interest expense	6,092
Add: amortization of debt issuance costs	1,875
Add: unused fee	1,343

Total interest expense for our credit facility	9,310
Add: mortgage interest expense	1,750
Total interest expense	$11,060

Distribution policy

(2)
Represents one year of non-cash adjustments associated with the amortization of debt issuance costs related to our credit facility and the amortization of premiums on our assumed mortgage note payable.

(3)
Represents the annualized increase in rental revenues from lease renewals, new leases and rent resets executed during the 12 months ended September 30, 2017. In addition, we have assumed that approximately 81% of the rentable square feet related to 13 leases that expire during the 12 months ending September 30, 2018 at our Hawaii Properties will be renewed with the existing tenants for rents similar to those under the expiring leases and that approximately 19% of the expiring square feet will be vacated. The expiring leases relate to certain of our Hawaii Properties which contributed approximately $665, or approximately 0.4%, of annualized rental revenues from our Initial Properties during the 12 months ended September 30, 2017. Rents from our Hawaii Properties that we are assuming will be vacated amount to $124, or approximately 19% of $665. We have based this assumption on historical experience at our Hawaii Properties for the three years ended September 30, 2017, but we have not included estimated rent increases for rents that are scheduled to reset during the 12 months ending September 30, 2018. No leases relating to our Mainland Properties are scheduled to expire during the 12 months ending September 30, 2018.

(4)
Represents the estimated general and administrative expenses related to our Business Management Agreement, plus an estimated $2,000 of other general and administrative costs related to our being a separate public company. Pursuant to our Business Management Agreement, (i) RMR will be paid annual base business management fees equal to approximately 0.5% times the lesser of (x) our total market capitalization, or (y) the historical cost of our Initial Properties, and (ii) for the period beginning on the first day the Shares begin trading after this Offering and ending on December 31, 2018 and annual periods thereafter, RMR will be paid an annual incentive fee if the total return realized by our shareholders exceeds the total return realized by the SNL U.S. REIT Equity Index during the same period.

Base Fees to RMR:
Average historical cost of our assets for the period	$1,447,008
Base fees percent	0.5%

Annual base fees to RMR	7,235
Annual other general and administrative expenses	2,000

Pro forma annual general and administrative expenses	$9,235

(5)
Represents one year of non-cash rental revenues associated with the net straight line adjustments to rental income and the amortization of above and below market lease intangibles.

(6)
Under our leases, our tenants are typically responsible for paying or reimbursing us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, including increases with respect thereto. However, we may be responsible for certain capital expenditures such as, in certain circumstances, roof and structural capital expenditures. This amount represents capital expenditures estimated to be incurred during the 12 months ending September 30, 2018, including leasing costs related to the new leases and lease renewals assumed as set forth in footnote (3) above. Estimated capital expenditures for the 12 months ending September 30, 2018 are approximately $0.07 per square foot, which is equal to the average historical capital expenditure rate relating to our Initial Properties for each of the 12 months ended September 30, 2015, 2016 and 2017. We calculated the $0.07 historical rate per square foot by dividing the sum of the capital expenditures, including leasing capital expenditures, incurred during each of the 12 months ended September 30, 2015, 2016 and 2017, by the sum of the average square feet for each such year.

Capitalization

The following table sets forth our capitalization on (1) a historical basis, including our issuance to SIR of 45,000,000 Shares and the SIR Note and our assumption of three mortgage notes totaling approximately $63.1 million in connection with our formation and SIR's contribution of our Initial Properties to us, (2) an as adjusted basis to reflect the repayment of the SIR Note with borrowings under our credit facility, and (3) a pro forma basis to reflect (i) this Offering of 20,000,000 Shares, assuming an initial offering price at the mid-point of the price range set forth on the cover page of this prospectus, (ii) the prepayment by SIR of approximately $14.3 million of mortgage notes on our behalf, and (iii) the use of substantially all of the net proceeds from this Offering, after deducting the Transaction Costs, to reduce the amount outstanding under our credit facility after giving effect to our setting aside $2 million for working capital, in each case, as of September 30, 2017. This table contains unaudited information and should be read in conjunction with "Use of proceeds," "Selected consolidated financial and pro forma financial information," "Management's discussion and analysis of financial condition and results of operations" and the historical and pro forma financial statements and the related notes included elsewhere in this prospectus (dollars in thousands, except share data).

	As of September 30, 2017
	Historical		As adjusted		Pro forma

Cash(1)	$—		$—		$2,000

Debt:
Credit facility(1)	$—		$750,000		$213,000
SIR Note	750,000		—		—
Mortgage notes payable, net	64,019	(2)	64,019	(2)	49,484	(3)

Total debt	814,019		814,019		262,484
Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 Shares authorized; 45,000,000 Shares issued and outstanding; and 65,000,000 pro forma Shares issued and outstanding	450		450		650
Additional paid in capital(1)	553,593		553,593		1,117,293

Total shareholders' equity(1)	554,043		554,043		1,117,943

Total capitalization(1)	$1,368,062		$1,368,062		$1,380,427

(1)
Upon the completion of this Offering, we expect to (a) reimburse SIR for the Transaction Costs incurred by it and (b) set aside $2,000 in our operating cash account for working capital.

(2)
Includes $63,069 of principal plus associated premiums.

(3)
Includes $48,750 of principal plus associated premiums.

Dilution

Shareholders that purchase Shares in this Offering will have their interest diluted to the extent of the difference between the initial public offering price per Share and the net tangible book value per Share immediately after the completion of this Offering.

Net tangible book value per Share represents the amount of total tangible assets less total liabilities, divided by the number of Shares then outstanding. Our pro forma net tangible book value as of September 30, 2017, including SIR's contribution of our Initial Properties and our issuance of the SIR Note and as adjusted for the repayment of the SIR Note with borrowings under our credit facility, was approximately $480.4 million, for a net tangible book value per Share of $10.67. After giving effect to our sale of Shares in this Offering at the assumed initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus, and deducting the Transaction Costs, our pro forma net tangible book value would have been approximately $1,044.3 million, or $16.07 per Share (assuming no exercise of the underwriters' overallotment option). This represents an immediate increase in the net tangible book value of $5.40 per Share and an immediate dilution of $13.43 per Share to shareholders who purchase Shares in this Offering. The following table illustrates this dilution per Share:

Assumed initial public offering price per Share		$29.50
Unaudited pro forma net tangible book value per Share as of September 30, 2017, as adjusted for the repayment of the SIR Note with borrowings under our credit facility	$10.67
Increase in unaudited pro forma net tangible book value per Share attributable to this Offering	$5.40

Unaudited pro forma net tangible book value per Share after giving effect to this Offering		$16.07

Dilution per Share to new investors		$13.43

A $1.00 increase (decrease) in the assumed initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount in pro forma net tangible book value attributable to this Offering by $0.29 per Share, and the dilution to shareholders who purchase Shares in this Offering by $0.71 per Share, assuming that the number of Shares offered by us, as set forth on the cover of this prospectus, remains the same (assuming no exercise of the underwriters' overallotment option) and after deducting the Transaction Costs.

The following table sets forth, as of September 30, 2017, on the pro forma basis as described above, the difference between the number of Shares purchased from us in this Offering and the total consideration paid by our existing shareholder, SIR, and by the shareholders who purchase Shares in this Offering at the assumed initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus prior to deducting the Transaction Costs.

	Shares purchased		Total consideration
	Number (in millions)	Percentage	Amount ($ in millions)	Percentage	Average price per share

SIR	45.0	69.2%	$480.4	44.9%	$10.67
New investors	20.0	30.8%	590.0	55.1%	29.50

Total	65.0	100.0%	$1,070.4	100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by shareholders who purchase Shares in this Offering by $20 million, or increase (decrease) the percent of total consideration paid by such shareholders by approximately 3%,

Dilution

assuming that the number of Shares offered by us, as set forth on the cover of this prospectus, remains the same (assuming no exercise of the underwriters' overallotment option).

If the underwriters' overallotment option is exercised in full, the following will occur:

➤
the percentage of our Shares held by SIR will decrease to approximately 66.2% of the total number of Shares outstanding;

➤
the number of our Shares held by shareholders who purchase Shares in this Offering will increase to 23,000,000 Shares, or approximately 33.8% of the total number of Shares outstanding;

➤
the immediate dilution experienced by shareholders who purchase Shares in this Offering will be $12.92 per Share, and the net tangible book value per Share will be $16.58 per Share; and

➤
a $1.00 increase (decrease) in the initial offering price of $29.50 per Share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the dilution experienced by shareholders who purchase Shares in this Offering by $0.68 per Share.

Business

Our company

Industrial Logistics Properties Trust was recently formed to own and lease industrial and logistics properties throughout the United States. We believe our Initial Properties provide a stable base of increasing income. We intend to expand our business by focusing on properties that may benefit from the growth of e-commerce.

We own 266 properties with a total of approximately 28.5 million square feet. Substantially all of our Initial Properties are industrial properties that are primarily used for manufacturing and logistics purposes. As of September 30, 2017, the logistics properties subset of our Initial Properties provided approximately 72.6% of our annualized rental revenues and was composed of approximately 63.3% of our Initial Properties' rentable area, approximately 66.5% of the number of our Initial Properties, approximately 77.4% of the gross book value of our Initial Properties and approximately 76.9% of the net book value of our Initial Properties.

Our portfolio includes 16.8 million square feet of primarily industrial lands in Hawaii and approximately 11.7 million square feet of industrial and logistics properties in 24 other states. As of September 30, 2017, our Initial Properties were approximately 99.9% leased to 240 tenants with a weighted average remaining lease term of approximately 11.4 years. As of September 30, 2017, our Hawaii Properties provided 60.0% of our annualized rental revenues and our Mainland Properties provided 40.0% of our annualized rental revenues. We intend to expand our portfolio by acquiring additional industrial and logistics properties throughout the country.

Our Initial Properties

(as of September 30, 2017; dollars and square feet in thousands)

Market opportunity

U.S. Industrial Real Estate Market Overview.    According to JLL's Q3 U.S. Industrial Outlook, as of September 30, 2017, the approximately 13 billion square foot U.S. industrial real estate market had historically low vacancy and had experienced positive rental rate growth for the five years ended

Business

September 30, 2017. Growing demand for industrial properties combined with the lack of availability in existing properties and limited new supply have contributed to these trends. Despite these favorable fundamentals supporting the U.S. industrial real estate market, we believe new development activities have been moderated by high building costs and limited construction financing.

According to JLL's Q3 U.S. Industrial Outlook, as of September 30, 2017, industrial vacancy in the United States remained steady from the second quarter and was at its lowest level in 15 years, and nearly all U.S. industrial markets were below their average ten year vacancy rates. According to the same report, nationally, the average industrial real estate vacancy rate was 5.2% as of September 30, 2017. As illustrated in the below chart prepared by CBRE Econometric Advisors, new development of industrial properties has trailed net absorption since 2011, leading to historical lows in vacancy rates.

U.S. Industrial Real Estate Market—Historical Net Absorption, Completions And Availability Rate

Source: CBRE Econometric Advisors, 2017 Q3.

According to JLL's Q3 U.S. Industrial Outlook, as of September 30, 2017, 221 million square feet of industrial real estate was under construction, representing only 1.8% of total current inventory of such properties. We believe there is growing demand for industrial and logistics properties that will allow owners to maintain high occupancies and further increase rents.

Growth in E-Commerce Driving Industrial Demand.    We believe the U.S. retail industry is experiencing a major shift away from stores and shopping centers to e-commerce sales platforms, which is increasing demand for the industrial and logistics properties necessary to support e-commerce sales. We believe e-commerce sales may require up to three times the amount of industrial and logistics space to support the same amount of retail sales from stores. We believe there is an opportunity to expand e-commerce sales in retail segments that were previously considered immune to e-commerce participation, such as groceries for delivery. We also believe the increase in e-commerce and the resulting increase in demand for industrial and logistics properties over the past few years is not cyclical but is part of a trend that will continue for several more years.

According to the U.S. Department of Commerce, domestic e-commerce retail sales increased from $198.6 billion for the 12 months ended December 31, 2011 to $389.9 billion for the 12 months ended December 31, 2016, an increase of 96.4% over this period. At the same time, the U.S. Department of

Business

Commerce has estimated that, as of December 31, 2016, e-commerce sales represented only 8.0% of total retail sales.

U.S. Retail Sales Composition ($mm)

Source: U.S. Census Bureau of the Department of Commerce (as of September 30, 2017)

E-Commerce Retail Sales ($mm) & E-Commerce As A Percent of Total

Source: U.S. Census Bureau of the Department of Commerce (as of September 30, 2017)

Although not all retail sales in stores can or will be replaced by e-commerce (e.g., gasoline and restaurant sales), we believe the growth in e-commerce is not cyclical and will continue (both in dollar value and as a percentage of total retail sales). We believe the continuation of this trend will stimulate demand for industrial and logistics properties, generate opportunities to increase rents and create a favorable investment environment for such properties for the next several years.

Hawaii Industrial Lands Opportunity.    Hawaii has total land area of approximately 6,423 square miles; however, the island of Oahu has only approximately 598 square miles, and because Oahu is a

Business

volcanic created island, large parts are not suitable for development (source: Department of Business, Economic Development & Tourism of Hawaii, Research & Economic Analysis, November 2016). Despite its small size, the island of Oahu has a permanent population of approximately one million people, approximately 70% of the total population of Hawaii, and a large majority of all business activities in Hawaii take place on the island of Oahu (source: Department of Business, Economic Development & Tourism of Hawaii, Research & Economic Analysis, November 2016). All of our Hawaii Properties are on the island of Oahu. Because Oahu is a volcanic created island with steep mountains and expensive oceanfront lands, and because a significant amount of land on Oahu is used by the federal government for military bases, we believe there is limited available land suitable for industrial uses that might compete with our Hawaii Properties.

As of September 30, 2017, we owned 226 properties with 16.8 million square feet located on the island of Oahu. Approximately 39.1% of our total square feet is located in the Airport/Mapunapuna Honolulu submarket, approximately 14.5% of total square feet is located in the Kalihi/Sand Island Honolulu submarket, approximately 43.0% of total square feet is located in the Campbell/Kapolei submarket, and approximately 3.3% of total square feet is located in and around Honolulu. According to the Oahu Hawaii Industrial Market Research & Forecast Report for the second quarter of 2017 published by Colliers International, industrial land values currently range between $100 and $160 per square foot in the Airport/Mapunapuna submarket, between $100 and $180 per square foot in the Kalihi/Sand Island submarket and between $25 and $38 per square foot in the Campbell/Kapolei submarket.

Estimated Industrial Land Values (By Submarket) On The Island Of Oahu(1)

Source: Colliers International Research and Consulting.

(1)
Approximately 3.3% of our Hawaii Properties' area is located outside the listed submarkets.

(2)
Approximately 43.0% of our Hawaii Properties' area is located in this submarket.

(3)
Approximately 39.1% of our Hawaii Properties' area is located in this submarket.

(4)
Approximately 14.5% of our Hawaii Properties' area is located in this submarket.

More than 80% of our annualized rental revenues from our Hawaii Properties, as of September 30, 2017, was from properties located between the Honolulu central business district and the Honolulu International Airport or the Honolulu seaport, which we believe are among the most desirable locations for industrial uses in that state. We believe that the scarcity of land suitable for warehouse or

Business

other light industrial use and the desirable locations of our Hawaii Properties for such uses are the primary reasons why, since our parent company and its predecessor began acquiring our Hawaii Properties in December 2003, the year end occupancy rate (based on square feet) of our Hawaii Properties has not been less than 98.0% and our rental income has regularly increased despite the cyclical conditions experienced in the United States and Hawaii economies during this period, as set forth in the following table:

Hawaii Properties Performance

	As of and for the year ended December 31,
															As of and for the nine months ended September 30, 2017
	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Number of properties(1)	184	185	225	225	225	225	225	225	225	226	226	226	226	226	226
Occupancy	99.7%	99.5%	99.4%	99.9%	99.8%	99.5%	99.5%	99.6%	98.4%	98.0%	98.0%	99.0%	99.1%	98.6%	99.9%
Rental income (in thousands)	$2,571	$36,521	$43,775	$51,670	$53,472	$54,579	$59,250	$60,080	$61,285	$62,868	$68,741	$71,637	$75,395	$76,131	$58,424

(1)
Reflects 184 properties acquired in December 2003, one additional property acquired in 2004, 40 additional properties acquired in June 2005 and one additional property acquired in November 2012.

In addition to the location and long lease terms associated with our Hawaii Properties, we believe the legal structure of our land leases at these properties makes the rents we receive from our Hawaii Properties more secure than rents from most other types of real estate. Most of our Hawaii Properties consist of lands leased to tenants that operate their businesses on our land. Many of these land tenants have constructed improvements on their leaseholds, including buildings or infrastructure that are used in connection with their businesses. If a tenant defaults or its lease terminates, a tenant may lose its business or its investment in the leasehold improvements. Accordingly, we believe the tenants of our Hawaii Properties have strong incentives to avoid defaulting their leases and to renew their leases when they expire. Moreover, when our tenants finance their leaseholds, we believe the tenants' banks or other lending institutions may make payments to us to preserve the value of the lenders' collateral.

Investment highlights

High Quality Properties Leased to Diversified Tenants.    We own 266 properties with a total of approximately 28.5 million square feet located in 24 states throughout the mainland United States and on the island of Oahu, Hawaii. We have a total of 240 tenants, with only one affiliated tenant group, subsidiaries of Amazon.com, Inc., contributing more than 3.8% of our annualized rental revenues as of September 30, 2017. Our leases with subsidiaries of, and that are guaranteed by, Amazon.com, Inc. represented approximately 10.3% of our annualized rental revenues as of September 30, 2017.

Many of our Mainland Properties were built to suit for the current tenants, and, as of September 30, 2017, the average age of our Mainland Properties (weighted by square feet) was only 8.5 years. As of September 30, 2017, more than 80% of the annualized rental revenues from our Hawaii Properties was from properties located in areas between the Honolulu central business district and the Honolulu International Airport or the Honolulu seaport, which we believe are among the most desirable industrial property locations in that state.

Stable Cash Flows from Long Term Leases.    As of September 30, 2017, our Initial Properties were approximately 99.9% leased for a weighted average remaining lease term of approximately 11.4 years. We have limited near and intermediate term lease expirations, with leases representing less than 11.3% of our annualized rental revenues as of September 30, 2017 expiring by December 31, 2021. In addition, most of our Initial Properties are leased to tenants that are financially responsible to pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, including

Business

increases with respect thereto. We believe that this lease structure reduces our exposure to potential cost increases and contributes to the security of our cash flows.

As of September 30, 2017, tenants contributing 45.0% of our annualized rental revenues from our Mainland Properties were investment grade rated (or their payment obligations to us were guaranteed by an investment grade rated parent) and tenants contributing an additional 8.6% of our annualized rental revenues from our Mainland Properties were subsidiaries of an investment grade rated parent (although these parent entities are not liable for our rents). As of September 30, 2017, approximately 91.1% of our annualized rental revenues from our Hawaii Properties were from leased lands where many of our tenants have built and maintain the improvements on the leased lands and where some of our tenants have mortgaged their leasehold interests to obtain financing. In the event any of these Hawaii land tenants defaults under its land lease, we generally have the right to regain possession of our land and retain any improvements without additional cost, unless the defaulting tenant or the tenant's mortgage lender cures the lease default. We believe that the land lease structure at most of our Hawaii Properties enhances the security of our rents from those properties. In combination, our Mainland Properties with investment grade rated tenants, our Mainland Properties with tenants that are subsidiaries of investment grade rated parent entities and our Hawaii land leases contributed approximately 76.1% of our annualized rental revenues as of September 30, 2017.

Attractive Internal Growth Potential.    Most of our Hawaii Properties are industrial lands that have been long term leased for rents that periodically reset based on fair market values, generally every five or ten years during the lease terms or upon the lease expirations. We believe that our Hawaii Properties have the potential to continue their historical rent growth as a result of periodic rent resets and new leasing following current lease expirations. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, and, despite the cyclical general economic conditions since then, our Hawaii Properties have remained at least 98.0% leased, and the rents received from these properties have regularly increased. Since SIR and its predecessor began acquiring our Hawaii Properties in 2003, rent resets and new leases following lease expirations at our Hawaii Properties have resulted in an average rent increase of 32.7% above the rent for the same space prior to the rent reset or lease expiration (or a weighted average annual growth rate of 2.3%).

In addition to the internal rent growth which may result from our rent resets and lease expirations at our Hawaii Properties, a majority of the leases at our Mainland Properties and many leases at our Hawaii Properties include periodic set dollar amount or percentage increases that raise the cash rent payable to us. These contractual increases in the aggregate are expected to raise our annual cash rents during the five year period ending September 30, 2022 by approximately $8.6 million, or an average increase of approximately $1.7 million per year during this period.

Strong Industrial Market Fundamentals.    The rapid growth of e-commerce sales in the U.S. economy is creating strong demand for industrial and logistics properties. As significant portions of the retail industry shift away from stores and shopping centers to e-commerce sales platforms, demand for industrial distribution centers has increased, creating strong net absorption and positive rent growth for industrial properties. We believe e-commerce sales require as much as three times the square footage of industrial and logistics space compared to traditional warehouse space that supports stores. We also believe that these trends are not cyclical but reflect a major shifting of economic activity related to retail sales that may continue for several more years.

Balance Sheet Positioned for Growth.    Upon the completion of this Offering, we expect that our total debt outstanding will be approximately $262.5 million, or 12.0% of our total market capitalization of approximately $2.2 billion, assuming an initial offering price at the mid-point of the price range set forth on the cover page of this prospectus. Also, upon the completion of this Offering, we will have approximately $537.0 million available under our credit facility, which we may use for general business purposes, including potential acquisitions.

Business

Experienced Management Team with National Real Estate Platform.    We are managed by RMR. As of September 30, 2017, RMR had approximately $28.5 billion of commercial real estate and related assets under management in 48 states. Our relationship with RMR provides us with access to more than 475 real estate professionals employed by RMR in its Newton, Massachusetts headquarters and in more than 35 regional offices located throughout the United States who are responsible for managing or supervising the day to day operations of more than 1,400 properties. We expect to use the extensive nationwide resources of RMR to manage our Initial Properties and to locate, diligence and selectively acquire additional industrial and logistics properties.

Our growth strategies

Our primary business objectives are to own and lease a diversified portfolio of industrial and logistics properties and to increase CAD to our shareholders.

Internal Growth through Rent Resets, Fixed Increases in Our Current Leases and Selective Development.    Many of the leases for our Hawaii Properties provide that the rents we receive are reset to fair market value periodically during the lease terms. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, our Hawaii Properties have remained over 98.0% leased, and the periodic rent resets and lease expirations at our Hawaii Properties have resulted in significant rent increases. Because of the limited availability of land suitable for industrial uses that might compete with our Hawaii Properties, we believe that our Hawaii Properties offer the potential for rent growth as a result of periodic rent resets and new leasing following current lease expirations.

In addition to the internal rent growth which may result from our rent resets and lease expirations at our Hawaii Properties, a majority of the leases at our Mainland Properties and many leases at our Hawaii Properties include periodic set dollar amount or percentage increases that raise the cash rent payable to us. These contractual increases in the aggregate are expected to raise our annual cash rents during the five year period ending September 30, 2022 by approximately $8.6 million, or an average increase of approximately $1.7 million per year during this period.

Since the leases at certain of our Hawaii Properties were originally entered, in some cases as long as 40 or 50 years ago, the characteristics of the neighborhoods in the vicinity of some of those properties have changed. In such circumstances, SIR and its predecessor have sometimes engaged in redevelopment activities to change the character of certain properties in order to increase rents (e.g., from industrial to retail use). Because our Hawaii Properties are currently experiencing strong demand from tenants for industrial and logistics uses, we do not currently expect redevelopment efforts in Hawaii to become a major activity of ours in the foreseeable future; however, we may undertake such activities on a selective basis. Also, SIR and its predecessor have sometimes built expansions for tenants at our Mainland Properties in return for lease extensions and rent increases, and we expect to continue such activities.

External Growth through Acquisitions.    Our external growth strategy is to acquire additional industrial and logistics properties that we believe will produce NOI in excess of our cost of capital used to purchase the properties. We intend to grow our business by investing primarily in industrial and logistics properties that serve the growing needs of e-commerce. We believe that e-commerce sales will continue to grow, in both dollar value and as a percentage of total retail sales, and that this will create strong demand for industrial and logistics properties and rental growth for the next several years.

We are focused on acquiring industrial and logistics properties that are of strategic importance to our tenants' businesses, such as build to suit properties, strategic distribution hubs or other properties in which tenants have invested a significant amount of capital. We target occupied properties, where

Business

tenants are financially responsible for all, or substantially all, property level operating expenses, including increases with respect thereto. Because there are a limited number of industrial and logistics properties in Hawaii, we expect that most of our acquisitions will be in other states.

We believe we have two competitive advantages which may allow us to successfully implement our external growth strategy, as follows:

First, we have and expect to maintain a strong capitalization which may allow us to access reasonably priced capital throughout business cycles. Upon the completion of this Offering, we expect to have approximately $262.5 million of total debt and approximately $1.9 billion of market value of common equity, assuming an initial offering price at the mid-point of the price range set forth on the cover page of this prospectus. We also expect to have approximately $537.0 million of available borrowing capacity under our credit facility.

Second, we believe we have an experienced management team to implement our growth strategies. Our executive officers have extensive experience acquiring and operating real estate. We believe RMR can and will provide us with an extensive array of services to assist with our acquisitions. RMR is an alternative asset management company that has been managing commercial real estate companies and related businesses since 1986. Since its founding, RMR has acquired over $30 billion of real estate. Because of the experience and depth of our management, we believe we will be able to acquire industrial and logistics properties throughout the United States and successfully compete with many of our competitors.

Our Initial Properties

We own 266 properties with a total of approximately 28.5 million square feet, including: 226 buildings, leasable land parcels and easements totaling approximately 16.8 million square feet located on the island of Oahu, Hawaii; and 40 properties with approximately 11.7 million square feet located in 24 other states. As of September 30, 2017, our Initial Properties were approximately 99.9% leased to 240 tenants.

Initial Properties(1)
(square feet and dollars in thousands)

	Number of tenants	Square feet	Percent of total square feet	Percent leased	Annualized rental revenues	Percentage of annualized rental revenues	Weighted average remaining lease term

Hawaii Properties	220	16,834	59.0%	99.9%	$93,139	60.0%	13.4
Mainland Properties	20	11,706	41.0%	100.0%	62,202	40.0%	8.3

Totals/Average	240	28,540	100.0%	99.9%	$155,341	100.0%	11.4

(1)
As of September 30, 2017.

Business

Our Initial Properties are located in 25 states. The following map shows the location of our Initial Properties:

Geographic Overview
Number of properties

Our Initial Properties are diversified by tenancies, with subsidiaries of Amazon.com, Inc., which collectively contributed 10.3% of our annualized rental revenues as of September 30, 2017, being the only affiliated tenant group contributing more than 3.8% of our annualized rental revenues as of such date. The following table sets forth the 15 largest tenants of our Initial Properties and certain

Business

information about the properties we lease to these tenants as of September 30, 2017 (square feet in thousands):

Tenant name	Property location	Square feet(1)	% of total square feet(1)	% of annualized rental revenues

1 Amazon.com.dedc, LLC / Amazon.com.kydc LLC	South Carolina, Tennessee, Virginia	3,048	10.7%	10.3%
2 Restoration Hardware, Inc.	Maryland	1,195	4.2%	3.8%
3 Federal Express Corporation / Fedex Ground Package System, Inc.	Arkansas, Colorado, Idaho, Illinois, Louisiana, Minnesota, Missouri, North Carolina, North Dakota, Ohio, Oklahoma, Utah	674	2.4%	3.7%
4 American Tire Distributors, Inc.	Colorado, Louisiana, Nebraska, New York, Ohio	722	2.5%	3.2%
5 Par Hawaii Refining, LLC	Hawaii	3,148	11.0%	2.8%
6 Servco Pacific Inc.	Hawaii	537	1.9%	2.3%
7 Shurtech Brands, LLC	Ohio	645	2.3%	2.2%
8 BJ's Wholesale Club, Inc.	New Jersey	634	2.2%	2.2%
9 Safeway Inc.	Hawaii	146	0.5%	2.1%
10 Exel Inc.	South Carolina	945	3.3%	2.0%
11 Trex Company, Inc.	Nevada, Virginia	646	2.3%	1.9%
12 Avnet, Inc.	Ohio	581	2.0%	1.9%
13 Manheim Remarketing, Inc.	Hawaii	338	1.2%	1.7%
14 Coca-Cola Bottling of Hawaii, LLC	Hawaii	351	1.2%	1.6%
15 A.L. Kilgo Company, Inc. / Tai Polythene of Hawaii, Inc.	Hawaii	310	1.1%	1.5%

Total		13,920	48.8%	43.2%

(1)
Square feet pursuant to existing leases as of September 30, 2017 and includes (i) space being fitted out for occupancy, if any, and (ii) space which is leased but is not occupied or is being offered for sublease by tenants, if any.

The following table sets forth the lease expiration schedule for our Initial Properties as of September 30, 2017 (square feet and dollars in thousands):

Year	Number of tenants	Rented square feet expiring	% of total rented square feet expiring	Annualized rental revenues expiring	% of annualized rental revenues expiring

2017	1	48	0.2%	$113	0.1%
2018	19	226	0.8%	1,497	1.0%
2019	17	1,748	6.1%	4,797	3.1%
2020	19	843	3.0%	4,231	2.7%
2021	16	1,157	4.1%	6,828	4.4%
2022	63	2,762	9.7%	20,837	13.4%
2023	15	1,425	5.0%	11,229	7.2%
2024	12	4,750	16.7%	15,668	10.1%
2025	10	623	2.2%	3,088	2.0%
2026	3	637	2.2%	3,502	2.3%
Thereafter	91	14,300	50.0%	83,551	53.7%

Total	266	28,519	100.0%	$155,341	100.0%

Our Mainland Properties.    We own 40 industrial and logistics properties with approximately 11.7 million square feet located in 24 states. As of September 30, 2017, our Mainland Properties were

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100.0% leased to 20 different tenants for a weighted average remaining lease term of 8.3 years. These properties contributed 40.0% of our annualized rental revenues and, as of September 30, 2017, had a weighted average age of only 8.5 years. Approximately 90.8% of the annualized rental revenues from our Mainland Properties are from logistics properties. The average height (weighted by square feet) of warehouses at our Mainland Properties is more than 30 feet.

Many of our Mainland Properties were built to suit for the current tenants and are strategically important warehouse and distribution centers for the current tenants' businesses. As a result, we believe that there is a higher likelihood that these tenants will extend their leases when they expire than is the case with commercial real estate that is not customized for the tenants or of strategic importance to their businesses.

Our Hawaii Properties.    As of September 30, 2017, our Hawaii Properties provided 60.0% of our annualized rental revenues. Our Hawaii Properties include 16.8 million square feet, which, as of September 30, 2017, were approximately 99.9% leased to 220 different tenants. No single tenant of our Hawaii Properties is responsible for more than 2.8% of our annualized rental revenues.

Over 80% of our annualized rental revenues from our Hawaii Properties is generated by land and buildings located in the areas between the Honolulu central business district and the Honolulu International Airport or the Honolulu seaport. Although some of these lands have been converted to commercial or retail uses, most of our Hawaii Properties are currently used for warehouse or other light industrial uses. We believe our Hawaii Properties are valuable because they are located closer to the major sources of demand for warehouse and light industrial space than most other land usable for such purposes in Hawaii.

Our leases

The following provides a general description of the economic lease terms for our Initial Properties. The terms of a particular lease may vary from those described below.

Mainland Properties' Leases.    In general, our Mainland Properties are subject to leases pursuant to which the tenants pay fixed annual rents on a monthly, quarterly or semi-annual basis, and also pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, such as real estate taxes, insurance, utilities and repairs, including increases with respect thereto. Many of our Mainland Properties' leases require us to maintain the roof, exterior walls, foundation and other structural elements of the buildings at our expense; however, because we believe our Mainland Properties have been well maintained, we do not believe these expenses will be material to us during the remaining lease terms.

Our Mainland Properties are fully leased, and we do not expect to have many opportunities to raise rents or redevelop these properties until these leases start to expire beginning in 2019. Nonetheless, some of the tenant renewal options at our Mainland Properties provide for rents to be reset to fair market values, and we may be able to raise rents if and as these options are exercised. Also, we regularly confer with tenants at our Mainland Properties to determine if they are interested in our expanding or otherwise improving their leased properties in return for increased rents and extended terms. For example: we substantially completed the development of a 35,000 square foot expansion for the tenant at our McAlester, Oklahoma property that resulted in a lease extension from August 31, 2022 to August 31, 2027 and a rent increase of $557,824 per year for the five year period starting September 1, 2017; and we are in negotiations with a tenant at another of our Mainland Properties regarding a possible build to suit expansion of approximately 194,000 square feet, but these negotiations are ongoing and we cannot be sure that we will complete this potential build to suit expansion or what rent increases we may realize if this potential build to suit expansion is completed.

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Hawaii Properties' Leases.    In general, our Hawaii Properties are subject to leases pursuant to which the tenants pay fixed annual rent on a monthly, quarterly or semi-annual basis, and also pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, such as real estate taxes, insurance, utilities and repairs, including increases with respect thereto. Many of our Hawaii Properties are leased for fixed annual rents that are periodically reset based on fair market values. In some cases, the resets are based on fair market value rent and in other cases a percentage of the fair market value of the leased land. Fair market value rent reset rates are generally determined through negotiations between us and individual tenants; however, when no agreement is achieved, our Hawaii Properties' leases require an appraisal process. In the appraisal process for land leases that are periodically reset based on fair market value rents, the appraisers are required to determine the fair and reasonable rent, exclusive of improvements. In the appraisal process for land leases that are periodically reset based on a percentage of the fair market value of the land, the appraisers are required to determine the fair market value of the land, usually exclusive of improvements, with such fair market value being based on the highest and best use of such land and as though unencumbered by the lease, and then the appraisers apply a rent return rate to the land value which may be set in the lease or determined by the appraisers based on market conditions.

The weighted average remaining lease term for our leased Hawaii Properties, as of September 30, 2017, was 13.4 years. However, as noted above, many of these leases provide that the rents are reset to fair market value periodically during the lease terms. Since SIR and its predecessor began acquiring our Hawaii Properties in December 2003, the periodic rent resets and lease expirations at our Hawaii Properties have resulted in significant rent increases, as set forth in the following table (dollars in thousands):

History Of Rent Increases At Our Hawaii Properties(1)

Period	Number of leases reset or expired	Annualized rent before reset/expiration(2)	Annualized rent after reset/ expiration	Average percentage change in annualized rent(3)

December 5, 2003 - December 31, 2012	250	$39,187	$54,311	38.6%
2013	51	8,472	11,686	37.9%
2014	58	13,168	17,391	32.1%
2015	44	14,632	17,405	19.0%
2016 - September 30, 2017	56	10,575	13,365	26.4%

Total/Average	459	$86,034	$114,158	32.7% (4)

(1)
Our ability to increase rents when rents reset or leases expire will depend upon then prevailing market conditions, which are beyond our control. While rent resets and new leases at our Hawaii Properties have, in the aggregate, resulted in rent increases during the period of SIR's and its predecessor's ownership, in some instances rents have decreased. Accordingly, the historical rent increases achieved at our Hawaii Properties may not be repeated in the future.

(2)
Represents rents charged for the affected space prior to the rent resets or lease expirations.

(3)
Percentage difference to prior rents charged for the affected space.

(4)
Reflects a weighted average annual growth rate of 2.3%.

Because we believe there is limited available land suitable for industrial uses that might compete with our Hawaii Properties, we believe that rents from these properties may provide us with future increases in rental revenues. The following table sets forth the number of our Hawaii Properties' leases that are

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scheduled to have rent resets or to expire within the next five years and thereafter (dollars in thousands):

Scheduled Rent Resets And Lease Expirations At Our Hawaii Properties(1)

Period	Number of rent resets and lease expirations(2)	Annualized rental revenues(2)	Cumulative percentage of annualized rental revenues scheduled to reset or expire(2)

October 1, 2017 - December 31, 2017	3	$873	0.9%
2018	27	4,050	5.3%
2019	35	15,097	21.5%
2020	21	4,857	26.7%
2021	17	6,193	33.4%
2022	75	22,791	57.8%
Thereafter through 2064	55	39,278	100.0%

Total	233	$93,139

(1)
Our ability to increase rents when rents reset or leases expire will depend upon the then prevailing market conditions, which are beyond our control. While rent resets and new leases at our Hawaii Properties have, in the aggregate, resulted in rent increases during the period of SIR's and its predecessor's ownership, in some instances rents have decreased. Accordingly, the historical rent increases achieved at our Hawaii Properties may not be repeated in the future.

(2)
Each lease related to our Hawaii Properties is presented once based on its next scheduled reset for a lease that is subject to multiple scheduled resets or, if there is no scheduled reset, its expiration date.

Our tenants

Mainland Properties.    Our Mainland Properties' tenants are responsible for approximately 40.0% of our annualized rental revenues as of September 30, 2017. No single Mainland Property is responsible for more than 4.1% of our annualized rental revenues, and no single affiliated tenant group of our Mainland Properties is responsible for more than 10.3% of our annualized rental revenues. The following table sets forth the tenants of our Mainland Properties that are responsible for more than

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1.0% of our annualized rental revenues and certain information about our leases with these tenants as of September 30, 2017 (square feet and dollars in thousands):

Tenants Of Our Mainland Properties Representing More Than 1% Of Annualized Rental Revenues

Tenant name	Leased square feet	Lease expirations	Annualized rental revenues	Percent of annualized rental revenues	Renewal options

Amazon.com.dedc, LLC / Amazon.com.kydc LLC (leases guaranteed by Amazon.com, Inc.)	3,048	September 30, 2027	$15,988	10.3%	Four 5 year options
Restoration Hardware, Inc.	1,195	February 29, 2028	5,862	3.8%	Three 5 year options
Federal Express Corporation / Fedex Ground Package System, Inc.	674	November 30, 2019 - August 31, 2027	5,704	3.7%	Two 5 year options
American Tire Distributors, Inc.	722	June 30, 2023 - December 31, 2024	5,002	3.2%	Two 5 year options
Shurtech Brands, LLC (lease guaranteed by STM Industries, Inc. and Shurtape Technologies, LLC)	645	May 28, 2024	3,479	2.2%	Two 10 year options
BJ's Wholesale Club, Inc.	634	July 31, 2033	3,387	2.2%	Four 5 year options
Exel Inc. (lease guaranteed by Deutsche Post AG)	945	June 25, 2024	3,041	2.0%	Two 5 year options
Trex Company, Inc.	646	December 31, 2021 - May 31, 2025	2,958	1.9%	Two 5 year options (for Fernley, Nevada property); One 5 year option (for Winchester, Virginia property)
Avnet, Inc.	581	September 30, 2026	2,905	1.9%	One 3 year and one 5 year option
The Net-A-Porter Group LLC (lease guaranteed by Net-A-Porter Ltd.)	167	April 30, 2023	2,301	1.5%	One 5 year option and one 4 years and 10 months option
General Mills Operations, LLC (lease guaranteed by General Mills, Inc.)	158	July 31, 2024	2,184	1.4%	Three 5 year options
The Toro Company	450	December 31, 2027	1,684	1.1%	Three 5 year options

Total	9,865		$54,495	35.2%

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Two wholly owned subsidiaries of Amazon.com, Inc. (Nasdaq: AMZN), or Amazon, lease three of our properties. Amazon.com.dedc, LLC leases two of our properties; one is located in Murfreesboro, Tennessee and the other in Spartanburg, South Carolina. Our property leased to Amazon.com.kydc LLC is located in Chester, Virginia. Each location has a separate lease that expires in 2027 with renewal options for an additional 20 years. All three properties were built during 2012 for Amazon as fulfillment centers and are in close proximity to major transportation networks. The lease obligations of Amazon.com.dedc, LLC and Amazon.com.kydc LLC due to us are guaranteed by Amazon. Amazon is the largest e-commerce company in the United States and one of the largest retailers of consumer products in the world. Amazon's obligations are rated "investment grade" by one or more nationally recognized credit rating agencies. As of September 30, 2017, Amazon had an equity market capitalization of approximately $461.8 billion.

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Restoration Hardware, Inc., or RHI, leases our property located in North East, Maryland. This property serves as one of RHI's three main national distribution centers. This lease expires in 2028 with renewal options for 15 additional years. RHI is a wholly owned subsidiary of Restoration Hardware Holdings, Inc. (NYSE: RH), or Restoration Hardware, which is a home furnishings retailer that sells a wide range of home goods and furniture directly to customers nationwide. As of September 30, 2017, Restoration Hardware had an equity market capitalization of approximately $1.5 billion.

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Federal Express Corporation leases two of our properties located in Asheville, North Carolina and Rockford, Illinois. Fedex Ground Package System, Inc. leases 11 of our properties located in: Lafayette, Louisiana; Brookfield, Missouri; McAlester, Oklahoma; Salt Lake City, Utah; Pocatello, Idaho; Chillicothe, Ohio; South Point, Ohio; Pueblo, Colorado; Minot, North Dakota; Bemidji, Minnesota and Fort Smith, Arkansas. Each location is used as a distribution/logistics center and is under a separate lease with expirations from 2019 to 2027, and each lease includes renewal options for 10 additional years. Federal Express Corporation and Fedex Ground Package System, Inc. are 100% owned subsidiaries of FedEx Corporation (NYSE: FDX), or Federal Express, which we believe is one of the world's largest delivery businesses. Federal Express Corporation's obligations are rated "investment grade" by one or more nationally recognized credit rating agencies. As of September 30, 2017, Federal Express had an equity market capitalization of approximately $60.5 billion.

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American Tire Distributors, Inc., or American Tire, leases five of our properties located in: Colorado Springs, Colorado; Lincoln, Nebraska; Lewis Center, Ohio; Baton Rouge, Louisiana; and Albany, New York. These properties serve as distribution/logistics centers. Each location is under a separate lease with expirations from 2023 to 2024, and each lease includes renewal options for 10 additional years. We believe American Tire is one of the largest replacement tire distributors in North America and employs more than 5,000 people in the United States and Canada.

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Shurtech Brands, LLC, or Shurtech, leases our property located in Avon, Ohio, 15 miles west of Cleveland, Ohio, at a location which provides easy access to Interstate Highway 90. This property was built for Shurtech in 1996 and this lease expires in 2024 with renewal options for 20 additional years. Shurtech's lease obligations to us are guaranteed by STM Industries, Inc., or STM, and Shurtape Technologies, LLC, or Shurtape. Shurtech is a wholly owned subsidiary of Shurtape, which operates as a subsidiary of STM and is a producer of pressure sensitive packaging and specialty tape products, including Duck® tape.

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BJ's Wholesale Club, Inc., or BJ's, leases our property located in Burlington, New Jersey. This property was built for BJ's in 2001 and its location provides easy access to Interstate Highway 95. This lease expires in July 2033 with renewal options for 20 additional years. We believe that our property is an important logistics center for BJ's, that BJ's is a leading operator of membership warehouse clubs in the United States and that BJ's has annual revenues of over $12 billion.

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Exel Inc., or Exel, leases our property located in the Charlotte, North Carolina metropolitan area. This property was built to suit for Exel. This lease expires in 2024 with renewal options for 10 additional years. Exel is a 100% owned subsidiary of Deutsche Post AG (FRA: DPW), which is the primary provider of mail and parcel delivery services in Germany and the operator of one of the largest international delivery and logistics management businesses in the world. Exel's lease obligations to us are guaranteed by Deutsche Post AG. Deutsche Post AG's obligations are rated "investment grade" by one or more nationally recognized credit rating agencies. As of September 30, 2017, Deutsche Post AG had an equity market capitalization of approximately €45.7 billion.

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Trex Company, Inc. (NYSE: TREX), or Trex, leases two of our properties located in Winchester, Virginia and Fernley, Nevada. The Winchester, Virginia property is located approximately 64 miles northwest of the District of Columbia and its location offers easy access to Interstate Highway 81. The Fernley, Nevada property is located near the intersection of Interstate Highway 80, U.S. Highway 50 and U.S. Highway 95 and we believe its location provides single day truck access throughout most of the western United States. These leases expire in 2021 and 2025 with renewal options for 5 and 10 additional years, respectively. Trex is one of the world's largest manufacturers of wood-alternative decking and railing products for both residential and commercial uses. Trex sells its products through wholesale distributors at more than 6,700 retail locations. Trex uses our properties as distribution centers. As of September 30, 2017, Trex had an equity market capitalization of approximately $2.6 billion.

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Avnet, Inc. (NYSE: AVT), or Avnet, leases our property located in the Columbus, Ohio metropolitan area, which we believe is within a 10-hour drive to approximately 47% of the U.S. population. Our property was built to suit for Avnet in 2014 and is used as a manufacturing and distribution center for its computer electronics products. This lease expires in 2026 with renewal options for eight additional years. Avnet is a leading manufacturer and distributor of computer electronics products. Avnet's obligations are rated "investment grade" by one or more nationally recognized credit ratings agencies. As of September 30, 2017, Avnet had an equity market capitalization of approximately $4.8 billion.

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The Net-A-Porter Group LLC, or Net-A-Porter Group, leases our property located in Mahwah, New Jersey, approximately 30 miles from New York City. This lease expires in April 2023 with renewal options for approximately 10 additional years. Net-A-Porter Group's lease obligations to us are guaranteed by Net-A-Porter Ltd. Net-A-Porter Group is part of the YOOX Net-A-Porter Group (MTA: YNAP) following the merger between Net-A-Porter Group and YOOX Group in 2015. Our tenant is an online luxury fashion seller of clothing and accessories from over 300 high-priced designers. As of September 30, 2017, YOOX Net-A-Porter Group had an equity market capitalization of approximately €4.4 billion.

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General Mills Operations, LLC leases our property located in Kalamazoo, Michigan. The location of this property offers easy access to Interstate Highway 94, which runs between Chicago, Illinois and Detroit, Michigan. This property was built for General Mills, Inc. (NYSE: GIS), or General Mills, in 2014 as a refrigerated warehouse. This lease expires in 2024 with renewal options for 15 additional years. General Mills Operations, LLC's lease obligations to us are guaranteed by General Mills. General Mills is a multi-national manufacturer and marketer of branded consumer foods. General Mills's obligations are rated "investment grade" by nationally recognized credit rating agencies. As of September 30, 2017, General Mills had an equity market capitalization of approximately $29.4 billion.

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The Toro Company (NYSE: TTC), or Toro, leases our property located in the Des Moines, Iowa metropolitan area. This property was built to suit for Toro in 2012 and is used as a distribution/logistics center. This lease expires in 2027 with renewal options for 15 additional years. Toro is a manufacturer of lawn care, snow removal and irrigation equipment. Toro's obligations are rated "investment grade" by one or more nationally recognized credit rating agencies. As of September 30, 2017, Toro had an equity market capitalization of approximately $6.7 billion.

Hawaii Properties.    Our 220 Hawaii Properties' tenants represent approximately 60.0% of our annualized rental revenues as of September 30, 2017. No single tenant of our Hawaii Properties is responsible for more than 2.8% of our annualized rental revenues. The following table sets forth the tenants at our Hawaii Properties that are responsible for more than 1.0% of our annualized rental

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revenues and certain information about our leases to these tenants, as of September 30, 2017 (square feet and dollars in thousands):

Tenants Of Our Hawaii Properties Representing More Than 1% Of Annualized Rental Revenues

Tenant name	Leased square feet	Lease expirations	Annualized rental revenues	Percent of annualized rental revenues

Par Hawaii Refining, LLC	3,148	December 31, 2019 - March 31, 2024	$4,354	2.8%
Servco Pacific Inc.	537	January 31, 2064	3,523	2.3%
Safeway Inc.	146	October 31, 2043	3,309	2.1%
Manheim Remarketing, Inc. (lease guaranteed by Cox Enterprises, Inc.)	338	April 30, 2021	2,634	1.7%
Coca-Cola Bottling of Hawaii, LLC (full recourse to The Coca-Cola Company)	351	December 31, 2022 - July 31, 2039	2,448	1.6%
A.L. Kilgo Company, Inc. / Tai Polythene of Hawaii, Inc. (leases guaranteed by Allied Building Products Corp.)	310	December 31, 2028	2,360	1.5%
Honolulu Warehouse Co., Ltd.	298	January 31, 2044	2,119	1.4%
AES Hawaii, Inc.	1,242	March 31, 2040	1,809	1.2%
Bradley Shopping Center Company	334	April 22, 2033	1,722	1.1%
Warehouse Rentals Inc.	278	December 31, 2029	1,695	1.1%
Kaiser Foundation Health Plan, Inc.	217	April 30, 2026 - June 30, 2046	1,691	1.1%

Total	7,199		$27,664	17.9%

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Par Hawaii Refining, LLC, or Par Hawaii Refining, leases two land parcels and easements with 3,148,038 square feet from us. Par Hawaii Refining operates a pipeline and parts of its petroleum storage tank area on these leased properties located in the James Campbell Industrial Park in Kapolei, Hawaii. These leases expire between December 31, 2019 and March 31, 2024. Par Hawaii Refining is a wholly owned subsidiary of Par Pacific Holdings, Inc. (NYSE: PARR), or Par Pacific, which is headquartered in Houston, Texas and owns and manages energy and infrastructure businesses. Par Pacific's business is organized into three primary segments: refining, retail and logistics, with refining and logistics assets in Hawaii and Wyoming, and Par Hawaii Refining, its retail distribution network located in Hawaii. As of September 30, 2017, Par Pacific had an equity market capitalization of approximately $952.7 million.

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Servco Pacific Inc., or Servco Pacific, leases four properties with 537,302 square feet of land within the Mapunapuna submarket of the island of Oahu. These leases expire on January 31, 2064. These four properties are used as sales and service dealerships for Toyota, Scion, Subaru and Suzuki automobiles. Privately owned Servco Pacific was founded in 1919. Servco Pacific currently has automobile sales and services businesses in Hawaii, Australia and the U.S. Pacific Northwest. Servco Pacific operates the largest automotive sales business in Hawaii, and we believe it is one of the largest automotive dealer groups in the United States. Servco Pacific has other divisions, including home appliance and furniture sales. The company's Servco Pacific Insurance unit offers a full range of property, casualty and marine insurance. We believe Servco Pacific and its affiliates employ over 1,500 people and have annual revenues of over $1 billion.

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Safeway Inc., a subsidiary of AB Acquisition LLC, or Albertsons, leases 146,446 square feet of our lands located close to downtown Honolulu, Hawaii under a lease that expires on October 31, 2043. Safeway Inc. is a supermarket chain founded in 1915. In January 2015, Safeway Inc. and Albertsons completed a merger that created one of the largest food and drug retailers in the country. As of September 9, 2017, Albertsons and its affiliates operated 2,328 retail food and drug stores with 1,779 pharmacies, 393 associated fuel centers, 27 dedicated distribution centers and 18 manufacturing facilities, and employed approximately 273,000 people.

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Manheim Remarketing, Inc., or Manheim, leases 337,734 square feet of land within the Mapunapuna submarket of the island of Oahu under a lease that expires on April 30, 2021. Manheim (formerly known as Manheim Services Corporation) was founded in 1945 as a wholesale vehicle auction company and employs approximately 18,000 people at 125 worldwide locations. Manheim is a subsidiary of privately held Cox Enterprises, Inc., or Cox Enterprises, an Atlanta, Georgia based communications and automotive services conglomerate. Cox Enterprises has provided a limited guarantee of Manheim's lease obligations to us. Cox Enterprises owns newspapers, television and radio stations and Cox Communications (the third largest cable television provider in the United States), among other businesses. We believe Cox Enterprises and its affiliates employ approximately 60,000 employees and have annual revenues of over $20 billion.

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Coca-Cola Bottling of Hawaii, LLC leases 350,869 square feet in the Mapunapuna submarket of the island of Oahu including 34,755 square feet of land under a lease that expires on December 31, 2022 and 316,114 square feet of land under leases that expire on July 31, 2039. The Coca-Cola Company (NYSE: KO) is liable for all amounts payable by the lessee to us under these leases. As of September 30, 2017, the Coca-Cola Company had an equity market capitalization of approximately $192.0 billion.

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A.L. Kilgo Company, Inc., or A.L. Kilgo, leases 310,379 square feet of land in the Pahounui Industrial Complex located in the Sand Island submarket of the island of Oahu under four (4) leases that expire on December 31, 2028. One of the leases for 34,096 square feet has been assigned by A.L. Kilgo to Tai Polythene of Hawaii, Inc., or Tai Polythene. A.L. Kilgo primarily uses its leased properties for the distribution of building products such as acoustic tiles, insulation and drywall materials. A.L. Kilgo's and Tai Polythene's lease obligations to us are guaranteed by Allied Building Products Corp., or Allied. Founded in 1950 in Jersey City, New Jersey, Allied employs 3,100 people in over 200 locations throughout the United States. Allied is a subsidiary of CRH plc (London Stock Exchange: CRH), a diversified building materials business. CRH recently announced that Allied would be sold to Beacon Roofing Supply, Inc. (Nasdaq: BECN), or Beacon, for approximately $2.6 billion. As of September 30, 2017, Beacon had an equity market capitalization of approximately $3.1 billion.

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Honolulu Warehouse Co., Ltd. leases 298,384 square feet of land in the Mapunapuna submarket of the island of Oahu under a lease that expires on January 31, 2044. Honolulu Warehouse Co., Ltd. subleases approximately 99% of its leased property to various subtenants. Honolulu Warehouse Co., Ltd. also has an office space at this property that it uses as its headquarters. We believe this company and its affiliates have other significant property holdings in Hawaii and in Japan.

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AES Hawaii, Inc., a wholly owned subsidiary of The AES Corporation, or AES, leases 1,241,939 square feet of land on which it operates an electrical power plant in the James Campbell Industrial Park in Kapolei, Hawaii. This lease expires on March 31, 2040. AES (NYSE: AES) is a Fortune 200 global power company operating a group of generation and distribution businesses in 16 countries on four continents. We believe AES operates seven utility companies and has approximately 18,000 employees. As of September 30, 2017, AES had an equity market capitalization of approximately $7.3 billion.

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Bradley Shopping Center Company, or BSCC, leases two land parcels with 333,887 square feet from us located about one mile from Mapunapuna in the Salt Lake area of the island of Oahu. One parcel of 325,786 square feet has been developed into a neighborhood shopping center with over 84,000 square feet of retail shops, financial services providers and restaurants. The shopping center is anchored by Safeway, American Savings Bank and McDonald's. A second parcel of 8,101 square

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  feet is subleased to a Texaco gas station and a convenience store. Both properties are leased until April 22, 2033. BSCC is a private investment company. We believe that BSCC owns another neighborhood shopping center on Oahu.

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Warehouse Rentals Inc., or Warehouse Rentals, leases approximately 277,830 square feet of land near the Nimitz Highway in the Sand Island submarket of the island of Oahu under seven leases that expire on December 31, 2029. Warehouse Rentals subleases all of this property to various subtenants. Warehouse Rentals is privately owned. We believe this tenant and its affiliates own or manage other significant properties in Hawaii.

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Kaiser Foundation Health Plan, Inc., or Kaiser, leases 217,272 square feet in the Mapunapuna submarket of the island of Oahu. One lease for 187,264 square feet of land expires on June 30, 2046. Kaiser developed a building on this leased property that includes a clinic, medical offices, diagnostic imaging and pharmacy services. A second lease to Kaiser is for 30,008 square feet of land that Kaiser uses for parking that expires on April 30, 2026. Kaiser is one of the largest not-for-profit managed healthcare companies in the United States. We believe Kaiser and its affiliates currently operate in eight states and the District of Columbia, have approximately 11.7 million insured members and own 38 hospitals, approximately 680 medical offices and other outpatient facilities. We believe Kaiser and its affiliates employ over 21,000 physicians and over 260,000 other employees and have annual operating revenues of over $60 billion.

Our Tenant Review Process.    We expect that our manager, RMR, will employ a tenant review process substantially similar to the process it employs for our parent, SIR. RMR assesses tenants on an individual basis and does not employ a uniform set of credit criteria. In general, depending on facts and circumstances, RMR evaluates the creditworthiness of a tenant based on information concerning the tenant that is provided by the tenant and, in some cases, information that is publicly available or obtained from third party sources. RMR also often uses a third party service to monitor the credit ratings of debt securities of our existing tenants whose debt securities are rated by a nationally recognized credit rating agency.

Our investment policies

Our target investments include all industrial and logistics buildings in top tier markets. Outside of top tier markets, our focus will be on newer buildings, high credit quality tenants and longer lease terms. We expect to target estimated capitalization rates of 5%-7% for new investments. If and as market conditions change, the aforesaid target investments and target estimated capitalization rates may change.

In evaluating potential property acquisitions, we will consider various factors, including, but not limited to, the following:

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the location of the property;

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the historic and projected rents received and to be received from the property;

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our cost of capital compared to projected returns we may realize by owning the property;

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the experience and credit quality of the property's tenants;

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the industries in which the tenants operate;

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the remaining term of the leases at the property and other lease terms;

➤
the type of property (e.g., distribution facilities, light industrial, etc.);

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the tax and regulatory circumstances of the market area in which the property is located;

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the occupancy and demand for similar properties in the same or nearby locations;

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the construction quality, physical condition and design of the property;

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the expected capital expenditures that may be needed at the property;

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the price at which the property may be acquired as compared to the estimated replacement cost of the property;

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the price at which the property may be acquired as compared to the prices of comparable properties as evidenced by recent market sales;

➤
the strategic fit of the property with the rest of our portfolio; and

➤
the existence of alternative sources, uses or needs for our capital.

We have no limitations on the amount or percentage of our total assets that may be invested in any one property and no limits on the concentration of investments in any one location.

Our Board of Trustees may change our acquisition and investment policies at any time without a vote of, or advance notice to, our shareholders, in which case shareholders may only be notified in our periodic or current reports filed pursuant to the Exchange Act after such changes have occurred. We may in the future adopt policies with respect to investments in real estate mortgages or securities of other entities engaged in real estate activities. We may in the future consider the possibility of entering into mergers, strategic combinations or joint ventures with other companies.

Our disposition policies

We expect to be a long term owner of our properties. We have no current plans to sell any of our properties, but we may decide to sell some of our properties in the future. We expect our decision to sell properties will be based upon the following considerations, among others, which may be relevant to a particular property at a particular time:

➤
whether the property is leased and, if so, the remaining lease term and likelihood of lease renewal;

➤
whether the property's tenants are current on their lease obligations;

➤
our evaluation of the property's tenants' abilities to pay their contractual rents;

➤
our ability to identify new tenants if the property has or is likely to develop vacancies;

➤
our evaluation of future rents which may be achieved from the property;

➤
the potential costs associated with finding replacement tenants, including tenant improvements, leasing commissions and concessions, the cost to operate the property while vacant, and required building improvement capital, if any, all as compared to our projected returns from future rents;

➤
the estimated proceeds we may receive by selling the property;

➤
the strategic fit of the property with the rest of our portfolio;

➤
our intended use of the proceeds we may realize from the sale of a property;

➤
the existence of alternative sources, uses or needs for capital; and

➤
the tax implications to us and our shareholders of any proposed disposition.

Our Board of Trustees may change our disposition policies at any time without a vote of, or notice to, our shareholders.

Business

Our financing policies

To qualify for taxation as a REIT under the IRC, we generally will be required to distribute annually at least 90% of our REIT taxable income, subject to specified adjustments and excluding any net capital gain. Accordingly, we may not be able to retain sufficient cash to fund our operations, repay our debts, invest in our properties or fund acquisitions or development or redevelopment projects. Instead, we expect to repay our debts, invest in our properties or fund acquisitions, developments or redevelopments by borrowing under our credit facility, issuing equity or debt securities or using retained cash from operations which may exceed our distributions. Initially, we expect that our operating and investment activities will be financed by rents from tenants at our properties in excess of planned distributions to our shareholders and by borrowings under our credit facility. As the maximum borrowing under, or the maturity of, our credit facility approaches, we expect to refinance that indebtedness with equity issuances or new debt. We will decide when and whether to issue equity or new debt depending upon market conditions. Because our ability to raise capital will depend, in large part, upon market conditions, we cannot be sure that we will be able to raise sufficient capital to repay our debts or to fund our growth strategies.

We intend to use prudent amounts of debt. We intend to manage our debt leverage in a way that may eventually permit us to achieve "investment grade" ratings from nationally recognized credit rating agencies such as Moody's Investors Service, Inc. and Standard & Poor's Financial Services LLC; however, we cannot be sure that we will be able to achieve investment grade ratings or when we might do so. If we are unable to achieve investment grade ratings, we believe our ability to issue reasonably priced unsecured debt may be limited.

We do not have policies limiting the amount of debt we may incur or the number or amount of mortgages that may be placed on our properties. Our Board of Trustees may change our financing policies at any time without a vote of, or notice to, our shareholders.

On December 29, 2017, we obtained a $750 million secured credit facility from a syndicate of financial institutions, and we used the proceeds of an initial borrowing under this credit facility to pay the SIR Note in full. Upon the completion of this Offering, our secured credit facility will be converted into a four year unsecured revolving credit facility. The following is a summary description of certain material terms of our credit facility that will be in effect upon completion of this Offering:

➤
Amount available: Up to $750 million; under certain circumstances, this amount may be increased to $1.5 billion.

➤
Maturity: December 29, 2021. We have the option to extend the maturity date of our credit facility for two additional six month periods, subject to payment of extension fees and satisfaction of other conditions.

➤
Interest: Interest is calculated at a floating rate based upon LIBOR plus a premium. Initially, the premium over LIBOR will be 1.4%. If, however, we achieve an investment-grade credit rating, we have the right to elect to calculate the premium based on our credit rating, or a ratings grid election, in which case the premium would be subject to adjustment based upon our credit ratings in effect from time to time. Until such time as we make a ratings grid election, we are required to pay a quarterly commitment fee varying from 0.15% to 0.25% per annum depending upon the amount of the unused portion of our credit facility. If and after we make a ratings grid election, we will be required to pay a quarterly facility fee in lieu of such commitment fee based on the maximum amount of our credit facility and varying from 0.125% to 0.30% per annum depending upon our credit ratings.

Business

➤
Amortization: No principal amortization or prepayment will be required; amounts borrowed may be prepaid and re-borrowed until maturity when the entire principal and any accrued and unpaid interest is due.

➤
Conditions to borrowing: Our ability to borrow under our credit facility is conditioned upon our compliance with various covenants and conditions.

➤
Financial and other covenants: Our credit facility contains various financial and other covenants, including covenants that require us to maintain a minimum net worth, restrict our ability to incur debts in excess of calculated amounts or, in certain circumstances, to make distributions, and that require us to maintain certain specified financial ratios.

➤
Subsidiary guarantees: Substantially all of our subsidiaries, or the subsidiary guarantors, have guaranteed all loans and other obligations under our credit facility. Each of the subsidiary guarantors owns one or more properties. These guarantees will be released if and when we achieve an investment grade credit rating and satisfy certain other conditions.

➤
Other terms and conditions: Our credit facility includes various other terms and conditions.

The above summary description may not include all of the terms that may be important to you. A copy of the credit agreement governing our credit facility has been filed as an exhibit to the registration statement of which this prospectus is a part. You should review this agreement when it becomes available.

Other policies

We do not intend to engage in underwriting securities of other issuers. We may in the future invest in the securities of other issuers for the purpose of exercising control, issue senior securities, make loans to other persons, engage in the sale of investments, offer securities in exchange for property or repurchase or reacquire our securities.

Upon the completion of this Offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic or current reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our shareholders with annual reports containing financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Structure and formation of our company

We are a wholly owned subsidiary of SIR. We were originally formed in 2017, and, on September 29, 2017, SIR contributed our Initial Properties to us. In connection with our formation and this contribution, we issued to SIR 45,000,000 Shares and the SIR Note, and we assumed three mortgage notes totaling approximately $63.1 million, as of September 30, 2017, that were secured by three of our Initial Properties with total net book value of approximately $87.4 million. In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million. On December 29, 2017, we obtained a $750 million secured credit facility, and we used the proceeds of an initial borrowing under this credit facility to pay the SIR Note in full. Upon the completion of this Offering, our secured credit facility will be converted into a four year unsecured revolving credit facility maturing on December 29, 2021, and we expect to use the net proceeds from this Offering, after deducting the Transaction Costs, and setting aside approximately $2 million for working capital,

Business

to reduce the amount outstanding under our credit facility. We estimate the aggregate amount of Transaction Costs to be approximately $51.0 million, of which $4.6 million had been incurred by SIR as of December 22, 2017.

Our only debt outstanding after the completion of this Offering will be the amounts due under our credit facility and the mortgage note that we have assumed.

Prior to the completion of this Offering, we will enter the Transaction Agreement to govern our relationship with SIR following this Offering, and we will enter the Registration Rights Agreement. The Registration Rights Agreement will grant SIR demand and piggyback registration rights, subject to certain limitations, with respect to its Shares, which SIR may exercise after the expiration of the 180-day lock up period beginning on the date of this prospectus. While SIR has stated to us that it has no present intention to sell any of its Shares, it may do so subject to the limitations described above.

Relationship with RMR

RMR is an alternative asset management company that has been managing commercial real estate companies and related businesses since 1986. As of September 30, 2017, RMR had more than 475 employees in its Newton, Massachusetts headquarters and more than 35 regional offices located throughout the United States. We believe that the national scope of RMR's real estate business and RMR's experience and relationships in the real estate industry will assist us in growing our portfolio of industrial and logistics properties. We also believe that being managed by RMR provides us with a depth and quality of management that would be difficult and prohibitively expensive for a company of our size to duplicate. For more information about RMR's current business activities, see "Our manager" in this prospectus.

The following is a graphic presentation of our ownership and management structure after the completion of this Offering (assuming no exercise of the underwriters' overallotment option):

ILPT's Ownership And Management Structure After The Completion Of This Offering

Business

Management Agreements

SIR has no employees and we do not expect to have any employees. All the personnel and services required to operate our business are provided to us by RMR under our Management Agreements. See "Our manager—Our Management Agreements" for a more detailed description of our Management Agreements, including of the services that RMR will provide to us and the fees that we will pay to RMR. See also Note 7 to the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust and Note 9 to the Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust included in this prospectus for certain historical information about the fees payable to RMR with respect to our Initial Properties.

The terms of our Management Agreements are substantially similar to the terms of the management agreements between SIR and RMR. Simultaneously with the completion of this Offering, SIR and RMR will enter amendments to SIR's management agreements to provide that RMR will not receive business management fees from SIR with respect to SIR's ownership of our Shares and will no longer receive business or property management fees from SIR calculated with respect to properties that we own.

Benefits to related parties

As a result of this Offering, SIR and RMR may realize certain benefits, including:

➤
SIR will be reimbursed for the Transaction Costs that SIR has paid. SIR will retain $750 million of cash it has received from us as repayment of the SIR Note. We will be liable for a mortgage note of $48.8 million that SIR previously owed. SIR will also retain 45,000,000 of our Shares and receive any distributions paid on those Shares. The value of our Shares which SIR owns and any distributions that SIR receives on those Shares may increase if we are successful in growing our business. SIR may be able to realize additional cash by selling the Shares it owns. As a result of the amendments to SIR's management agreements with RMR to be entered simultaneously with the completion of this Offering, SIR will no longer pay any fees to RMR with respect to any properties that we own.

➤
RMR will receive fees from us under our Management Agreements. Although the management fees that RMR receives from us are initially expected to equal approximately the reduction in management fees that SIR pays to RMR, RMR's total fees from us and SIR may be greater than the fees it would have received from SIR in the absence of this Offering if we are successful in growing our business, if SIR reinvests the cash proceeds it receives from us or from selling our Shares that SIR owns or if RMR earns incentive fees from us or from SIR. See "Our manager—Our Management Agreements."

Environmental matters

Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, including us, for environmental damages arising at, or migrating from, owned properties, and we may be liable for the costs of environmental investigation and clean up at, or near, our properties. As an owner or previous owner of properties, we also may be liable to pay damages to government agencies or third parties for costs and damages they incur arising from environmental hazards at, or migrating from, our properties. The costs and damages that may arise from environmental hazards are often difficult to project and may be substantial. For more

Business

information regarding environmental matters, see "Risk factors—Risks related to our business—Ownership of real estate is subject to environmental risks" in this prospectus.

Competition

Investing in and operating real estate is a very competitive business. We compete against publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Some of our competitors may have greater financial and other resources than us. We believe the experience and abilities of our management and our manager, the quality of our properties, the diversity and credit qualities of our tenants, and the structure of our leases may afford us some competitive advantages and allow us to operate our business successfully despite the competitive nature of our business. See "Risk factors—Risks related to our business—We face significant competition" in this prospectus.

Employees

We have no employees. Services that would otherwise be provided by employees are provided by RMR and by our Managing Trustees and officers.

Legal proceedings

In the ordinary course of business, we are involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect would have a material adverse effect on us.

Insurance

The leases for our Initial Properties generally provide that our tenants are responsible for the costs of insurance for the properties we lease to them, including for casualty, liability, fire, extended coverage and rental or business interruption losses. Under the leases for our Hawaii Properties, our tenants generally are responsible for maintaining insurance; and, under the leases for our Mainland Properties, our tenants generally are either required to reimburse us for the costs of maintaining the insurance coverage or to purchase such insurance directly and list us as an insured party. We participate with RMR and other companies to which RMR provides management services in a combined property insurance program. See "Certain relationships and related person transactions—Our relationship with AIC" in this prospectus.

Other matters

Legislative and regulatory developments may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties. We may need to make expenditures due to changes in federal, state or local laws and regulations, or the application of these laws and regulations to us or our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations for containment, abatement or removal of hazardous substances. Under some of our leases, some of these costs are required to be paid or reimbursed to us by our tenants.

Selected consolidated financial and pro forma financial information

You should read the following selected consolidated financial and pro forma financial information in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the historical and pro forma consolidated financial statements and related notes included elsewhere in this prospectus.

The selected historical consolidated financial information for the years ended December 31, 2015 and 2016 and the selected historical consolidated balance sheet information as of December 31, 2015 and 2016 have been derived from the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The selected historical condensed consolidated financial information for the nine months ended September 30, 2016 and 2017 and the selected historical condensed consolidated balance sheet information as of September 30, 2017 have been derived from the Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The selected pro forma financial information for the year ended December 31, 2016 and the nine months ended September 30, 2017 and the selected pro forma balance sheet information as of September 30, 2017 have been derived from the Unaudited Pro Forma Financial Statements of Industrial Logistics Properties Trust appearing elsewhere in this prospectus. The selected financial and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect (1) the repayment of the SIR Note with borrowings under our credit facility, (2) the sale of our Shares offered hereby and the receipt of the estimated net proceeds from such sale, after deducting the Transaction Costs, and assuming an initial public offering price of $29.50 per Share (the mid-point of the price range set forth on the cover page of this prospectus), (3) the prepayment by SIR of approximately $14.3 million of mortgage notes on our behalf, and (4) the application of substantially all of the estimated net proceeds from this Offering to reduce the amount outstanding under our credit facility, as described under "Use of proceeds," as if these transactions occurred on January 1, 2016.

The selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance. All amounts are in thousands, except number of properties data and per share amounts.

Selected consolidated financial and pro forma financial information

	Year ended December 31,			Nine months ended September 30,
	2015	2016	2016 pro forma	2016	2017	2017 pro forma

Operating Information:
REVENUES:
Rental income	$128,302	$132,518	$132,518	$99,449	$100,921	$100,921
Tenant reimbursements and other income	19,589	20,792	20,792	15,802	16,190	16,190

Total revenues	147,891	153,310	153,310	115,251	117,111	117,111

EXPENSES:
Real estate taxes	16,316	17,204	17,204	12,922	13,257	13,257
Other operating expenses	8,608	10,858	11,144	8,392	8,359	8,575
Depreciation and amortization	25,285	27,074	27,074	20,295	20,476	20,476
Acquisition and transaction related costs	15,291	35	35	35	925	925
General and administrative	8,615	8,935	9,366	6,885	7,547	7,864

Total expenses	74,115	64,106	64,823	48,529	50,564	51,097

Operating income	73,776	89,204	88,487	66,722	66,547	66,014
Interest expense	(2,092)	(2,262)	(11,071)	(1,694)	(1,680)	(8,290)

Income before income tax expense	71,684	86,942	77,416	65,028	64,867	57,724
Income tax expense	(44)	(44)	(44)	(33)	(33)	(33)

Net income	$71,640	$86,898	$77,372	$64,995	$64,834	$57,691

Weighted average common shares outstanding—basic and diluted	45,000	45,000	65,000	45,000	45,000	65,000

Net income per common share—basic and diluted	$1.59	$1.93	$1.19	$1.44	$1.44	$0.89

	As of December 31,		As of September 30,
	2015	2016	2017	2017 pro forma

Balance Sheet Information:
Total real estate investments (before depreciation)	$1,335,363	$1,336,728	$1,342,355	$1,342,355
Total assets	$1,443,217	$1,422,335	$1,417,238	$1,421,891
Total indebtedness, net	$64,577	$64,269	$814,019	$262,484
Total shareholders' equity	$1,334,170	$1,313,185	$554,043	$1,117,943

	Year ended December 31,		Nine months ended September 30,
	2015	2016	2016	2017

Cash Flow Information:
Net cash provided by operating activities	$87,476	$109,255	$80,817	$78,743
Net cash used in investing activities	$(604,963)	$(1,356)	$(1,032)	$(4,742)
Net cash provided by (used in) financing activities	$517,487	$(107,899)	$(79,785)	$(74,001)

Selected consolidated financial and pro forma financial information

	Year ended December 31,			Nine months ended September 30,
	2015	2016	2016 pro forma	2016	2017	2017 pro forma

Other Information:
Shares outstanding at end of period	45,000	45,000	65,000	45,000	45,000	65,000
Number of properties at end of period	266	266	266	266	266	266
Percent leased at end of period	99.4%	99.2%	99.2%	99.3%	99.9%	99.9%
NOI(1)	$122,967	$125,248	$124,962	$93,937	$95,495	$95,279
FFO(2)	$96,925	$113,972	$104,446	$85,290	$85,310	$78,167
Normalized FFO(2)	$112,216	$114,007	$104,481	$85,325	$86,235	$79,092

(1)
The calculation of NOI excludes certain components of net income in order to provide results that are more closely related to our property level results of operations. We calculate NOI as shown in the table below. We define NOI as income from our rental of real estate less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that we record as depreciation and amortization. We consider NOI to be an appropriate supplemental measure to net income because it may help both investors and management to understand the operations of our properties. We use NOI to evaluate individual and companywide property level performance, and we believe that NOI provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are generated and incurred at the property level and may facilitate comparisons of our operating performance between periods and with other comparable companies. NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or operating income as an indicator of our operating performance or as a measure of our liquidity. This measure should be considered in conjunction with net income and operating income as presented in our consolidated statements of comprehensive income. Other real estate companies may calculate NOI differently than we do.

(2)
FFO is calculated on the basis defined by Nareit, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as certain other adjustments currently not applicable to us. Normalized FFO differs from Nareit's definition of FFO because we also exclude acquisition and transaction related costs that are expensed under GAAP. We consider FFO and Normalized FFO to be appropriate supplemental measures of our performance, along with net income and operating income. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as real estate depreciation and amortization expense, in the case of FFO, and also excluding acquisition and transaction related costs, in the case of Normalized FFO, these metrics may facilitate a comparison of our operating performance between periods and with other comparable companies. FFO and Normalized FFO will be among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors may include, but will not be limited to, our financial condition, our results of operations, our liquidity, our capital requirements, our CAD, restrictive covenants in our financial or other contractual arrangements, economic conditions, requirements in the IRC to qualify for taxation as a REIT and restrictions under Maryland law. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income or operating income as indicators of our operating performance or as measures of our liquidity. These measures should be considered in conjunction with net income and operating income as

Selected consolidated financial and pro forma financial information presented in our consolidated statements of comprehensive income. Other real estate companies may calculate FFO and Normalized FFO differently than we do.

	Year ended December 31,			Nine months ended September 30,
	2015	2016	2016 pro forma	2016	2017	2017 pro forma

Calculation of NOI:
Rental income	$128,302	$132,518	$132,518	$99,449	$100,921	$100,921
Tenant reimbursements and other income	19,589	20,792	20,792	15,802	16,190	16,190
Real estate taxes	(16,316)	(17,204)	(17,204)	(12,922)	(13,257)	(13,257)
Other operating expenses	(8,608)	(10,858)	(11,144)	(8,392)	(8,359)	(8,575)

NOI	$122,967	$125,248	$124,962	$93,937	$95,495	$95,279

Reconciliation of Net Income to NOI:
Net income	$71,640	$86,898	$77,372	$64,995	$64,834	$57,691
Income tax expense	44	44	44	33	33	33

Income before income tax expense	71,684	86,942	77,416	65,028	64,867	57,724
Interest expense	2,092	2,262	11,071	1,694	1,680	8,290

Operating income	73,776	89,204	88,487	66,722	66,547	66,014
General and administrative	8,615	8,935	9,366	6,885	7,547	7,864
Acquisition and transaction related costs	15,291	35	35	35	925	925
Depreciation and amortization	25,285	27,074	27,074	20,295	20,476	20,476

NOI	$122,967	$125,248	$124,962	$93,937	$95,495	$95,279

Reconciliation of Net Income to FFO and Normalized FFO:
Net income	$71,640	$86,898	$77,372	$64,995	$64,834	$57,691
Plus: depreciation and amortization	25,285	27,074	27,074	20,295	20,476	20,476

FFO	96,925	113,972	104,446	85,290	85,310	78,167
Acquisition and transaction related costs	15,291	35	35	35	925	925

Normalized FFO	$112,216	$114,007	$104,481	$85,325	$86,235	$79,092

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion of our financial condition and results of operations together with the financial statements and related notes that are included elsewhere in this prospectus.

Overview

As of September 30, 2017, we owned 266 properties with approximately 28.5 million square feet. Our Initial Properties include 226 buildings, leasable land parcels and easements with approximately 16.8 million square feet that are located on the island of Oahu, Hawaii, and 40 properties with approximately 11.7 million square feet located in 24 states throughout the U.S. mainland.

Property Operations.    As of September 30, 2017, 99.9% of our square feet was leased, compared to 99.3% of our square feet as of September 30, 2016. Occupancy data for our properties as of September 30, 2017 and 2016 is as follows (square feet in thousands):

	As of September 30,
	2017	2016

Properties	266	266
Total square feet	28,540	28,505
Percent leased(1)	99.9%	99.3%

(1)
Percent leased includes (a) space being fitted out for occupancy pursuant to existing leases as of September 30, 2017, if any, and (b) space which is leased but is not occupied or is being offered for sublease by tenants, if any.

The average annualized effective rental rates per square foot, as defined below, for our properties for each of the past five years and the nine months ended September 30, 2017 and 2016 are as follows:

	Year ended December 31,					Nine months ended September 30,
	2012	2013	2014	2015	2016	2017	2016

Average annualized effective rental rates per square foot leased(1)	$4.58	$4.95	$5.18	$5.35	$5.42	$5.50	$5.43

(1)
Average annualized effective rental rates per square foot leased represents annualized total revenues during the period specified divided by the average square feet leased during the period specified.

During the nine months ended September 30, 2017, we entered lease renewals and new leases for approximately 794,000 square feet at weighted average rental rates (per square foot) that were approximately 18.2% higher than prior rates for the same land area or building area (with leasing rate increases for vacant space based upon the most recent rental rate for the same space). Consolidated portfolio occupancy during this nine month period increased from 99.2% as of December 31, 2016 to 99.9% as of September 30, 2017. The weighted average lease term per square foot for new and renewal leases entered during the nine months ended September 30, 2017 was 15.4 years. The weighted average lease term per square foot for leases that were in effect for the same land area or building area during the prior lease term, which included commencement dates beginning in December 2003, was 12.9 years. Commitments for tenant improvements, leasing costs and concessions for leases entered during the nine months ended September 30, 2017 totaled $1,096, or $0.09 per square foot per year of the new weighted average lease term.

Management's discussion and analysis of financial condition and results of operations

As shown in the table below, approximately 1.0% of our rented square feet, and approximately 1.1% of our total annualized rental revenues as of September 30, 2017, is included in leases scheduled to expire by December 31, 2018. As of September 30, 2017, our lease expirations by year are as follows (dollars and square feet in thousands):

Year	Number of tenants	Rented square feet expiring(1)	Percent of total rented square feet expiring(1)	Cumulative percent of total rented square feet expiring(1)	Annualized rental revenues expiring	Percent of annualized rental revenues expiring	Cumulative percent of annualized rental revenues expiring

2017	1	48	0.2%	0.2%	$113	0.1%	0.1%
2018	19	226	0.8%	1.0%	1,497	1.0%	1.1%
2019	17	1,748	6.1%	7.1%	4,797	3.1%	4.2%
2020	19	843	3.0%	10.1%	4,231	2.7%	6.9%
2021	16	1,157	4.1%	14.2%	6,828	4.4%	11.3%
2022	63	2,762	9.7%	23.9%	20,837	13.4%	24.7%
2023	15	1,425	5.0%	28.9%	11,229	7.2%	31.9%
2024	12	4,750	16.7%	45.6%	15,668	10.1%	42.0%
2025	10	623	2.2%	47.8%	3,088	2.0%	44.0%
2026	3	637	2.2%	50.0%	3,502	2.3%	46.3%
Thereafter	91	14,300	50.0%	100.0%	83,551	53.7%	100.0%

	266	28,519	100.0%		$155,341	100.0%

Weighted average remaining lease term (in years):		10.6			11.4

(1)
Rented square feet is pursuant to existing leases as of September 30, 2017, and includes (a) space being fitted out for occupancy pursuant to existing leases, if any, and (b) space which is leased but is not occupied or is being offered for sublease by tenants, if any.

Rental rates for which available space may be leased in the future will depend on prevailing market conditions when lease renewals or new leases are negotiated. Whenever we extend, renew or enter new leases for our properties, we intend to seek rents that are equal to or higher than our historical rents for the same properties; however, our ability to maintain or increase the rents for our current properties will depend in large part upon market conditions, which are beyond our control.

Mainland Properties.    We generally will seek to renew or extend the terms of leases at our Mainland Properties when they expire. Because of the capital many of the tenants in our Mainland Properties have invested in these properties and because many of these properties appear to be of strategic importance to the tenants' businesses, we believe that it is likely that these tenants will renew or extend their leases when they expire. If we are unable to extend or renew our leases, it may be time consuming and expensive to relet some of these properties.

Hawaii Properties.    Approximately 60.0% of our annualized rental revenues as of September 30, 2017 were derived from our Hawaii Properties. As of September 30, 2017, a significant portion of our Hawaii Properties are lands leased for rents that are periodically reset based on fair market values, generally every five or ten years. Revenues from our Hawaii Properties have generally increased under our or SIR's and its predecessor's ownership as rents under the leases for those properties have been reset or renewed. Lease renewals, new leases and rental rates for which available space may be relet at our Hawaii Properties in the future will depend on prevailing market conditions when these lease renewals, new leases and rental rates are set. As rent reset dates or lease expirations approach at our Hawaii Properties, we generally negotiate with existing or new tenants for new lease terms. If we are

Management's discussion and analysis of financial condition and results of operations unable to reach an agreement with a tenant on a rent reset, our Hawaii Properties' leases typically provide that rent is reset based on an appraisal process. Despite our prior experience with new leases and rent resets in Hawaii, our ability to increase rents when rents reset or leases expire depends upon market conditions which are beyond our control.

Investment Activities (dollars in thousands).    In January 2017, we acquired a land parcel located in McAlester, Oklahoma for $226, excluding $55 of acquisition related costs, which is adjacent to a property we own that includes an existing building leased to FedEx Ground Package System, Inc. We substantially completed the development of a 35,000 square foot expansion of the existing building, and the lease with respect to the expansion became effective September 1, 2017. For more information regarding our investment strategies, see "Business—Our growth strategies" in this prospectus.

Financing Activities.    For information regarding our financing activities, see "Business—Our financing policies" and "—Liquidity and capital resources—Our Investment and Financing Liquidity and Resources" in this prospectus.

Management's discussion and analysis of financial condition and results of operations

Results of operations

Nine months ended September 30, 2017, compared to nine months ended September 30, 2016 (amounts in thousands, except per share data)

	Nine months ended September 30,
	2017	2016	$ Change	% Change

Revenues:
Rental income	$100,921	$99,449	$1,472	1.5%
Tenant reimbursements and other income	16,190	15,802	388	2.5%

Total revenues	117,111	115,251	1,860	1.6%

Operating expenses:
Real estate taxes	13,257	12,922	335	2.6%
Other operating expenses	8,359	8,392	(33)	(0.4)%

Total operating expenses	21,616	21,314	302	1.4%

NOI(1)	95,495	93,937	1,558	1.7%

Other expenses:
Depreciation and amortization	20,476	20,295	181	0.9%
Acquisition and transaction related costs	925	35	890	2,542.9%
General and administrative	7,547	6,885	662	9.6%

Total other expenses	28,948	27,215	1,733	6.4%

Operating income	66,547	66,722	(175)	(0.3)%
Interest expense	(1,680)	(1,694)	14	(0.8)%

Income before income tax expense	64,867	65,028	(161)	(0.2)%
Income tax expense	(33)	(33)	—	0.0%

Net income	$64,834	$64,995	$(161)	(0.2)%

Weighted average common shares outstanding—basic and diluted	45,000	45,000	—	0.0%

Net income per common share—basic and diluted	$1.44	$1.44	$—	0.0%

Reconciliation of Net Income to NOI(1):
Net income	$64,834	$64,995
Income tax expense	33	33

Income before income tax expense	64,867	65,028
Interest expense	1,680	1,694

Operating income	66,547	66,722
General and administrative	7,547	6,885
Acquisition and transaction related costs	925	35
Depreciation and amortization	20,476	20,295

NOI	$95,495	$93,937

NOI:
Hawaii Properties NOI	$54,645	$53,446
Mainland Properties NOI	40,850	40,491

NOI	$95,495	$93,937

(1)
For the definition of NOI, see "Selected consolidated financial and pro forma financial information" in this prospectus.

References to changes in the income and expense categories below relate to the comparison of results for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.

Management's discussion and analysis of financial condition and results of operations

Rental income.    The increase in rental income primarily reflects the increase from leasing activity at certain of our Hawaii Properties. Rental income includes non-cash straight line rent adjustments totaling approximately $4,421 for the 2017 period and approximately $4,660 for the 2016 period and net amortization of acquired real estate leases and assumed real estate lease obligations totaling approximately $289 for the 2017 period and approximately $308 for the 2016 period.

Tenant reimbursements and other income.    The increase in tenant reimbursements and other income primarily reflects an increase in real estate tax reimbursements, partially offset by a decrease in other operating expense reimbursements from tenants at certain of our properties.

Real estate taxes.    The increase in real estate taxes primarily reflects tax valuation and tax rate increases at certain of our properties, partially offset by real estate taxes that had previously been paid by us and are now being paid by one of our tenants.

Other operating expenses.    The decrease in other operating expenses primarily reflects a decrease in snow removal expenses at certain of our properties, partially offset by bad debt reserves recorded in 2017.

Depreciation and amortization.    The increase in depreciation and amortization primarily reflects an increase in depreciation of capital improvements.

Acquisition and transaction related costs.    Acquisition and transaction related costs primarily reflect costs related to our property acquisitions in 2016 and audit fees incurred during 2017 in connection with this Offering.

General and administrative.    General and administrative expenses were primarily allocated to us based on the historical costs of our properties as a percentage of SIR's historical cost of all of its properties. The increase in general and administrative expense reflects the related increase in SIR's general and administrative expenses allocated to our properties primarily as a result of estimated business management incentive fees recognized in the 2017 period.

Interest expense.    Interest expense reflects interest on mortgage notes outstanding at three of our properties.

Income tax expense.    Income tax expense reflects state income taxes payable in certain jurisdictions despite our status as a REIT for federal income tax purposes.

Net income.    The decrease in net income for the 2017 period compared to the 2016 period reflects the changes noted above.

Net income per common share—basic and diluted.    Net income per common share reflects the changes to net income noted above.

Management's discussion and analysis of financial condition and results of operations

Year ended December 31, 2016, compared to year ended December 31, 2015 (amounts in thousands, except per share data)

	Comparable properties results(1) year ended December 31,				Acquired properties results(2) year ended December 31,			Consolidated results year ended December 31,
	2016	2015	$ Change	% Change	2016	2015	$ Change	2016	2015	$ Change	% Change

Revenues:
Rental income	$87,554	$86,649	$905	1.0%	$44,964	$41,653	$3,311	$132,518	$128,302	$4,216	3.3%
Tenant reimbursements and other income	16,512	15,925	587	3.7%	4,280	3,664	616	20,792	19,589	1,203	6.1%

Total revenues	104,066	102,574	1,492	1.5%	49,244	45,317	3,927	153,310	147,891	5,419	3.7%

Operating expenses:
Real estate taxes	14,802	14,208	594	4.2%	2,402	2,108	294	17,204	16,316	888	5.4%

Other operating expenses:
Provision for bad debts	257	(486)	743	(152.9)%	—	—	—	257	(486)	743	(152.9)%
Other expenses	6,948	6,151	797	13.0%	3,653	2,943	710	10,601	9,094	1,507	16.6%

Total other operating expenses	7,205	5,665	1,540	27.2%	3,653	2,943	710	10,858	8,608	2,250	26.1%

Total operating expenses	22,007	19,873	2,134	10.7%	6,055	5,051	1,004	28,062	24,924	3,138	12.6%

NOI(3)	$82,059	$82,701	$(642)	(0.8)%	$43,189	$40,266	$2.923	$125,248	$122,967	$2,281	1.9%

Other expenses:
Depreciation and amortization								27,074	25,285	1,789	7.1%
Acquisition related costs								35	15,291	(15,256)	(99.8)%
General and administrative								8,935	8,615	320	3.7%

Total other expenses								36,044	49,191	(13,147)	(26.7)%

Operating income								89,204	73,776	15,428	20.9%
Interest expense								(2,262)	(2,092)	(170)	8.1%

Income before income tax expense								86,942	71,684	15,258	21.3%
Income tax expense								(44)	(44)	—	0.0%

Net income								$86,898	$71,640	$15,258	21.3%

Weighted average common shares outstanding—basic and diluted								45,000	45,000	—	0.0%

Net income per common share—basic and diluted								$1.93	$1.59	$0.34	21.4%

Reconciliation of Net Income to NOI(3):
Net income								$86,898	$71,640
Income tax expense								44	44

Income before income tax expense								86,942	71,684
Interest expense								2,262	2,092

Operating income								89,204	73,776
General and administrative								8,935	8,615
Acquisition related costs								35	15,291
Depreciation and amortization								27,074	25,285

NOI								$125,248	$122,967

NOI:
Hawaii Properties NOI								$71,177	$71,939
Mainland Properties NOI								54,071	51,028

NOI								$125,248	$122,967

(1)
Consists of 235 properties that we owned continuously since January 1, 2015.

(2)
Consists of 31 properties we acquired during the period from January 1, 2015 to December 31, 2016.

(3)
For the definition of NOI, see "Selected consolidated financial and pro forma financial information" in this prospectus.

References to changes in the income and expense categories below relate to the comparison of results for the year ended December 31, 2016, compared to the year ended December 31, 2015. Our acquisition activity for these periods reflects our acquisition of 31 properties in January 2015.

Management's discussion and analysis of financial condition and results of operations

Rental income.    The increase in rental income primarily reflects our acquisition activity and increases from leasing activity and rent resets at certain of our comparable Hawaii Properties. Rental income includes non-cash straight line rent adjustments totaling approximately $6,202 for the 2016 period and approximately $6,344 for the 2015 period, and net amortization of acquired real estate leases and assumed real estate lease obligations totaling approximately $403 for the 2016 period and approximately $486 for the 2015 period.

Tenant reimbursements and other income.    The increase in tenant reimbursements and other income primarily reflects our acquisition activity and increases in real estate tax and operating expense reimbursements from tenants at certain of our comparable properties.

Real estate taxes.    The increase in real estate taxes primarily reflects tax valuation and tax rate increases at certain of our comparable properties plus our acquisition activity.

Other operating expenses:

  Provision for bad debts.    The increase in provision for bad debts primarily reflects the recovery in 2015 of net amounts previously reserved for our comparable properties net of bad debt reserves recorded in 2015 and 2016.

  Other expenses.    The increase in other expenses primarily reflects increases in property management related expenses, repairs and maintenance, other general operating expenses and our acquisition activity.

Depreciation and amortization.    The increase in depreciation and amortization primarily reflects our acquisition activity.

Acquisition related costs.    Acquisition related costs reflect costs related to our property acquisitions. The decrease in acquisition related costs primarily reflects costs related to our acquisition of certain Mainland Properties during the 2015 period.

General and administrative.    General and administrative expenses were primarily allocated to us based on the historical costs of our properties as a percentage of SIR's historical cost of all of its properties. The increase in general and administrative expense reflects the related increase in SIR's general and administrative expenses allocated to our properties as a result of our acquisitions.

Interest expense.    Interest expense reflects interest on mortgage notes outstanding at three of our acquired properties.

Income tax expense.    Income tax expense reflects state income taxes payable in certain jurisdictions despite our status as a REIT for federal income tax purposes.

Net income.    The increase in net income for the 2016 period compared to the 2015 period reflects the changes noted above.

Net income per common share—basic and diluted.    Net income per common share reflects the changes to net income noted above.

Liquidity and capital resources (dollars in thousands, except per square foot)

Our Operating Liquidity and Resources.    Our principal source of funds to meet our operating expenses, pay debt service obligations and make distributions to our shareholders is rents from tenants at our properties. This flow of funds has historically been sufficient to pay operating expenses and debt service obligations relating to our properties and to make distributions to SIR. Our operating

Management's discussion and analysis of financial condition and results of operations expenses as a public company will be higher after the completion of this Offering. These additional costs are currently estimated to be $2,000 per year. SIR currently pays similar types of costs in larger amounts because SIR has a bigger business than us. We believe that our operating cash flows will be sufficient to meet our operating expenses, pay debt service obligations and make distributions to our shareholders for the foreseeable future. Our future cash flows from operating activities will depend primarily upon our ability to:

➤
maintain the occupancy of, and the rental rates at, our properties;

➤
control our operating cost increases; and

➤
purchase additional properties that produce cash flows in excess of our costs of acquisition capital and property operating expenses.

Our credit facility is expected to be available to fund shortfalls, if any, in our operating cash flows to meet our operating expenses, pay debt service obligations and make distributions to our shareholders.

Cash flows provided by (used in) operating, investing and financing activities were $78,743, ($4,742) and ($74,001), respectively, for the nine months ended September 30, 2017 and $80,817, ($1,032) and ($79,785), respectively, for the nine months ended September 30, 2016. The decrease in net cash provided by operating activities for the nine months ended September 30, 2017 compared to the same period in the prior year is primarily due to the timing of rents received at certain of our properties. The increase in net cash used in investing activities for the nine months ended September 30, 2017 compared to the same period in the prior year is primarily due to the development of a 35,000 square foot expansion at one of our existing properties. The decrease in net cash used in financing activities for the nine months ended September 30, 2017 compared to the same period in the prior year is primarily due to contributions from SIR related to our property operations.

Cash flows provided by (used in) operating, investing and financing activities were $109,255, ($1,356) and ($107,899), respectively, for the year ended December 31, 2016 and $87,476, ($604,963) and $517,487, respectively, for the year ended December 31, 2015. The increase in net cash provided by operating activities for the year ended December 31, 2016 compared to the prior year is primarily due to our acquisition activity in 2015 and increases in rents at certain of our properties. The decrease in net cash used in investing activities for the year ended December 31, 2016 compared to the prior year is primarily due to our acquisition activity in 2015. The change in net cash (used in) provided by financing activities for the year ended December 31, 2016 compared to the prior year is primarily due to contributions from SIR related to our acquisition activity in 2015.

Our Investment and Financing Liquidity and Resources.    Our future acquisitions or development of properties cannot be accurately projected because such acquisitions or development activities depend upon available opportunities that come to our attention and upon our ability to successfully acquire, develop and operate such properties. We generally do not intend to purchase "turn around" properties, or properties that do not generate positive cash flows, and, to the extent we conduct construction or redevelopment activities on our properties, we currently intend to conduct such activities primarily to satisfy tenant requirements or on a build to suit basis for existing or new tenants.

As of September 30, 2017, we had no cash and cash equivalents. Upon the completion of this Offering and the application of the net proceeds therefrom, we expect to have $2,000 of cash. To qualify for taxation as a REIT under the IRC, we generally will be required to distribute annually at least 90% of our REIT taxable income, subject to specified adjustments and excluding any net capital gain. This distribution requirement limits our ability to retain earnings and thereby provide capital for our operations or acquisitions. In order to fund cash needs that may result from timing differences between our receipt of rents and our desire or need to make distributions, to pay operating or capital expenses

Management's discussion and analysis of financial condition and results of operations or to fund any future property acquisitions, development or redevelopment efforts, we expect to maintain a credit facility. We expect to use borrowings under our credit facility and net proceeds from offerings of equity or debt securities to fund any future property acquisitions, development or redevelopment efforts. We may also assume mortgage debt in connection with future acquisitions.

Our credit facility contains various financial and other covenants, including covenants that require us to maintain a minimum net worth, restrict our ability to incur debts in excess of calculated amounts or, in certain circumstances, to make distributions, and that require us to maintain certain specified financial ratios. See "Business—Our financing policies" in this prospectus. Our ability to satisfy these covenants and to make scheduled payments or prepayments on our debt and other financial obligations depends on our future financial and operating performance.

When significant amounts are outstanding under our credit facility or the maturities of our credit facility or our other debt approach, we intend to explore refinancing alternatives. Such alternatives may include incurring term debt, issuing new equity or debt securities, extending the maturity date of our credit facility or participating in joint venture arrangements. Although we cannot be sure that we will be successful in completing any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, to fund capital expenditures, future acquisitions, development, redevelopment and other activities and to pay our obligations.

Although we have no present intention to do so, we also may sell properties that we own or place mortgages on properties that we own to raise capital.

The completion and the costs of any future financings will depend primarily upon our success in operating our business and upon market conditions. In particular, the feasibility and cost of any future debt financings will depend primarily on our then current credit qualities and on market conditions. We have no control over market conditions. Potential lenders in future debt transactions will evaluate our ability to fund required debt service and repay principal balances when they become due by reviewing our financial condition, results of operations, business practices and plans and our ability to maintain our earnings, to stagger our debt maturities and to balance our use of debt and equity capital so that our financial performance and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. We intend to conduct our business activities in a manner which will afford us reasonable access to capital for investment and financing activities. See "Business—Our financing policies" in this prospectus for further information about our credit facility and anticipated financing arrangements in connection with future investments.

During the nine months ended September 30, 2017 and 2016, amounts capitalized for tenant improvements, leasing costs, building improvements and development and redevelopment activities were as follows:

	Nine months ended September 30,
	2017	2016

Tenant improvements(1)	$80	$115
Leasing costs(2)	549	551
Building improvements(3)	796	285
Development, redevelopment and other activities(4)	4,570	486

	$5,995	$1,437

(1)
Tenant improvements include capital expenditures used to improve tenants' space or amounts paid directly to tenants to improve their space.

Management's discussion and analysis of financial condition and results of operations

(2)
Leasing costs include leasing related costs, such as leasing commissions, legal costs and tenant inducements.

(3)
Building improvements generally include (a) expenditures to replace obsolete building components and (b) expenditures that extend the useful life of existing assets.

(4)
Development, redevelopment and other activities generally include (a) capital expenditures that are identified at the time of a property acquisition and incurred within a short time period after acquiring the property and (b) capital expenditure projects that reposition a property or result in new sources of revenues.

As of September 30, 2017, we have estimated unspent leasing related obligations of $627. During the nine months ended September 30, 2017, commitments made for expenditures, such as tenant improvements and leasing costs in connection with leasing space were as follows:

	New leases	Renewals	Totals

Square feet leased during the period (in thousands)	348	446	794
Total leasing costs and concession commitments(1)	$1,012	$84	$1,096
Total leasing costs and concession commitments per square foot(1)	$2.91	$0.19	$1.38
Weighted average lease term per square foot (years)	8.0	21.1	15.4
Total leasing costs and concession commitments per square foot per year(1)	$0.36	$0.01	$0.09

(1)
Includes commitments made for leasing expenditures and concessions, such as leasing commissions, tenant improvements or other tenant inducements.

We have no commercial paper outstanding, nor have we entered into any swaps or hedges. We are not party to any joint ventures, and we do not have any off balance sheet arrangements.

Related Person Transactions.    We have relationships and historical and continuing business with SIR, RMR and others related to them. For further information about these relationships and related person transactions, see Note 7 to the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust and Note 9 to the Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust included elsewhere in this prospectus, as well as "Our manager—Our Management Agreements" and "Certain relationships and related person transactions." In addition, see "Risk factors" in this prospectus for a description of risks that may arise as a result of these and other related person transactions and relationships. We may engage in transactions with related persons in the future, including transactions with RMR or persons to which RMR provides management services.

Critical accounting policies

Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates have been and will be consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

➤
allocation of purchase prices between various asset categories, including allocations to above and below market leases for properties qualifying as acquired businesses under FASB Accounting Standards Codification 805, Business Combinations, and the related impact on the recognition of rental income and depreciation and amortization expenses; and

➤
assessment of the carrying values and impairments of long lived assets.

Management's discussion and analysis of financial condition and results of operations

We allocate the acquisition cost of each property investment to various property components such as land, buildings and improvements and intangibles based on their fair values, and each component generally has a different useful life. For acquired real estate, we record building, land and improvements, and, if applicable, the value of in-place leases, the fair market value of above or below market leases and customer relationships, at fair value. We base purchase price allocations and the determination of useful lives on our estimates and, under some circumstances, studies from independent real estate appraisers to provide market information and evaluations that are relevant to our purchase price allocations and determinations of useful lives; however, our management is ultimately responsible for the purchase price allocations and determination of useful lives.

We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements and up to seven years for personal property. We do not depreciate the cost of land. We amortize capitalized above market lease values as a reduction to rental income over the terms of the respective leases. We amortize capitalized below market lease values as an increase to rental income over the terms of the respective leases. We amortize the value of acquired in place leases exclusive of the value of above market and below market acquired in place leases to expense over the periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.

We periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy, our concerns about a tenant's financial condition (which may be evidenced by a rent default or other information which comes to our attention) or our decision to dispose of an asset before the end of its estimated useful life, as well as legislative, market or industry changes that could permanently reduce the value of a property. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its fair value. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

These accounting policies involve significant judgments made based upon our experience and the experience of our management and our Board of Trustees, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own or decrease the carrying values of our assets.

Management's discussion and analysis of financial condition and results of operations

Contractual obligations

As of December 31, 2016, our contractual obligations were as follows:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	More than 5 years

Mortgage notes payable(1)	$63,094	$33	$1,951	$61,110	$—
Tenant related obligations(2)	592	450	—	142	—
Projected interest expense(3)	9,712	2,546	5,044	2,122	—

Total	$73,398	$3,029	$6,995	$63,374	$—

(1)
In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14,319 that had encumbered two of our Initial Properties with a total net book value of approximately $20,422.

(2)
Committed tenant related obligations include leasing commissions, tenant improvements or other tenant inducements and are based on leases in effect as of December 31, 2016.

(3)
Projected interest expense is attributable to only our debt obligations as of December 31, 2016 at then existing rates and is not intended to project future interest costs which may result from debt prepayments, new debt issuances or changes in interest rates.

Off balance sheet arrangements

As of September 30, 2017 and December 31, 2016, we had no off balance sheet arrangements that have had or that we expect would be reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We had no swaps or hedges as of September 30, 2017 and December 31, 2016.

Impact of inflation

Inflation in the past several years in the United States has been modest, but recently there have been indications of inflation in the U.S. economy and elsewhere and some market forecasts indicate an expectation of increased inflation in the near to intermediate term. Future inflation might have both positive and negative impacts on our business. Inflation might cause the value of our assets to increase. Inflation might also cause our costs of debt capital and operating costs to increase. An increase in our costs of debt capital or our operating costs may result in decreased earnings unless offset by increased revenues.

Increases in operating costs as a result of inflation are likely to have modest, if any, impacts on our operating results. This is because most of the operating costs arising in our business are incurred at our properties and our tenants pay most of the property operating cost increases directly or indirectly when we pass through such costs as additional rent under our leases. Increased debt capital costs as a result of inflation are not directly or immediately paid by, or passed through, to our tenants; therefore, such cost increases are more likely to impact our financial results. Over time, however, inflationary debt capital cost increases may be mitigated by rent resets at our Hawaii Properties or as leases at all of our properties expire and new leases are entered which reflect inflationary increases in market rents.

To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements. The decision to enter into these agreements will be based on various factors, including the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur, the costs of, and our expected benefit from, these agreements and upon possible requirements of our borrowing arrangements.

Management's discussion and analysis of financial condition and results of operations

In periods of rapid U.S. inflation, our tenants' operating costs may increase faster than revenues, which may have an adverse impact upon us if our tenants' operating income becomes insufficient to pay our rent. To mitigate the adverse impact of tenant financial distress upon us, we require some of our tenants to provide guarantees or security for our rent.

Generally, we do not expect inflation to have a material adverse impact on our financial results for the next 12 months or for the currently foreseeable future thereafter.

Impact of climate change

The political debate about climate change has resulted in various treaties, laws and regulations that are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase in the future. Also, although we do not believe it is likely in the foreseeable future, laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition and results of operations. We do not expect the direct impact of these possible increases in energy costs resulting from laws designed to address climate change to be material to our results of operations because the increased costs either may be the responsibility of our tenants directly or in large part passed through by us to our tenants as additional rent.

In an effort to reduce the effects of any increased energy costs in the future, we continuously study ways to improve the energy efficiency at all of our properties. Our property manager, RMR, is a member of the Energy Star Partner program, a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy that is focused on promoting energy efficiency at commercial properties through its "ENERGY STAR" label program, and a member of the U.S. Green Building Council, a nonprofit organization focused on promoting energy efficiency at commercial properties through its leadership in energy and environmental design, or LEED®, green building program.

Some observers believe severe weather in different parts of the world over the last few years is evidence of global climate change. Severe weather may have an adverse effect on certain properties we own. Rising sea levels could cause flooding at some of our properties, including some of our Hawaii Properties, which may have an adverse effect on individual properties we own. We mitigate these risks by procuring, or requiring our tenants to procure, insurance coverage we believe adequate to protect us from material damages and losses resulting from the consequences of losses caused by climate change. However, we cannot be sure that our mitigation efforts will be sufficient or that future storms, rising sea levels or other changes that may occur due to future climate change could not have a material adverse effect on our financial results.

Quantitative and qualitative disclosures about market risk (dollars in thousands, except per share data)

We are exposed to risks associated with market changes in interest rates. We manage our exposure to this market risk by monitoring available financing alternatives. Other than as described below, we do not foresee any significant changes in our exposure to fluctuations in interest rates or in how we manage this exposure in the near future.

Management's discussion and analysis of financial condition and results of operations

Fixed Rate Debt.    As of September 30, 2017, our outstanding fixed rate debt consisted of the following secured mortgage notes:

Debt	Principal balance(1)	Annual interest rate(1)	Annual interest expense(1)	Maturity	Interest payments due

Mortgage note (one property in Harvey, IL)(2)	$1,959	4.50%	$88	2019	Monthly
Mortgage note (one property in Ankeny, IA)(2)	12,360	3.87%	478	2020	Monthly
Mortgage note (one property in Chester, VA)	48,750	3.99%	1,945	2020	Monthly

	$63,069		$2,511

(1)
The principal balance, annual interest rate and annual interest expense are the amounts stated in the applicable contracts. In accordance with GAAP, our carrying value and recorded interest expense may differ from these amounts because of market conditions at the time we assumed these debts.

(2)
In December 2017, SIR prepaid on our behalf this mortgage note.

One of our mortgage notes requires principal and interest payments pursuant to an amortization schedule and the other two mortgage notes require interest only payments until maturity.

Because our mortgage notes require interest to be paid at fixed rates, changes in market interest rates during the terms of these mortgage notes will not affect our interest obligations. If these mortgage notes were refinanced at interest rates which are 100 basis points higher or lower than shown above, our annual interest cost would increase or decrease by approximately $631.

Changes in market interest rates would affect the fair value of our fixed rate debt obligations. Increases in market interest rates decrease the fair value of our fixed rate debt, while decreases in market interest rates increase the fair value of our fixed rate debt. Based on the balances outstanding as of September 30, 2017 and discounted cash flow analyses through the maturity dates, and assuming no other changes in factors that may affect the fair value of our fixed rate debt obligations, a hypothetical immediate 100 basis point change in interest rates would change the fair value of these obligations by approximately $1,803.

Floating Rate Debt.    We expect to use the net proceeds from this Offering, after setting aside approximately $2,000 for working capital, to repay amounts due under our credit facility. We expect that no principal repayments under our credit facility will be required prior to maturity and that repayments under our credit facility may be made at any time without penalty. We will borrow under our credit facility in U.S. dollars, and we expect borrowings thereunder to bear interest at a floating rate based upon LIBOR plus a premium. Accordingly, we will be exposed to changes in the U.S. dollar based short term rates, specifically LIBOR. A change in interest rates would not affect the value of outstanding floating rate debt but would affect our operating results. The following table shows the impact of a 1% per year change in interest rates on our operating results assuming this Offering is completed at the mid-point of the price range set forth on the cover page of this prospectus and substantially all of the net proceeds from this Offering are used to reduce the amount outstanding

Management's discussion and analysis of financial condition and results of operations under our credit facility, so that our outstanding debt will be $213,000 at the interest rate that would have been applicable on September 30, 2017.

	Impact of an increase in interest rates
	Interest rate per year	Outstanding debt	Total interest expense per year	Annual earnings per share impact(1)

As of September 30, 2017	2.53%	$213,000	$5,389	$0.08
100 basis point increase	3.53%	$213,000	$7,519	$0.12

(1)
Based on 65,000,000 Shares outstanding, assuming completion of this Offering.

The foregoing table shows the impact of an immediate 1% change in interest rates. If that interest rate change occurred over time, the change would occur over time as well.

Our exposure to changes in interest rates will increase or decrease in the future with increases or decreases in the amount of our credit facility and any other floating rate debt that we may have outstanding. For example, if the full $750,000 amount of our credit facility is outstanding and the applicable interest rate changed by 1% per year, our interest obligation would increase or decrease by $7,500 per year, or $0.12 per share.

Management

Trustees and officers

At the time of our formation, our Trustees were Barry M. Portnoy and Adam D. Portnoy, and our executive officers were John C. Popeo and Richard W. Siedel, Jr. Each of our Trustees serves until his or her successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation, retirement or removal. Each of our executive officers serves at the discretion of our Board of Trustees. The following table sets forth certain information with respect to the persons who will be our Trustees and executive officers upon the completion of this Offering.

Name	Age	Position(s)

Barry M. Portnoy	72	Managing Trustee (Class One term will expire in 2019)
Adam D. Portnoy	47	Managing Trustee (Class Two term will expire in 2020)
Lisa Harris Jones	49	Independent Trustee (Class One term will expire in 2019)
Bruce M. Gans, M.D.	70	Independent Trustee (Class Two term will expire in 2020)
Joseph L. Morea	62	Independent Trustee (Class Three term will expire in 2021)
John C. Popeo	57	President and Chief Operating Officer
Richard W. Siedel, Jr.	38	Chief Financial Officer and Treasurer

The following is a biographical summary of the experience of our Trustees and executive officers.

BARRY M. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has also served as a managing director of The RMR Group Inc. since shortly after its formation in 2015. Mr. Portnoy is chairman of RMR and was a director of RMR from its founding in 1986 until June 5, 2015 when RMR became a majority owned subsidiary of The RMR Group Inc. and The RMR Group Inc. became RMR's managing member. Mr. Portnoy is an owner and trustee of ABP Trust, the controlling shareholder of The RMR Group Inc. Mr. Portnoy has been chairman of RMR Advisors LLC, an SEC registered investment adviser, since 2015 and a director and a vice president of RMR Advisors LLC since its founding in 2002. Mr. Portnoy has been a director of Tremont Realty Advisors LLC, an SEC registered investment adviser, or Tremont, since its formation in 2016. Mr. Portnoy also serves as a managing trustee of HPT (since 1995), SNH (since 1999), GOV (since 2009) and SIR (since 2011), managing director of FVE (since 2001) and TA (since 2006) and managing trustee of RMR Real Estate Income Fund (NYSE: RIF), or RIF, including its predecessor funds (since 2002), and Tremont Mortgage Trust (Nasdaq: TRMT), a mortgage REIT, or TRMT (since 2017). Mr. Portnoy has been an owner and director of Sonesta since 2012. Mr. Portnoy was a trustee of Equity Commonwealth from its founding in 1986 until 2014. Prior to his becoming a full time employee of RMR in 1997, Mr. Portnoy was a partner in, and chairman of, the law firm of Sullivan & Worcester LLP. Our Board of Trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate industry and REITs, his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters, his institutional knowledge of our properties through prior service on SIR's board of trustees and in key leadership positions with RMR and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and bylaws.

ADAM D. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has also served as a managing director of The RMR Group Inc. and its president and chief executive officer since shortly after its formation in 2015. Mr. Portnoy has been president and chief executive officer of RMR since 2015 and was a director of RMR from 2006 until June 5, 2015 when RMR became a majority owned subsidiary of The RMR Group Inc. and The RMR Group Inc. became RMR's managing member. Mr. Portnoy is an owner, trustee and officer of ABP Trust, the controlling

Management

shareholder of The RMR Group Inc. Mr. Portnoy has been a director and the president of RMR Advisors LLC since 2007 and chief executive officer of RMR Advisors LLC since 2015. Mr. Portnoy has been a director and the president of Tremont since its formation in 2016. Mr. Portnoy serves as a managing trustee of HPT (since 2007), SNH (since 2007), GOV (since 2009), SIR (since 2011), RIF, including its predecessor funds (since 2009), and TRMT (since 2017). Mr. Portnoy has been an owner and director of Sonesta since 2012, and served as president of RIF from 2007 to 2015 and as president of GOV from 2009 to 2011. Mr. Portnoy was a managing trustee of Equity Commonwealth from 2006 until 2014 and served as its president from 2011 to 2014. Prior to joining RMR in 2003, Mr. Portnoy held various positions in the finance industry and public sector, including working as an investment banker at Donaldson, Lufkin & Jenrette and working in private equity at DLJ Merchant Banking Partners and at the International Finance Corporation (a member of The World Bank Group). Mr. Portnoy currently serves as the Honorary Consul General of the Republic of Bulgaria in Massachusetts, and previously served on the board of trustees of Occidental College. Our Board of Trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his extensive experience in, and knowledge of, the commercial real estate industry and REITs, his leadership position with RMR and demonstrated management ability, his public company director service, his experience in investment banking and private equity, his institutional knowledge of our properties through service on SIR's board of trustees since SIR's formation, and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and bylaws.

LISA HARRIS JONES will be one of our Independent Trustees following the effectiveness of the registration statement of which this prospectus forms a part. Ms. Harris Jones is the founding member of Harris Jones & Malone, LLC, a law firm based in Maryland. Since founding Harris Jones & Malone, LLC in 2000, Ms. Harris Jones has represented a wide range of clients, focusing her practice in government relations and procurement at both the state and local levels. Prior to founding Harris, Jones & Malone, LLC, Ms. Harris Jones was associated with other Maryland law firms from 1993 to 1999, and she has represented the City of Baltimore and many of its agencies and related quasi-public entities in various real estate development and financing transactions. In addition to her professional accomplishments, Ms. Harris Jones has held leadership positions in many community service and civic organizations for which she has received recognitions and awards, including being the recipient of the YWCA Greater Baltimore Special Leadership Award in 2012. Ms. Harris Jones also serves as an independent trustee of SNH (since 2015) and as an independent director of TA (since 2013). Our Board of Trustees concluded that Ms. Harris Jones is qualified to serve as one of our Independent Trustees based upon, among other things, her public company director service, her financial sophistication and her qualifying as an Independent Trustee in accordance with the requirements of the Nasdaq, the SEC and our declaration of trust and bylaws.

BRUCE M. GANS, M.D. will be one of our Independent Trustees following the effectiveness of the registration statement of which this prospectus forms a part. Dr. Gans has been executive vice president and chief medical officer at the Kessler Institute for Rehabilitation since 2001 and national medical director for Rehabilitation Select Medical, the parent company of the Kessler Institute, since 2003. He is also a professor of physical medicine and rehabilitation at Rutgers University—New Jersey Medical School. Dr. Gans serves as an independent director of FVE (since 2001) and served as an independent trustee of HPT from 2009 until 2015. Dr. Gans has also served as president and chief executive officer of the Rehabilitation Institute of Michigan. In Dr. Gans's extensive academic career, he has served as professor of physical medicine and rehabilitation at a number of universities, in addition to his current position at Rutgers University—New Jersey Medical School. Dr. Gans has also served as president of the American Academy of Physical Medicine and Rehabilitation, a medical society with more than 7,500 members, and as a leader in numerous other professional organizations.

Management

Our Board of Trustees concluded that Dr. Gans is qualified to serve as one of our Independent Trustees based upon, among other things, his public company director service, his financial sophistication and his qualifying as an Independent Trustee in accordance with the requirements of the Nasdaq, the SEC and our declaration of trust and bylaws.

JOSEPH L. MOREA will be one of our Independent Trustees following the effectiveness of the registration statement of which this prospectus forms a part. Mr. Morea was a vice chairman and managing director, serving as head of U.S. Equity Capital Markets, at RBC Capital Markets, an international investment bank, from 2003 until 2012. From 2008 to 2009 Mr. Morea also served as the head of U.S. Investment Banking for RBC Capital Markets. Previously, Mr. Morea was employed as an investment banker, including as a managing director and the co-head of the Investment Banking Division and head of U.S. Equity Capital Markets at PaineWebber, Inc., and a managing director of Equity Capital Markets at Smith Barney, Inc. Prior to working as an investment banker, Mr. Morea was employed as a certified public accountant. Mr. Morea serves as an independent director of TA (since 2015), an independent trustee of RIF (since 2016) and TRMT (since 2017), a director of Garrison Capital Inc. (since 2015) and a trustee of THL Credit Senior Loan Fund (since 2013) and Eagle Growth & Income Opportunities Fund (since 2013). Mr. Morea also served as a trustee of Equity Commonwealth from 2012 until 2014. Our Board of Trustees concluded that Mr. Morea is qualified to serve as one of our Independent Trustees based upon, among other things, his public company director service, his experience in investment banking and equity capital markets, his financial sophistication and his qualifying as an Independent Trustee in accordance with the requirements of the Nasdaq, the SEC and our declaration of trust and bylaws.

JOHN C. POPEO has been our President and Chief Operating Officer since our formation. Mr. Popeo has been an executive vice president of RMR since 2008. Mr. Popeo previously served as RMR's chief financial officer and treasurer from 1997 to 2012, senior vice president from 2006 to 2008 and vice president from 1999 to 2006. Mr. Popeo has been chief financial officer and treasurer of SIR since 2011 and was chief financial officer and treasurer of Equity Commonwealth from 1999 to 2014. Prior to joining RMR, Mr. Popeo was employed at the Beacon Companies and at other real estate companies and accounting firms in the Boston, Massachusetts area. Mr. Popeo is a certified public accountant.

RICHARD W. SIEDEL, JR. has been our Chief Financial Officer and Treasurer since our formation. Mr. Siedel has been a senior vice president of RMR since 2016 and was a vice president of RMR from 2015 to 2016. Mr. Siedel has been chief financial officer and treasurer of SNH since 2016 and was chief accounting officer of FVE from 2014 through 2015, and he previously served as controller of RMR from 2013 to 2014. Mr. Siedel's prior experience includes various accounting positions, including corporate controller at Sensata Technologies (NYSE: ST) from 2010 to 2013 and as an accountant at Ernst & Young LLP from 2001 to 2010.

Barry M. Portnoy is the father of Adam D. Portnoy. There are no other family relationships among our Trustees or executive officers.

Board of Trustees

Our business is managed by RMR, subject to the oversight and direction of our Board of Trustees. Pursuant to our declaration of trust, upon the completion of this Offering our Board of Trustees will consist of five members staggered into three classes. Our Board of Trustees believes that its members collectively have the experience, qualifications, attributes and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an

Management

appreciation of the issues affecting our business, a willingness and ability to devote the necessary time to their duties and a commitment to representing our best interests.

Committees of our Board of Trustees

Prior to the completion of this Offering, our Board of Trustees will have established an audit committee, a compensation committee, and a nominating and governance committee, each of which will have a written charter. Our audit committee, compensation committee, and nominating and governance committee will be comprised of Lisa Harris Jones, Bruce M. Gans, M.D. and Joseph L. Morea, who will be Independent Trustees as defined under applicable SEC rules, Nasdaq listing standards, our declaration of trust and bylaws and each committee's respective charter.

Audit Committee.    Our audit committee will be established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of our audit committee will be to assist our Board of Trustees in fulfilling its responsibilities for oversight of: (1) our accounting and financial reporting processes; (2) the audits of our financial statements and internal control over financial reporting; (3) our compliance with legal and regulatory requirements; and (4) our internal audit function generally. Under its charter, our audit committee will be directly responsible for the appointment, compensation, retention and oversight, and the evaluation of the qualifications, performance and independence, of our independent auditor and the resolution of disagreements between management and our independent auditor regarding financial reporting. Our independent auditor reports directly to our audit committee. Our audit committee also has final authority and responsibility for the appointment and assignment of duties to our Director of Internal Audit.

Each member of our audit committee will be financially literate, knowledgeable and qualified to review financial statements. Our Board of Trustees has determined that Joseph L. Morea will be our audit committee's "financial expert" and is independent as defined by the rules of the SEC and the Nasdaq. The determination that Joseph L. Morea is a financial expert was based on his experience as: (i) vice chairman and managing director of an international investment bank; (ii) chief operating officer of the investment bank division at a national stock brokerage and asset management firm; (iii) a member of our audit committee and of the audit committees of other public companies; and (iv) a certified public accountant. Mr. Morea will serve as the chair of our audit committee.

Compensation Committee.    The purpose of our compensation committee will be to discharge directly, or assist the Board of Trustees in discharging, its responsibilities related to: (1) the evaluation of the performance and compensation of our business and property management services provider, our President and Chief Operating Officer, our Chief Financial Officer and Treasurer and any other executive officer that we may have; (2) the compensation of our Trustees; (3) the approval of the compensation paid to our Director of Internal Audit and the allocation of internal audit costs incurred by RMR to us and other companies it manages; and (4) the approval, evaluation and administration of any of our equity compensation plans. Dr. Gans will serve as the chair of our compensation committee.

Nominating and Governance Committee.    The principal purposes of our nominating and governance committee will be: (1) to identify individuals qualified to become members of our Board of Trustees, consistent with criteria approved by our Board of Trustees, and to recommend candidates to the entire Board of Trustees for nomination or selection as Trustees for each annual meeting of shareholders (or special meeting of shareholders at which Trustees are to be elected) or when vacancies occur; (2) to perform certain assessments of the Board of Trustees and our management; and (3) to develop and recommend to our Board of Trustees a set of governance guidelines applicable to us. Under its charter, our nominating and governance committee also will be responsible for overseeing the evaluation of our

Management

management to the extent not overseen by our compensation committee or another committee of our Board of Trustees. Ms. Harris Jones will serve as the chair of our nominating and governance committee.

The charter of each of our standing committees will provide that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee's charter.

Our policy with respect to trustee attendance at our annual meetings of our shareholders can be found in our governance guidelines. The forms of our governance guidelines and the charters of our audit, compensation and nominating and governance committees, as well as our code of business conduct and ethics, that will be in effect upon the completion of this Offering, will be posted on our website following this Offering and also may be obtained free of charge by writing to Jennifer B. Clark, Secretary, c/o Industrial Logistics Properties Trust, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

Compensation of the Trustees and officers

We will pay each of our Independent Trustees an annual fee (which is to be pro rated for the portion of the remainder of the year ending December 31, 2018) of $40,000 for services as a Trustee, plus a fee of $1,250 for each meeting attended. Up to two $1,250 fees will be paid if two or more Board of Trustees or board committee meetings are held on the same day. Each Independent Trustee who serves as a committee chair of our Board of Trustees' audit, compensation or nominating and governance committees will receive an additional annual fee (which is to be pro rated for the portion of the remainder of the year ending December 31, 2018) of $15,000, $10,000 and $10,000, respectively. In addition, we expect that each Independent Trustee and Managing Trustee will receive a grant of our Shares as part of his or her annual compensation, as determined by our compensation committee. All Trustees will be reimbursed for travel expenses they incur in connection with their duties as Trustees and for out of pocket costs they incur in connection with their attending certain continuing education programs.

We do not have any employees. RMR provides services that otherwise would be provided by employees. Each of our Managing Trustees and executive officers is an officer and an employee of RMR. RMR conducts our day to day operations on our behalf. RMR compensates our Managing Trustees and executive officers directly and in its sole discretion in connection with their services to us and RMR. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits to them, except for the award of Shares under our Equity Compensation Plan, as discussed below. None of our executive officers has an employment agreement with us. In addition, except for awards that may be granted under our Equity Compensation Plan, none of our executive officers has an agreement that provides for payments or benefits by us upon or in connection with his or her termination of service as an executive officer of us or a change of control of us. Although our compensation committee reviews and approves our Management Agreements and our Equity Compensation Plan, it is not involved in compensation decisions made by RMR for its employees other than the employee that will serve as our Director of Internal Audit and the allocation of internal audit costs to us, which costs include internal audit employee costs. As described below, we may make awards under our Equity Compensation Plan to employees of RMR. Our payments to RMR are described under "Our manager—Our Management Agreements" in this prospectus.

Management

Equity Compensation Plan

Although we do not pay any cash compensation to our officers and have no employees, we will adopt our Equity Compensation Plan effective upon the completion of this Offering and make awards to our Trustees, executive officers and other RMR employees who may provide services to us. We have reserved 4,000,000 Shares for future issuance under our Equity Compensation Plan. We will award Shares under our Equity Compensation Plan to recognize such persons' scope of responsibilities, compensate demonstrated performance and leadership, motivate future performance, align such persons' interests with those of our other shareholders or motivate persons to remain employees of RMR and to continue to be available to provide services to us through the term of the awards. No awards will be granted under our Equity Compensation Plan before completion of this Offering, and no individuals have yet been selected to receive any awards.

Under its charter, our compensation committee will administer our Equity Compensation Plan. In setting Share awards under our Equity Compensation Plan, our compensation committee will consider multiple factors, including some or all of the following primary factors: (1) the scope of responsibility of each individual; (2) the amount of Shares previously granted to each recipient; (3) the amount of Shares previously granted to persons performing similar services for us as are currently performed by each recipient; (4) the amount of equity compensation granted to persons performing similar services for other companies managed by RMR; (5) the amount of equity compensation granted to persons performing similar services for other companies that our compensation committee may determine to be comparable to us; (6) the amount of time spent, the complexity of the duties and the value of services performed, by the particular recipient; (7) the fair market value of our Shares granted; and (8) the recommendations of our executive officers and Managing Trustees. We will determine the fair market value of our Shares granted based on the closing price of our Shares on the date of grant.

In administering our Equity Compensation Plan, our compensation committee may impose vesting and other conditions on granted Shares. In the event a recipient granted a Share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, the unvested Shares may be forfeited. As with other issued Shares, vested and unvested Shares awarded under our Equity Compensation Plan will be entitled to distributions and will have voting rights.

We expect that our compensation philosophy and programs will be designed and implemented by our compensation committee to foster a business culture that reasonably aligns the interests of our Trustees and executive officers and employees of RMR with those of our shareholders. We believe that our Equity Compensation Plan is designed to help achieve the goal of providing our shareholders dependable, long term returns.

Limitation of liability and indemnification

Upon the completion of this Offering, our declaration of trust will contain provisions that limit the liability of our Trustees and officers. We also will enter into indemnification agreements with our Trustees and officers. We believe that these provisions are necessary to attract and retain qualified persons as Trustees and officers. You can find more information about indemnification of our Trustees and officers under "Material provisions of Maryland law and of our declaration of trust and bylaws" in this prospectus.

Compensation committee interlocks and insider participation

No member of our compensation committee will be a current or former executive officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or board of trustees or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Trustees or compensation committee.

Our manager

We do not expect to have any employees or to have administrative offices separate from RMR. Services that might otherwise be provided to us by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Each of our executive officers is also an officer of RMR. Upon the completion of this Offering, our declaration of trust and bylaws will require that a certain number of our Trustees be "Managing Trustees," meaning a trustee who has been an employee, officer or director of RMR or The RMR Group Inc. or involved in our day to day activities for at least one year prior to his or her election. RMR currently has over 475 employees in its Newton, Massachusetts headquarters and over 30 property management offices located throughout the United States.

RMR's other managed business

RMR currently manages four equity REITs in addition to us:

➤
HPT is an equity REIT that owns hotels and travel centers. HPT was formed in 1995 as a wholly owned subsidiary of a listed publicly owned REIT previously managed by RMR. At its initial public offering in 1995, HPT owned 37 hotel properties (5,286 guest rooms) and had a total market capitalization of $457.0 million. As of September 30, 2017, HPT had a total market capitalization of $8.7 billion and owned 323 hotels (49,948 hotel rooms or suites) and 199 travel centers located along the U.S. Interstate Highway System.

➤
SNH is an equity REIT that owns healthcare, senior living and medical office buildings. SNH was formed in 1998 as a wholly owned subsidiary of a listed publicly owned REIT previously managed by RMR. SNH became a publicly traded REIT when its parent distributed 51% of SNH's then outstanding common shares to the shareholders of its parent in 1999. At the time of this spin off, SNH owned 93 senior living communities (13,571 living units) and had a total market capitalization of $629.0 million. As of September 30, 2017, SNH had a total market capitalization of $8.2 billion and owned 304 senior living communities (35,027 living units), 147 medical office and biotech laboratory buildings (approximately 11.6 million square feet) and 10 wellness centers (approximately 812,000 square feet).

➤
SIR, our parent company, is an equity REIT that owns office and industrial properties that are primarily leased to single tenants. SIR was formed in 2011 as a wholly owned subsidiary of a listed publicly owned REIT previously managed by RMR. When SIR completed its initial public offering in 2012, it owned 23 office and industrial buildings (approximately 3.7 million square feet) and approximately 17.8 million square feet of leasable industrial and commercial lands on the island of Oahu, Hawaii and had a total market capitalization of $922.3 million. As of September 30, 2017, SIR had a total market capitalization of $4.6 billion and owned 366 office and industrial buildings (approximately 45.5 million square feet, including approximately 17.8 million square feet of leasable industrial and commercial lands on the island of Oahu, Hawaii).

➤
GOV is an equity REIT that owns properties that are leased primarily to government tenants. GOV was formed in 2009 as a wholly owned subsidiary of a listed publicly owned REIT previously managed by RMR. When GOV completed its initial public offering in 2009, it owned 29 buildings primarily leased to the U.S. Government and four state governments (approximately 3.3 million square feet) and had a total market capitalization of $649.0 million. As of September 30, 2017, GOV had a total market capitalization of $3.9 billion and owned 96 buildings (approximately 11.5 million square feet) primarily leased to the U.S. Government and 13 state governments.

Our manager

In addition to managing these four equity REITs, RMR also provides management services to other publicly and privately owned real state related businesses including: FVE, a senior living and healthcare services company that owns, leases and manages senior living communities, many of which are owned by SNH; TA, a company that owns, leases and franchises travel centers along the U.S. Interstate Highway System, many of which are owned by HPT, and also owns, operates and franchises convenience stores and stand alone restaurants; and Sonesta, a privately owned hotel manager that operates hotels and cruise ships in the United States, including some U.S. hotels owned by HPT, and in South America, the Caribbean area and the Middle East. A subsidiary of RMR that is registered with the SEC as an investment adviser manages RIF, a closed end mutual fund which primarily invests in public securities of REITs and real estate companies, other than REITs and real estate companies managed by RMR or its affiliates and another SEC registered adviser subsidiary of RMR manages TRMT and other private funds invested in real estate and real estate debt.

In combination, the businesses managed by RMR own over 1,400 properties and, for the 12 months ended September 30, 2017, these businesses had revenues of over $11 billion and approximately 53,000 employees. As of September 30, 2017, RMR had approximately $28.5 billion of assets under management. Upon the completion of this Offering, we will be the only equity REIT managed by RMR which is focused upon owning industrial and logistics properties.

RMR does not currently manage any other program that directly competes with our general focus on industrial and logistics properties; however, it is possible that certain investment opportunities may be appropriate for us and for one or more of the other programs managed by RMR. For example, a warehouse leased to the U.S. Department of Veteran's Affairs and used to distribute pharmaceuticals might be considered an appropriate investment opportunity for either SNH or GOV, and also might be considered an appropriate investment opportunity for us. Under our Business Management Agreement, RMR is not required to present us with every investment opportunity that it considers which may be included within our investment focus, but RMR may exercise its discretion in presenting investment opportunities to us. In determining investment opportunities for its managed programs, RMR will consider, among other factors, (1) the availability of capital to these managed programs, (2) the cost of capital compared to the likely yields on the investments, (3) the strategic fit of the property with the rest of each applicable managed program's portfolio, (4) the need to balance the lease terminations in each managed program's portfolio and (5) the diversification of investments for each applicable managed program to reduce risks arising from concentration of properties by type, location and/or tenancy.

Our Management Agreements

Prior to the completion of this Offering, we will enter into two management agreements with RMR: our Business Management Agreement and our Property Management Agreement. The following is a summary of our Management Agreements. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the entire forms of Business Management Agreement and Property Management Agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

The terms of our Management Agreements will be substantially similar to the terms of the existing management agreements with SIR, including the terms related to the calculation of fees payable to RMR and the length of those contracts.

Management Services.    Under our Business Management Agreement, RMR will be required to use its reasonable best efforts to present us with a continuing and suitable real estate investment program consistent with our investment policies and objectives. Subject to the management, direction and

Our manager

supervision of our Board of Trustees, RMR will perform all corporate office functions for us, including:

➤
provide research and economic and statistical data in connection with our real estate investments and recommend changes in our real estate investment policies when appropriate;

➤
investigate, evaluate and negotiate contracts for the investment in, or the acquisition or disposition of, real estate and related interests and make recommendations concerning investments to our Trustees;

➤
investigate, evaluate and negotiate financing and refinancing opportunities and make recommendations concerning financing and refinancing to our Trustees;

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investigate, evaluate and pursue the prosecution of any of our claims;

➤
administer bookkeeping and accounting functions as will be required for our management and operation and contract for and assist audits;

➤
prepare or cause to be prepared reports required by any governmental authority in connection with the ordinary conduct of our business, and otherwise advise and assist us with our compliance with applicable legal and regulatory requirements;

➤
advise and assist in the preparation of all offering documents, and all registration statements, prospectuses or other documents filed with the SEC or any state;

➤
retain counsel, consultants and other third party professionals on our behalf;

➤
provide internal audit services;

➤
advise and assist with our risk management;

➤
to the extent not covered above, advise and assist us in the review and negotiation of our contracts and agreements, coordination and supervision of all third party legal services and claims by or against us;

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advise and assist us with respect to our public relations, preparation of marketing materials, Internet website and investor relations services;

➤
provide office space, communication facilities and meeting space as required; and

➤
provide experienced and qualified personnel necessary for the performance of the foregoing services.

Under our Property Management Agreement, RMR will be required to act as managing agent for our properties and devote such time, attention and effort as may be appropriate to operate and manage our properties in a diligent, orderly and efficient manner. As our managing agent, RMR will have the power and responsibility, among other things, to:

➤
administer the leasing of our properties and relations with our tenants;

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administer the operation and repair of our properties, including entering into contracts for utilities and building services and tenant alterations;

➤
provide personnel necessary for the efficient operation and maintenance of our properties;

➤
obtain and maintain insurance on our properties;

➤
procure all necessary supplies, materials and services necessary for the proper operation of our properties;

Our manager

➤
administer payment of our expenses and maintain our books and records relating to the management and operation of our properties;

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institute or defend legal proceedings relating to the operation of our properties; and

➤
manage our real property operations as would be done by an owner.

Term and Termination.    The terms of our Management Agreements end on December 31, 2037, and automatically extend on December 31st of each year for an additional year, so that the terms of the agreements thereafter end on the 20th anniversary of the date of the extension. We have the right to terminate our Management Agreements: (1) at any time on 60 days' written notice for convenience, (2) immediately upon written notice for cause, as defined, (3) on 60 days' written notice given within 60 days after the end of any calendar year for a performance reason, as defined, and (4) by written notice during the 12 months following a change of control of RMR, as defined. RMR has the right to terminate our Management Agreements for good reason, as defined, on 60 days' written notice, or 90 days, if we take steps to cure. If we terminate either of our Management Agreements for cause, as defined, or as a result of a manager change of control, as defined, we will not pay any termination fee. If we terminate either of our Management Agreements for convenience, or if RMR terminates either of our Management Agreements for good reason, we are obligated to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined for the respective Management Agreement, for the remaining term. If we terminate either of our Management Agreements based on performance, we are obligated to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined for the respective Management Agreement, assuming a remaining term of 10 years.

The cost of terminating our Management Agreements with RMR is calculated according to the same formula for termination applicable to SIR's management agreements with RMR affecting our properties when they were owned by SIR. Nevertheless, the cost to us of terminating our Management Agreements without cause may limit our ability to end our relationship with RMR as our manager. Based on the 12 months ended September 30, 2017, the estimated fee for termination for convenience under our Business Management Agreement and our Property Management Agreement would be approximately $89.4 million and $54.3 million, respectively, and the estimated fee for termination for a performance reason under our Business Management Agreement and our Property Management Agreement would be approximately $56.8 million and $34.5 million, respectively, assuming (1) in each case, the Management Agreement has been in effect for the full 12 months ended September 30, 2017, and (2) in the case of our Business Management Agreement, (i) the management fee, as defined, is calculated based on the historical cost of our properties, as defined, rather than our total market capitalization, and (ii) no incentive fee is earned. The payment of these termination fees could have a material adverse effect on our financial condition, including our ability to make distributions to our shareholders. The requirement to pay substantial termination fees could also discourage a change of control of us, including a change of control at a premium price to the market value of our Shares.

We will be generally responsible for paying all of our expenses and all expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses, except for our pro rata portion of the employment and related expenses of RMR employees who provide property management services and our allocated part of the staff employed by RMR who perform our internal audit function.

Our manager

Management Fees.    Our Management Agreements provide for an annual base management fee, an annual incentive fee and property management and construction supervision fees calculated as follows:

Base Management Fee.    The annual base management fee payable to RMR by us is equal to the lesser of:

➤
the sum of (a) 0.5% of the historical cost of our Initial Properties and any other properties we may acquire from a REIT to which RMR provided management services, plus (b) 0.7% of the historical cost of our other properties up to $250,000,000, plus (c) 0.5% of the historical cost of our other properties exceeding $250,000,000; or

➤
the sum of (a) 0.7% of our Average Market Capitalization up to $250,000,000, plus (b) 0.5% of our Average Market Capitalization exceeding $250,000,000; where Average Market Capitalization is defined as the average closing price per Share on the stock exchange on which our Shares are principally traded, during such period, multiplied by the average number of Shares outstanding during the period, plus the daily weighted average of the aggregate liquidation preference of each class or series of our preferred shares outstanding during the period, if any, plus the daily weighted average of the aggregate principal amount of our consolidated indebtedness during the period.

➤
The base management fee is calculated and payable monthly as one twelfth of the foregoing annual amounts.

Incentive Fee.    The incentive fee which may be earned by RMR is calculated as follows:

➤
An amount, subject to a cap based on the value of our Shares outstanding, equal to 12% of the product of:

➤
Our equity market capitalization on the last trading day of the year immediately prior to the relevant measurement period, and

➤
The amount (expressed as a percentage) by which the total returns per share realized by our common shareholders (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL U.S. REIT Equity Index, or the benchmark return per share, (subject to adjustments for Shares issued during the measurement period) for the relevant measurement period.

➤
No incentive fee is payable by us unless our total return per Share during the measurement period is positive.

➤
The measurement periods are generally three year periods ending with the year for which the incentive fee is being calculated, with shorter periods applicable in the case of the calculation of the incentive fee for 2019 (the period beginning on the first day the Shares begin trading after this Offering and ending on December 31, 2019) and 2018 (the period beginning on the first day the Shares begin trading after this Offering and ending on December 31, 2018).

➤
If our total return per share exceeds 12% per year in any measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the SNL U.S. REIT Equity Index for such measurement period and 12% per year, or the adjusted benchmark return per share. In instances where the adjusted benchmark return per share applies, the incentive fee will be reduced if our total return per share is between 200 basis points and 500 basis points below the SNL U.S. REIT Equity Index by a low return factor, as defined in the business management agreement, and there will be no incentive fee paid if, in these instances, our total return per share is more than 500 basis points below the SNL U.S. REIT Equity Index.

Our manager

➤
The incentive fee is subject to a cap. The cap is equal to the value of the number of our Shares which would, after issuance, represent 1.5% of the number of our Shares then outstanding multiplied by the average closing price of our Shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

The formulas used to calculate the incentive fees which may be earned by RMR are the same formulas used by SIR to calculate any incentive fees it may pay to RMR. The following table presents examples of the incentive fee calculations based on various assumptions (amounts in thousands, except per share amounts):

Example 1 illustrates a scenario where our return does not meet the benchmark return per share threshold and the SNL U.S. REIT Equity Index return is negative, resulting in no incentive fee payout.

Example 2 illustrates a scenario where our return exceeds the benchmark return per share, resulting in an incentive fee payout below the cap.

Example 3 illustrates a scenario where our return and the SNL U.S. REIT Equity Index return are greater than 12% (leading to an adjusted benchmark of 12%) and our return is lower than the SNL U.S. REIT Equity Index return (causing the return in excess of the adjusted benchmark to be reduced by a low return factor) resulting in an incentive fee payout below the cap.

Example 4 illustrates a scenario where our return exceeds the benchmark return per share and yields an incentive fee payout above the cap, resulting in an incentive fee payout at the cap.

Example 5 illustrates a scenario where the incentive fee payout is $0, despite strong returns (i.e., where we underperform the SNL U.S. REIT Equity Index by more than 500 basis points and the low return factor reduces the incentive fee payout calculation to $0).

Our manager

	Example 1	Example 2	Example 3	Example 4	Example 5

Incentive fee calculation assuming one year measurement period:
Shares outstanding	65,000	65,000	65,000	65,000	65,000
Share price at beginning of measurement period	$29.50	$29.50	$29.50	$29.50	$29.50

Equity market capitalization at beginning of measurement period	$1,917,500	$1,917,500	$1,917,500	$1,917,500	$1,917,500
Total return % in excess of benchmark return % or adjusted benchmark return %	0.00%	1.56%	7.61%	21.29%	0.00%

Product	$—	$29,900	$145,989	$408,200	$—
Contractual percentage	12%	12%	12%	12%	12%

Incentive fee calculation	$—	$3,588	$17,519	$48,984	$—

Total return in excess of benchmark return calculation:
Share price at beginning of measurement period	$29.50	$29.50	$29.50	$29.50	$29.50
Share price at end of measurement period (as defined)	27.50	31.00	34.50	38.00	41.50

Change	(2.00)	1.50	5.00	8.50	12.00
Estimated dividends declared during the measurement period	1.32	1.32	1.32	1.32	1.32

Total return per share	$(0.68)	$2.82	$6.32	$9.82	$13.32

Total return %	–2.31%	9.56%	21.42%	33.29%	45.15%
SNL U.S. Equity REIT Index total return % assumptions	–5.00%	8.00%	24.00%	14.00%	57.00%
Benchmark return (greater of SNL U.S. Equity REIT Index return or zero)	0.00%	8.00%	24.00%	14.00%	57.00%

Total return % in excess of benchmark return %	0.00%	1.56%	0.00%	19.29%	0.00%

Adjustment if total return exceeds 12% per year(1):
Total return %			21.42%	33.29%	45.15%
Low return factor			–1.81%	0.00%	–33.15%

Adjusted total return %			19.61%	33.29%	12.00%
Adjusted benchmark %			–12.00%	–12.00%	–12.00%

Total return % in excess of adjusted benchmark return %			7.61%	21.29%	0.00%

Maximum incentive fee calculation:
Estimated shares outstanding at end of measurement period	65,000	65,000	65,000	65,000	65,000
Percentage	1.5%	1.5%	1.5%	1.5%	1.5%

Subtotal	975	975	975	975	975
Final share price (as defined)	$27.50	$31.00	$34.50	$38.00	$41.50

Incentive fee cap	$26,813	$30,225	$33,638	$37,050	$40,463

Incentive fee payable (lesser of calculated amount or maximum fee)	$—	$3,588	$17,519	$37,050	$—

(1)
When the total return percentage is greater than 12%, the benchmark is adjusted to 12% (the adjusted benchmark). If the total return is less than but within 2% of the SNL U.S. REIT Equity Index return, then no further adjustments are made to total return. If total return is between 2% and 5% less than the SNL U.S. REIT Equity Index, then total return in excess of the adjusted benchmark is reduced ratably by the low return factor. If total return is 5% or more below the SNL U.S. REIT Equity Index in any year, then total return in excess of the adjusted benchmark return is zero.

Our Business Management Agreement also provides that, if our financial statements are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR, for one or more periods in

Our manager

respect of which RMR received an incentive fee, the incentive fee payable with respect to periods for which there has been a restatement shall be recalculated by, and approved by a majority vote of, our Independent Trustees, and RMR is required to pay us an amount equal to the value in excess of that which RMR would have received based upon the incentive fee as recalculated, either in cash or Shares at RMR's election.

Property Management and Construction Supervision Fees.    The property management fees payable by us to RMR are equal to 3% of gross collected rents plus 5% of construction costs that are supervised by RMR at our properties. The property management fees are calculated and payable monthly in arrears. The construction supervision fee is payable periodically based on construction costs incurred to date.

In addition to the fees described above, our Management Agreements require that we reimburse RMR for certain expenses incurred on our behalf, including our pro rata share of costs incurred by RMR for goods and services provided to us and other companies managed by RMR. For more information about the calculation of fees and reimbursements that we will owe to RMR and the historical amounts applicable to these calculations, see Note 7 to the Audited Consolidated Financial Statements of Industrial Logistics Properties Trust and Note 9 to the Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust.

Liability and Indemnification.    RMR maintains a contractual as opposed to a fiduciary relationship with us. Pursuant to our Management Agreements, RMR does not assume any responsibility other than to render the services called for in good faith and is not responsible for any action of our Board of Trustees in following or declining to follow its advice or recommendations. Under the terms of our Management Agreements, RMR and its members, officers, employees and affiliates will not be liable to us or any of our shareholders or others for any acts or omissions related to the provision of services to us under our Management Agreements, except by reason of acts that constitute bad faith, fraud, willful misconduct or gross negligence in the performance by RMR of its duties. In addition, under the terms of our Management Agreements, we agree to reimburse, indemnify and hold harmless RMR, its members, officers and employees and its affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, all reasonable attorneys', accountants' and experts' fees and expenses) in respect of or arising from any acts or omissions of RMR with respect to the provision of services by it or performance of its obligations in connection with our Management Agreements or performance of other matters pursuant to instruction by us except to the extent such provision or performance was in bad faith, was fraudulent, was willful misconduct, or was grossly negligent. See also "Material provisions of Maryland law and of our declaration of trust and bylaws" in this prospectus.

Certain relationships and related person transactions

Our relationship with SIR

We are currently a wholly owned subsidiary of SIR. Immediately following this Offering, SIR will continue to own approximately 69.2% of our outstanding Shares (approximately 66.2% if the underwriters exercise their overallotment in full). On September 29, 2017, SIR contributed our Initial Properties to us. The Initial Properties had a book value of approximately $1.3 billion as of September 29, 2017. In connection with our formation and this contribution, we issued to SIR 45,000,000 Shares and the SIR Note, and we assumed three mortgage notes that SIR owes totaling approximately $63.1 million. In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million. Prior to the date of this prospectus, we obtained a $750 million credit facility from a syndicate of financial institutions, and we borrowed $750 million thereunder and paid the SIR Note in full. Accordingly, as a result of this Offering, SIR will retain $750 million it has received from us but will not be obligated to repay this amount, we will be liable for a mortgage note of approximately $48.8 million that SIR previously owed, and SIR will retain 45,000,000 of our Shares, valued at approximately $1.3 billion (based on the mid-point of the price range set forth on the cover page of this prospectus).

Prior to completion of this Offering, we and SIR will enter the Transaction Agreement to govern our future relationships with SIR following this Offering. The following is a summary of the Transaction Agreement. Although it is a summary of the material terms, the following does not contain all the information that may be important to you. You should read the entire form of Transaction Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

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The revenues, expenses and cash flows at our Initial Properties will be settled between SIR (for the period on and before the completion of this Offering) and us (for periods after the completion of this Offering).

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We will indemnify SIR with respect to liabilities arising by reason of SIR's prior ownership of our Initial Properties.

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We and SIR will cooperate to enforce the ownership limitations in our declaration of trust and in SIR's declaration of trust as may be appropriate for each of us to qualify for and maintain our qualification for taxation as a REIT under the IRC and otherwise to promote our respective orderly governance.

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We and SIR will cooperate to file future tax returns, including appropriate allocations of taxable income, expenses and other tax attributes.

Prior to the completion of this Offering, we and SIR will enter the Registration Rights Agreement and we will grant to SIR certain demand and piggyback registration rights, subject to certain limitations, with respect to our Shares that SIR will own after this Offering.

The terms of our Management Agreements are substantially similar to the terms of the management agreements between SIR and RMR. Simultaneously with the completion of this Offering, SIR and RMR will enter into amendments to SIR's management agreements to provide that RMR will not receive business management fees from SIR with respect to SIR's ownership of our Shares and will no longer receive business or property management fees from SIR calculated with respect to properties that we own.

Certain relationships and related person transactions

Our relationship and Management Agreements with RMR

RMR may realize certain benefits as a result of this Offering. RMR will receive business and property management fees from us. Although the management fees that RMR receives from us are expected to initially approximately equal to the reduction in management fees that SIR pays to RMR, RMR total fees from us and SIR may be greater than the fees it would have received from SIR in the absence of this Offering, if we are successful in growing our business, if SIR reinvests the cash proceeds it receives from us or from selling our Shares that SIR owns or if RMR earns incentive fees from us or from SIR. For a description of our relationship with RMR, including our Management Agreements with RMR, see "Our manager" in this prospectus.

Our relationship with AIC

As described in "Business—Insurance" in this prospectus, many of the leases for our Initial Properties require our tenants to provide property insurance which lists us as an insured party. In other circumstances we are responsible to purchase the required property insurance. Whenever we have purchased property insurance, we have done so under policies arranged by AIC.

AIC is an insurance company licensed in Indiana which was formed by RMR and certain companies RMR manages. AIC currently is owned equally by ABP Trust, the controlling shareholder of RMR, SIR, HPT, SNH, GOV, FVE and TA. RMR also provides management services to AIC. So long as we are majority owned by SIR, we may continue to purchase property insurance from AIC or property insurance which is arranged by AIC and in which AIC may be a participating insurer. After the completion of this Offering or when and if we cease to be majority owned by SIR, we may seek to become an owner of AIC in order to continue to purchase insurance from AIC. We believe that our purchasing insurance from AIC, or in programs arranged by AIC, may benefit us and our tenants who may be responsible for the cost of such insurance, because AIC combines the purchasing power of all the companies managed by RMR which may yield lower insurance costs. Also, if we become an owner of AIC, we may participate in any profits of AIC.

Directors' and officers' liability insurance

RMR and certain companies to which RMR provides management services participate in a combined directors' and officers' liability insurance policy. We may participate in such a policy upon the completion of this Offering.

Policies and procedures concerning conflicts of interest and related person transactions

We have adopted a code of business conduct and ethics, or our code of conduct, effective upon the completion of this Offering, the provisions of which are intended to help us identify and adequately address or mitigate actual, potential or alleged conflicts of interest. This code of conduct and our governance guidelines will address review and approval of activities, interests or relationships that conflict with, or appear to conflict with, our interests, including related person transactions. Persons subject to our code of conduct and governance guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

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In the case of our Trustees or executive officers, such person must seek approval from our disinterested Trustees for related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible

Certain relationships and related person transactions

  activities under our code of conduct or governance guidelines. If there are no disinterested Trustees, the transaction shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board of Trustees and the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our Board of Trustees, disinterested Trustees or Independent Trustees, as the case may be, shall act in accordance with applicable provisions of our declaration of trust and shall consider all of the relevant facts and circumstances.

➤
In the case of transactions by us with RMR's employees (other than our Trustees and executive officers) who are subject to our code of conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

The following is a summary of provisions of our declaration of trust that will be in effect upon the completion of this Offering affecting certain transactions with related persons. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the form of our declaration of trust which will be in effect upon the completion of this Offering, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Under our declaration of trust:

➤
Each of our Trustees, officers, employees or agents may be interested as a trustee, officer, director, stockholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services or provide goods to us, and may receive compensation from such person or compensation from us in that capacity, as well as compensation from us as a Trustee, officer, employee or agent or otherwise.

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We may enter into any contract or transaction of any kind with any person, including our manager or any of our Trustees, officers, employees or agents or any person related to or affiliated with any of them or in which any of them has a material financial interest and whether or not our manager or any of our Trustees, officers, employees or agents has a financial interest in such contract or transaction.

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To the extent permitted by Maryland law, a contract or other transaction between us and any of our Trustees or officers or any person in which any of our Trustees or officers is a director, trustee, general partner or officer or has a material financial interest, or between us and our manager or any person to which our manager provides management services or any person in which our manager or any person to which our manager provides management services has a material financial interest, shall not be void or voidable if:

➤
the material facts of the contract or other transaction and the fact of such other director, trustee, general partner or officer position or interest are disclosed to or known by our Board of Trustees or a committee thereof, and our Board of Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum, or, if there are no disinterested Trustees, then the approval shall be by majority vote of our entire Board of Trustees and by majority vote of our Independent Trustees; or

➤
the material facts of the contract or other transaction and the fact of such other director, trustee, general partner or officer position or interest are disclosed to or known by our shareholders entitled to vote on the matter, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote on the matter, other than the votes of shares of beneficial interest of the Trust owned of record or beneficially by (a) the interested Trustee, in the case of a contract or other transaction between us and such interested

Certain relationships and related person transactions

    Trustee or a person in which such interested Trustee is a director, trustee, general partner or officer or has a material financial interest, (b) the officer, in the case of a contract or other transaction between us and such officer or a person in which such officer is a director, trustee, general partner or officer or has a material financial interest, or (c) our manager, or our Managing Trustees, in the case of a contract or other transaction between us and our manager, any person to which our manager provides management services or any person in which our manager or any person to which our manager provides management services has a material financial interest; or

  ➤
  the contract or other transaction is fair to us.

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The failure of any such contract or other transaction to satisfy any of the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction will be valid to the maximum extent permitted by Maryland law.

Our declaration of trust will specifically permit our manager, other persons to which our manager provides management services and our and their trustees, directors, officers, employees and agents to engage in other activities or lines of business that compete with or are similar to those in which we engage.

Principal shareholders

The following table sets forth certain information regarding the beneficial ownership of our Shares (which currently constitute and immediately following the completion of this Offering will constitute the only class of our outstanding shares of beneficial interest) by (1) each person who beneficially owns, directly or indirectly, more than 5% of our outstanding Shares, currently only SIR, (2) each of our Trustees and named executive officers and (3) all of our Trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below.

	Beneficial ownership prior to completion of this Offering		Beneficial ownership after this Offering(2)
Name and address(1)	Number of shares	Percent	Number of shares	Percent

Select Income REIT	45,000,000	100%	45,000,000	69.2%
Barry M. Portnoy(3)	—	—	—	—
Adam D. Portnoy(3)	—	—	—	—
Lisa Harris Jones	—	—	—	—
Bruce M. Gans, M.D.	—	—	—	—
Joseph L. Morea	—	—	—	—
John C. Popeo	—	—	—	—
Richard W. Siedel, Jr.	—	—	—	—
All trustees and executive officers as a group (7 persons)(3)	—	—	—	—

(1)
The address of SIR is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. The address of each other named person is c/o Industrial Logistics Properties Trust, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

(2)
Assumes no exercise of the underwriters' overallotment option.

(3)
Messrs. Barry M. Portnoy and Adam D. Portnoy are managing trustees of SIR, which owns 45,000,000 Shares. Messrs. Barry M. Portnoy and Adam D. Portnoy are also executive officers and the indirect controlling shareholders of RMR, the manager of SIR. However, they and RMR may not act to vote or sell the 45,000,000 Shares owned by SIR without authorization of the board of trustees of SIR, which is comprised of five trustees, including Messrs. Barry M. Portnoy and Adam D. Portnoy and three independent trustees. As a result, Messrs. Barry M. Portnoy and Adam D. Portnoy have determined that they do not beneficially own the 45,000,000 Shares owned by SIR and those Shares are not included in the table above.

Description of our Shares

The following is a summary description of the material terms of our Shares, based on our declaration of trust and bylaws in effect upon the completion of this Offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire forms of our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our declaration of trust authorizes us to issue up to 100,000,000 Shares. Immediately following the completion of this Offering (assuming no exercise of the underwriters' overallotment option), we will have 65,000,000 Shares issued and outstanding and no other class or series of shares outstanding.

As permitted by the laws related to Maryland REITs, or the Maryland REIT Law, our declaration of trust also will authorize our Board of Trustees to increase or decrease the number of our authorized Shares, to create new classes or series of shares of beneficial interest, or increase or decrease the number of authorized shares thereof, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of shares of beneficial interest. The rights, preferences and privileges of our Shares and shareholders (including those described in this prospectus) will be subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series of our shares of beneficial interest, whether common or preferred, that our Board of Trustees may create, designate or issue in the future.

Our Board of Trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. We believe the ability of our Board of Trustees to authorize and issue one or more classes or series of our shares of beneficial interest with specified rights will provide us with flexibility in structuring possible future financings, acquisitions and meeting other business needs that may arise. Nonetheless, the unrestricted ability of our Board of Trustees to issue additional Shares and other classes and series of shares of beneficial interest may have adverse consequences to our shareholders, including possibly diluting the ownership of existing shareholders and making a change of control of us difficult to achieve.

Shares

All Shares to be sold in this Offering will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our shares of beneficial interest which may be issued in the future and to the provisions of the declaration of trust regarding the restriction on the transfer and ownership of Shares, holders of Shares are entitled to the following:

➤
to receive distributions on their Shares if, as and when authorized by our Board of Trustees and declared by us out of assets available for distribution (as determined by our Board of Trustees); and

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to share ratably in our assets available for distribution to our shareholders (as determined by our Board of Trustees) in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

Under our declaration of trust, holders of Shares are entitled to vote on the following matters: (a) the election of trustees and the removal of trustees for cause; and (b) such other matters, including for example any amendment of our declaration of trust, merger or termination of us or sale of all or substantially all our assets, in each case, with respect to which our Board of Trustees has adopted a

Description of our Shares

resolution declaring that a proposed action is advisable and directing that the matter be submitted to the holders of Shares for approval or ratification.

Shareholders will also be entitled to vote on such matters as may be required by our declaration of trust, bylaws or applicable law. Provisions of our declaration of trust regarding the restriction on the transfer and ownership of our Shares may preclude a shareholder's right to vote in certain circumstances.

For additional information regarding our Shares, see "Material provisions of Maryland law and of our declaration of trust and bylaws—Restrictions on ownership and transfer of shares" in this prospectus.

Stock exchange listing

We have applied to list our Shares on the Nasdaq under the symbol "ILPT."

Transfer agent and registrar

The transfer agent and registrar for our Shares will be Wells Fargo Bank, National Association.

Material provisions of Maryland law and of our declaration of trust and bylaws

Our declaration of trust and bylaws have been designed to be substantially similar to SIR's declaration of trust and bylaws.

We were organized as a Maryland REIT. The following is a summary of our declaration of trust and bylaws that will be in effect upon the completion of this Offering and material provisions of the Maryland REIT Law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read the forms of our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of the Maryland REIT Law. By purchasing our Shares, you will have agreed to the provisions set forth in our declaration of trust and bylaws, as they may be amended from time to time in accordance with the terms thereof.

Restrictions on ownership and transfer of shares

Our declaration of trust will restrict the number and value of our shares of beneficial interest that our shareholders may own. These restrictions are intended to assist us with REIT compliance under the IRC and otherwise to promote our orderly governance.

Our declaration of trust will prohibit any person from owning, being deemed to own by virtue of the attribution provisions of the IRC, or beneficially owning under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our Shares. Our Board of Trustees may from time to time increase or decrease this ownership limit for one or more persons, subject to limitations contained in our declaration of trust. Our declaration of trust also will prohibit any person from beneficially or constructively owning shares if that ownership would result in us failing to qualify for taxation as a REIT.

These restrictions do not apply to RMR, SIR, any other company to which RMR provides management services, The RMR Group Inc. or any of their affiliates, so long as such ownership does not adversely affect our qualification for taxation as a REIT under the IRC. Our Board of Trustees, in its sole discretion, may exempt other persons, prospectively or retroactively, from these ownership limitations, so long as our Board of Trustees determines, among other things, that such exemption is in our best interests. Our Board of Trustees may not grant an exemption if the exemption would result in our failing to qualify for taxation as a REIT. In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

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the general reputation and moral character of the person requesting the exemption;

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whether the person's ownership of shares would be direct or through ownership attribution;

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whether the person's ownership of shares would interfere with the conduct of our business, including our ability to make additional investments;

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whether granting an exemption would adversely affect any of our existing contractual arrangements or the execution of our strategies or business policies;

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whether the person to which the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities with jurisdiction over us; and

Material provisions of Maryland law and of our declaration of trust and bylaws

➤
whether the person to which the exemption would apply is attempting to change control of us or affect our policies in a way that our Board of Trustees, in its sole discretion, considers adverse to our best interests or those of our shareholders.

In addition, our Board of Trustees may require such rulings from the IRS, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, (1) the number of shares which would cause the violation are automatically transferred to a trust, or the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us or (2) such attempted transfer shall be void ab initio. The prohibited owner will generally:

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have no rights in the shares held in the Charitable Trust;

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not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

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have no rights to distributions with respect to shares held in the Charitable Trust;

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not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

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have no claim, cause of action or other recourse whatsoever against the purported transferor of any shares held in the Charitable Trust.

Unless otherwise directed by our Board of Trustees, within 20 days of receiving notice from us that shares have been transferred to the Charitable Trust, or as soon thereafter as reasonably practicable, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person designated by the trustee of the Charitable Trust, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

The prohibited owner will receive the lesser of:

➤
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, in each case, reduced by any amounts previously received by the prohibited owner in connection with prior extraordinary dividends or other distributions; and

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the proceeds received by the trustee of the Charitable Trust (net of any commissions and other expenses of the trustee of the Charitable Trust) from the sale or other disposition of the shares held in the Charitable Trust plus any extraordinary dividends or other distributions received by the trustee of the Charitable Trust.

The trustee of the Charitable Trust may reduce the amount payable to the prohibited owner by the amount of ordinary dividends or other distributions which have been paid to the prohibited owner and is owed by the prohibited owner to the trustee of the Charitable Trust. Any net sales proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less

Material provisions of Maryland law and of our declaration of trust and bylaws the costs, expenses and compensation of the Charitable Trust and us. Any extraordinary dividends received by the trustee of the Charitable Trust shall be treated in a similar way as sales proceeds.

If a prohibited owner sells shares that are deemed to have been transferred to the Charitable Trust, then:

➤
those shares will be deemed to have been sold on behalf of the Charitable Trust; and

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to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

➤
the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price per share on the day of the event causing the shares to become held by the Charitable Trust; and

➤
the market price per share on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by the trustee of the Charitable Trust. Our Board of Trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our declaration of trust, including retroactively granting an exemption to a prohibited owner, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust and is entitled to receive reasonable compensation for services provided.

Costs, expenses and compensation payable to the trustee of the Charitable Trust may be funded from the Charitable Trust or by us. Before any sales proceeds may be distributed to a prohibited owner, we will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the trustee of the Charitable Trust) from the Charitable Trust for any such amounts funded by us and for any indemnification provided to the trustee of the Charitable Trust by us.

In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our declaration of trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our declaration of trust will provide, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

Material provisions of Maryland law and of our declaration of trust and bylaws

Every person who owns, is deemed to own by virtue of the attribution rules of the IRC or is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act 5% or more of any class or series of our shares outstanding at the time of the determination is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the legal and beneficial owner(s), the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns, and a description of the manner in which those shares are held. If the IRC or applicable Treasury regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

Certificates evidencing our shares, if any, and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Trustees

Our declaration of trust and bylaws will provide for a Board of Trustees of five members and that our Board of Trustees may change the number of Trustees, but there may be not less than three Trustees.

Our declaration of trust will divide our Board of Trustees into three classes. At each annual meeting, shareholders elect the successors of the class of Trustees whose term expires at that meeting for a term expiring at the annual meeting held in the third year following the year of their election. We believe that classification of our Board of Trustees helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent Trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our Board of Trustees, and any such change will be difficult to attain so long as SIR retains a significant amount of our Shares, unless SIR votes in favor of such change.

There is no cumulative voting in the election of Trustees. Except as may be mandated by any applicable law or the listing requirements of the principal securities exchange on which our Shares are listed, and subject to the provisions of any class or series of our shares of beneficial interest which may be hereafter created, (1) a plurality of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee in an uncontested election of Trustees and (2) a majority of all the votes entitled to be cast for the election of Trustees at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee in a contested election (which is an election at which the number of nominees exceeds the number of Trustees to be elected at such meeting).

In case of failure to elect Trustees at an annual meeting of shareholders, the incumbent Trustees may hold over and continue to direct the management of our business and affairs. In the event of a vacancy on our Board of Trustees, including a vacancy caused by a resignation of a Trustee or by an increase in the number of Trustees, the vacancy may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. The failure of shareholders to elect Trustees at an annual meeting of shareholders will not cause vacancies on the Board of Trustees requiring the officers of the Trust to call a special meeting of shareholders to elect Trustees unless all Trustees, including holdover Trustees, are unwilling or unable to continue to serve. Our declaration of

Material provisions of Maryland law and of our declaration of trust and bylaws trust will provide that a Trustee may be removed (1) only for cause, at a meeting of our shareholders properly called for that purpose, by the affirmative vote of 75% of the votes entitled to be cast in the election of such Trustee, or (2) with or without cause, by the affirmative vote of 75% of the remaining Trustees. This precludes shareholders from removing incumbent Trustees unless cause for removal exists and they can obtain a substantial affirmative vote of our Shares, and obtaining such vote will not be possible so long as SIR retains more than 25% of our voting shares unless SIR votes in favor of such removal.

Under our declaration of trust and bylaws, a Trustee must be at least 21 years of age, not under legal disability, not have been convicted of a felony and meet the qualifications of an Independent Trustee or a Managing Trustee. An "Independent Trustee" is one who is not an employee of our manager, RMR, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of the principal securities exchange on which our Shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of RMR or the RMR Group Inc. or involved in our day to day activities for at least one year prior to his or her election. A majority of the Trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of Trustees, at any time, is set at less than five, at least one Trustee will be a Managing Trustee. So long as the number of Trustees shall be five or greater, at least two Trustees will be Managing Trustees, except for temporary periods due to vacancies.

Advance notice of Trustee nominations and new business

Annual Meetings of Shareholders.    Our declaration of trust and bylaws will provide that nominations of individuals for election to our Board of Trustees and proposals of other business to be considered at an annual meeting of shareholders may be made only (1) in our notice of the meeting by or at the direction of our Board of Trustees, or otherwise properly brought before the meeting by or at the direction of our Board of Trustees, or (2) by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our declaration of trust and bylaws.

Under our bylaws, a shareholder's written notice of nominations of individuals for election to our Board of Trustees or other matters to be considered at an annual meeting of shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting; provided, however, that if the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (1) notice of the date of the annual meeting is mailed or otherwise made available or (2) public announcement of the date of the annual meeting is first made by us; provided further, however, that for our annual meeting of shareholders to be held in 2019, written notice of nominations of individuals for election to our Board of Trustees or other matters to be considered at that annual meeting of our shareholders by one or more of our shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on October 31, 2018 nor earlier than October 2, 2018. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period for the giving of a shareholder's notice.

Material provisions of Maryland law and of our declaration of trust and bylaws

Our declaration of trust and bylaws will set forth procedures for submission of nominations of individuals for election to our Board of Trustees and other proposals by our shareholders for consideration at an annual meeting of shareholders, including, among other things:

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requiring that any one or more shareholders wishing to make a nomination or proposal of other business have continuously owned our shares of beneficial interest entitled to vote in the election of Trustees or propose other business for at least three years (or, if prior to the three year anniversary of the third business day following the closing of this Offering, since the third business day following the closing of this Offering) as of the date of the giving of the notice of the proposed nomination or proposal of other business, the record date for determining the shareholders entitled to vote at the meeting and the time of the annual meeting, with the aggregate shares owned by such shareholder(s) as of each such date during such three-year period representing at least 1% of our shares of beneficial interest, that the shareholder(s) hold a certificate evidencing the aggregate number of shares of beneficial interest at the time of submitting a notice as of each such date, and that the shareholder(s) submit the proposal to our Secretary in accordance with the requirements of our declaration of trust and bylaws;

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providing that the advance notice provisions in our declaration of trust and bylaws are the exclusive means for shareholders to make nominations or propose business for consideration at an annual meeting of our shareholders, except to the extent of matters which are required to be presented to our shareholders by applicable law, which have been properly presented in accordance with the requirements of such law;

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requiring certain information and documentation be provided regarding any proposed nominee for election to our Board of Trustee by the proposing shareholder(s);

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requiring certain information be provided with respect to any business other than the election of Trustees that the shareholder(s) propose(s) to bring before a meeting of our shareholders;

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requiring certain information and documentation to be provided as to the proposing shareholder(s) and certain of its (their) affiliates; and

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providing that the proposing shareholder(s) is (are) responsible for ensuring compliance with the advance notice provisions, and that neither we, our Board of Trustees, any committee of our Board of Trustees nor any of our officers has any duty to request clarification or updating information or to inform the proposing shareholder(s) of any defect in the notice of the proposing shareholder(s).

Special Meetings of Shareholders.    With respect to special meetings of shareholders, our declaration of trust and bylaws will provide that only business brought before the meeting pursuant to our notice of the meeting by or at the direction of our Board of Trustees or otherwise properly brought before the meeting by or at the direction of the Board of Trustees may be considered at such meeting. Nominations of individuals for election to our Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected pursuant to our notice of meeting, by or at the direction of our Board of Trustees, or, provided that our Board of Trustees has determined that Trustees will be elected at such special meeting, by a shareholder who is a shareholder of record both at the time of giving of the notice provided for in our bylaws through and including the time of the special meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our declaration of trust and bylaws. Under our declaration of trust and bylaws, if we call a special meeting of shareholders for the purpose of electing one or more Trustees, any one or more shareholders may nominate an individual or individuals (as the case may be) for election to our Board of Trustees if the shareholder(s) satisfies the ownership, holding and certificate requirements required by our bylaws, as described above, for submitting nominations for consideration at an annual

Material provisions of Maryland law and of our declaration of trust and bylaws meeting of shareholders. To be timely, a shareholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder's notice.

Action by written consent

Our declaration of trust and bylaws will provide that shareholders are not authorized or permitted to take any action by written consent, and actions of our shareholders may only be taken at a meeting of our shareholders called and held in accordance with our declaration of trust and bylaws.

Liability and indemnification of Trustees and officers and others

The Maryland REIT Law permits a REIT formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our declaration of trust will contain such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

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a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Material provisions of Maryland law and of our declaration of trust and bylaws

Our declaration of trust will require us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former trustee or officer of us, and any individual who, while a present or former trustee or officer of us and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees.

Under our declaration of trust, we also will be required to advance expenses to a trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our declaration of trust also will permit us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, RMR and its affiliates and any present or former employee, manager or agent of us, our subsidiaries or RMR or our or their affiliates (including RMR).

Prior to completion of this Offering, we will also enter into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We may also maintain directors' and officers' liability insurance for our Trustees and officers.

Shareholder liability

Under the Maryland REIT Law, a shareholder is generally not personally liable for the obligations of a REIT formed under Maryland law solely as a result of his or her status as a shareholder. Our declaration of trust will provide that no shareholder will be personally liable for any debt, claim, demand, judgment or obligation of any kind of ours by reason of being a shareholder.

Forum for certain disputes

Our bylaws will provide that the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a duty owed by any of our Trustees, officers, managers, agents or employees to us or our shareholders, (3) any action asserting a claim against us or any of our Trustees, officers, managers, agents or employees arising pursuant to Maryland law or our declaration of trust or bylaws, including any disputes, claims or controversies brought by or on behalf of any of our shareholders or (4) any action asserting a claim against us or any of our Trustees, officers, managers, agents or employees governed by the internal affairs doctrine of the State of Maryland. Any person or entity purchasing or otherwise acquiring any interest in our shares of beneficial interest is deemed to have notice of and consented to this provision. This choice of forum provision will limit a shareholder's ability to bring a claim in another judicial forum, including in a judicial forum that the shareholder believes is favorable for disputes with us or our Trustees, officers, managers, agents or employees, which may discourage lawsuits against us and our Trustees, officers, managers, agents or employees. This provision of our bylaws does not abrogate or supersede other provisions of our contracts which may require the resolution of such disputes by arbitration.

Material provisions of Maryland law and of our declaration of trust and bylaws

Transactions with affiliates

Our declaration of trust will allow us to enter into contracts and transactions of any kind with any person, including any of our Trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by Trustees and interested Trustee transactions, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Regulatory compliance and disclosure

Our bylaws will provide that any shareholder who, by virtue of such shareholder's ownership of our shares of beneficial interest or actions taken by the shareholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries shall promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of us or any of our subsidiaries. If the shareholder fails or is otherwise unable to promptly take such actions so as to cause satisfaction of such requirements or regulations, such shareholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the shareholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the 10th day after triggering such requirement or regulation referred to in the bylaws, then any of our shares beneficially owned by such shareholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in our declaration of trust. Also, our bylaws will provide that if the shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, we may take all other actions which our Board of Trustees deems appropriate to require compliance or to preserve the value of our assets, and we may charge the offending shareholder for our costs and expenses as well as any damages which may result.

Our bylaws also will provide that if a shareholder, by virtue of such shareholder's ownership of our shares of beneficial interest or its receipt or exercise of proxies to vote shares owned by other shareholders, would not be permitted to vote such shareholder's shares or proxies for such shares in excess of a certain amount pursuant to applicable law but our Board of Trustees determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such shareholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by a person designated by our Board of Trustees, in proportion to the total shares otherwise voted on such matter and such shares may be counted for purposes of determining the presence of a quorum.

Business combinations

The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an

Material provisions of Maryland law and of our declaration of trust and bylaws interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

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any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

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an affiliate or associate of the trust who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

➤
the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by our Board of Trustees, including the approval of a majority of the members of our Board of Trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control share acquisitions

The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

➤
one tenth or more but less than one third;

➤
one third or more but less than a majority; or

Material provisions of Maryland law and of our declaration of trust and bylaws

➤
a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides for certain exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute of the MGCL does not apply to the following:

➤
shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

➤
acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Our bylaws contain a provision exempting any and all acquisitions by any person of our Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

➤
a classified board;

➤
a two thirds vote requirement for removing a trustee;

➤
a requirement that the number of trustees be fixed only by vote of the trustees;

➤
a requirement that a vacancy on the board be filled only by the remaining trustees in office and for the replacement trustee to serve for the remainder of the full term of the class of trustees in which the vacancy occurred; and

Material provisions of Maryland law and of our declaration of trust and bylaws

➤
a majority requirement for the calling of a shareholder requested special meeting of shareholders.

Through other provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of the holders of not less than 75% of all of the votes entitled to be cast in the election of such Trustee for the removal of any Trustee from the Board of Trustees, which removal will be allowed only for cause, (2) vest in the Board of Trustees the exclusive power to fix the number of our Trustees, (3) require that only our Board of Trustees may fill vacancies on our Board of Trustees, (4) vest in the Board of Trustees the exclusive power to call meetings of our shareholders and (5) have a classified board.

Amendments to our declaration of trust, dissolution and mergers

Under the Maryland REIT Law, a REIT formed under Maryland law generally cannot dissolve, amend its declaration of trust, convert or merge unless these actions are approved by at least two thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of the votes entitled to be cast on the matter. Our declaration of trust will provide for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action has been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the IRC or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust will permit this type of action by our Board of Trustees. Our declaration of trust also will permit our Board of Trustees to increase or decrease the aggregate number of shares that we may issue and to effect changes in our unissued shares, as described more fully above, and to change our name or the name of any class or series of our shares, in each case without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our Board of Trustees may amend any other provision of our declaration of trust without shareholder approval. Our declaration of trust and bylaws also will provide that our bylaws may only be amended by our Board of Trustees.

Anti-takeover effect of Maryland law and of our declaration of trust and bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

➤
the prohibition in our declaration of trust of any shareholder other than excepted holders, including SIR, RMR and their affiliates, from owning more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares, including our Shares;

➤
the division of our Trustees into three classes, with the term of one class expiring each year and, in each case, until a successor is elected and qualifies;

➤
shareholder voting rights and standards for the election of Trustees and other matters which generally require larger majorities for approval of actions which are not approved by our Trustees or for the election of Trustees in contested elections than for actions which are approved by our Trustees or for the election of Trustees in uncontested elections;

Material provisions of Maryland law and of our declaration of trust and bylaws

➤
the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Trustees;

➤
the fact that only our Board of Trustees, or if there are no Trustees, our officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

➤
required qualifications for an individual to serve as a Trustee and a requirement that certain of our Trustees be Managing Trustees and other Trustees be Independent Trustees;

➤
limitations on the ability of, and various requirements that must be satisfied in order for our shareholders to propose nominees for election to our Board of Trustees and propose other business to be considered at a meeting of our shareholders;

➤
the requirement that an individual Trustee may be removed by our shareholders, only with cause, by the affirmative vote of holders of not less than 75% of our Shares entitled to vote in the election of Trustees or, with or without cause, by the affirmative vote of not less than 75% of the remaining Trustees;

➤
the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class or series of shares created by our Board of Trustees;

➤
the requirement that amendments to our declaration of trust may be made only if approved by 60% of our Trustees, including 60% of our Independent Trustees;

➤
the business combination provisions of the MGCL, if the applicable resolution of our Board of Trustees is rescinded or if our Board's approval of a combination is not obtained; and

➤
the control share acquisition provisions of the MGCL, if the provision in our bylaws exempting acquisitions of our shares from such provisions is amended or eliminated.

For all of these reasons, among others, our shareholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.

Shares eligible for future sale

Prior to this Offering, there has been no market for our Shares. Future sales of substantial amounts of our Shares in the public market could adversely affect prevailing market prices for our Shares.

Upon the completion of this Offering, SIR will own 45,000,000 Shares, which will represent approximately 69.2% of the total outstanding Shares (66.2% if the underwriters' overallotment option is exercised in full). Our declaration of trust will authorize our Board of Trustees to amend our declaration of trust, without shareholder approval, to increase the authorized number of shares of beneficial interest of any class or series, including our Shares, that we may issue. As of the date hereof, we have reserved for issuance to trustees, executive officers and other RMR employees who are available to provide services to us under our Equity Compensation Plan an aggregate of 4,000,000 Shares. We, our Trustees, our executive officers and SIR have agreed, subject to certain exceptions, not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the prior written consent of UBS Securities LLC. For more information about these restrictions on sale, see "Underwriting" in this prospectus. After the expiration of the lock up period ending 180 days from the date of this prospectus, our Trustees, our executive officers, SIR and RMR will be entitled to dispose of our Shares upon compliance with applicable securities laws.

In addition to our Shares being sold in this Offering, which may be sold immediately (except to the extent held by our affiliates, as described below), after this lockup period, Shares held by SIR will be eligible for sale subject to volume, manner of sale and other limitations pursuant to Rule 144. In the event that we register the sale of Shares held by SIR under the Securities Act of 1933, as amended, or the Securities Act, such Shares would become freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

If we do not register Shares held by SIR, such Shares will be "restricted securities" as defined under Rule 144. Restricted securities may be sold in the U.S. public markets only if registered or if they qualify for an exemption from registration. In general, Rule 144 provides that an affiliate who has beneficially owned "restricted" shares for at least six months will be entitled to sell on the open market in brokers' transactions, within any three month period, a number of Shares that does not exceed the greater of:

➤
one percent of our then outstanding Shares (approximately 65,000,000 Shares immediately after this Offering, or 68,000,000 Shares if the underwriters' overallotment option is exercised in full); and

➤
the average weekly trading volume of our Shares on the Nasdaq during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. In the event that any person who is deemed to be our affiliate purchases Shares in this Offering, sales under Rule 144 of our Shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock up agreements described above.

Equity compensation

We intend to file a registration statement on Form S-8 under the Securities Act after the effective date of the registration statement of which this prospectus is a part to register Shares that may be issued pursuant to our Equity Compensation Plan. That registration statement on Form S-8 is expected to become effective immediately upon filing, and Shares covered by that registration statement will then become eligible for sale in the public markets, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lockup agreements.

Material United States federal income tax considerations

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our Shares. The summary is based on existing law, and is limited to investors who acquire and own our Shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax considerations that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

➤
a bank, insurance company or other financial institution;

➤
a regulated investment company or REIT;

➤
a subchapter S corporation;

➤
a broker, dealer or trader in securities or foreign currency;

➤
a person who marks-to-market our Shares for U.S. federal income tax purposes;

➤
a U.S. shareholder (as defined below) that has a functional currency other than the U.S. dollar;

➤
a person who acquires or owns our Shares in connection with employment or other performance of services;

➤
a person subject to alternative minimum tax;

➤
a person who acquires or owns our Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction;

➤
a person who owns 10% or more (by vote or value, directly or constructively under the IRC) of our Shares;

➤
a U.S. expatriate;

➤
a non-U.S. shareholder (as defined below) whose investment in our Shares is effectively connected with the conduct of a trade or business in the United States;

➤
a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

➤
a "qualified shareholder" (as defined in Section 897(k)(3)(A) of the IRC);

➤
a "qualified foreign pension fund" (as defined in Section 897(l)(2) of the IRC) or any entity wholly owned by one or more qualified foreign pension funds;

➤
shareholders subject to special tax accounting rules as a result of their use of applicable financial statements (within the meaning of Section 451(b)(3) of the IRC); or

➤
except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable IRC provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the IRS with respect to any matter described in this summary, and we cannot be sure that

Material United States federal income tax considerations

the IRS or a court will agree with all of the statements made in this summary. The IRS could, for example, take a different position from that described in this summary with respect to our acquisitions, operations, valuations, restructurings or other matters, which, if a court agreed, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax considerations, and does not discuss any estate, gift, state, local or foreign tax considerations. For all these reasons, we urge you and any prospective acquiror of our Shares to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences generally will differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" is a beneficial owner of our Shares that is:

➤
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

➤
an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➤
an estate the income of which is subject to federal income taxation regardless of its source; or

➤
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our Shares other than an entity (or other arrangement) treated as a partnership for federal income tax purposes or a U.S. shareholder.

If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds our Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of our Shares and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our Shares.

Taxation as a REIT

Immediately prior to the date we cease to be wholly-owned by SIR, we and each of our subsidiaries were and will continue to be at all times either a qualified REIT subsidiary of SIR within the meaning of Section 856(i) of the IRC or a noncorporate entity that for federal income tax purposes is not treated as separate from SIR under regulations issued under Section 7701 of the IRC. During such periods, we and our subsidiaries have not been and will not be taxpayers separate from SIR for federal income tax purposes. For these periods, SIR will, pursuant to the Transaction Agreement, be solely responsible for the federal income tax with respect to our assets, liabilities and items of income, deduction and credit, as well as the federal income tax filings in respect of our and our subsidiaries' operations. Our first taxable year will commence upon us ceasing to be wholly owned by SIR.

Material United States federal income tax considerations

Our first taxable year will commence upon the completion of this Offering and our ceasing to be wholly owned by SIR, and will be scheduled to end on December 31, 2018. Effective with this first taxable year, we intend to elect to be taxed as a REIT under Sections 856 through 860 of the IRC, and the discussion below assumes that we will make that election by timely filing our U.S. federal income tax return as a REIT for that year. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. Although we cannot be sure, we expect that we will be organized and will operate in a manner that will qualify us to be taxed as a REIT under the IRC, and we expect that we will continue to be so organized and to so operate once we have qualified for taxation as a REIT.

As a REIT, we generally will not be required to pay U.S. federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally will be included in our shareholders' income as dividends to the extent of our available current or accumulated earnings and profits. Our dividends generally will not be entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below. However, for taxable years beginning before 2026 and pursuant to the deduction-without-outlay mechanism of Section 199A of the IRC, our noncorporate shareholders will be eligible for preferential effective tax rates on our dividends that are not treated as capital gain dividends or as qualified dividend income. No portion of any of our dividends will be eligible for the dividends received deduction for corporate shareholders. Distributions in excess of our current or accumulated earnings and profits generally will be treated for federal income tax purposes as returns of capital to the extent of a recipient shareholder's basis in our Shares, and will reduce this basis. Our current or accumulated earnings and profits will be generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our Shares. For all these purposes, our distributions will include cash distributions, any in kind distributions of property that we might make, and deemed or constructive distributions resulting from capital market activities (such as some redemptions), as described below.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, giving effect to the transactions described in this prospectus (including our initial public offering) and subject to the discussion below, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the IRC and that our current and anticipated investments and plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the IRC for our taxable year ending December 31, 2018 upon our filing of a timely federal income tax return for that year. Our counsel's opinions are conditioned upon the assumption that our declaration of trust, leases, the Transaction Agreement, and all other legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by SIR and us to our counsel as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a description or representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, neither Sullivan & Worcester LLP nor we can be sure that we will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our counsel are

Material United States federal income tax considerations

not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Our actual qualification and taxation as a REIT will depend upon our compliance with various qualification tests imposed under the IRC and summarized below. While we expect that we will satisfy these tests, our counsel will not review compliance with these tests on a continuing basis. If we fail to qualify for taxation as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the IRC, or a C corporation, and our shareholders will be taxed like shareholders of regular C corporations, meaning that federal income tax generally will be applied at both the corporate and shareholder levels. In this event, we could be subject to significant tax liabilities, and the amount of CAD to our shareholders could be reduced or eliminated.

If we qualify for taxation as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify for taxation as a REIT, we may still be subject to federal tax in the following circumstances, as described below:

➤
We will be taxed at regular corporate income tax rates on any undistributed "real estate investment trust taxable income," determined by including our undistributed ordinary income and net capital gains, if any.

➤
If we have net income from the disposition of "foreclosure property," as described in Section 856(e) of the IRC, that is held primarily for sale to customers in the ordinary course of a trade or business or other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate income tax rate.

➤
If we have net income from "prohibited transactions"—that is, dispositions at a gain of inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than dispositions of foreclosure property and other than dispositions excepted by statutory safe harbors—we will be subject to tax on this income at a 100% rate.

➤
If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year.

➤
If we fail to satisfy any of the REIT asset tests described below (other than a de minimis failure of the 5% or 10% asset tests) due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest regular corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test.

➤
If we fail to satisfy any provision of the IRC that would result in our failure to qualify for taxation as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below) due to reasonable cause and not due to willful neglect, we may retain our qualification for taxation as a REIT but will be subject to a penalty of $50,000 for each failure.

➤
If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

Material United States federal income tax considerations

➤
If we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset in the hands of a C corporation, under specified circumstances we may be subject to federal income taxation on all or part of the built-in gain (calculated as of the date the property ceased being owned by the C corporation) on such asset. We generally do not expect to sell assets if doing so would result in the imposition of a material built-in gains tax liability; but if and when we do sell assets that may have associated built-in gains tax exposure, then we expect to make appropriate provision for the associated tax liabilities on our financial statements.

➤
If we acquire a corporation in a transaction where we succeed to its tax attributes, to preserve our qualification for taxation as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, no later than the end of our taxable year in which the acquisition occurs. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

➤
Our subsidiaries that are C corporations, including any TRSs that we form or acquire, generally will be required to pay federal corporate income tax on their earnings, and a 100% tax may be imposed on any transaction between us and one of our TRSs that does not reflect arm's length terms.

If we fail to qualify for taxation as a REIT in any year, then we will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to our shareholders will not be deductible by us, nor will distributions be required under the IRC. Also, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates discussed below under the heading "—Taxation of taxable U.S. shareholders" and, subject to limitations in the IRC, will be potentially eligible for the dividends received deduction for corporate shareholders. Finally, we will generally be disqualified from taxation as a REIT for the four taxable years following the taxable year in which the termination of our REIT status is effective. Our failure to qualify for taxation as a REIT for even one year could result in us reducing or eliminating distributions to our shareholders, or in us incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level income taxes. Relief provisions under the IRC may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as discussed in more detail below. However, it is impossible to state whether in any particular circumstance we would be entitled to the benefit of these relief provisions.

REIT qualification requirements

General Requirements.    Section 856(a) of the IRC defines a REIT as a corporation, trust or association:

(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)
that would be taxable, but for Sections 856 through 859 of the IRC, as a domestic C corporation;

(4)
that is not a financial institution or an insurance company subject to special provisions of the IRC;

(5)
the beneficial ownership of which is held by 100 or more persons;

Material United States federal income tax considerations

(6)
that is not "closely held," meaning that during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer "individuals" (as defined in the IRC to include specified tax-exempt entities); and

(7)
that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the IRC provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Section 856(h)(2) of the IRC provides that neither condition (5) nor (6) must be met during a REIT's first taxable year. Although we cannot be sure, we expect that we will meet conditions (1) through (7) during each of the requisite periods commencing with our first taxable year, and that we will continue to meet these conditions in future taxable years.

To help comply with condition (6), our declaration of trust will restrict transfers of our Shares that would otherwise result in concentrated ownership positions. These restrictions, however, do not ensure that we will in all cases be able to satisfy, and continue to satisfy, the share ownership requirements described in condition (6). If we comply with applicable Treasury regulations to ascertain the ownership of our outstanding shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). Accordingly, we intend to comply with these regulations, including by requesting annually from legal and beneficial holders of significant percentages of our Shares information regarding the ownership of our Shares. Under our declaration of trust, our shareholders will be required to respond to these requests for information. A shareholder that fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our Shares and other information.

For purposes of condition (6), an "individual" generally includes a natural person, a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit-sharing trust. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's qualification for taxation as a REIT.

The IRC provides that we will not automatically fail to qualify for taxation as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. This relief provision may apply to a failure of the applicable conditions even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.    Except in respect of a TRS as discussed below, Section 856(i) of the IRC provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation for U.S. federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We expect that each of our direct and indirect wholly-owned subsidiaries, other than the TRSs discussed below

Material United States federal income tax considerations

(and entities owned in whole or in part by the TRSs), will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the IRC, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the IRC, each such entity referred to as a QRS. Thus, in applying all of the REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our QRSs will be treated as ours, and our investment in the stock and other securities of such QRSs will be disregarded.

We may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, Treasury regulations under the IRC provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is generally deemed to own its proportionate share, based on respective capital interests, of the income and assets of the partnership (except that for purposes of the 10% value test, described below, the REIT's proportionate share of the partnership's assets is based on its proportionate interest in the equity and specified debt securities issued by the partnership). In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. In contrast, for purposes of the distribution requirement discussed below, we will be required to take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the IRC.

Subsidiary REITs.    We may in the future invest in real estate through one or more subsidiary entities that are intended to qualify for taxation as REITs. Any subsidiary REIT will generally be subject to the various REIT qualification requirements and other limitations described in this summary that are applicable to us. If one of our subsidiary REITs were to fail to qualify for taxation as a REIT, then (a) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described above, and (b) our ownership of shares in the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to our ownership in corporations other than REITs and TRSs, all as described under "—Asset Tests" below. If a subsidiary REIT were to fail to qualify for taxation as a REIT, it is possible that we would not meet the 5% asset test, the 10% vote test or the 10% value test with respect to our interest in the subsidiary REIT, in which event we would fail to qualify for taxation as a REIT unless we could utilize applicable relief provisions. We expect to make protective TRS elections with respect to our subsidiary REITs and may implement other protective arrangements intended to avoid a cascading REIT failure if any of our subsidiary REITs were not to qualify for taxation as a REIT, but we cannot be sure that such protective elections and other arrangements will be effective to avoid or mitigate the resulting adverse consequences to us.

Taxable REIT Subsidiaries.    While we have no present intent to do so, we will be permitted to own any or all of the securities of a TRS, provided that no more than 20% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs. Very generally, a TRS is a subsidiary corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with its affiliated REIT to be treated as a TRS. Our ownership of stock and other securities in TRSs will be exempt from the 5% asset test, the 10% vote test and the 10% value test discussed below.

In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS. Subject to the discussion below, we expect that we and each of our TRSs that we form or acquire, if any, will comply with the requirements for TRS status at all times during which we intend for the subsidiary's TRS election to be in effect.

Material United States federal income tax considerations

Our TRSs will be taxed as C corporations that are separate from us, and their assets, liabilities and items of income, deduction and credit generally will not be imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, our TRSs may generally conduct activities that give rise to categories of income such as management or service fees or conduct activities that, if conducted by us directly, could be treated in our hands as nonqualified income or prohibited transactions (as described below). As regular C corporations, TRSs may generally, subject to applicable limitations under the IRC, utilize net operating losses and other tax attribute carryforwards to reduce or eliminate federal income tax liability.

Restrictions and sanctions are imposed on TRSs and their affiliated REITs to ensure that the TRSs will be subject to an appropriate level of federal income taxation. For example, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Further, if in comparison to an arm's length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. Finally, the 100% excise tax also applies to the underpricing of services provided by a TRS to its affiliated REIT in contexts where the services are unrelated to services for tenants of the REIT. While arrangements involving our TRSs are potentially subject to the imposition of one or more of these deduction limitations or excise taxes, we do not expect that we or our TRSs will be subject to these restrictions or impositions.

Income Tests.    There are two gross income requirements for qualification for taxation as a REIT under the IRC:

➤
At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property subject to the 100% tax on prohibited transactions; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) any income from "clearly identified" hedging transactions that we enter into to manage risk associated with extant, qualified hedges of liabilities or properties that have been extinguished or disposed; (e) real estate foreign exchange gain (as defined in Section 856(n)(2) of the IRC); and (f) income from the repurchase or discharge of indebtedness) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the IRC, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property, or dividends on and gain from the sale or disposition of shares in other REITs (but excluding in all cases any gains subject to the 100% tax on prohibited transactions). When we receive new capital in exchange for our shares or in a public offering of our five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

➤
At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property subject to the 100% tax on prohibited transactions; (b) any income

Material United States federal income tax considerations

  arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) any income from "clearly identified" hedging transactions that we enter into to manage risk associated with extant, qualified hedges of liabilities or properties that have been extinguished or disposed; (e) passive foreign exchange gain (as defined in Section 856(n)(3) of the IRC); and (f) income from the repurchase or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, or gains from the sale or disposition of stock, securities or real property (but excluding in all cases any gains subject to the 100% tax on prohibited transactions).

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as "rents from real property" under Section 856 of the IRC, several requirements must be met:

➤
The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

➤
Rents do not qualify if the REIT owns 10% or more by vote or value of stock of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules. We generally do not intend to lease property to any party if rents from that property would not qualify as "rents from real property," but application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. Our declaration of trust generally will disallow transfers or purported acquisitions, directly or by attribution, of our shares to the extent necessary to maintain our qualification for taxation as a REIT under the IRC. Similarly, for the purpose of SIR retaining its own qualification for taxation as a REIT under the IRC, SIR's organizational documents contain similar provisions to limit concentrated ownership of beneficial positions in SIR. Furthermore, for as long as SIR owns more than 9.8% of our outstanding shares, the Transaction Agreement will provide that we and SIR will limit our ownership in any tenant of the other, so that neither of us owns more than 4.9% of any such tenant, and therefore our combined ownership will remain under 10%, and also that we and SIR agree to take reasonable actions to facilitate the qualification for taxation as a REIT under the IRC of the other. Nevertheless, we cannot be sure that these provisions in our and in SIR's organizational documents and in the Transaction Agreement will be effective to prevent our qualification for taxation as a REIT from being jeopardized under the 10% affiliated tenant rule. Furthermore, we cannot be sure that we and SIR will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of our shares attributed to them under the IRC's attribution rules.

Material United States federal income tax considerations

➤
There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant where the tenant is a TRS. If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS's rent to the REIT for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

➤
In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs. There is an exception to this rule permitting a REIT to perform customary management and tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income," or UBTI, under Section 512(b)(3) of the IRC. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as "rents from real property" as long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

➤
If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property." None of the rent attributable to personal property received under a lease will qualify if this 15% threshold is exceeded. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

➤
In addition, "rents from real property" includes both charges we will receive for services customarily rendered in connection with the rental of comparable real property in the same geographic area, even if the charges are separately stated, as well as charges we will receive for services provided by TRSs that we may form or acquire when the charges are not separately stated. Whether separately stated charges received by a REIT for services that are not geographically customary and provided by a TRS are included in "rents from real property" has not been addressed clearly by the IRS in published authorities; however, our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, "rents from real property" also includes charges we will receive for services provided by TRSs that we may form or acquire when the charges are separately stated, even if the services are not geographically customary. Accordingly, we expect that any revenues from TRS-provided services, whether the charges are separately stated or not, will qualify as "rents from real property" because the services will satisfy the geographically customary standard, because the services will be provided by a TRS, or for both reasons.

We expect that all or substantially all of our rents and related service charges will qualify as "rents from real property" for purposes of Section 856 of the IRC.

In order to qualify as mortgage interest on real property for purposes of the 75% gross income test, interest must derive from a loan secured by a mortgage on real property or on interests in real property (including, in the case of a loan secured by both real property and personal property, such personal property to the extent that it does not exceed 15% of the total fair market value of all of the property securing the loan) with a fair market value at the time the loan is made (reduced by any senior liens on the property) at least equal to the amount of such loan. If the amount of the loan exceeds the fair market value of the real property (as so reduced by senior liens), then a part of the interest income from such loan equal to the percentage amount by which the loan exceeds the value of the real property (as so reduced by senior liens) will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.

Material United States federal income tax considerations

Absent the "foreclosure property" rules of Section 856(e) of the IRC, a REIT's receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, the active, nonrental gross income from the property would so qualify. Foreclosure property is generally any real property, including interests in real property, and any personal property incident to such real property:

➤
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

➤
for which any related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

➤
for which the REIT makes a proper election to treat the property as foreclosure property.

Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not otherwise qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the highest regular corporate income tax rate under the foreclosure property income tax rules of Section 857(b)(4) of the IRC. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is obtained from the IRS. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

➤
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

➤
on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent and other than specifically exempted forms of maintenance or deferred maintenance; or

➤
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, together known as dealer gains, may be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. The 100% tax does not apply to gains from the sale of property that is held through a TRS, but such income will be subject to tax in the hands of the TRS at regular corporate income tax rates; we may therefore utilize our TRSs in transactions in which we might otherwise recognize dealer gains. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding each particular transaction. Sections 857(b)(6)(C) and (E) of the IRC provide safe harbors pursuant to which limited sales of real property held for at least two years

Material United States federal income tax considerations

and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbors is not always achievable in practice. We intend to try to structure our activities to avoid transactions that are prohibited transactions, or otherwise conduct such activities through TRSs. We cannot be sure whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax. Gains subject to the 100% penalty tax are excluded from the 75% and 95% gross income tests, whereas gains exempted from the 100% penalty tax on account of the safe harbors are considered qualifying gross income for purposes of the 75% and 95% gross income tests.

We expect that any gain from dispositions of assets that we might make in the future, including through any partnerships, will generally qualify as income that satisfies the 75% and 95% gross income tests to the extent that such assets qualify as real property, and will not be dealer gains or subject to the 100% penalty tax, because our general intent is to:

➤
own our assets for investment with a view to long-term income production and capital appreciation;

➤
engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

➤
make occasional dispositions of our assets consistent with our long-term investment objectives.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements:

➤
our failure to meet the test is due to reasonable cause and not due to willful neglect; and

➤
after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year.

Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year. This relief provision may apply to a failure of the applicable income tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we expect that we will satisfy the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests.    At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

➤
At least 75% of the value of our total assets must consist of "real estate assets," defined as real property (including interests in real property and interests in mortgages on real property or on interests in real property), ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above, cash and cash items, shares in other REITs, debt instruments issued by "publicly offered REITs" as defined in Section 562(c)(2) of the IRC, government securities and temporary investments of new capital (that is, any stock or debt instrument that we hold that is attributable to any amount received by us (a) in exchange for our stock or (b) in a public offering of our five-year or longer debt instruments, but in each case only for the one-year period commencing with our receipt of the new capital).

Material United States federal income tax considerations

➤
Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

➤
Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below. Our stock and other securities in a TRS will be exempted from these 5% and 10% asset tests.

➤
Not more than 20% of the value of our total assets may be represented by stock or other securities of TRSs.

➤
Not more than 25% of the value of our total assets may be represented by "nonqualified publicly offered REIT debt instruments" as defined in Section 856(c)(5)(L)(ii) of the IRC.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, our investments in the equity or debt of a TRS, to the extent and during the period they would qualify as temporary investments of new capital, will be treated as real estate assets, and not as securities, for purposes of the above REIT asset tests.

If we own a loan secured by a mortgage on real property or on interests in real property (including, in the case of a loan secured by both real property and personal property, such personal property to the extent that it does not exceed 15% of the total fair market value of all of the property securing the loan) with a fair market value at the time the loan is made (reduced by any senior liens on the property) at least equal to the amount of such loan, the mortgage loan will generally be treated as a real estate asset for purposes of the 75% asset test above. But if the loan is undersecured when made, then the portion adequately secured by the real property (or the interests in real property) will generally be treated as a real estate asset for purposes of the 75% asset test above and the remaining portion will generally be treated as a separate security that must satisfy applicable asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets. This grandfathering rule may be of limited benefit to a REIT such as us that intends to make periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

In addition, if we fail the 5% asset test, the 10% vote test or the 10% value test at the close of any quarter and we do not cure such failure within thirty days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% asset test, the 10% vote test and the 10% value test. For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (i) $50,000 or (ii) the highest regular corporate income tax rate imposed on the net income generated by the assets causing the failure during the period of the failure, and (d) within six months after the last day of the quarter in which we identify the failure, we

Material United States federal income tax considerations

either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions may apply to a failure of the applicable asset tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

The IRC also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) specified rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay "rents from real property," (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT. In addition, any debt instrument issued by an entity classified as a partnership for federal income tax purposes, and not otherwise excepted from the definition of a security for purposes of the above safe harbor, will not be treated as a security for purposes of the 10% value test if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. We intend to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we expect that we will satisfy the REIT asset tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the IRC, we will be required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

(1)
the sum of 90% of our "real estate investment trust taxable income" and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)
the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our "real estate investment trust taxable income."

For these purposes, our "real estate investment trust taxable income" is as defined under Section 857 of the IRC and will be computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate-level income taxes that we pay (e.g., taxes on built-in gains or foreclosure property income).

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months and is paid during the following January, then for federal income tax purposes such dividend will be treated as having been both paid and received on December 31 of the prior taxable year. The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our "real estate investment trust taxable income," as adjusted, we will be subject to federal income tax at regular corporate income tax rates on undistributed amounts.

In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year.

Material United States federal income tax considerations

For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our qualification for taxation as a REIT. We cannot be sure that financing would be available for these purposes on favorable terms, or at all.

We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements and our dividends paid deduction, it will be treated as an additional distribution to the shareholders receiving it in the year such dividend is paid.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we will be required to timely distribute all C corporation earnings and profits that we inherit from acquired corporations, as described below.

Acquisitions of C corporations

We may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation. Upon these acquisitions, except to the extent we make an applicable TRS election, each of our acquired entities and their various wholly-owned corporate and noncorporate subsidiaries will become our QRSs. Thus, after such acquisitions, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities will be treated as ours for purposes of the various REIT qualification tests described above. In addition, we generally will be treated as the successor to the acquired and then disregarded entities' federal income tax attributes, such as those entities' (a) adjusted tax bases in their assets and their depreciation schedules; and (b) earnings and profits for federal income tax purposes, if any. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below. However, when we make an election under Section 338(g) of the IRC with respect to corporations that we acquire, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

Built-in Gains from C Corporations.    Notwithstanding our intended qualification and taxation as a REIT, under specified circumstances we may be subject to corporate income taxation if we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset as owned by a C corporation. For instance, we may be subject to federal income taxation on all or part of the built-in gain that was present on the last date an asset was owned by a C corporation, if we succeed to a carryover tax basis in that asset directly or indirectly from such C corporation and if we sell the asset during the five year period beginning on the day the asset ceased being owned by such C corporation. To the extent of our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid in the following year will be potentially eligible for taxation to noncorporate U.S. shareholders at the preferential tax rates for "qualified dividends" as described below under the heading "—Taxation of taxable U.S. shareholders." We generally do not expect to sell assets if doing so would result in the imposition of a material built-in gains tax liability; but if and when we do sell

Material United States federal income tax considerations

assets that may have associated built-in gains tax exposure, then we expect to make appropriate provision for the associated tax liabilities on our financial statements.

Earnings and Profits.    Following a corporate acquisition, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurs, in order to preserve our intended qualification for taxation as a REIT. However, if we fail to do so, we would not qualify for taxation as a REIT for that year and a number of years thereafter, unless we are able to rely on the relief provision described below. Although our counsel, Sullivan & Worcester LLP, is unable to render an opinion on factual determinations such as the amount of our undistributed earnings and profits, we will compute, with the assistance of accountants as needed, the amount of undistributed earnings and profits that we inherit in our corporate acquisitions. However, we cannot be sure that, if audited, the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed earnings and profits that we inherit, including adjustments that might be deemed necessary by the IRS as a result of its examination of the companies we acquired. In any such examination, the IRS might consider all taxable years of the acquired entities as open for review for purposes of its proposed adjustments. If it is subsequently determined that we had undistributed earnings and profits as of the end of our taxable year in which the acquisition occurred, we may be eligible for a relief provision similar to the "deficiency dividends" procedure described above. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our shareholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Depreciation and federal income tax treatment of leases

Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our depreciable real property on a straight-line basis over forty years and our personal property over the applicable shorter periods. These depreciation schedules, and our initial tax bases, may vary for properties that we acquire through tax-free or carryover basis acquisitions (for example, our initial properties contributed to us by SIR as discussed below), or that are the subject of cost segregation analyses.

The initial tax bases and depreciation schedules for the assets we hold immediately after we separate from SIR will depend upon whether the deemed exchange that results from that separation will be treated as an exchange governed by Sections 351(a), 351(b) and 357(a) of the IRC. We expect that the deemed exchange will, and our counsel Sullivan & Worcester LLP is of the opinion that the deemed exchange should, be treated as an exchange governed by Sections 351(a) and 357(a) of the IRC, except for up to approximately $51 million of gain recognized by SIR under Section 351(b) of the IRC in respect of our obligation to reimburse SIR for certain offering costs, and we have agreed with SIR to perform and will perform all of our tax reporting accordingly. This opinion is conditioned upon the assumption that the Transaction Agreement governing our separation will be complied with by all parties thereto, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by us and SIR as to specified factual matters. Therefore, we intend to carry over SIR's tax basis and depreciation schedule in each of the assets that we received from SIR, as adjusted by the gain SIR will recognize under Section 351(b) of the IRC in the deemed exchange. This conclusion regarding the applicability of Sections 351(a), 351(b) and 357(a) of the IRC is dependent upon favorable determinations with regard to each of the following three issues: (a) Section 351(e) of the IRC does not apply to the deemed exchange, or else it would disqualify the deemed exchange from Section 351(a) and 351(b) treatment altogether; (b) Section 357(a) of the IRC rather than

Material United States federal income tax considerations

Section 357(b) of the IRC applies to the deemed exchange, or else the liabilities assumed by us from SIR in the deemed exchange will be taxable consideration (up to the amount of actual realized gains) to SIR; and (c) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, will not apply to recharacterize our pre-transaction distributions paid to SIR as a taxable sale by SIR for cash. We cannot be sure that the IRS or a court would reach the same conclusion.

If, contrary to our expectation and the opinion of our counsel, the deemed exchange were taxable to SIR because Section 351(a), 351(b) or 357(a) of the IRC did not apply, then we would be treated as though we acquired our initial assets from SIR in a mostly or fully taxable acquisition, thereby acquiring aggregate tax bases in our assets at such deemed acquisition cost, which would be greater than the amount that would have otherwise carried over from SIR but also very possibly depreciable over longer depreciable lives. In that event, we estimate that our aggregate depreciation deductions for our first taxable year and many taxable years thereafter may be lower than we are anticipating from a carryover transaction. If the IRS were to successfully challenge our reported depreciation methods and the associated tax reporting, then, including for purposes of qualifying for taxation as a REIT, we could be required to amend our tax reports, including those sent to our shareholders, or could be required to pay deficiency dividends, including the associated interest charge, as discussed above.

We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of our facilities must be classified for U.S. federal income tax purposes as true leases, rather than as sales or financing arrangements, and we expect this to be the case.

Distributions to our shareholders

As described above, we expect to make distributions to our shareholders from time to time. These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities. The U.S. federal income tax treatment of our distributions will vary based on the status of the recipient shareholder as more fully described below under the headings "—Taxation of taxable U.S. shareholders," "—Taxation of tax-exempt U.S. shareholders," and "—Taxation of non-U.S. shareholders."

A redemption of our Shares for cash only will be treated as a distribution under Section 302 of the IRC, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the IRC enabling the redemption to be treated as a sale or exchange of the Shares. The redemption for cash only will be treated as a sale or exchange if it (a) is "substantially disproportionate" with respect to the surrendering shareholder's ownership in us, (b) results in a "complete termination" of the surrendering shareholder's entire interest in our Shares, or (c) is "not essentially equivalent to a dividend" with respect to the surrendering shareholder, all within the meaning of Section 302(b) of the IRC. In determining whether any of these tests have been met, a shareholder must generally take into account Shares considered to be owned by such shareholder by reason of constructive ownership rules set forth in the IRC, as well as Shares actually owned by such shareholder. In addition, if a redemption is treated as a distribution under the preceding tests, then a shareholder's tax basis in the redeemed Shares generally will be transferred to the shareholder's remaining Shares, if any, and if such shareholder owns no other Shares, such basis generally may be transferred to a related person or may be lost entirely. Because the determination as to whether a shareholder will satisfy any of the tests of Section 302(b) of the IRC depends upon the facts and circumstances at the time that our Shares are redeemed, we urge you to consult your own tax advisor to determine the particular tax treatment of any redemption.

Material United States federal income tax considerations

Taxation of taxable U.S. shareholders

For noncorporate U.S. shareholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. shareholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we generally will not be subject to federal income tax on the portion of our "real estate investment trust taxable income" distributed to our shareholders, dividends on our Shares generally will not be eligible for such preferential tax rates, except that any distribution of C corporation earnings and profits and taxed built-in gain items will potentially be eligible for these preferential tax rates. As a result, our ordinary dividends generally will be taxed at the higher federal income tax rates applicable to ordinary income (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC, which is available to our noncorporate U.S. shareholders). To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)
long-term capital gains, if any, recognized on the disposition of our Shares;

(2)
our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)
our dividends attributable to dividend income, if any, received by us from C corporations such as TRSs;

(4)
our dividends attributable to earnings and profits that we inherit from C corporations; and

(5)
our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as taxes on built-in gains), net of the corporate income taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. shareholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC, which is available to our noncorporate U.S. shareholders). Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the IRC.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

(1)
we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)
each of our U.S. shareholders will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated as a capital gain dividend;

(3)
each of our U.S. shareholders will receive a credit or refund for its designated proportionate share of the tax that we pay;

Material United States federal income tax considerations

(4)
each of our U.S. shareholders will increase its adjusted basis in our Shares by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. shareholder's proportionate share of the tax that we pay; and

(5)
both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within sixty days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for our shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all outstanding classes of our shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our shares.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in our Shares, but will reduce the shareholder's basis in such Shares. To the extent that these excess distributions exceed a U.S. shareholder's adjusted basis in such Shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates. No U.S. shareholder may include on its federal income tax return any of our net operating losses or any of our capital losses. In addition, no portion of any of our dividends will be eligible for the dividends received deduction for corporate shareholders.

If a dividend is declared in October, November or December to shareholders of record during one of those months and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our Shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in our Shares exceeds one year. In addition, any loss upon a sale or exchange of our Shares held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such Shares during the holding period.

U.S. shareholders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

If a U.S. shareholder recognizes a loss upon a disposition of our Shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury regulations are written quite broadly, and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of our Shares resulting in a tax loss in excess of (a) $10 million in any single year or

Material United States federal income tax considerations

$20 million in a prescribed combination of taxable years in the case of our Shares held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in a prescribed combination of taxable years in the case of our Shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The annual maximum penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our Shares could be limited in the amount of deductions that will be allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the IRC, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include, only if an appropriate election is made by the shareholder, capital gain dividend distributions and qualified dividends received from us, and possibly qualified REIT dividends received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of tax-exempt U.S. shareholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of material considerations of an investment in our Shares relevant to such investors. If you are a tax-exempt shareholder, we urge you to consult your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our Shares.

Our distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the shareholder has not financed its acquisition of our Shares with "acquisition indebtedness" within the meaning of the IRC, that the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit or otherwise hold mortgage assets or conduct mortgage securitization activities that generate "excess inclusion" income. Special UBTI rules under Section 856(h)(3) of the IRC may apply to a trust described in Section 401(a) of the IRC if it owns more than 10% by value of our Shares.

Taxation of non-U.S. shareholders

The rules governing the U.S. federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of material considerations of an investment in our Shares relevant to such investors. If you are a non-U.S. shareholder, we urge you to consult your own tax advisor to determine the impact of U.S. federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our Shares.

We expect that a non-U.S. shareholder's receipt of (a) distributions from us, and (b) proceeds from the sale of our Shares will not be treated as income effectively connected with a U.S. trade or business and a non-U.S. shareholder will therefore not be subject to the often higher federal tax and withholding

Material United States federal income tax considerations

rates, branch profits taxes and increased reporting and filing requirements that apply to income effectively connected with a U.S. trade or business. This expectation and a number of the determinations below are predicated on our Shares being listed on a U.S. national securities exchange, such as the Nasdaq. Although we cannot be sure, we expect that our Shares will be and will remain listed on a U.S. national securities exchange.

Distributions.    A distribution by us to a non-U.S. shareholder that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to U.S. federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the statutory rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate as a capital gain dividend. Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these excess portions of distributions will be a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our Shares, and the nontaxable return of capital will reduce the adjusted basis in these Shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our Shares, the distributions will give rise to U.S. federal income tax liability only in the unlikely event that the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these Shares, as discussed below under the heading "—Dispositions of our Shares." A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of such shareholder's allocable share of our current and accumulated earnings and profits.

For so long as our Shares are listed on a U.S. national securities exchange, capital gain dividends that we declare and pay to a non-U.S. shareholder on those Shares, as well as dividends to a non-U.S. shareholder on those Shares attributable to our sale or exchange of "United States real property interests" within the meaning of Section 897 of the IRC, or USRPIs, will not be subject to withholding as though those amounts were effectively connected with a U.S. trade or business, and non-U.S. shareholders will not be required to file U.S. federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will generally be treated as ordinary dividends and subject to withholding in the manner described above.

Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions.

A non-U.S. shareholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's U.S. federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners will be entitled to benefits under the tax treaty.

Material United States federal income tax considerations

If, contrary to our expectation, a class of our shares was not listed on a U.S. national securities exchange and we made a distribution on those shares that was attributable to gain from the sale or exchange of a USRPI, then a non-U.S. shareholder holding those shares would be taxed as if the distribution was gain effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. In addition, the applicable withholding agent would be required to withhold from a distribution to such a non-U.S. shareholder, and remit to the IRS, up to 35% of the maximum amount of any distribution that was or could have been designated as a capital gain dividend. The non-U.S. shareholder also would generally be subject to the same treatment as a U.S. shareholder with respect to the distribution (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual), would be subject to fulsome U.S. federal income tax return reporting requirements, and, in the case of a corporate non-U.S. shareholder, may owe the up to 30% branch profits tax under Section 884 of the IRC (or lower applicable tax treaty rate) in respect of these amounts.

A special "wash sale" rule under Section 897(h)(5) of the IRC may apply to a non-U.S. shareholder that owns more than 10% of our Shares.

Dispositions of Our Shares.    If as expected our Shares are not USRPIs, then a non-U.S. shareholder's gain on the sale of these Shares generally will not be subject to U.S. federal income taxation or withholding. We expect that our Shares will not be USRPIs because one or both of the following exemptions will be available at all times.

First, for so long as our Shares are listed on a U.S. national securities exchange, a non-U.S. shareholder's gain on the sale of those Shares will not be subject to U.S. federal income taxation as a sale of a USRPI. Second, our Shares will not constitute USRPIs if we are a "domestically controlled" REIT. We will be a "domestically controlled" REIT if less than 50% of the value of our Shares (and any future outstanding equity that we may issue) is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period, after applying specified presumptions regarding the ownership of our Shares as described in Section 897(h)(4)(E) of the IRC. Under these rules and for as long as SIR remains our majority shareholder, we expect to be treated as a "domestically controlled" REIT if SIR itself is treated as a "domestically controlled" REIT. For these purposes, we believe that the applicable testing period for SIR's "domestically controlled" REIT status should commence only upon the completion of this Offering, and if so then the statutory ownership presumptions apply to validate SIR's status as a "domestically controlled" REIT and therefore our own status as a "domestically controlled" REIT. If, contrary to our belief, the applicable testing period for SIR for these purposes commences five years prior to this Offering, then conclusively demonstrating SIR's "domestically controlled" REIT status will be more difficult because the statutory ownership presumptions do not apply prior to December 18, 2015 unless and until technical corrections legislation expressly expands application of the ownership presumptions. Although we cannot be sure, SIR believes that it is and will remain a "domestically controlled" REIT regardless of which testing period is applied. Accordingly and in reliance on SIR's status as "domestically controlled", we believe that we are and will remain "domestically controlled."

If, contrary to our expectation, a gain on the sale of our Shares is subject to U.S. federal income taxation (for example, because neither of the above exemptions were then available, i.e., our Shares were not then listed on a U.S. national securities exchange and we were not a "domestically controlled" REIT), then (a) a non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), (b) the non-U.S. shareholder would also be subject to fulsome U.S. federal income tax return reporting requirements,

Material United States federal income tax considerations

and (c) a purchaser of our Shares from the non-U.S. shareholder may be required to withhold 15% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Information reporting, backup withholding, and foreign account withholding

Information reporting, backup withholding, and foreign account withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. If a shareholder is subject to backup or other U.S. federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the shareholder would otherwise receive or own, and the shareholder may bear brokerage or other costs for this withholding procedure.

Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the shareholder's federal income tax liability, provided that such shareholder timely files for a refund or credit with the IRS. A U.S. shareholder may be subject to backup withholding when it receives distributions on our Shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our Shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

➤
provides the U.S. shareholder's correct taxpayer identification number;

➤
certifies that the U.S. shareholder is exempt from backup withholding because (a) it comes within an enumerated exempt category, (b) it has not been notified by the IRS that it is subject to backup withholding, or (c) it has been notified by the IRS that it is no longer subject to backup withholding; and

➤
certifies that it is a U.S. citizen or other U.S. person.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number and appropriate certifications on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. shareholder. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our Shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our Shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our Shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our Shares will generally be subject to backup withholding, unless the non-U.S. shareholder properly certifies to the applicable withholding agent its non-U.S. shareholder status on an applicable IRS Form W-8 or substantially similar form. Information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares, if the non-U.S. shareholder properly certifies to the applicable withholding agent its non-U.S. shareholder status on an applicable IRS Form W-8 or substantially similar form. Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases

Material United States federal income tax considerations

information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% U.S. withholding tax on applicable payments to non-U.S. persons, notwithstanding any otherwise applicable provisions of an income tax treaty. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States owned foreign entities" (each as defined in the IRC), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally will apply to payments of dividends on our Shares after this Offering, and is expected to generally apply to other "withholdable payments" (including payments of gross proceeds from a sale, exchange, redemption, retirement or other disposition of our Shares) made after December 31, 2018. In general, to avoid withholding, any non-U.S. intermediary through which a shareholder owns our Shares must establish its compliance with the foregoing regime, and a non-U.S. shareholder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect U.S. owners. Non-U.S. shareholders and shareholders who will hold our Shares through a non-U.S. intermediary are encouraged to consult their own tax advisors regarding foreign account tax compliance.

Other tax considerations

Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may have retroactive effect. The rules dealing with federal income taxation are constantly under review by the U.S. Congress, the IRS and the U.S. Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently, and in fact both technical corrections legislation and implementing regulations may someday be enacted or promulgated in response to the substantial December 2017 amendments to the IRC. Likewise, the rules regarding taxes other than U.S. federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our Shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the U.S. federal income tax consequences discussed above.

ERISA plans, Keogh plans and individual retirement accounts

General fiduciary obligations

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, the IRC and similar provisions to those described below under applicable foreign or state law, individually and collectively, impose certain duties on persons who are fiduciaries of any employee benefit plan subject to Title I of ERISA, or an ERISA Plan, or an individual retirement account or annuity, or an IRA, a Roth IRA, a tax favored account (such as an Archer MSA, Coverdell education savings account or health savings account), a Keogh plan or other qualified retirement plan not subject to Title I of ERISA, each a Non-ERISA Plan. Under ERISA and the IRC, any person who exercises any discretionary authority or control over the administration of, or the management or disposition of the assets of, an ERISA Plan or Non-ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan or Non-ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan or Non-ERISA Plan.

Fiduciaries of an ERISA Plan must consider whether:

➤
their investment in our Shares or other securities satisfies the diversification requirements of ERISA;

➤
the investment is prudent in light of possible limitations on the marketability of our Shares;

➤
they have authority to acquire our Shares or other securities under the applicable governing instrument and Title I of ERISA; and

➤
the investment is otherwise consistent with their fiduciary responsibilities.

Fiduciaries of an ERISA Plan may incur personal liability for any loss suffered by the ERISA Plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the ERISA Plan on account of a violation. Fiduciaries of any Non-ERISA Plan should consider that the Non-ERISA Plan may only make investments that are authorized by the appropriate governing instrument and applicable law.

Fiduciaries considering an investment in our Shares should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our Shares to an ERISA Plan or Non-ERISA Plan is in no respect a representation by us or any underwriter of our Shares that the investment meets all relevant legal requirements with respect to investments by the arrangements generally or any particular arrangement, or that the investment is appropriate for arrangements generally or any particular arrangement.

Prohibited transactions

Fiduciaries of ERISA Plans and persons making the investment decision for Non-ERISA Plans should consider the application of the prohibited transaction provisions of ERISA and the IRC in making their investment decision. Sales and other transactions between an ERISA Plan or a Non-ERISA Plan and disqualified persons or parties in interest, as applicable, are prohibited transactions and result in adverse consequences absent an exemption. The particular facts concerning the sponsorship, operations and other investments of an ERISA Plan or Non-ERISA Plan may cause a wide range of persons to be treated as disqualified persons or parties in interest with respect to it. A non-exempt prohibited transaction, in addition to imposing potential personal liability upon ERISA Plan fiduciaries, may also result in the imposition of an excise tax under the IRC or a penalty under ERISA upon the disqualified person or party in interest. If the disqualified person who engages in the transaction is the individual

ERISA plans, Keogh plans and individual retirement accounts

on behalf of whom an IRA, Roth IRA or other tax favored account is maintained (or his beneficiary), the IRA, Roth IRA or other tax favored account may lose its tax exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the non-exempt prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a non-exempt prohibited transaction.

"Plan assets" considerations

The U.S. Department of Labor has issued a regulation defining "plan assets." The regulation, as subsequently modified by ERISA, generally provides that when an ERISA Plan or a Non-ERISA Plan otherwise subject to Title I of ERISA and/or Section 4975 of the IRC acquires an interest in an entity that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the assets of the ERISA Plan or Non-ERISA Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant. We are not an investment company registered under the Investment Company Act of 1940, as amended.

Each class of our equity (that is, our Shares and any future class of equity that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Our Shares will be registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. Although we cannot be sure, we expect our Shares will be widely held, and we expect the same to be true of any future class of equity that we may issue.

The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

➤
any restriction on or prohibition against any transfer or assignment that would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

➤
any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

ERISA plans, Keogh plans and individual retirement accounts

➤
any administrative procedure that establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

➤
any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our declaration of trust on the transfer of our Shares do not result in the failure of our Shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our Shares that are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

Assuming that each class of our shares will be "widely held" and that no other facts and circumstances exist that restrict transferability of these shares, our counsel, Sullivan & Worcester LLP, is of the opinion that our Shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of our Shares in our declaration of trust and that under the regulation our Shares issued in this Offering will be publicly offered and our assets will not be deemed to be "plan assets" of any ERISA Plan or Non-ERISA Plan that acquires our Shares in a public offering. This opinion is conditioned upon certain assumptions and representations, as discussed in "Material United States federal income tax considerations—Taxation as a REIT" in this prospectus.

Underwriting

We are offering our Shares described in this prospectus through the underwriters named below. UBS Securities LLC, Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as book-running managers of this Offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of Shares set forth below.

Underwriters	Number of Shares

UBS Securities LLC
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
B. Riley FBR, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Janney Montgomery Scott LLC
JMP Securities LLC
Oppenheimer & Co. Inc.

Total	20,000,000

The underwriting agreement provides that the underwriters must buy all of the Shares if they buy any of them. However, the underwriters are not required to pay for the Shares covered by the underwriters' overallotment option as described below.

Our Shares are offered subject to a number of conditions, including:

➤
receipt and acceptance of the Shares by the underwriters; and

➤
the underwriters' right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this Offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Overallotment option

We have granted the underwriters an option to buy up to an aggregate of 3,000,000 additional Shares from us at the initial public offering price to cover overallotments. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional Shares approximately in proportion to the amounts specified in the table above.

Underwriting discounts and commissions

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any Shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per Share from the initial public offering price. Sales of

Underwriting

Shares made outside of the United States may be made by affiliates of the underwriters. If all the Shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Shares at the price and upon the terms stated therein.

The following table shows the per Share and total underwriting discounts and commissions and the proceeds payable to us, both on a per Share basis and in total, assuming either no exercise or full exercise by the underwriters of their overallotment option.

	Per share	No exercise	Full exercise

Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$

Proceeds to Industrial Logistics Properties Trust	$	$	$

We estimate that our total expenses of this Offering, not including the underwriting discounts and commissions, will be approximately $5.7 million. We have also agreed to reimburse the underwriters for certain expenses relating to the review by the Financial Industry Regulatory Authority, Inc. of the terms of this Offering in an amount not to exceed $35,000.

No sales of similar securities

We, our executive officers and Trustees and SIR have entered into lock-up agreements with the underwriters. Under these lock-up agreements, subject to certain exceptions, we and each of these parties may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our Shares or securities convertible into or exchangeable or exercisable for our Shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus.

UBS Securities LLC may, at any time and in its sole discretion, release some or all the securities from these lock-up agreements. If the restrictions under the lock-up agreements are waived, such Shares may become available for resale into the market, subject to applicable law, which could reduce the market price of our Shares.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Nasdaq listing

We have applied to list our Shares for trading on the Nasdaq under the symbol "ILPT."

Price stabilization, short positions

In connection with this Offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Shares during and after this Offering, including:

➤
stabilizing transactions;

➤
short sales;

➤
purchases to cover positions created by short sales;

Underwriting

➤
imposition of penalty bids; and

➤
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Shares while this Offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Shares, which involve the sale by the underwriters of a greater number of Shares than they are required to purchase in this Offering and purchasing Shares on the open market to cover short positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' overallotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their overallotment option, in whole or in part, or by purchasing Shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Shares available for purchase in the open market as compared to the price at which they may purchase Shares through the overallotment option.

Naked short sales are short sales made in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Shares in the open market that could adversely affect investors who purchased Shares in this Offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Shares or preventing or retarding a decline in the market price of our Shares. As a result of these activities, the price of our Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of offering price

Prior to this Offering, there was no public market for our Shares. The initial public offering price will be determined by negotiation among us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➤
the information set forth in this prospectus and otherwise available to the representatives;

➤
our history and prospects and the history and prospects for the industry in which we compete;

➤
our prospects for future earnings and the present state of our development;

Underwriting

➤
the general condition of the securities market at the time of this Offering;

➤
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

➤
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Shares or that the Shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is the Administrative Agent, Collateral Agent and a lender under our credit facility. Each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and Wells Fargo Securities, LLC is a Joint Lead Arranger and Joint Bookrunner under our credit facility. Affiliates of UBS Securities LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are lenders under our credit facility. Therefore, affiliates of certain of the underwriters will each receive a pro rata portion of the net proceeds from this Offering used to reduce the amount outstanding under such facility.

Electronic distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this Offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been

Underwriting

approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this Offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Shares may only be made to persons, or Exempt Investors, who are sophisticated investors, as defined in section 708(8) of the Corporations Act, professional investors, as defined in section 708(11) of the Corporations Act or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Canada

The Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Underwriting

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Hong Kong

The Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to professional investors, as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a prospectus, as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors, as defined in the Securities and Futures Ordinance, and any rules made under that Ordinance.

Notice to prospective investors in Japan

The Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and the Shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

The offer or invitation of the Shares does not relate to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act (Chapter 289 of Singapore), or the SFA, or recognized under Section 287 of the SFA. We are not authorized or recognized by the Monetary Authority of Singapore, or the MAS, and the Shares are not allowed to be offered to the retail public. This prospectus and any other document or material issued in connection with the offer or sale is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the context of this prospectus would not apply. You should consider carefully whether the investment is suitable for you.

Underwriting

This prospectus has not been registered as a prospectus with the MAS. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person pursuant to Section 305(1), or any person pursuant to Section 305(2), and in accordance with the conditions specified in Section 305 of the SFA, or (iii) otherwise pursuant to and in accordance with the conditions of, any other applicable provision of the SFA.

Where any Shares are subscribed or purchased under Section 305 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Shares pursuant to an offer made under Section 305 of the SFA except:

(i)
to an institutional investor defined in Section 4A of the SFA or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 305(2) or Section 305A(3)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 305A(5) of the SFA; or

(v)
as specified in Regulation 36 of the Securities and Futures (Offers of Investments) (Collective Investment Schemes) Regulations 2005 of Singapore.

Notice to prospective investors

Each purchaser of Shares that is (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the IRC or (3) an entity deemed to hold "plan assets" of any such employee benefit plan, plan or account, by acceptance of Shares, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase Shares and that such fiduciary:

a)
is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary that holds or has at least $50 million of assets under management or control, in each case as specified in 29 CFR Section 2510.3-21(c)(1)(i), but in any event excluding an IRA owner (or a relative of an IRA owner) if the purchaser is the IRA owner's own IRA;

b)
is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of us, each underwriter and their respective affiliates, or the Transaction Parties;

Underwriting

c)
is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser's transactions with the Transaction Parties hereunder;

d)
has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser's transactions with the Transaction Parties contemplated hereby;

e)
is a "fiduciary" under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the IRC, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser's transactions with the Transaction Parties contemplated hereby; and

f)
understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, as described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, trustees, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser's transactions with the Transaction Parties contemplated hereby.

Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, and Sidley Austin LLP, counsel to the underwriters, will each issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Sidley Austin LLP will rely, as to certain matters of Maryland law, upon the opinion of Venable LLP. Selected legal matters described under "Material United States federal income tax considerations" and "ERISA plans, Keogh plans and individual retirement accounts" will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Sullivan & Worcester LLP also represents RMR, which is our manager, SIR, and certain of their affiliates and related parties on various matters.

Experts

The consolidated financial statements and schedule of Industrial Logistics Properties Trust as of December 31, 2016 and 2015, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find additional information

We have filed with the SEC a registration statement under the Securities Act with respect to the Shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

Upon the completion of this Offering, we will be subject to the information reporting requirements of the Exchange Act, and we intend to file reports, proxy statements and other information with the SEC. These periodic or current reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2017	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2016 and the Nine Months Ended September 30, 2017 and 2016	F-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7
Audited Consolidated Financial Statements of Industrial Logistics Properties Trust
Report of Independent Registered Public Accounting Firm	F-10
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-11
Consolidated Statements of Comprehensive Income for the Two Years in the Period Ended December 31, 2016	F-12
Consolidated Statements of Ownership Interest for the Two Years in the Period Ended December 31, 2016	F-13
Consolidated Statements of Cash Flows for the Two Years in the Period Ended December 31, 2016	F-14
Notes to Consolidated Financial Statements	F-15
Schedule III—Real Estate and Accumulated Depreciation	F-27
Unaudited Condensed Consolidated Financial Statements of Industrial Logistics Properties Trust
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016	F-37
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Nine Months Ended September 30, 2017 and 2016	F-38
Unaudited Condensed Consolidated Statement of Shareholder's Equity for the Nine Months Ended September 30, 2017	F-39
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 and 2016	F-40
Notes to Unaudited Condensed Consolidated Financial Statements	F-41

Financial statements

Industrial Logistics Properties Trust
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet of Industrial Logistics Properties Trust, or we, us or our, is intended to present our financial position as if the transactions described in the notes hereto had been consummated as of September 30, 2017. We are a wholly owned subsidiary of Select Income REIT, or SIR, formed on September 15, 2017. We are in the process of an initial public offering, or this Offering, pursuant to which we propose to sell 20,000,000 of our common shares of beneficial interest, $.01 par value per share, or Shares, to the public. In connection with our formation: (1) SIR transferred 266 properties, or the subsidiaries that own these properties, to us at SIR's net book value, or our Initial Properties; (2) we assumed three mortgage notes totaling $63.1 million, excluding premiums; (3) in December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million; (4) we issued 45,000,000 Shares to SIR; and (5) we issued to SIR a non-interest bearing demand note for $750 million, or the SIR Note, which we repaid in full with proceeds from our credit facility.

We expect to use the net proceeds from this Offering, after deducting the underwriting discounts and commissions, paying or reimbursing SIR for other expenses of this Offering, including costs incurred by SIR to establish our credit facility, or collectively, the Transaction Costs, and setting aside approximately $2 million for working capital, to reduce the amount outstanding under our credit facility.

The following unaudited pro forma condensed consolidated statements of income are intended to present the results of our operations as if the transactions described in the notes hereto had been consummated as of the beginning of the periods presented. The adjustments necessary to fairly present the unaudited pro forma condensed consolidated financial statements have been based on available information and assumptions that we believe are reasonable.

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and should not be considered indicative of our consolidated financial position or results of operations if this Offering and the related transactions as described in the notes hereto had been completed on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations. Actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences may be significant.

The unaudited pro forma condensed consolidated financial statements are included for informational purposes only and do not purport to reflect our results of operations or financial position had we operated as a separate public company during the periods presented. You should read this unaudited pro forma condensed consolidated financial information together with the other information contained in this prospectus, including "Management's discussion and analysis of financial condition and results of operations" and our audited consolidated financial statements and unaudited condensed consolidated financial statements and the notes thereto.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2017
(dollars in thousands, except per share data)

	Historical	Revolving credit facility (A)	The offering (B)	Pro forma

ASSETS
Real estate properties:
Land	$642,706	$—	$—	$642,706
Buildings and improvements	699,649	—	—	699,649

	1,342,355	—	—	1,342,355
Accumulated depreciation	(70,171)	—	—	(70,171)

	1,272,184	—	—	1,272,184
Acquired real estate leases, net	81,731	—	—	81,731
Cash and cash equivalents	—	—	2,000	2,000
Rents receivable, net	50,760	—	(2,199)	48,561
Deferred leasing costs, net	5,368	—	—	5,368
Debt issuance costs	—	7,500	—	7,500
Other assets, net	7,195	—	(2,648)	4,547

Total assets	$1,417,238	$7,500	$(2,847)	$1,421,891

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$—	$750,000	$(537,000)	$213,000
SIR Note	750,000	(750,000)	—	—
Mortgage notes payable, net	64,019	—	(14,535)	49,484
Assumed real estate lease obligations, net	20,907	—	—	20,907
Accounts payable and other liabilities	11,299	—	(4,139)	7,160
Rents collected in advance	7,701	—	—	7,701
Security deposits	5,696	—	—	5,696
Due to related persons	3,573	7,500	(11,073)	—

Total liabilities	863,195	7,500	(566,747)	303,948

Commitments and contingencies
Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 Shares authorized; 45,000,000 Shares issued and outstanding as of September 30, 2017 and 65,000,000 pro forma Shares issued and outstanding	450	—	200	650
Additional paid in capital	553,593	—	563,700	1,117,293

Total shareholders' equity	554,043	—	563,900	1,117,943

Total liabilities and shareholders' equity	$1,417,238	$7,500	$(2,847)	$1,421,891

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Year ended December 31, 2016
(amounts in thousands, except per share data)

	Historical	Revolving credit facility (C)	The offering (D)	Pro forma

REVENUES:
Rental income	$132,518	$—	$—	$132,518
Tenant reimbursements and other income	20,792	—	—	20,792

Total revenues	153,310	—	—	153,310

EXPENSES:
Real estate taxes	17,204	—	—	17,204
Other operating expenses	10,858	—	286	11,144
Depreciation and amortization	27,074	—	—	27,074
Acquisition related costs	35	—	—	35
General and administrative	8,935	—	431	9,366

Total expenses	64,106	—	717	64,823

Operating income	89,204	—	(717)	88,487
Interest expense	(2,262)	(23,325)	14,516	(11,071)

Income before income tax expense	86,942	(23,325)	13,799	77,416
Income tax expense	(44)	—	—	(44)

Net income	$86,898	$(23,325)	$13,799	$77,372

Weighted average common shares outstanding—basic and diluted	45,000		20,000	65,000

Net income per common share—basic and diluted	$1.93			$1.19

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Nine months ended September 30, 2017
(amounts in thousands, except per share data)

	Historical	Revolving credit facility (C)	The offering (D)	Pro forma

REVENUES:
Rental income	$100,921	$—	$—	$100,921
Tenant reimbursements and other income	16,190	—	—	16,190

Total revenues	117,111	—	—	117,111

EXPENSES:
Real estate taxes	13,257	—	—	13,257
Other operating expenses	8,359	—	216	8,575
Depreciation and amortization	20,476	—	—	20,476
Acquisition and transaction related costs	925	—	—	925
General and administrative	7,547	—	317	7,864

Total expenses	50,564	—	533	51,097

Operating income	66,547	—	(533)	66,014
Interest expense	(1,680)	(17,494)	10,884	(8,290)

Income before income tax expense	64,867	(17,494)	10,351	57,724
Income tax expense	(33)	—	—	(33)

Net income	$64,834	$(17,494)	$10,351	$57,691

Weighted average common shares outstanding—basic and diluted	45,000		20,000	65,000

Net income per common share—basic and diluted	$1.44			$0.89

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Nine months ended September 30, 2016
(amounts in thousands, except per share data)

	Historical	Revolving credit facility (C)	The offering (D)	Pro forma

REVENUES:
Rental income	$99,449	$—	$—	$99,449
Tenant reimbursements and other income	15,802	—	—	15,802

Total revenues	115,251	—	—	115,251

EXPENSES:
Real estate taxes	12,922	—	—	12,922
Other operating expenses	8,392	—	215	8,607
Depreciation and amortization	20,295	—	—	20,295
Acquisition and transaction related costs	35	—	—	35
General and administrative	6,885	—	326	7,211

Total expenses	48,529	—	541	49,070

Operating income	66,722	—	(541)	66,181
Interest expense	(1,694)	(17,494)	10,887	(8,301)

Income before income tax expense	65,028	(17,494)	10,346	57,880
Income tax expense	(33)	—	—	(33)

Net income	$64,995	$(17,494)	$10,346	$57,847

Weighted average common shares outstanding—basic and diluted	45,000		20,000	65,000

Net income per common share—basic and diluted	$1.44			$0.89

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

1. Basis of presentation:

Our formation is a reorganization of entities under common control in accordance with Financial Accounting Standards Board Accounting Standards Codification 805-50-30, Business Combinations. Our consolidated financial statements are presented at SIR's historical basis. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. Substantially all of the rental income received from our tenants and SIR's other tenants is deposited in and commingled with SIR's general funds. General and administrative costs of SIR were primarily allocated to us based on the historical costs of our real estate investments as a percentage of SIR's historical cost of all of its real estate investments. In accordance with applicable accounting guidance, we believe this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if we operated as a standalone company and those differences may be material.

For more information about the historical data to which pro forma adjustments are made, see our audited consolidated financial statements and our unaudited condensed consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

2. The offering and related transactions:

The adjustments to our historical information in these unaudited pro forma condensed consolidated financial statements represent the preparation for, and the effects of, this Offering.

Prior to the completion of this Offering, we repaid the SIR Note with funds drawn under a $750,000 secured revolving credit facility from a syndicate of financial institutions. Upon the completion of this Offering, this credit facility will be converted into a $750,000 four year unsecured revolving credit facility. References to "our credit facility" mean (i) our secured revolving credit facility for all periods prior to the completion of this Offering and (ii) our four year unsecured revolving credit facility for all periods after the completion of this Offering.

We intend to use the net proceeds of this Offering, after deducting the Transaction Costs, to reduce the amount outstanding under our credit facility by approximately $537,000 and to set aside approximately $2,000 for working capital. We expect Transaction Costs of approximately $51,000 in connection with this Offering.

3. Condensed consolidated balance sheet adjustments:

(A)
Represents borrowings under our credit facility and the payment of related fees by SIR, and the application of those borrowings to repay the SIR Note. The $7,500 of estimated costs to establish our credit facility include lender fees of $6,375 and legal and other costs of $1,125.

(B)
Represents the application of the net proceeds ($547,425) from the sale of an aggregate 20,000,000 Shares at the assumed initial public offering price of $29.50 per share to an operating cash account for working capital of $2,000, reduce amounts outstanding under our credit facility of $537,000, and reimbursement to SIR for $8,425, including $7,500 of estimated financing fees that will be amortized over the four year term of our credit facility. Also represents adjustments

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

  for certain working capital prorations ($2,199 of rents receivable and $4,139 of accounts payable and other liabilities) that will remain with SIR and the prepayment by SIR on our behalf in December 2017 of two mortgage notes totaling $14,535, including premiums of $216. Details of and the application of the net proceeds from this Offering and the pro forma adjustment to additional paid in capital are as follows:

Gross proceeds (20,000,000 Shares at $29.50 per Share)	$590,000
Underwriting discounts and commissions and other estimated expenses related to this Offering, including $2,648 of expenses incurred as of September 30, 2017 and reimbursed to SIR with the proceeds from this Offering	(42,575)

Net proceeds from this Offering	547,425
Working capital reserve	(2,000)
Reimbursement to SIR for estimated financing fees and other transaction costs	(8,425)

Revolving credit facility payment	$537,000

Net proceeds from this Offering	$547,425
Less: par value (20,000,000 Shares at $.01 per Share)	(200)
Plus: working capital to remain with SIR ($4,139 of accounts payable and other liabilities, less $2,199 of rents receivable)	1,940
Plus: mortgage notes prepaid by SIR	14,535

Pro forma adjustment to additional paid in capital	$563,700

4. Condensed consolidated statements of income adjustments:

(C)
Represents the effect on interest expense of borrowings under our credit facility and the amortization of fees over the four year term of our credit facility. Details of the pro forma adjustments to interest expense are as follows:

	Nine months ended September 30,
			Year ended December 31, 2016
	2017	2016

Unsecured Revolving Credit Facility:
Borrowings under revolving credit facility	$750,000	$750,000	$750,000
Interest rate (LIBOR + 130 basis points)(1)	2.86%	2.86%	2.86%

Annual interest expense before amortization of debt issuance costs	21,450	21,450	21,450
Annual amortization of debt issuance costs	1,875	1,875	1,875

Annual interest expense	23,325	23,325	23,325
Percent of annual days adjusted	75%	75%	100%

Pro forma adjustments to interest expense	$17,494	$17,494	$23,325

(1)
Interest rate is LIBOR as of December 22, 2017, plus a premium based on our pro forma leverage. The 1.30% premium is specified in our credit facility for leverage ratios less than 40%.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

(D)
Represents the issuance of 20,000,000 Shares in this Offering and the effect on interest expense of the application of substantially all of the net proceeds from this Offering, estimated to be $537,000 as described in Note 2 and Note 3(B) above, to reduce the amount outstanding under our credit facility. Also represents the effect on interest expense of the prepayment by SIR on our behalf in December 2017 of two mortgage notes totaling $14,319. Details of the pro forma adjustments to interest expense are as follows:

	Nine months ended September 30,
			Year ended December 31, 2016
	2017	2016

Repayment of Revolving Credit Facility:
Net proceeds from this Offering	$537,000	$537,000	$537,000
Interest rate	2.86%	2.86%	2.86%

Annual interest expense	15,358	15,358	15,358
Percent of annual days adjusted	75%	75%	100%

Pro forma adjustments to interest expense for repayment of revolving credit facility	11,519	11,519	15,358
Pro forma adjustments to interest expense for prepayment of mortgage notes	372	375	501
Pro forma adjustments to interest expense for unused fees(1)	(1,007)	(1,007)	(1,343)
Pro forma adjustments to interest expense	$10,884	$10,887	$14,516

(1)
Represents a quarterly fee based on the average unused commitments of the lenders in our credit facility. The unused fee is 25 basis points for unused commitments greater than 50% and 15 basis points for unused commitments less than or equal to 50%. Details of the pro forma adjustments to interest expense for unused fees are as follows:

	Nine months ended September 30,
			Year ended December 31, 2016
	2017	2016
Unused commitments	$537,000	$537,000	$537,000
Unused fee	0.25%	0.25%	0.25%

Annual unused fee	1,343	1,343	1,343
Percent of annual days adjusted	75%	75%	100%

Pro forma adjustments to interest expense for unused fees	$1,007	$1,007	$1,343

A change in the interest rate by plus or minus one-eighth of one percent would increase or decrease, respectively, pro forma annual interest expense by approximately $266.

Also represents the effect on other operating expenses and general and administrative expenses as a result of us entering into business and property management agreements directly with The RMR Group LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholder of Industrial Logistics Properties Trust

We have audited the accompanying consolidated balance sheets of Industrial Logistics Properties Trust (the "Trust") as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, ownership interest and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Trust's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Industrial Logistics Properties Trust at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 7, 2017

Financial statements

Industrial Logistics Properties Trust
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2016	2015

ASSETS
Real estate properties:
Land	$642,425	$642,425
Buildings and improvements	694,303	692,938

	1,336,728	1,335,363
Accumulated depreciation	(56,976)	(39,707)

	1,279,752	1,295,656
Acquired real estate leases, net	89,625	100,153
Rents receivable, including straight line rents of $44,415 and $38,213, respectively, net of allowance for doubtful accounts of $583 and $413, respectively	47,050	41,406
Deferred leasing costs, net	5,397	5,435
Other assets, net	511	567

Total assets	$1,422,335	$1,443,217

LIABILITIES AND OWNERSHIP INTEREST
Mortgage notes payable, net	$64,269	$64,577
Assumed real estate lease obligations, net	22,472	24,581
Accounts payable and other liabilities	10,231	9,875
Rents collected in advance	6,537	4,415
Security deposits	5,641	5,599

Total liabilities	109,150	109,047

Commitments and contingencies
Ownership interest	1,313,185	1,334,170

Total liabilities and ownership interest	$1,422,335	$1,443,217

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(amounts in thousands, except per share data)

	Year ended December 31,
	2016	2015

REVENUES:
Rental income	$132,518	$128,302
Tenant reimbursements and other income	20,792	19,589

Total revenues	153,310	147,891

EXPENSES:
Real estate taxes	17,204	16,316
Other operating expenses	10,858	8,608
Depreciation and amortization	27,074	25,285
Acquisition related costs	35	15,291
General and administrative	8,935	8,615

Total expenses	64,106	74,115

Operating income	89,204	73,776
Interest expense (including amortization of debt premiums of ($292) and ($260), respectively)	(2,262)	(2,092)

Income before income tax expense	86,942	71,684
Income tax expense	(44)	(44)

Net income	$86,898	$71,640

Weighted average common shares outstanding—basic and diluted	45,000	45,000

Net income per common share—basic and diluted	$1.93	$1.59

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
CONSOLIDATED STATEMENTS OF OWNERSHIP INTEREST
Year ended December 31, 2016 and 2015
(dollars in thousands)

Balance as of December 31, 2014	$745,043
Net income	71,640
Contributions	663,034
Distributions	(145,547)

Balance as of December 31, 2015	1,334,170
Net income	86,898
Contributions	46,210
Distributions	(154,093)

Balance as of December 31, 2016	$1,313,185

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$86,898	$71,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,563	16,381
Amortization of debt premiums	(292)	(260)
Amortization of acquired real estate leases and assumed real estate lease obligations	8,419	7,707
Amortization of deferred leasing costs	706	730
Provision for losses on rents receivable	257	(486)
Straight line rental income	(6,202)	(6,344)
Change in assets and liabilities:
Rents receivable	301	(757)
Deferred leasing costs	(910)	(851)
Other assets	56	(518)
Accounts payable and other liabilities	295	560
Rents collected in advance	2,122	(860)
Security deposits	42	534

Net cash provided by operating activities	109,255	87,476

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	—	(603,508)
Real estate improvements	(1,356)	(1,455)

Net cash used in investing activities	(1,356)	(604,963)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of borrowings	(16)	—
Contributions	46,210	663,034
Distributions	(154,093)	(145,547)

Net cash (used in) provided by financing activities	(107,899)	517,487

Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

SUPPLEMENTAL DISCLOSURES:
Interest paid	$2,554	$2,136
NON-CASH INVESTING ACTIVITIES:
Real estate acquired by assumption of mortgage notes payable	$—	$(63,110)
Working capital assumed	$—	$(922)
NON-CASH FINANCING ACTIVITIES:
Assumption of mortgage notes payable	$—	$63,110

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

Note 1. Organization

Industrial Logistics Properties Trust, or, collectively with its consolidated subsidiaries, we, us or our, is a real estate investment trust, or REIT, formed under Maryland law on September 15, 2017 as a wholly owned subsidiary of Select Income REIT, or SIR. On September 29, 2017, SIR contributed to us 266 properties with a total of approximately 28.5 million square feet, or our Initial Properties. Two hundred twenty six (226) of these properties with a total of approximately 16.8 million square feet are located on the island of Oahu, Hawaii, or our Hawaii Properties. The remaining 40 properties have a total of approximately 11.7 million square feet and are located in 24 other states, or our Mainland Properties. In connection with our formation and this contribution of properties, we (1) issued to SIR 45,000,000 of our common shares of beneficial interest, $.01 par value per share, or our Shares, (2) issued to SIR a $750,000 non-interest bearing demand note, or the SIR Note, and (3) assumed three mortgage notes totaling $63,069, excluding premiums, that were secured by three of our Initial Properties.

We are wholly owned by SIR together with other properties. SIR manages and controls our cash management function through a series of commingled centralized accounts. As a result, the cash receipts collected by SIR on our behalf have been accounted for as distributions. The cash disbursements paid by SIR on our behalf have been accounted for as contributions.

Note 2. Summary of significant accounting policies

Basis of Presentation.    The accounts of our Initial Properties are presented at SIR's historical basis and are consolidated for all periods presented as the transaction has been accounted for as a reorganization of entities under common control in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification 805-50-30, Business Combinations. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. Substantially all of the rental income received from our tenants and SIR's other tenants is deposited in and commingled with SIR's general funds. General and administrative costs of SIR were primarily allocated to us based on the historical costs of our real estate investments as a percentage of SIR's historical cost of all of its real estate investments. In accordance with applicable accounting guidance, we believe this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if we operated as a standalone company and those differences may be material.

Real Estate Properties.    We have presented our properties at their historical cost basis. Our real estate investments in lands are not depreciated. We calculate depreciation on other real estate investments on a straight line basis over estimated useful lives generally ranging from seven to 40 years. At the date our properties were acquired, we estimated the purchase price allocations and the useful lives of our depreciable properties.

We allocate the purchase prices of our properties to land, building and improvements based on determinations of the fair values of these assets assuming the properties are vacant. We determine the fair value of each property using methods similar to those used by independent appraisers. In some circumstances, we engage independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of depreciable useful lives; however, we are ultimately responsible for the purchase price allocations and

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

determinations of useful lives. For properties qualifying as acquired businesses under FASB Accounting Standards Codification 805, Business Combinations, we allocate a portion of the purchase price to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. The terms of leases that include bargain renewal options, if any, are further adjusted if we determine that renewal to be probable. We allocate a portion of the purchase price to acquired in place leases and tenant relationships based upon market estimated costs to lease the property based on the leases in place at the time of purchase. In making these estimates and allocations, we consider factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property is acquired by us. We allocate this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant's lease. However, historically we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying consolidated financial statements. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amount over the estimated life of the relationships.

We amortize capitalized above market lease values (included in acquired real estate leases in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in increases to rental income of $403 and $486 during the years ended December 31, 2016 and 2015, respectively. We amortize the value of acquired in place leases (included in acquired real estate leases in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, or Lease Origination Value, over the terms of the associated leases. Such amortization, which is included in depreciation and amortization expense, totaled $8,823 and $8,193 during the years ended December 31, 2016 and 2015, respectively. If a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

As of December 31, 2016 and 2015, our acquired real estate leases and assumed real estate lease obligations were as follows:

	December 31,
	2016	2015

Acquired real estate leases:
Capitalized above market lease values	$30,368	$30,368
Less: accumulated amortization	(15,005)	(13,300)

Capitalized above market lease values, net	15,363	17,068

Lease Origination Value	93,684	93,684
Less: accumulated amortization	(19,422)	(10,599)

Lease Origination Value, net	74,262	83,085

Acquired real estate leases, net	$89,625	$100,153

Assumed real estate lease obligations:
Capitalized below market lease values	$34,803	$35,024
Less: accumulated amortization	(12,331)	(10,443)

Assumed real estate lease obligations, net	$22,472	$24,581

As of December 31, 2016, the weighted average amortization periods for capitalized above market lease values, Lease Origination Value and below market lease values were 11.9 years, 9.4 years and 14.3 years, respectively. Future amortization of net intangible acquired real estate lease assets and liabilities to be recognized over the current terms of the associated leases as of December 31, 2016 are estimated to be $8,427 in 2017, $8,367 in 2018, $8,217 in 2019, $7,915 in 2020, $7,603 in 2021 and $26,624 thereafter.

We recognize impairment losses on real estate investments when indicators of impairment are present and the estimated undiscounted cash flow from our real estate investments is less than the carrying amount of such real estate investments. Impairment indicators may include declining tenant occupancy, lack of progress leasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. We review our properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, we evaluate the carrying value of the affected property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future undiscounted cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. No impairments exist on any of our properties as of December 31, 2016 and 2015.

We believe some of our properties may contain asbestos. We believe any asbestos on our properties is contained in accordance with applicable laws and regulations and we have no current plans to remove

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

it. If we removed the asbestos or demolished the affected properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed, and we could incur substantial costs complying with such regulations. Due to the uncertainty of the timing and amount of costs we may incur, we cannot reasonably estimate such costs and we have not recognized a liability in our financial statements for these costs.

Certain of our industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, we do not have any present plans to change the use of those lands or to undertake this environmental cleanup. As of December 31, 2016 and 2015, accrued environmental remediation costs of $7,160 and $7,153, respectively, were included in accounts payable and other liabilities in our consolidated balance sheets. These accrued environmental remediation costs relate to maintenance of our properties for current uses, and, because of the indeterminable timing of the remediation, these amounts have not been discounted to present value. In general, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood, although some of our tenants may maintain such insurance that may benefit us. Although we do not believe that there are environmental conditions at any of our properties that will have a material adverse effect on us, we cannot be sure that such conditions are not present in our properties or that costs we incur to remediate contamination will not have a material adverse effect on our business or financial condition. Charges for environmental remediation costs, if any, are included in other operating expenses in our consolidated statements of comprehensive income.

Capitalization Policy.    Costs directly related to the development of properties are capitalized. We capitalize development costs, including interest, real estate taxes, insurance, and other project costs, incurred during the period of development. Determinations of when a development project commences and capitalization begins, and when a development project is substantially complete and held available for occupancy and capitalization must cease, involve judgments. We begin the capitalization of costs during the pre-construction period, which we consider beginning when activities that are necessary to the development of the property commence. We consider a development project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. No construction related development costs were capitalized by us during the periods presented in these consolidated financial statements.

Deferred Leasing Costs.    Deferred leasing costs include capitalized brokerage, legal and other fees associated with successful negotiation of leases, which are amortized as depreciation and amortization expense on a straight line basis over the terms of the respective leases. As of December 31, 2016 and 2015, deferred leasing costs totaled $7,892 and $7,594, respectively, and accumulated amortization of deferred leasing costs totaled $2,495 and $2,159, respectively. Included in deferred leasing costs at December 31, 2016, is $61 of estimated costs associated with leases then under negotiation. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2016 are estimated to be $699 in 2017, $675 in 2018, $632 in 2019, $560 in 2020, $495 in 2021 and $2,275 thereafter.

Other Assets.    Other assets consist primarily of prepaid insurance and prepaid real estate taxes.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

Revenue Recognition.    Rental income from operating leases is recognized on a straight line basis over the lives of lease agreements. We defer the recognition of contingent rental income, such as percentage rents, until the specific targets that trigger the contingent rental income are achieved. Contingent rental income recognized for the years ended December 31, 2016 and 2015 totaled $846 and $1,468, respectively. Tenant reimbursements and other income include property level operating expenses and capital expenditures reimbursed by our tenants as well as other incidental revenues. Certain tenants are obligated under their leases to pay directly their obligations for insurance, real estate taxes and certain other expenses. These costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our consolidated financial statements. To the extent any tenant responsible for these costs defaults on its lease or if we deem it probable that a tenant will fail to pay for such costs, we record a liability for such costs.

Allowance for Doubtful Accounts.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of certain tenants to make payments required under their leases. Our computation of such an allowance is based on our tenants' payment histories and current credit profiles, as well as other considerations. As of December 31, 2016 and 2015, our allowance for doubtful accounts was $583 and $413, respectively. For the years ended December 31, 2016 and 2015, we recognized bad debt expense of $257 and ($486), respectively, and wrote-off amounts against our allowance for doubtful accounts of $87 and $248, respectively. The negative bad debt expense in 2015 resulted from our recovery in 2015 of amounts previously reserved which exceeded the new amounts reserved in 2015.

Income Taxes.    We are currently a wholly owned subsidiary of SIR, which is taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the IRC. Accordingly, we are a qualified REIT subsidiary and a disregarded entity for tax purposes. We intend to qualify separately for taxation as a REIT under the IRC. Accordingly, we generally are not, and will not be, required to pay U.S. federal income taxes as long as we distribute our REIT taxable income and meet other REIT qualifications set forth in the IRC. We may be subject to certain state and local taxes on our income and property despite our qualification as a REIT.

Use of Estimates.    Preparation of these financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. Our actual results could differ from these estimates. Significant estimates in the consolidated financial statements include the allowance for doubtful accounts, purchase price allocations, useful lives of fixed assets and the assessments of the carrying values and impairments of long lived assets.

Ownership Interest.    For the periods presented, our investment activities have been financed by SIR. Amounts invested in or advanced to us do not carry interest and have no specific repayment terms.

Earnings per common share.    We calculate earnings per common share by dividing net income by the weighted average number of common shares outstanding during the period. Basic earnings per share equals diluted earnings per share as there are no common share equivalent securities outstanding.

In connection with our formation and SIR's contribution of our Initial Properties to us, we issued 45,000,000 Shares to SIR. All Shares and per Share amounts for all periods presented in the

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

accompanying consolidated financial statements and notes hereto have been adjusted retroactively, where applicable, to reflect this stock split.

New Accounting Pronouncements.    On January 1, 2016, we adopted FASB Accounting Standards Update, or ASU, No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement period adjustments retrospectively. Instead, acquirers must recognize measurement period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The implementation of this update did not have an impact in our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers, which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU No. 2014-09 states that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." While ASU No. 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. ASU No. 2014-09 is effective for us beginning January 1, 2018. A substantial portion of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU No. 2014-09. We are continuing to evaluate ASU No. 2014-09 (and related clarifying guidance issued by the FASB); however, we do not expect its adoption to have a significant impact on the amount or timing of our revenue recognition in our consolidated financial statements. We currently expect to adopt this standard using the modified retrospective approach.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. This update is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted subject to certain conditions. ASU No. 2016-01 states that these changes will be recorded through earnings. We do not expect the implementation of this guidance to have a material impact in our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to lease contracts (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

are currently assessing the potential impact the adoption of ASU No. 2016-02 will have in our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, which identifies areas for simplification involving several aspects of accounting for share based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. ASU No. 2016-09 is effective for reporting periods beginning after December 31, 2016. We do not expect the adoption of ASU No. 2016-09 to have a material impact in our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires that entities use a new forward looking "expected loss" model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-13 will have in our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how companies present and classify certain cash receipts and cash payments in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-15 will have in our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which provides additional guidance on evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or of a business. The update defines three requirements for a set of assets and activities (collectively referred to as a "set") to be considered a business: inputs, processes and outputs. Subsequent to adoption we believe certain acquisitions which under previous guidance would have been accounted for as business combinations may now be accounted for as acquisitions of assets. In an acquisition of assets, certain acquisition costs may be capitalized as opposed to recognized as expense under business combination guidance. ASU No. 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. This update will be applied prospectively to any transactions occurring within the period of adoption.

In May 2017, the FASB issued ASU No. 2017-09, Scope of Modification Accounting, which clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Under this ASU, entities will apply the modified accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are continuing to evaluate ASU No. 2017-09; however, we do not expect its adoption to have a material impact in our consolidated financial statements.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

Note 3. Real estate properties

Acquisitions:

On January 29, 2015, we acquired a portfolio of 31 properties with a combined 9.1 million square feet for an aggregate purchase price of $603,508, excluding acquisition related costs, from Cole Corporate Income Trust, Inc., or CCIT, pursuant to SIR's Agreement and Plan of Merger with CCIT. We accounted for this acquisition as a business combination and allocated the purchase price of this acquisition based on the estimated fair value of the acquired assets and assumed liabilities as follows:

Date	Location	Number of properties	Square feet	Purchase price(1)	Land	Building and improvements	Acquired real estate leases	Assumed real estate lease obligations	Assumed mortgage notes payable	Assumed working capital, net

January 29, 2015	Various	31	9,144,897	$603,508	$50,429	$546,128	$84,098	$(11,388)	$(64,837)	$(922)

(1)
Purchase price excludes acquisition related costs.

Pro Forma Information (Unaudited)

The following table presents our unaudited pro forma results of operations for the year ended December 31, 2015 as if the properties acquired on January 29, 2015, as presented in the table above, had occurred on January 1, 2015. This unaudited pro forma data are not necessarily indicative of what our actual results of operations would have been for the period presented, nor do they represent the results of operations for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in net property level operating expenses, changes in property level revenues, including rents expected to be received from our existing leases or leases we have or may have entered during 2016, 2017 or thereafter, and for other reasons.

Year ended December 31, 2015

Total revenues	$151,434
Net income	$72,887

During the year ended December 31, 2015, we recognized revenues of $45,317 and operating income, excluding related acquisition costs, of $17,652, arising from our 2015 acquisitions.

Tenant Improvements and Leasing Costs:

We committed $1,365 and $2,339 during 2016 and 2015, respectively, for expenditures related to tenant improvements and leasing costs, for approximately 1.7 million square feet and 1.6 million square feet of leases executed during 2016 and 2015, respectively. Committed but unspent tenant related obligations under existing leases as of December 31, 2016 were $592.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

Future Minimum Lease Payments:

The future minimum lease payments scheduled to be received by us during the current terms of our leases as of December 31, 2016 are as follows:

Year	Minimum lease payment

2017	$126,965
2018	128,351
2019	128,453
2020	125,797
2021	123,471
Thereafter	979,645

$1,612,682

Note 4. Tenant and geographic concentration and segment information

We operate in one business segment: ownership and leasing of properties that include buildings and leased industrial lands. For the years ended December 31, 2016 and 2015, approximately 59.5% and 60.7%, respectively, of our total revenues was from our Hawaii Properties. In addition, two subsidiaries of Amazon.com, Inc., which are tenants of our Mainland Properties, accounted for approximately 10.5% and 10.1% of our total revenues for the years ended December 31, 2016 and 2015, respectively.

Note 5. Indebtedness

As of December 31, 2016 and 2015, our outstanding indebtedness consisted of the following:

	2016	2015

Mortgage note payable, 4.50%, due in 2019(1)	$1,984	$2,000
Mortgage note payable, 3.87%, due in 2020(1)	12,360	12,360
Mortgage note payable, 3.99%, due in 2020(1)	48,750	48,750
Unamortized premiums	1,175	1,467

Carrying value	$64,269	$64,577

(1)
We assumed these mortgage notes in connection with our acquisition of certain properties. The stated interest rates for these mortgage debts are the contractually stated rates; we recorded the assumed mortgage notes at estimated fair value on the date of acquisition. We amortize the fair value premiums to interest expense over the respective terms of the mortgage notes to reduce interest expense to the estimated market interest rates as of the date of acquisition. The effective interest rates applicable to these mortgage notes were between 3.28% and 3.48% for the years ended December 31, 2016 and 2015.

As of December 31, 2016, the aggregate principal amount outstanding under these three mortgage notes was $63,094. These three mortgage notes were secured by three properties with a net book value of $89,048. These mortgage notes are non-recourse, subject to certain limited exceptions, and do not contain any material financial covenants.

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

The required principal payments due during the next five years and thereafter under all our outstanding debt as of December 31, 2016 are as follows:

Year	Principal payment

2017	$33
2018	35
2019	1,916
2020	61,110
2021	—
Thereafter	—

	$63,094	(1)

(1)
Total debt outstanding as of December 31, 2016, including unamortized premiums was $64,269.

Note 6. Fair value of assets and liabilities

Our financial instruments include rents receivable, mortgage notes payable, accounts payable, rents collected in advance and security deposits. As of December 31, 2016 and 2015, the fair value of our financial instruments approximated their carrying values in our consolidated financial statements, except for our mortgage notes payable as follows:

	As of December 31, 2016		As of December 31, 2015
	Carrying value(1)	Estimated fair value	Carrying value(1)	Estimated fair value

Mortgage notes payable	$64,269	$63,619	$64,577	$62,898

(1)
Includes unamortized premiums of $1,175 and $1,467 as of December 31, 2016 and 2015, respectively.

We estimate the fair value of our mortgage notes payable using discounted cash flow analyses and currently prevailing market rates as of the measurement date (Level 3 inputs). Because Level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

Note 7. Related person transactions

In connection with our formation and SIR's contribution of our Initial Properties to us, we issued to SIR 45,000,000 Shares and the SIR Note, and we assumed three mortgage notes that SIR owes totaling $63,069.

As a wholly owned subsidiary of SIR, we have historically received services from The RMR Group LLC, or RMR, the operating subsidiary of The RMR Group Inc., under SIR's contracts with RMR. Neither we nor SIR have any employees. One of SIR's managing trustees, Mr. Barry M. Portnoy, is one of our Managing Trustees and is a managing director, officer and controlling shareholder of The RMR Group Inc. and an officer of RMR. SIR's other managing trustee, Mr. Adam D. Portnoy, is our other Managing Trustee and is a managing director, president, chief executive officer

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

and controlling shareholder of The RMR Group Inc. and an officer of RMR. ABP Trust is owned by Messrs. Barry M. Portnoy and Adam D. Portnoy. Messrs. Barry M. Portnoy and Adam D. Portnoy own their controlling equity interests in RMR through their ownership of ABP Trust. Each of SIR's and our executive officers is also an officer of RMR. Our President and Chief Operating Officer also serves as the chief financial officer and treasurer of SIR and our Chief Financial Officer and Treasurer also serves as the chief financial officer and treasurer of another company managed by RMR.

During the years ended December 31, 2016 and 2015, RMR business management base fees paid by SIR were calculated based on a formula amount equal to the lesser of: (i) the historical cost of SIR's properties; and (ii) the average market capitalization of SIR, as defined in SIR's business management agreement with RMR, and RMR was eligible to receive an annual incentive fee based on SIR's total shareholder returns. For all periods presented in these consolidated financial statements, business management base fees have been calculated based on the historical cost of our properties and no incentive fees were paid. Business management base fees allocated to us for the years ended December 31, 2016 and 2015 were $6,789 and $6,668, respectively. General and administrative expenses incurred by SIR, which were not directly identifiable to us, which includes our share of the internal audit function provided by RMR to companies it manages, were allocated to us based on the percentage of our business management base fees compared to the total SIR business management base fees. The amounts allocated for internal audit costs for the years ended December 31, 2016 and 2015 were $74 and $83, respectively.

RMR also provides SIR property management services for fees equal to 3.0% of gross collected rents and 5.0% of construction costs supervised by RMR. The aggregate property management and construction supervision fees allocated to us for the years ended December 31, 2016 and 2015 were $4,182 and $4,156, respectively. These amounts were calculated based upon services provided at our Initial Properties. These amounts are included in other operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. Our property level operating costs are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR. The total of these property management related reimbursements paid to RMR for costs incurred by RMR related to our Initial Properties for the years ended December 31, 2016 and 2015 were $2,448 and $1,605, respectively, and these amounts are included in other operating expenses in our consolidated financial statements for these periods. We are generally not responsible for payment of RMR's employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR employees assigned to work exclusively or partly at our owned properties, our share of the wages, benefits and other related costs of centralized accounting personnel and our share of the staff employed by RMR who perform our internal audit function.

SIR has historically insured our properties through a combined property insurance program arranged and reinsured in part by Affiliates Insurance Company, an Indiana insurance company, or AIC, owned by SIR, ABP Trust and five other companies to which RMR provides management services. The annual insurance premiums, including taxes and fees, of $351 and $517, were allocated to us for insurance applicable to our Initial Properties in this insurance program for the policy years ended June 30, 2017

Financial statements

Industrial Logistics Properties Trust
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

and 2016, respectively. The amounts paid for this insurance are regularly adjusted during each policy year as we acquire or dispose of properties that are included in this insurance program. We expect to maintain property insurance pursuant to a combined property insurance program with RMR and other businesses managed by RMR that is arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts.

SIR, RMR, The RMR Group Inc. and other companies managed by RMR have historically participated in a combined directors' and officers' liability insurance policy. The cost of this insurance SIR allocated to us was $93 and $52 for the years ended December 31, 2016 and 2015, respectively, and is included in general and administrative expenses in our consolidated statements of comprehensive income.

Note 8. Selected quarterly financial data (unaudited)

The following is a summary of our unaudited quarterly results of operations for 2016 and 2015:

	2016
	First quarter	Second quarter	Third quarter	Fourth quarter

Total revenues	$39,220	$37,956	$38,075	$38,059
Net income	$22,339	$21,650	$21,006	$21,903
Net income per common share—basic and diluted	$0.50	$0.48	$0.47	$0.49

	2015
	First quarter	Second quarter	Third quarter	Fourth quarter

Total revenues	$35,290	$36,905	$37,422	$38,274
Net income	$6,946	$20,857	$21,399	$22,438
Net income per common share—basic and diluted	$0.15	$0.46	$0.48	$0.50

Note 9. Subsequent events

In January 2017, we acquired a land parcel located in McAlester, Oklahoma for $226, excluding $55 of acquisition related costs, which is adjacent to a property we own that includes an existing building leased to a single tenant. In September 2017, we substantially completed on this adjacent land parcel the development of a 35,000 square foot expansion of the existing building for our tenant.

Financial statements

Industrial Logistics Properties Trust
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2016
(dollars in thousands)

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

1.	4501 Industrial Drive	Fort Smith	AR	Mainland Industrial	$—	$900	$3,485	$—	$900	$3,485	$4,385	$167	1/29/2015	2013
2.	955 Aeroplaza Drive	Colorado Springs	CO	Mainland Industrial	—	800	7,412	—	800	7,412	8,212	355	1/29/2015	2012
3./4.	13400 East 39th Avenue and 3800 Wheeling Street	Denver	CO	Mainland Industrial	—	3,100	12,955	46	3,100	13,001	16,101	629	1/29/2015	1973
5.	150 Greenhorn Drive	Pueblo	CO	Mainland Industrial	—	200	4,177	—	200	4,177	4,377	200	1/29/2015	2013
6.	2 Tower Drive	Wallingford	CT	Mainland Industrial	—	1,471	2,165	8	1,471	2,173	3,644	560	10/24/2006	1978
7.	235 Great Pond Drive	Windsor	CT	Mainland Industrial	—	2,400	9,469	—	2,400	9,469	11,869	1,046	7/20/2012	2004
8.	2100 NW 82nd Avenue	Miami	FL	Mainland Industrial	—	144	1,297	456	144	1,753	1,897	660	3/19/1998	1987
9.	1000 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	2,252	—	—	2,252	—	2,252	—	12/5/2003	—
10.	1001 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	15,155	3,313	89	15,155	3,402	18,557	1,100	12/5/2003	—
11.	1024 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	1,818	—	—	1,818	—	1,818	—	12/5/2003	—
12.	1024 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,385	—	—	1,385	—	1,385	—	12/5/2003	—
13.	1027 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	5,444	—	—	5,444	—	5,444	—	12/5/2003	—
14.	1030 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	5,655	—	—	5,655	—	5,655	—	12/5/2003	—
15.	1038 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	2,576	—	—	2,576	—	2,576	—	12/5/2003	—
16.	1045 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	819	—	—	819	—	819	—	12/5/2003	—
17.	1050 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	1,404	873	—	1,404	873	2,277	285	12/5/2003	—
18.	1052 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,703	—	240	1,703	240	1,943	68	12/5/2003	—
19.	1055 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,216	—	—	1,216	—	1,216	—	12/5/2003	—
20.	106 Puuhale Road	Honolulu	HI	Hawaii Building	—	1,113	—	229	1,113	229	1,342	32	12/5/2003	1966
21.	1062 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	1,049	599	—	1,049	599	1,648	195	12/5/2003	—
22.	1122 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	5,782	—	—	5,782	—	5,782	—	12/5/2003	—
23.	113 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	3,729	—	—	3,729	—	3,729	—	12/5/2003	—
24.	1150 Kikowaena Place	Honolulu	HI	Hawaii Land and Easement	—	2,445	—	—	2,445	—	2,445	—	12/5/2003	—
25.	120 Mokauea Street	Honolulu	HI	Hawaii Building	—	1,953	—	655	1,953	655	2,608	59	12/5/2003	1970
26.	120 Sand Island Access Road	Honolulu	HI	Hawaii Building	—	1,132	11,307	1,296	1,130	12,605	13,735	3,687	11/23/2004	2004
27.	120B Mokauea Street	Honolulu	HI	Hawaii Building	—	1,953	—	—	1,953	—	1,953	—	12/5/2003	1970
28.	125 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	1,630	—	—	1,630	—	1,630	—	12/5/2003	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

29.	125B Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	2,815	—	—	2,815	—	2,815	—	12/5/2003	—
30.	1360 Pali Highway	Honolulu	HI	Hawaii Land and Easement	—	9,170	—	161	9,170	161	9,331	81	12/5/2003	—
31.	1330 Pali Highway	Honolulu	HI	Hawaii Land and Easement	—	1,423	—	—	1,423	—	1,423	—	12/5/2003	—
32.	140 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	1,100	—	—	1,100	—	1,100	—	12/5/2003	—
33.	142 Mokauea Street	Honolulu	HI	Hawaii Building	—	2,182	—	1,455	2,182	1,455	3,637	277	12/5/2003	1972
34.	148 Mokauea Street	Honolulu	HI	Hawaii Land and Easement	—	3,476	—	—	3,476	—	3,476	—	12/5/2003	—
35.	150 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	4,887	—	—	4,887	—	4,887	—	12/5/2003	—
36.	151 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	1,956	—	—	1,956	—	1,956	—	12/5/2003	—
37.	158 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	2,488	—	—	2,488	—	2,488	—	12/5/2003	—
38.	165 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	758	—	—	758	—	758	—	12/5/2003	—
39.	179 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	2,480	—	—	2,480	—	2,480	—	12/5/2003	—
40.	180 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	1,655	—	—	1,655	—	1,655	—	12/5/2003	—
41.	1926 Auiki Street	Honolulu	HI	Hawaii Building	—	2,872	—	1,469	2,874	1,467	4,341	375	12/5/2003	1959
42.	1931 Kahai Street	Honolulu	HI	Hawaii Land and Easement	—	3,779	—	—	3,779	—	3,779	—	12/5/2003	—
43.	197 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	1,238	—	—	1,238	—	1,238	—	12/5/2003	—
44.	2001 Kahai Street	Honolulu	HI	Hawaii Land and Easement	—	1,091	—	—	1,091	—	1,091	—	12/5/2003	—
45.	2019 Kahai Street	Honolulu	HI	Hawaii Land and Easement	—	1,377	—	—	1,377	—	1,377	—	12/5/2003	—
46.	2020 Auiki Street	Honolulu	HI	Hawaii Land and Easement	—	2,385	—	—	2,385	—	2,385	—	12/5/2003	—
47.	204 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	1,689	—	—	1,689	—	1,689	—	12/5/2003	—
48.	207 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	2,024	—	—	2,024	—	2,024	—	12/5/2003	—
49.	2103 Kaliawa Street	Honolulu	HI	Hawaii Land and Easement	—	3,212	—	—	3,212	—	3,212	—	12/5/2003	—
50.	2106 Kaliawa Street	Honolulu	HI	Hawaii Land and Easement	—	1,568	—	169	1,568	169	1,737	44	12/5/2003	—
51.	2110 Auiki Street	Honolulu	HI	Hawaii Land and Easement	—	837	—	—	837	—	837	—	12/5/2003	—
52.	212 Mohonua Place	Honolulu	HI	Hawaii Land and Easement	—	1,067	—	—	1,067	—	1,067	—	12/5/2003	—
53.	2122 Kaliawa Street	Honolulu	HI	Hawaii Land and Easement	—	1,365	—	—	1,365	—	1,365	—	12/5/2003	—
54.	2127 Auiki Street	Honolulu	HI	Hawaii Land and Easement	—	2,906	—	97	2,906	97	3,003	12	12/5/2003	—
55.	2135 Auiki Street	Honolulu	HI	Hawaii Land and Easement	—	825	—	—	825	—	825	—	12/5/2003	—
56.	2139 Kaliawa Street	Honolulu	HI	Hawaii Land and Easement	—	885	—	—	885	—	885	—	12/5/2003	—
57.	214 Sand Island Access Road	Honolulu	HI	Hawaii Building	—	1,864	—	403	1,864	403	2,267	14	12/5/2003	—
58.	2140 Kaliawa Street	Honolulu	HI	Hawaii Land and Easement	—	931	—	—	931	—	931	—	12/5/2003	—
59.	2144 Auiki Street	Honolulu	HI	Hawaii Building	—	2,640	—	6,611	2,640	6,611	9,251	1,686	12/5/2003	1953
60.	215 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	2,117	—	—	2,117	—	2,117	—	12/5/2003	—
61.	218 Mohonua Place	Honolulu	HI	Hawaii Land and Easement	—	1,741	—	—	1,741	—	1,741	—	12/5/2003	—
62.	220 Puuhale Road	Honolulu	HI	Hawaii Land and Easement	—	2,619	—	—	2,619	—	2,619	—	12/5/2003	—
63.	2250 Pahounui Drive	Honolulu	HI	Hawaii Land and Easement	—	3,862	—	—	3,862	—	3,862	—	12/5/2003	—
64.	2264 Pahounui Drive	Honolulu	HI	Hawaii Land and Easement	—	1,632	—	—	1,632	—	1,632	—	12/5/2003	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

65.	2276 Pahounui Drive	Honolulu	HI	Hawaii Land and Easement	—	1,619	—	—	1,619	—	1,619	—	12/5/2003	—
66.	228 Mohonua Place	Honolulu	HI	Hawaii Land and Easement	—	1,865	—	—	1,865	—	1,865	—	12/5/2003	—
67.	2308 Pahounui Drive	Honolulu	HI	Hawaii Land and Easement	—	3,314	—	—	3,314	—	3,314	—	12/5/2003	—
68.	231 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	752	—	—	752	—	752	—	12/5/2003	—
69.	231B Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	1,539	—	—	1,539	—	1,539	—	12/5/2003	—
70.	2344 Pahounui Drive	Honolulu	HI	Hawaii Land and Easement	—	6,709	—	—	6,709	—	6,709	—	12/5/2003	—
71.	238 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	2,273	—	—	2,273	—	2,273	—	12/5/2003	—
72.	2635 Waiwai Loop A	Honolulu	HI	Hawaii Land and Easement	—	934	350	—	934	350	1,284	114	12/5/2003	—
73.	2635 Waiwai Loop B	Honolulu	HI	Hawaii Land and Easement	—	1,177	105	—	1,177	105	1,282	34	12/5/2003	—
74.	2760 Kam Highway	Honolulu	HI	Hawaii Land and Easement	—	703	—	—	703	—	703	—	12/5/2003	—
75.	2804 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	1,775	2	—	1,775	2	1,777	1	12/5/2003	—
76.	2806 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
77.	2808 Kam Highway	Honolulu	HI	Hawaii Land and Easement	—	310	—	—	310	—	310	—	12/5/2003	—
78.	2809 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,837	—	—	1,837	—	1,837	—	12/5/2003	—
79.	2810 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	3,340	—	—	3,340	—	3,340	—	12/5/2003	—
80.	2810 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	27,699	—	—	27,699	—	27,699	—	12/5/2003	—
81.	2812 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	2	—	1,801	2	1,803	2	12/5/2003	—
82.	2814 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	1,925	—	—	1,925	—	1,925	—	12/5/2003	—
83.	2815 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,818	—	6	1,818	6	1,824	1	12/5/2003	—
84.	2815 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	287	—	—	287	—	287	—	12/5/2003	—
85.	2816 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,009	27	—	1,009	27	1,036	9	12/5/2003	—
86.	2819 Mokumoa Street—A	Honolulu	HI	Hawaii Land and Easement	—	1,821	—	—	1,821	—	1,821	—	12/5/2003	—
87.	2819 Mokumoa Street—B	Honolulu	HI	Hawaii Land and Easement	—	1,816	—	—	1,816	—	1,816	—	12/5/2003	—
88.	2819 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	2,090	—	34	2,090	34	2,124	7	12/5/2003	—
89.	2821 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	287	—	—	287	—	287	—	12/5/2003	—
90.	2826 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	3,921	—	—	3,921	—	3,921	—	12/5/2003	—
91.	2827 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
92.	2828 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	12,448	—	—	12,448	—	12,448	—	12/5/2003	—
93.	2829 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,720	3	—	1,720	3	1,723	2	12/5/2003	—
94.	2928 Kaihikapu Street—A	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
95.	2829 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	287	—	—	287	—	287	—	12/5/2003	—
96.	2829 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	2,088	—	—	2,088	—	2,088	—	12/5/2003	—
97.	2830 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	2,146	—	—	2,146	—	2,146	—	12/5/2003	—
98.	2831 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	860	—	—	860	—	860	—	12/5/2003	—
99.	2831 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,272	529	55	1,272	584	1,856	189	12/5/2003	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

100.	2833 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	601	—	—	601	—	601	—	12/5/2003	—
101.	2833 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	1,701	—	—	1,701	—	1,701	—	12/5/2003	—
102.	2833 Paa Street #2	Honolulu	HI	Hawaii Land and Easement	—	1,675	—	—	1,675	—	1,675	—	12/5/2003	—
103.	2836 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,353	—	—	1,353	—	1,353	—	12/5/2003	—
104.	2838 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	4,262	—	—	4,262	—	4,262	—	12/5/2003	—
105.	2839 Kilihau Street	Honolulu	HI	Hawaii Land and Easement	—	627	—	—	627	—	627	—	12/5/2003	—
106.	2839 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,942	—	—	1,942	—	1,942	—	12/5/2003	—
107.	2840 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	2,149	—	—	2,149	—	2,149	—	12/5/2003	—
108.	2841 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	2,088	—	—	2,088	—	2,088	—	12/5/2003	—
109.	2844 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,960	14	—	1,960	14	1,974	10	12/5/2003	—
110.	2846-A Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	2,181	954	—	2,181	954	3,135	311	12/5/2003	—
111.	2847 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	582	303	—	582	303	885	99	12/5/2003	—
112.	2849 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	860	—	—	860	—	860	—	12/5/2003	—
113.	2850 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	286	172	—	286	172	458	56	12/5/2003	—
114.	2850 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	2,143	—	—	2,143	—	2,143	—	12/5/2003	—
115.	2850 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	22,827	—	—	22,827	—	22,827	—	12/5/2003	—
116.	2855 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,807	—	—	1,807	—	1,807	—	12/5/2003	—
117.	2855 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,934	—	—	1,934	—	1,934	—	12/5/2003	—
118.	2857 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	983	—	—	983	—	983	—	12/5/2003	—
119.	2858 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
120.	2861 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	3,867	—	—	3,867	—	3,867	—	12/5/2003	—
121.	2864 Awaawaloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,836	—	7	1,836	7	1,843	2	12/5/2003	—
122.	2864 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	2,092	—	—	2,092	—	2,092	—	12/5/2003	—
123.	2865 Pukoloa Street	Honolulu	HI	Hawaii Land and Easement	—	1,934	—	—	1,934	—	1,934	—	12/5/2003	—
124.	2868 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
125.	2869 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,794	—	—	1,794	—	1,794	—	12/5/2003	—
126.	2875 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	1,330	—	—	1,330	—	1,330	—	12/5/2003	—
127.	2879 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,789	—	—	1,789	—	1,789	—	12/5/2003	—
128.	2879 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	1,691	—	45	1,691	45	1,736	9	12/5/2003	—
129.	2886 Paa Street	Honolulu	HI	Hawaii Land and Easement	—	2,205	—	—	2,205	—	2,205	—	12/5/2003	—
130.	2889 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,783	—	—	1,783	—	1,783	—	12/5/2003	—
131.	2906 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,814	2	—	1,814	2	1,816	1	12/5/2003	—
132.	2908 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	1,798	12	—	1,798	12	1,810	—	12/5/2003	—
133.	2915 Kaihikapu Street	Honolulu	HI	Hawaii Land and Easement	—	2,579	—	—	2,579	—	2,579	—	12/5/2003	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

134.	2928 Kaihikapu Street—B	Honolulu	HI	Hawaii Land and Easement	—	1,948	—	—	1,948	—	1,948	—	12/5/2003	—
135.	2960 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,977	—	—	1,977	—	1,977	—	12/5/2003	—
136.	2965 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	2,140	—	—	2,140	—	2,140	—	12/5/2003	—
137.	2969 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	4,038	15	—	4,038	15	4,053	7	12/5/2003	—
138.	33 S. Vineyard Boulevard	Honolulu	HI	Hawaii Land and Easement	—	844	—	6	844	6	850	4	12/5/2003	—
139.	525 N. King Street	Honolulu	HI	Hawaii Land and Easement	—	1,342	—	—	1,342	—	1,342	—	12/5/2003	—
140.	609 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	616	—	8	616	8	624	3	12/5/2003	—
141.	619 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,401	2	5	1,401	7	1,408	—	12/5/2003	—
142.	645 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	882	—	—	882	—	882	—	12/5/2003	—
143.	659 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	860	20	—	860	20	880	14	12/5/2003	—
144.	659 Puuloa Road	Honolulu	HI	Hawaii Land and Easement	—	1,807	—	—	1,807	—	1,807	—	12/5/2003	—
145.	660 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,783	3	—	1,783	3	1,786	2	12/5/2003	—
146.	667 Puuloa Road	Honolulu	HI	Hawaii Land and Easement	—	860	2	—	860	2	862	2	12/5/2003	—
147.	669 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	14	83	1,801	97	1,898	28	12/5/2003	—
148.	673 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
149.	675 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,081	—	—	1,081	—	1,081	—	12/5/2003	—
150.	679 Puuloa Road	Honolulu	HI	Hawaii Land and Easement	—	1,807	3	—	1,807	3	1,810	2	12/5/2003	—
151.	685 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
152.	673 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	20	—	1,801	20	1,821	14	12/5/2003	—
153.	692 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,798	—	—	1,798	—	1,798	—	12/5/2003	—
154.	697 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	994	811	—	994	811	1,805	265	12/5/2003	—
155.	702 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,783	4	—	1,783	4	1,787	3	12/5/2003	—
156.	704 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	2,390	685	—	2,390	685	3,075	223	12/5/2003	—
157.	709 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
158.	719 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,960	—	—	1,960	—	1,960	—	12/5/2003	—
159.	729 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
160.	733 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	3,403	—	—	3,403	—	3,403	—	12/5/2003	—
161.	739 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
162.	759 Puuloa Road	Honolulu	HI	Hawaii Land and Easement	—	1,766	3	—	1,766	3	1,769	2	12/5/2003	—
163.	761 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	3,757	1	—	3,757	1	3,758	1	12/5/2003	—
164.	766 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
165.	770 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
166.	789 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	2,608	3	—	2,608	3	2,611	2	12/5/2003	—
167.	80 Sand Island Access Road	Honolulu	HI	Hawaii Land and Easement	—	7,972	—	—	7,972	—	7,972	—	12/5/2003	—
168.	803 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	3,804	—	—	3,804	—	3,804	—	12/5/2003	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

169.	808 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	3,279	—	—	3,279	—	3,279	—	12/5/2003	—
170.	812 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,960	25	628	2,613	—	2,613	—	12/5/2003	—
171.	819 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	4,821	583	30	4,821	613	5,434	199	12/5/2003	—
172.	822 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,795	15	—	1,795	15	1,810	11	12/5/2003	—
173.	830 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	25	—	1,801	25	1,826	17	12/5/2003	—
174.	842 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,795	14	—	1,795	14	1,809	10	12/5/2003	—
175.	846 Ala Lilikoi Boulevard B	Honolulu	HI	Hawaii Land and Easement	—	234	—	—	234	—	234	—	12/5/2003	—
176.	848 Ala Lilikoi Boulevard A	Honolulu	HI	Hawaii Land and Easement	—	9,426	—	—	9,426	—	9,426	—	12/5/2003	—
177.	850 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	2,682	2	—	2,682	2	2,684	2	12/5/2003	—
178.	2927 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,778	—	—	1,778	—	1,778	—	12/5/2003	—
179.	852 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,801	—	—	1,801	—	1,801	—	12/5/2003	—
180.	855 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,834	—	—	1,834	—	1,834	—	12/5/2003	—
181.	841 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	3,265	—	—	3,265	—	3,265	—	12/5/2003	—
182.	865 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,846	—	—	1,846	—	1,846	—	12/5/2003	—
183.	889 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	5,888	315	—	5,888	315	6,203	32	11/21/2012	—
184.	905 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,148	—	—	1,148	—	1,148	—	12/5/2003	—
185.	2970 Mokumoa Street	Honolulu	HI	Hawaii Land and Easement	—	1,722	—	—	1,722	—	1,722	—	12/5/2003	—
186.	918 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	3,820	—	—	3,820	—	3,820	—	12/5/2003	—
187.	930 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	3,654	—	—	3,654	—	3,654	—	12/5/2003	—
188.	944 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	1,219	—	—	1,219	—	1,219	—	12/5/2003	—
189.	949 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	11,568	—	—	11,568	—	11,568	—	12/5/2003	—
190.	950 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,724	—	—	1,724	—	1,724	—	12/5/2003	—
191.	960 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	614	—	—	614	—	614	—	12/5/2003	—
192.	960 Mapunapuna Street	Honolulu	HI	Hawaii Land and Easement	—	1,933	—	—	1,933	—	1,933	—	12/5/2003	—
193.	970 Ahua Street	Honolulu	HI	Hawaii Land and Easement	—	817	—	—	817	—	817	—	12/5/2003	—
194.	91-027 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	2,667	—	—	2,667	—	2,667	—	6/15/2005	—
195.	91-064 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	1,826	—	—	1,826	—	1,826	—	6/15/2005	—
196.	91-080 Hanua	Kapolei	HI	Hawaii Land and Easement	—	2,187	—	—	2,187	—	2,187	—	6/15/2005	—
197.	91-083 Hanua	Kapolei	HI	Hawaii Land and Easement	—	716	—	—	716	—	716	—	6/15/2005	—
198.	91-086 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	13,884	—	—	13,884	—	13,884	—	6/15/2005	—
199.	91-087 Hanua	Kapolei	HI	Hawaii Land and Easement	—	381	—	—	381	—	381	—	6/15/2005	—
200.	91-091 Hanua	Kapolei	HI	Hawaii Land and Easement	—	552	—	—	552	—	552	—	6/15/2005	—
201.	91-102 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	1,599	—	—	1,599	—	1,599	—	6/15/2005	—
202.	91-110 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	1,293	—	—	1,293	—	1,293	—	6/15/2005	—

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

203.	91-119 Olai	Kapolei	HI	Hawaii Land and Easement	—	1,981	—	—	1,981	—	1,981	—	6/15/2005	—
204.	91-210 Kauhi	Kapolei	HI	Hawaii Land and Easement	—	567	—	—	567	—	567	—	6/15/2005	—
205.	91-141 Kalaeloa	Kapolei	HI	Hawaii Land and Easement	—	11,624	—	—	11,624	—	11,624	—	6/15/2005	—
206.	91-150 Kaomi Loop	Kapolei	HI	Hawaii Land and Easement	—	3,159	—	—	3,159	—	3,159	—	6/15/2005	—
207.	91-174 Olai	Kapolei	HI	Hawaii Land and Easement	—	962	—	47	962	47	1,009	10	6/15/2005	—
208.	91-171 Olai	Kapolei	HI	Hawaii Land and Easement	—	218	—	—	218	—	218	—	6/15/2005	—
209.	91-175 Olai	Kapolei	HI	Hawaii Land and Easement	—	1,243	—	43	1,243	43	1,286	12	6/15/2005	—
210.	91-185 Kalaeloa	Kapolei	HI	Hawaii Land and Easement	—	1,761	—	—	1,761	—	1,761	—	6/15/2005	—
211.	91-202 Kalaeloa	Kapolei	HI	Hawaii Building	—	1,722	—	326	1,722	326	2,048	29	6/15/2005	1964
212.	91-210 Olai	Kapolei	HI	Hawaii Land and Easement	—	706	—	—	706	—	706	—	6/15/2005	—
213.	91-218 Olai	Kapolei	HI	Hawaii Land and Easement	—	1,622	—	62	1,622	62	1,684	10	6/15/2005	—
214.	91-220 Kalaeloa	Kapolei	HI	Hawaii Building	—	242	1,457	121	242	1,578	1,820	447	6/15/2005	1991
215.	91-222 Olai	Kapolei	HI	Hawaii Land and Easement	—	2,035	—	—	2,035	—	2,035	—	6/15/2005	—
216.	91-238 Kauhi	Kapolei	HI	Hawaii Building	—	1,390	—	9,111	1,390	9,111	10,501	2,145	6/15/2005	1981
217.	91-241 Kalaeloa	Kapolei	HI	Hawaii Building	—	426	3,983	752	426	4,735	5,161	1,295	6/15/2005	1990
218.	91-250 Komohana	Kapolei	HI	Hawaii Land and Easement	—	1,506	—	—	1,506	—	1,506	—	6/15/2005	—
219.	91-252 Kauhi	Kapolei	HI	Hawaii Land and Easement	—	536	—	—	536	—	536	—	6/15/2005	—
220.	91-255 Hanua	Kapolei	HI	Hawaii Land and Easement	—	1,230	—	44	1,230	44	1,274	20	6/15/2005	—
221.	91-259 Olai	Kapolei	HI	Hawaii Land and Easement	—	2,944	—	—	2,944	—	2,944	—	6/15/2005	—
222.	91-265 Hanua	Kapolei	HI	Hawaii Land and Easement	—	1,569	—	—	1,569	—	1,569	—	6/15/2005	—
223.	91-300 Hanua	Kapolei	HI	Hawaii Land and Easement	—	1,381	—	—	1,381	—	1,381	—	6/15/2005	—
224.	91-329 Kauhi	Kapolei	HI	Hawaii Building	—	294	2,297	2,046	294	4,343	4,637	1,037	6/15/2005	1980
225.	91-349 Kauhi	Kapolei	HI	Hawaii Land and Easement	—	649	—	—	649	—	649	—	6/15/2005	—
226.	91-399 Kauhi	Kapolei	HI	Hawaii Land and Easement	—	27,405	—	—	27,405	—	27,405	—	6/15/2005	—
227.	91-400 Komohana	Kapolei	HI	Hawaii Land and Easement	—	1,494	—	—	1,494	—	1,494	—	6/15/2005	—
228.	91-416 Komohana	Kapolei	HI	Hawaii Land and Easement	—	713	—	—	713	—	713	—	6/15/2005	—
229.	91-410 Komohana	Kapolei	HI	Hawaii Land and Easement	—	418	—	—	418	—	418	—	6/15/2005	—
230.	AES HI Easement	Kapolei	HI	Hawaii Land and Easement	—	1,250	—	—	1,250	—	1,250	—	6/15/2005	—
231.	Other Easements & Lots	Kapolei	HI	Hawaii Land and Easement	—	358	—	1,246	358	1,246	1,604	217	6/15/2005	—
232.	Tesaro 967 Easement	Kapolei	HI	Hawaii Land and Easement	—	6,593	—	—	6,593	—	6,593	—	6/15/2005	—
233.	Texaco Easement	Kapolei	HI	Hawaii Land and Easement	—	2,653	—	—	2,653	—	2,653	—	6/15/2005	—
234.	94-240 Pupuole Street	Waipahu	HI	Hawaii Land and Easement	—	717	—	—	717	—	717	—	12/5/2003	—
235.	5500 SE Delaware Avenue	Ankeny	IA	Mainland Industrial	12,584	2,200	16,994	—	2,200	16,994	19,194	814	1/29/2015	2012

Financial statements

	Property	Location	State	Property type	Encumbrances(1)	Land	Buildings and equipment	Costs capitalized subsequent to acquisition	Land	Buildings and equipment	Total(2)	Accumulated depreciation(3)	Date acquired	Original construction date
						Initial cost to company			Gross amount carried at close of period(4)

236.	951 Trails Road	Eldridge	IA	Mainland Industrial	—	470	7,480	745	470	8,225	8,695	1,878	4/2/2007	1994
237.	2300 N 33rd Avenue	Newton	IA	Mainland Industrial	—	500	13,236	87	500	13,323	13,823	2,760	9/29/2008	2008
238.	7121 South Fifth Avenue	Pocatello	ID	Mainland Industrial	—	400	4,201	145	400	4,346	4,746	202	1/29/2015	2007
239.	1230 West 171st Street	Harvey	IL	Mainland Industrial	2,034	800	1,673	—	800	1,673	2,473	80	1/29/2015	2004
240.	5156 American Road	Rockford	IL	Mainland Industrial	—	400	1,529	—	400	1,529	1,929	73	1/29/2015	1996
241.	17200 Manchac Park Lane	Baton Rouge	LA	Mainland Industrial	—	1,700	8,860	—	1,700	8,860	10,560	425	1/29/2015	2014
242.	209 South Bud Street	Lafayette	LA	Mainland Industrial	—	700	4,549	7	700	4,556	5,256	218	1/29/2015	2010
243.	4000 Principio Parkway	North East	MD	Mainland Industrial	—	4,200	71,518	86	4,200	71,604	75,804	3,427	1/29/2015	2012
244.	3800 Midlink Drive	Kalamazoo	MI	Mainland Industrial	—	2,630	40,599	—	2,630	40,599	43,229	1,945	1/29/2015	2014
245.	2401 Cram Avenue SE	Bemidji	MN	Mainland Industrial	—	100	2,137	—	100	2,137	2,237	102	1/29/2015	2013
246.	110 Stanbury Industrial Drive	Brookfield	MO	Mainland Industrial	—	200	1,859	—	200	1,859	2,059	89	1/29/2015	2012
247.	628 Patton Avenue	Asheville	NC	Mainland Industrial	—	500	1,514	—	500	1,514	2,014	73	1/29/2015	1994
248.	3900 NE 6th Street	Minot	ND	Mainland Industrial	—	700	3,223	—	700	3,223	3,923	154	1/29/2015	2013
249.	1415 West Commerce Way	Lincoln	NE	Mainland Industrial	—	2,200	8,518	—	2,200	8,518	10,718	408	1/29/2015	1971
250.	309 Dulty's Lane	Burlington	NJ	Mainland Industrial	—	1,600	51,400	—	1,600	51,400	53,000	2,463	1/29/2015	2001
251.	725 Darlington Avenue	Mahwah	NJ	Mainland Industrial	—	8,492	9,451	102	8,492	9,553	18,045	655	4/9/2014	1999
252.	2375 East Newlands Road	Fernley	NV	Mainland Industrial	—	1,100	17,314	286	1,100	17,600	18,700	837	1/29/2015	2007
253.	55 Commerce Avenue	Albany	NY	Mainland Industrial	—	1,000	10,105	179	1,000	10,284	11,284	489	1/29/2015	2013
254.	32150 Just Imagine Drive	Avon	OH	Mainland Industrial	—	2,200	23,280	—	2,200	23,280	25,480	4,414	5/29/2009	1996
255.	1415 Industrial Drive	Chillicothe	OH	Mainland Industrial	—	1,200	3,265	—	1,200	3,265	4,465	156	1/29/2015	2012
256.	5300 Centerpoint Parkway	Groveport	OH	Mainland Industrial	—	2,700	29,863	—	2,700	29,863	32,563	1,431	1/29/2015	2014
257.	200 Orange Point Drive	Lewis Center	OH	Mainland Industrial	—	1,300	8,613	—	1,300	8,613	9,913	413	1/29/2015	2013
258.	301 Commerce Drive	South Point	OH	Mainland Industrial	—	600	4,530	—	600	4,530	5,130	217	1/29/2015	2013
259.	2820 State Highway 31	McAlester	OK	Mainland Industrial	—	300	2,237	90	300	2,327	2,627	107	1/29/2015	2012
260.	996 Paragon Way	Rock Hill	SC	Mainland Industrial	—	2,600	35,920	—	2,600	35,920	38,520	1,721	1/29/2015	2014
261.	510 John Dodd Road	Spartanburg	SC	Mainland Industrial	—	3,300	57,998	—	3,300	57,998	61,298	2,779	1/29/2015	2012
262.	4836 Hickory Hill Road	Memphis	TN	Mainland Industrial	—	1,402	10,769	139	1,402	10,908	12,310	545	12/23/2014	1984
263.	2020 Joe B. Jackson Parkway	Murfreesboro	TN	Mainland Industrial	—	7,500	55,259	—	7,500	55,259	62,759	2,648	1/29/2015	2012
264.	1095 South 4800 West	Salt Lake City	UT	Mainland Industrial	—	1,500	6,913	—	1,500	6,913	8,413	331	1/29/2015	2012
265.	1901 Meadowville Technology Parkway	Chester	VA	Mainland Industrial	49,651	4,000	67,511	—	4,000	67,511	71,511	3,235	1/29/2015	2012
266.	181 Battaile Drive	Winchester	VA	Mainland Industrial	—	1,487	12,854	—	1,487	12,854	14,341	3,443	4/20/2006	1987

					$64,269	$641,772	$665,001	$29,955	$642,425	$694,303	$1,336,728	$56,976

Financial statements

(1)
Represents mortgage debt and includes the unamortized balance of the fair value adjustments totaling $1,175.

(2)
Excludes value of real estate intangibles.

(3)
Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to seven years.

(4)
The total aggregate cost for U.S. federal income tax purposes is approximately $1,371,285.

Financial statements

Industrial Logistics Properties Trust
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2016
(dollars in thousands)

Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real estate properties	Accumulated depreciation

Balance as of December 31, 2014	$737,296	$(23,474)
Additions	598,215	(16,381)
Disposals	(148)	148

Balance as of December 31, 2015	1,335,363	(39,707)
Additions	1,659	(17,563)
Disposals	(294)	294

Balance as of December 31, 2016	$1,336,728	$(56,976)

Financial statements

Industrial Logistics Properties Trust
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2017	December 31, 2016

ASSETS
Real estate properties:
Land	$642,706	$642,425
Buildings and improvements	699,649	694,303

	1,342,355	1,336,728
Accumulated depreciation	(70,171)	(56,976)

	1,272,184	1,279,752
Acquired real estate leases, net	81,731	89,625
Rents receivable, including straight line rents of $48,836 and $44,415, respectively, net of allowance for doubtful accounts of $993 and $583, respectively	50,760	47,050
Deferred leasing costs, net	5,368	5,397
Other assets, net	7,195	511

Total assets	$1,417,238	$1,422,335

LIABILITIES AND SHAREHOLDER'S EQUITY
SIR Note	$750,000	$—
Mortgage notes payable, net	64,019	64,269
Assumed real estate lease obligations, net	20,907	22,472
Accounts payable and other liabilities	11,299	10,231
Rents collected in advance	7,701	6,537
Security deposits	5,696	5,641
Due to related persons	3,573	—

Total liabilities	863,195	109,150

Commitments and contingencies
Shareholder's equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 and zero Shares authorized, respectively; 45,000,000 and zero Shares issued and outstanding, respectively	450	—
Additional paid in capital	553,593	—
Ownership interest	—	1,313,185

Total shareholder's equity	554,043	1,313,185

Total liabilities and shareholder's equity	$1,417,238	$1,422,335

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(amounts in thousands, except per share data)

	Nine months ended September 30,
	2017	2016

REVENUES:
Rental income	$100,921	$99,449
Tenant reimbursements and other income	16,190	15,802

Total revenues	117,111	115,251

EXPENSES:
Real estate taxes	13,257	12,922
Other operating expenses	8,359	8,392
Depreciation and amortization	20,476	20,295
Acquisition and transaction related costs	925	35
General and administrative	7,547	6,885

Total expenses	50,564	48,529

Operating income	66,547	66,722
Interest expense (including amortization of debt premiums of ($225) and ($218), respectively)	(1,680)	(1,694)

Income before income tax expense	64,867	65,028
Income tax expense	(33)	(33)

Net income	$64,834	$64,995

Weighted average common shares outstanding—basic and diluted	45,000	45,000

Net income per common share—basic and diluted	$1.44	$1.44

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Nine months ended September 30, 2017
(dollars in thousands)

	Number of common shares	Common shares	Additional paid in capital	Ownership interest	Total
Balance at December 31, 2016	—	$—	$—	$1,313,185	$1,313,185
Net income	—	—	—	64,834	64,834
Contributions	—	—	—	42,563	42,563
Distributions	—	—	—	(116,539)	(116,539)
Issuance of common shares and reclassification of ownership interest	45,000,000	450	553,593	(1,304,043)	(750,000)

Balance at September 30, 2017	45,000,000	$450	$553,593	$—	$554,043

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Nine months ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$64,834	$64,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,296	13,169
Amortization of debt premiums	(225)	(218)
Amortization of acquired real estate leases and assumed real estate lease obligations	6,328	6,309
Amortization of deferred leasing costs	577	523
Provision for losses on rents receivable	456	257
Straight line rental income	(4,421)	(4,660)
Change in assets and liabilities:
Rents receivable	255	682
Deferred leasing costs	(577)	(767)
Other assets, net	(6,684)	(3,543)
Accounts payable and other liabilities	112	763
Rents collected in advance	1,164	3,367
Security deposits	55	(60)
Due to related persons	3,573	—

Net cash provided by operating activities	78,743	80,817

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(281)	—
Real estate improvements	(4,461)	(1,032)

Net cash used in investing activities	(4,742)	(1,032)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of borrowings	(25)	(8)
Contributions	42,563	37,820
Distributions	(116,539)	(117,597)

Net cash used in financing activities	(74,001)	(79,785)

Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

SUPPLEMENTAL DISCLOSURES:
Interest paid	$1,912	$1,918
NON-CASH FINANCING ACTIVITIES:
Distribution to SIR of ownership interest	$(1,304,043)	$—
Issuance of SIR Note	$750,000	$—
Issuance of common shares	$554,043	$—

See accompanying notes.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

Note 1. Organization and basis of presentation

Industrial Logistics Properties Trust, or, collectively with its consolidated subsidiaries, we, us or our, is a real estate investment trust, or REIT, formed under Maryland law on September 15, 2017 as a wholly owned subsidiary of Select Income REIT, or SIR. On September 29, 2017, SIR contributed to us 266 properties with a total of approximately 28.5 million square feet, or our Initial Properties. Two hundred twenty six (226) of these properties with a total of approximately 16.8 million square feet are located on the island of Oahu, Hawaii, or our Hawaii Properties. The remaining 40 properties have a total of approximately 11.7 million square feet and are located in 24 other states, or our Mainland Properties. In connection with our formation and this contribution of properties, we (1) issued to SIR 45,000,000 of our common shares of beneficial interest, $.01 par value per share, or our Shares, (2) issued to SIR a $750,000 non-interest bearing demand note, or the SIR Note, and (3) assumed three mortgage notes totaling $63,069, excluding premiums, that were secured by three of our Initial Properties.

We are wholly owned by SIR together with other properties. SIR manages and controls our cash management function through a series of commingled centralized accounts. As a result, the cash receipts collected by SIR on our behalf have been accounted for as distributions. The cash disbursements paid by SIR on our behalf have been accounted for as contributions.

The accounts of our Initial Properties are presented at SIR's historical basis and are consolidated for all periods presented as the transaction has been accounted for as a reorganization of entities under common control in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification 805-50-30, Business Combinations. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. Substantially all of the rental income received from our tenants and SIR's other tenants is deposited in and commingled with SIR's general funds. General and administrative costs of SIR were primarily allocated to us based on the historical costs of our real estate investments as a percentage of SIR's historical cost of all of its real estate investments. In accordance with applicable accounting guidance, we believe this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if we operated as a standalone company and those differences may be material.

The accompanying condensed consolidated financial statements are unaudited. Certain information and disclosures required by U.S. generally accepted accounting principles, or GAAP, for complete financial statements have been condensed or omitted. We believe the disclosures made are adequate to make the information presented not misleading. However, the accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the years ended December 31, 2016 and 2015 included elsewhere in this prospectus. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates. Significant estimates in the condensed consolidated financial statements include the allowance for doubtful accounts, purchase price allocations, useful lives of fixed assets and the assessments of the carrying values and impairments of long lived assets.

Note 2. Recent accounting pronouncements

On January 1, 2017, we adopted FASB Accounting Standards Update, or ASU, No. 2017-01, Clarifying the Definition of a Business. This update provides additional guidance on evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or of a business. This update defines three requirements for a set of assets and activities (collectively referred to as a "set") to be considered a business: inputs, processes and outputs. As a result of the implementation of this update, certain acquisitions which under previous guidance were accounted for as business combinations are now accounted for as acquisitions of assets. In an acquisition of assets, certain acquisition costs are capitalized as opposed to expensed under previous guidance.

On January 1, 2017, we adopted FASB ASU No. 2016-09, Compensation-Stock Compensation, which identifies areas for simplification involving several aspects of accounting for share based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The adoption of ASU No. 2016-09 did not have a material impact in our condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers, which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU No. 2014-09 states that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." While ASU No. 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. ASU No. 2014-09 is effective for us beginning January 1, 2018. A substantial portion of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU No. 2014-09. We are continuing to evaluate ASU No. 2014-09 (and related clarifying guidance issued by the FASB); however, we do not expect its adoption to have a significant impact on the amount or timing of our revenue recognition in our condensed consolidated financial statements. We currently expect to adopt this standard using the modified retrospective approach.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities , which changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. This update is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted subject to certain conditions. ASU No. 2016-01 states that these changes will be recorded through earnings. We do not expect the implementation of this guidance to have a material impact in our condensed consolidated financial statements.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to lease contracts (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently assessing the potential impact the adoption of ASU No. 2016-02 will have in our condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires that entities use a new forward looking "expected loss" model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-13 will have in our condensed consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how companies present and classify certain cash receipts and cash payments in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-15 will have in our condensed consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Scope of Modification Accounting, which clarifies which changes to the terms or conditions of a share based payment award are subject to the guidance on modification accounting under FASB Accounting Standards Codification Topic 718. Under this ASU, entities will apply the modified accounting guidance unless the value, vesting requirements and classification of a share based payment award are the same immediately before and after a change to the terms or conditions of the award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are continuing to evaluate ASU No. 2017-09; however, we do not expect its adoption to have a material impact in our condensed consolidated financial statements.

Note 3. Real estate properties

As of September 30, 2017, we owned 266 properties with a total of approximately 28.5 million square feet.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

In January 2017, we acquired a land parcel adjacent to one of our properties located in McAlester, OK for $281, including $55 of acquisition related costs. In September 2017, we substantially completed the development of a 35,000 square foot expansion for the tenant at our McAlester, OK property.

During the nine months ended September 30, 2017 and 2016, we committed $1,096 and $1,279, respectively, for expenditures related to tenant improvements and leasing costs for approximately 794,000 and 1.3 million square feet, respectively, of leases executed during these periods. Committed but unspent tenant related obligations based on existing leases as of September 30, 2017 and 2016 were $627 and $675, respectively.

We believe some of our properties may contain asbestos. We believe any asbestos on our properties is contained in accordance with applicable laws and regulations and we have no current plans to remove it. If we removed the asbestos or demolished the affected properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed, and we could incur substantial costs complying with such regulations. Due to the uncertainty of the timing and amount of costs we may incur, we cannot reasonably estimate the fair value and we have not recognized a liability in our condensed consolidated financial statements for these costs.

Certain of our industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, we do not have any present plans to change the use of those lands or to undertake this environmental cleanup. As of both September 30, 2017 and December 31, 2016, accrued environmental remediation costs of $7,160 were included in accounts payable and other liabilities in our condensed consolidated balance sheets. These accrued environmental remediation costs relate to maintenance of our properties for current uses, and, because of the indeterminable timing of the remediation, these amounts have not been discounted to present value. In general, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood, although some of our tenants may maintain such insurance that may benefit us. Although we do not believe that there are environmental conditions at any of our properties that will have a material adverse effect on us, we cannot be sure that such conditions are not present in our properties or that costs we incur to remediate contamination will not have a material adverse effect on our business or financial condition. Charges for environmental remediation costs, if any, are included in other operating expenses in our condensed consolidated statements of comprehensive income.

Note 4. Tenant and geographic concentration and segment information

We operate in one business segment: ownership and leasing of properties that include buildings and leased industrial lands. For the nine months ended September 30, 2017 and 2016, approximately 60.1% and 59.3%, respectively, of our total revenues was from our Hawaii Properties. In addition, two subsidiaries of Amazon.com, Inc., which are tenants of our Mainland Properties, accounted for approximately 10.2% and 10.5% of our total revenues for the nine months ended September 30, 2017 and 2016, respectively.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

Note 5. Indebtedness

As of September 30, 2017 and December 31, 2016, our outstanding indebtedness consisted of the following:

	September 30, 2017	December 31, 2016

SIR Note(1)	$750,000	$—
Mortgage note payable, 4.50%, due in 2019(2)	1,959	1,984
Mortgage note payable, 3.87%, due in 2020(2)	12,360	12,360
Mortgage note payable, 3.99%, due in 2020(2)	48,750	48,750
Unamortized premiums	950	1,175

Carrying value	$814,019	$64,269

(1)
Non-interest bearing note, payable on demand.

(2)
We assumed these mortgage notes in connection with our acquisition of certain properties. The stated interest rates for these mortgage debts are the contractually stated rates; we recorded the assumed mortgage notes at estimated fair value on the date of acquisition. We amortize the fair value premiums to interest expense over the respective terms of the mortgage notes to reduce interest expense to the estimated market interest rates as of the date of acquisition. The effective interest rates applicable to these mortgage notes were between 3.28% and 3.48% for both the nine months ended September 30, 2017 and 2016.

As of September 30, 2017, the aggregate principal amount outstanding under these three mortgage notes was $63,069. These three mortgage notes were secured by three properties with a net book value of $87,432. These mortgage notes are non-recourse, subject to certain limited exceptions, and do not contain any material financial covenants.

Note 6. Fair value of assets and liabilities

Our financial instruments include rents receivable, mortgage notes payable, accounts payable, rents collected in advance and security deposits. As of September 30, 2017 and December 31, 2016, the fair value of our financial instruments approximated their carrying values in our condensed consolidated financial statements, except for our mortgage notes payable as follows:

	As of September 30, 2017		As of December 31, 2016
	Carrying value(1)	Estimated fair value	Carrying value(1)	Estimated fair value

Mortgage notes payable	$64,019	$63,751	$64,269	$63,619

(1)
Includes unamortized premiums of $950 and $1,175 as of September 30, 2017 and December 31, 2016, respectively.

We estimate the fair value of our mortgage notes payable using discounted cash flow analyses and currently prevailing market rates as of the measurement date (Level 3 inputs). Because Level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

Note 7. Shareholder's equity

In connection with our formation and SIR's contribution of our Initial Properties to us, we issued to SIR 45,000,000 Shares.

Note 8. Earnings per common share

We calculate earnings per common share by dividing net income by the weighted average number of common shares outstanding during the period. Basic earnings per share equals diluted earnings per share as there are no common share equivalent securities outstanding.

We issued 45,000,000 Shares to SIR. All Shares and per Share amounts for all periods presented in the accompanying condensed consolidated financial statements and notes hereto have been adjusted retroactively, where applicable, to reflect this stock split.

Note 9. Related person transactions

In connection with our formation and SIR's contribution of our Initial Properties to us, we issued to SIR 45,000,000 Shares and the SIR Note, and we assumed three mortgage notes that SIR owes totaling $63,069.

As a wholly owned subsidiary of SIR, we have historically received services from The RMR Group LLC, or RMR, the operating subsidiary of The RMR Group Inc., under SIR's contracts with RMR. Neither we nor SIR have any employees. One of SIR's managing trustees, Mr. Barry M. Portnoy, is one of our Managing Trustees and is a managing director, officer and controlling shareholder of The RMR Group Inc. and an officer of RMR. SIR's other managing trustee, Mr. Adam D. Portnoy, is our other Managing Trustee and is a managing director, president, chief executive officer and controlling shareholder of The RMR Group Inc. and an officer of RMR. ABP Trust is owned by Messrs. Barry M. Portnoy and Adam D. Portnoy. Messrs. Barry M. Portnoy and Adam D. Portnoy own their controlling equity interests in RMR through their ownership of ABP Trust. Each of SIR's and our executive officers is also an officer of RMR. Our President and Chief Operating Officer also serves as the chief financial officer and treasurer of SIR and our Chief Financial Officer and Treasurer also serves as the chief financial officer and treasurer of another company managed by RMR.

During the nine months ended September 30, 2017 and 2016, RMR business management base fees paid by SIR were calculated based on a formula amount equal to the lesser of: (i) the historical cost of SIR's properties; and (ii) the average market capitalization of SIR, as defined in SIR's business management agreement with RMR, and RMR was eligible to receive an annual incentive fee based on SIR's total shareholder returns. For all periods presented in these condensed consolidated financial statements, business management base fees have been calculated based on the historical cost of our properties and incentive fees have been allocated to us based on the percentage of our business management base fees compared to the total SIR business management base fees. Business management base fees allocated to us for the nine months ended September 30, 2017 and 2016 were $5,111 and $5,089, respectively. Incentive fees allocated to us for the nine months ended September 30, 2017 and 2016 were $1,003 and $0, respectively. General and administrative expenses incurred by SIR, which

Financial statements

Industrial Logistics Properties Trust
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share data)

were not directly identifiable to us, which includes our share of the internal audit function provided by RMR to companies it manages, were allocated to us based on the percentage of our business management base fees compared to the total SIR business management base fees. The amounts allocated for internal audit costs for the nine months ended September 30, 2017 and 2016 were $62 and $54, respectively.

RMR also provides SIR property management services for fees equal to 3.0% of gross collected rents and 5.0% of construction costs supervised by RMR. The aggregate property management and construction supervision fees allocated to us for the nine months ended September 30, 2017 and 2016 were $3,405 and $3,185, respectively. These amounts were calculated based upon services provided at our Initial Properties. These amounts are included in other operating expenses or have been capitalized, as appropriate, in our condensed consolidated financial statements.

We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR on our behalf. Our property level operating costs are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR. The total of these property management related reimbursements paid to RMR for costs incurred by RMR related to our Initial Properties for the nine months ended September 30, 2017 and 2016 were $1,912 and $1,861, respectively, and these amounts are included in other operating expenses in our condensed consolidated financial statements for these periods. We are generally not responsible for payment of RMR's employment, office or administration expenses incurred to provide management services to us, except for the employment and related expenses of RMR employees assigned to work exclusively or partly at our owned properties, our share of the wages, benefits and other related costs of centralized accounting personnel and our share of the staff employed by RMR who perform our internal audit function.

SIR has historically insured our properties through a combined property insurance program arranged and reinsured in part by Affiliates Insurance Company, an Indiana insurance company, or AIC, owned by SIR, ABP Trust and five other companies to which RMR provides management services. The annual insurance premiums, including taxes and fees, of $320 and $351, were allocated to us for insurance applicable to our Initial Properties in this insurance program for the policy years ended June 30, 2018 and 2017, respectively. The amounts paid for this insurance are regularly adjusted during each policy year as we acquire or dispose of properties that are included in this insurance program. We expect to maintain property insurance pursuant to a combined property insurance program with RMR and other businesses managed by RMR that is arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts.

SIR, RMR, The RMR Group Inc. and other companies managed by RMR have historically participated in a combined directors' and officers' liability insurance policy. The cost of this insurance SIR allocated to us was $92 and $61 for the nine months ended September 30, 2017 and 2016, respectively, and is included in general and administrative expenses in our condensed consolidated statements of comprehensive income.

ILPT's Hawaii Properties

OAHU
Pearl Harbor
Honolulu CBD
Honolulu Intl. Airport

Over 80% of ILPT's Hawaii rents come from properties located between the Honolulu central business district and the airport or seaport. We believe our Hawaii properties are closer to major sources of demand for warehouse and light industrial uses than most other land useable for such purposes in Hawaii.

Many of ILPT's Hawaii land tenants have built buildings and operate their businesses on lands leased from ILPT. We believe the structure of these land leases makes ILPT's rents secure and lease renewals likely.

Coca-Cola Bottling of Hawaii leases 351,000 sq. ft. of ILPT's land on which it has built a bottling plant and distribution facility.

Grainger leases 60,000 sq. ft. of ILPT's land on which it operates its office and buildings materials supply warehouse.

Some of ILPT's Hawaii industrial lands have been converted to higher value retail and commercial uses.

Servco Pacific leases 537,000 sq. ft. of ILPT's land on which it has built four automobile dealerships.

Kaiser Foundation Health Plan leases 217,000 sq. ft. of ILPT's land on which it has built a medical clinic and an adjacent parking facility.

Through and including                                        , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Shares may be required to deliver a prospectus, regardless of whether they are participating in this Offering. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

20,000,000 Shares

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Common Shares of Beneficial Interest

UBS Investment Bank

Citigroup

RBC Capital Markets

BofA Merrill Lynch

Morgan Stanley

Wells Fargo Securities

B. Riley | FBR

BB&T Capital Markets

Janney Montgomery Scott

JMP Securities

Oppenheimer & Co.

PROSPECTUS

January    , 2018

Part II
Information not required in prospectus

Item 31. Other expenses of issuance and distribution.

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee	$88,769
FINRA filing fee	107,450
Nasdaq listing fee	200,000
Printing and engraving expenses	300,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	950,000
Transfer agent and registrar fees	20,000
Miscellaneous	33,781

Total	$5,700,000

Item 32. Sales to special parties.

See Item 33.

Item 33. Recent sales of unregistered equity securities.

In connection with our formation, we issued 1,000 of our common shares of beneficial interest, $.01 par value per share, or the Shares, on September 15, 2017, and, in connection with the contribution to us of 266 properties, or our Initial Properties, by Select Income REIT, or SIR, we issued to SIR an aggregate of 44,999,000 of our Shares on November 1, 2017, and a $750 million demand note on September 29, 2017, and assumed three mortgage notes that SIR owes totaling approximately $63.1 million. In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million. The 45,000,000 Shares are valued at approximately $1.3 billion (based on the mid-point of the price range set forth on the cover of the prospectus contained in this registration statement) and were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act.

Item 34. Indemnification of directors and officers.

The laws related to Maryland REITs, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our declaration of trust that will be in effect upon the completion of the offering to which this registration statement relates, or our declaration of trust, contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits

Part II
Information not required in prospectus

a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

➤
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

➤
the director or officer actually received an improper personal benefit in money, property or services; or

➤
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

➤
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

➤
a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Our declaration of trust will require us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former trustee or officer of us, and any individual who, while a present or former trustee or officer of us and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees.

Under our declaration of trust, we also will be required to advance expenses to a trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our declaration of trust also will permit us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, The RMR Group LLC, or RMR, and its affiliates and any present or former employee, manager or agent of us, our subsidiaries or RMR or our or their affiliates (including RMR).

Part II
Information not required in prospectus

Prior to completion of the offering to which this registration statement relates, we will also enter into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We may also maintain directors' and officers' liability insurance for our Trustees and officers.

Item 35. Treatment of proceeds from stock being registered.

The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)   See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

(b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Declaration of Trust of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Form of Share Certificate**
4.2	Form of Registration Rights Agreement between the Registrant and Select Income REIT**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Form of Transaction Agreement between the Registrant and Select Income REIT**
10.2	Promissory Note by the Registrant to Select Income REIT**
10.3
Credit Agreement, dated as of December 29, 2017, among the Registrant, Citibank, N.A., as administrative agent and collateral agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to Select Income REIT's Current Report on Form 8-K filed December 29, 2017.)
10.4
Pledge Agreement, dated December 29, 2017, by Select Income REIT and the Registrant, in favor of Citibank, N.A., in its capacity as collateral agent for the lenders under that certain Credit Agreement dated December 29, 2017. (Incorporated by reference to Select Income REIT's Current Report on Form 8-K filed December 29, 2017.)
10.5	Form of Business Management Agreement between the Registrant and The RMR Group LLC**
10.6	Form of Property Management Agreement between the Registrant and The RMR Group LLC**
10.7	Form of 2018 Equity Compensation Plan of the Registrant**
10.8	Form of Share Award Agreement*
10.9	Form of Indemnification Agreement**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
24.1	Power of Attorney**
99.1	Consent of Bruce M. Gans, M.D. to be named as trustee**
99.2	Consent of Lisa Harris Jones to be named as trustee**
99.3	Consent of Joseph L. Morea to be named as trustee**

*
Filed herewith

**
Previously filed

Part II
Information not required in prospectus

Item 37. Undertakings.

(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit number	Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Declaration of Trust of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Form of Share Certificate**
4.2	Form of Registration Rights Agreement between the Registrant and Select Income REIT**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Form of Transaction Agreement between the Registrant and Select Income REIT**
10.2	Promissory Note by the Registrant to Select Income REIT**
10.3
Credit Agreement, dated as of December 29, 2017, among the Registrant, Citibank, N.A., as administrative agent and collateral agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to Select Income REIT's Current Report on Form 8-K filed December 29, 2017.)
10.4
Pledge Agreement, dated December 29, 2017, by Select Income REIT and the Registrant, in favor of Citibank, N.A., in its capacity as collateral agent for the lenders under that certain Credit Agreement dated December 29, 2017. (Incorporated by reference to Select Income REIT's Current Report on Form 8-K filed December 29, 2017.)
10.5	Form of Business Management Agreement between the Registrant and The RMR Group LLC**
10.6	Form of Property Management Agreement between the Registrant and The RMR Group LLC**
10.7	Form of 2018 Equity Compensation Plan of the Registrant**
10.8	Form of Share Award Agreement*
10.9	Form of Indemnification Agreement**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
24.1	Power of Attorney**
99.1	Consent of Bruce M. Gans, M.D. to be named as trustee**
99.2	Consent of Lisa Harris Jones to be named as trustee**
99.3	Consent of Joseph L. Morea to be named as trustee**

*
Filed herewith

**
Previously filed

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on January 2, 2018.

INDUSTRIAL LOGISTICS PROPERTIES TRUST
By:	/s/ JOHN C. POPEO
	Name:	John C. Popeo
	Title:	President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 2, 2018	/s/ JOHN C. POPEO
	Name:	John C. Popeo
	Title:	President and Chief Operating Officer
Date: January 2, 2018	*
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer (principal financial and accounting officer)
Date: January 2, 2018	*
	Name:	Adam D. Portnoy
	Title:	Managing Trustee
Date: January 2, 2018	*
	Name:	Barry M. Portnoy
	Title:	Managing Trustee

*By:	/s/ JOHN C. POPEO
Name: John C. Popeo Title: Attorney-in-fact